As filed with the Securities and Exchange Commission on July 8, 2016.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-4

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

SIMMONS FIRST NATIONAL CORPORATION

(Exact name of registrant as specified in its charter)

Arkansas	6022	71-0407808
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

501 Main Street
Pine Bluff, Arkansas 71601
(870) 541-1000

(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

George A. Makris, Jr.
Chairman and Chief Executive Officer
Simmons First National Corporation
501 Main Street
Pine Bluff, Arkansas 71601
(870) 541-1000

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

With copies to:

Patrick A. Burrow, Executive Vice President, General Counsel and Secretary Simmons First National Corporation 425 W. Capitol Avenue, Suite 1400 Little Rock, Arkansas 72201 (501) 558-3160	Frank M. Conner III Michael P. Reed Covington & Burling LLP One CityCenter 850 Tenth Street NW Washington, D.C. 20001 (202) 662-6000	Paul G. Willson Chairman and Chief Executive Officer Citizens National Bancorp, Inc. Two Park Street Athens, Tennessee 37303 (423) 745-0261	Steven J. Eisen Baker, Donelson, Bearman, Caldwell & Berkowitz, PC 211 Commerce Street, Suite 800 Nashville, Tennessee 37201 (615) 726-5718

Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and upon completion of the sale described in the enclosed document.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller accelerated filer ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price		Amount of Registration Fee(3)
Class A Common Stock, $0.01 par value per share	835,741	(1)	N/A	$28,465,541	(2)	$2,866.48

(1)	Represents the maximum number of shares of common stock of Simmons First National Corporation, or Simmons, that may be issued in connection with the acquisition of Citizens National Bank, or Citizens Bank, from Citizens National Bancorp, Inc., or CNBI, pursuant to the stock purchase agreement dated as of May 18, 2016, among Citizens Bank, CNBI and Simmons as described in this proxy statement/prospectus.
(2)	Estimated solely for the purpose of calculating the registration fee, pursuant to Rule 457(f)(2) and (3) under the Securities Act of 1933. The proposed maximum aggregate offering price is calculated as the product of (i) $428.13, the book value per share of CNBI common stock as of March 31, 2016, the latest practicable date prior to the date of filing of this registration statement, and (ii) 160,731, the estimated maximum number of shares of common stock of CNBI that may be exchanged for shares of Simmons common stock registered hereby, reduced by the cash consideration of $40,348,222 to be paid by Simmons.
(3)	Determined in accordance with Section 6(b) of the Securities Act of 1933 and Rule 457(f)(2) thereunder at a rate equal to $100.70 per $1,000,000 of the proposed maximum aggregate offering price, or 0.0001007 multiplied by the proposed maximum aggregate offering price.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this proxy statement/prospectus is not complete and is subject to completion or amendment and may be changed. We have filed a registration statement relating to these securities with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This proxy statement/prospectus is not an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY — SUBJECT TO COMPLETION — DATED JULY 8, 2016

SALE PROPOSED — YOUR VOTE IS VERY IMPORTANT

Dear Shareholder:

You are cordially invited to attend the annual meeting of the shareholders of Citizens National Bancorp, Inc., or CNBI, to be held on            , 2016 at      [a.m./p.m.], local time at The Comfort Inn, 2811 Decatur Pike, Athens, Tennessee 37303. At the annual meeting, CNBI is seeking your approval of:

•	the stock purchase agreement, dated as of May 18, 2016, by and among CNBI, Citizens National Bank, or Citizens Bank, and Simmons First National Corporation, or Simmons, which we refer to as the stock purchase agreement, which contemplates the sale of all of the capital stock of Citizens Bank to Simmons, which we refer to as the sale and we refer to the proposal to approve the sale and the stock purchase agreement as the sale proposal;
•	subject to the approval of the sale proposal, the liquidation and dissolution of CNBI following the closing of the sale, which we refer to as the dissolution, as set forth in the plan of dissolution of CNBI, which we refer to as the dissolution proposal;
•	the election of directors of CNBI, which we refer to as the director election proposal; and
•	the adjournment of the annual meeting, if necessary, to solicit additional proxies in favor of the sale proposal, which we refer to as the adjournment proposal.

As consideration for the sale, CNBI will receive $40,348,222 in cash, which we refer to as the Cash Consideration, and 835,741 shares of Simmons common stock with an aggregate value of $38,268,580.39, based on a closing price of Simmons common stock of $45.79 on May 18, 2016, the last full trading day before the public announcement of the stock purchase agreement, which we refer to as the Stock Consideration. Both the Stock Consideration and the Cash Consideration will be paid directly to CNBI, and not to CNBI shareholders. Subject to CNBI and Citizens Bank receiving regulatory approval, Citizens Bank will pay a special dividend of at least $3,000,000 to CNBI immediately prior to the closing of the sale. The amount of the special dividend in excess of $3,000,000 will be credited toward the Cash Consideration, and the remainder of the Cash Consideration will be paid by Simmons to CNBI at the closing of the sale. We refer to the sum of the Cash Consideration and the special dividend less the projected cash reserve (as described below) as the “Aggregate Liquidation Amount” and the amount that each CNBI shareholder will receive from the Aggregate Liquidation Amount (which shall be paid to the CNBI shareholders on a pro rata basis) as the “Liquidation Payment.”

If the sale proposal and the dissolution proposal are approved and the sale is completed, CNBI intends to dissolve itself as a legal entity following the satisfaction of all of its outstanding liabilities and distribute its assets to the shareholders of CNBI. The assets available for distribution to CNBI shareholders will primarily consist of the Stock Consideration, the Cash Consideration and the special dividend less the amount of cash necessary to satisfy CNBI’s outstanding liabilities, or the cash reserve. CNBI estimates that approximately $100,000, which we refer to as the projected cash reserve along with the amount of cash to be received from the liquidation of other CNBI assets, will be sufficient to satisfy and pay out all of CNBI’s known and unknown claims and liabilities, and that all of the Stock Consideration and the Aggregate Liquidation Amount will be distributed to the holders of CNBI common stock shortly following the completion of the sale. If the Aggregate Liquidation Amount (assuming no adjustments to the projected cash reserve) and all of the Stock Consideration is ultimately distributed to CNBI shareholders, CNBI shareholders would receive approximately $284.00 in cash and 5.2 shares of Simmons common stock per share of CNBI common stock, or $522.10 per share of CNBI common stock, based on a closing price of Simmons common stock of $45.79 on May 18, 2016, the last full trading day before the public announcement of the stock purchase agreement; however, CNBI is unable at this time to predict the exact amount, nature and timing of any distributions to its shareholders. If the liabilities of CNBI exceed the projected cash reserve, CNBI will be required to increase the cash reserve to satisfy its obligations before its dissolution and liquidation, thereby reducing, and perhaps eliminating, the cash available for distribution to CNBI shareholders in the dissolution. If the sale proposal is approved and the dissolution proposal is not, then the CNBI shareholders will likely not receive the Stock Consideration and the Aggregate Liquidation Amount but still may owe taxes in connection with the sale. See See “Risk Factors — Approval of the dissolution proposal is not required to approve the sale proposal or complete the sale” for information regarding certain risks if the dissolution is not approved.

The table below indicates the amount of cash and the value of Simmons common stock that CNBI shareholders may receive in the dissolution, on a per share basis, assuming a cash reserve of $100,000 and the market prices of Simmons common stock at the time of the dissolution. However, the value of the consideration to be received by CNBI at the closing of the sale and the amount of such consideration that will be distributed to CNBI shareholders in the dissolution is, as described above, subject to variation based on the changing value of Simmons common stock, the amount of the cash reserve and the contingencies associated with CNBI’s liquidation and dissolution process. Accordingly, as of the time of the annual meeting, CNBI shareholders cannot be provided the amount of cash or the value of the shares of Simmons common stock that they will receive in the dissolution. Simmons common stock is listed on the NASDAQ Global Select Market under the Symbol “SFNC.”

We urge you to obtain current market quotations for shares of Simmons common stock.

		Market Price of Simmons Common Stock
		$35.00	$40.00	$45.00	$50.00
		(Aggregate value of cash and Simmons common stock to be received per share of CNBI common stock)
Cash Reserve at Closing	$100,000	$465.99	$491.99	$517.99	$543.99

Your vote is important.  We cannot complete the sale unless CNBI shareholders approve the sale proposal. We cannot complete the dissolution unless CNBI shareholders approve the dissolution proposal. Approval of the dissolution proposal is not required to approve the sale proposal or complete the sale; however, approval of the sale proposal and completion of the sale is required to complete the dissolution. In order for the sale to be approved, the sale proposal must be approved by the affirmative vote of a majority of the shares of CNBI common stock outstanding and entitled to vote with respect to the sale proposal. In order for the dissolution to be approved, the dissolution proposal must be approved by the affirmative vote of a majority of the shares of CNBI common stock outstanding and entitled to vote with respect to the dissolution proposal. Regardless of whether you plan to attend the CNBI annual meeting, please take the time to vote your shares in accordance with the instructions contained in this proxy statement/prospectus.

The CNBI board of directors unanimously recommends that CNBI shareholders vote “FOR” the sale proposal, “FOR” the dissolution proposal, “FOR” the director election proposal and “FOR” the adjournment proposal, if necessary or appropriate.

This proxy statement/prospectus describes the CNBI shareholders’ annual meeting, the sale, the documents related to the sale, the dissolution, the documents related to the dissolution, and other related matters. Please carefully read this entire document, including “Risk Factors” beginning on page 17, for a discussion of the risks relating to the proposed sale and dissolution.

Paul G. Willson
Chairman & CEO
Citizens National Bancorp, Inc.

Neither the United States Securities and Exchange Commission nor any state securities commission or bank regulatory agency has approved or disapproved the securities to be issued in the sale or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

The securities to be issued in the sale are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either Simmons or CNBI, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this proxy statement/prospectus is            , 2016, and it is first being mailed or otherwise delivered to CNBI shareholders on or about            , 2016.

ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about Simmons from documents filed with or furnished to the United States Securities and Exchange Commission, which we refer to as the SEC, that are not included in or delivered with this proxy statement/prospectus. You can obtain any of the documents filed with or furnished to the SEC by Simmons at no cost from the SEC’s website at http://www.sec.gov. You may also request copies of these documents, including documents incorporated by reference by Simmons in this proxy statement/prospectus, at no cost by contacting Simmons in writing or by telephone at the following addresses:

Simmons First National Corporation

501 Main Street
P.O. Box 7009
Pine Bluff, Arkansas 71611
Attention: Patrick A. Burrow
Telephone: (870) 541-1000

You will not be charged for any of these documents that you request. CNBI shareholders requesting documents must do so by             , 2016 in order to receive them before the annual meeting to be held on            , 2016.

In addition, if you have questions about the sale, the dissolution or the CNBI annual meeting, need additional copies of this proxy statement/prospectus or need to obtain proxy cards or other information related to the proxy solicitation, you may contact Kristie McNutt, Assistant Secretary, Citizens National Bancorp, Inc., at the following addresses and telephone number:

Citizens National Bancorp, Inc.

P.O. Box 220
Athens, Tennessee 37371-0220
Attention: Kristie McNutt, Assistant
Secretary
Telephone: (423) 745-0261

See “Where You Can Find More Information” beginning on page 94 for more details.

CITIZENS NATIONAL BANCORP, INC.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON            , 2016

To the Shareholders of Citizens National Bancorp, Inc.:

CNBI, will hold its annual meeting of shareholders on           , 2016 at [a.m./p.m.], local time at The Comfort Inn, 2811 Decatur Pike, Athens, Tennessee 37303. The annual meeting will be held for the purposes of allowing CNBI shareholders to consider and vote upon the following matters:

•	a proposal to approve the stock purchase agreement, dated as of May 18, 2016 by and among CNBI, Citizens Bank, and Simmons, as amended from time to time, pursuant to which CNBI will sell of all of the capital stock of Citizens Bank to Simmons, as more fully described in the attached proxy statement/prospectus, which we refer to as the sale proposal;
•	a proposal to approve the plan of dissolution of CNBI, and the liquidation and dissolution of CNBI contemplated thereby, subject to the approval of the stock purchase agreement and the sale and following the closing of the sale as more fully described in the attached proxy statement/prospectus, which we refer to as the dissolution proposal;
•	a proposal to elect directors of CNBI, which we refer to as the director election proposal; and
•	a proposal to approve the adjournment of the annual meeting, if necessary, to solicit additional proxies in favor of approval of the stock purchase agreement, which we refer to as the adjournment proposal.

CNBI has fixed the close of business on           , 2016 as the record date for the annual meeting. Only CNBI shareholders of record at that time are entitled to notice of, and to vote at, the annual meeting, or any adjournment or postponement of the annual meeting. In order for the sale to be approved, the sale proposal must be approved by the affirmative vote of a majority of the shares of CNBI common stock outstanding and entitled to vote with respect to the sale proposal. In order for the dissolution to be approved, the dissolution proposal must be approved by the affirmative vote of a majority of the shares of CNBI common stock outstanding and entitled to vote with respect to the dissolution proposal.

Your vote is very important.  We cannot complete the sale unless CNBI shareholders approve the stock purchase agreement and we cannot complete the dissolution unless CNBI shareholders approve the plan of dissolution. Approval of the dissolution proposal is not required to approve the sale proposal or complete the sale; however, approval of the sale proposal and completion of the sale is required to complete the dissolution.

As a shareholder of record, you are cordially invited to attend the annual meeting in person. Regardless of whether you plan to attend the annual meeting, please vote as soon as possible. If you hold stock in your name as a shareholder of record, please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid return envelope. If you hold your stock in “street name” through a bank or broker, please follow the instructions on the voting instruction card furnished to you by your bank or broker. Properly executed proxy cards with no instructions indicated on the proxy card will be voted “FOR” the sale proposal, “FOR” the dissolution proposal, “FOR” the director election proposal, and “FOR” the adjournment proposal, if necessary or appropriate. If you hold CNBI common stock in your name as a shareholder of record or hold a valid proxy from the holder of record and attend the annual meeting, you may revoke your proxy and vote in person if you wish, even if you have previously returned your proxy card. Your prompt attention is greatly appreciated.

The enclosed proxy statement/prospectus provides a detailed description of the sale, the stock purchase agreement, the dissolution, the plan of dissolution and related matters. We urge you to read the proxy statement/prospectus, including any documents incorporated in the proxy statement/prospectus by reference, and its appendices and annexes, carefully and in their entirety. If you have any questions concerning the sale, the dissolution, or the proxy statement/prospectus, would like additional copies of the proxy statement/prospectus or need help voting your shares of CNBI common stock, please contact Kristie McNutt, Citizens National Bancorp, Inc., Assistant Secretary, at P.O. Box 220, Athens, Tennessee 37371-0220 or (423) 745-0261.

The CNBI board of directors has adopted the stock purchase agreement and the plan of dissolution and has determined that the stock purchase agreement and the plan of dissolution and the transactions contemplated thereby, including the sale, are in the best interests of CNBI and its shareholders, and unanimously recommends that CNBI shareholders vote “FOR” approval of the sale proposal, “FOR” approval of the dissolution proposal, “FOR” approval of the director election proposal and “FOR” approval of the adjournment proposal, if necessary or appropriate.

BY ORDER OF THE BOARD OF DIRECTORS,

Mintie C. Willson, Corporate Secretary
Athens, Tennessee

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the SEC by Simmons, constitutes a prospectus of Simmons under Section 5 of the Securities Act of 1933, as amended, which we refer to as the Securities Act, with respect to the shares of Simmons common stock to be issued to CNBI pursuant to the sale and the distribution to CNBI shareholders in the dissolution. This proxy statement/prospectus also constitutes a proxy statement for CNBI. It also constitutes a notice of meeting with respect to the annual meeting of CNBI shareholders.

You should rely only on the information contained in or incorporated by reference into this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated            , 2016. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this proxy statement/prospectus is accurate as of any date other than the date of the incorporated document. Neither our mailing of this proxy statement/prospectus to CNBI shareholders nor the issuance by Simmons of shares of Simmons common stock to CNBI in connection with the sale and the distribution to CNBI shareholders in connection with the dissolution will create any implication to the contrary.

This proxy statement/prospectus shall not constitute an offer to sell or the solicitation of an offer to buy any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation. Information contained in this proxy statement/prospectus regarding Simmons has been provided by Simmons, and information contained in this proxy statement/prospectus regarding CNBI has been provided by CNBI.

Annex Index

Annex A:	Stock Purchase Agreement by and among CNBI, Citizens Banks and Simmons
Annex B:	Plan of Dissolution
Annex C:	Opinion of Mercer Capital Management, Inc. to CNBI Board of Directors
Annex D:	Chapter 23 of the Tennessee Code Annotated — Dissenters’ Rights for CNBI

i

QUESTIONS AND ANSWERS ABOUT THE SALE, THE DISSOLUTION
AND THE CNBI ANNUAL MEETING

The following are some questions that you may have regarding the sale of Citizens Bank to Simmons, the dissolution of CNBI and the CNBI annual meeting of shareholders, which we refer to as the CNBI annual meeting, and brief answers to those questions. We urge you to read carefully the remainder of this proxy statement/prospectus because the information in this section does not provide all of the information that might be important to you with respect to the sale, the dissolution and the CNBI annual meeting. Additional important information is also contained in the documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 94.

Unless the context requires otherwise, references in this proxy statement/prospectus to Simmons refer to Simmons First National Corporation, an Arkansas corporation, and/or its consolidated subsidiaries, references in this proxy statement/prospectus to CNBI refer to Citizens National Bancorp, Inc., a Tennessee corporation, and/or its consolidated subsidiaries, and references in this proxy statement/prospectus to “we,” “our” and “us” refer to Simmons and CNBI collectively.

Q:	What am I being asked to vote on at the CNBI annual meeting?
A:	Simmons, CNBI and Citizens Bank have entered into a stock purchase agreement dated as of May 18, 2016, which we refer to as the stock purchase agreement, pursuant to which CNBI has agreed to sell to Simmons all of the capital stock of Citizens Bank, which we refer to as the sale. CNBI shareholders are being asked to approve the stock purchase agreement and the transactions it contemplates, including the sale, which we refer to as the sale proposal.

Following the completion of the sale, CNBI intends promptly to wind-up its affairs and distribute the shares of Simmons common stock and a majority of the cash it receives in the sale to CNBI shareholders in accordance with a plan of dissolution. CNBI shareholders also are being asked to approve the plan of dissolution and the transactions it contemplates, including the dissolution, which we refer to as the dissolution proposal.

CNBI shareholders are being asked to elect nominees to the CNBI board of directors to serve as directors for a one-year term expiring at the annual meeting of CNBI shareholders occurring in 2017, which we refer to as the director election proposal. Each nominee has consented to serve on the CNBI board of directors. Nominees are presented below under “Election of Directors” beginning on page 61.

CNBI shareholders also are being asked to approve the adjournment of the CNBI annual meeting, if necessary or appropriate, to solicit additional proxies in favor of the approval of the stock purchase agreement, which we refer to as the adjournment proposal.

This proxy statement/prospectus includes important information about the sale, the stock purchase agreement, a copy of which is attached as Annex A to this proxy statement/prospectus, the dissolution, the plan of dissolution, a copy of which is attached as Annex B to this proxy statement/prospectus, and the CNBI annual meeting. CNBI shareholders should read this information carefully and in its entirety. The enclosed voting materials allow CNBI shareholders to vote their shares without attending the CNBI annual meeting in person.

Q:	How does the CNBI board of directors recommend I vote at the CNBI annual meeting?
A:	The CNBI board of directors unanimously recommends that you vote “FOR” the sale proposal, “FOR” the dissolution proposal, “FOR” the director election proposal, and “FOR” the adjournment proposal, if necessary or appropriate. See the sections entitled “The Sale — CNBI’s Reasons for the Sale; Recommendation of the CNBI Board of Directors;” beginning on page 40 and “The Dissolution” beginning on page 60.
Q:	When and where is the CNBI annual meeting?
A:	The annual meeting of CNBI shareholders will be held on , 2016, at The Comfort Inn, 2811 Decatur Pike, Athens, Tennessee 37303, at [a.m./p.m.] local time.

Q:	Who is entitled to vote?
A:	Holders of record of CNBI common stock at the close of business on , 2016, which is the date that the CNBI board of directors has fixed as the record date for the CNBI annual meeting, are entitled to vote at the CNBI annual meeting.
Q:	What do I need to do now?
A:	If you are a CNBI shareholder of record as of the close of business on the record date, after you have carefully read this proxy statement/prospectus and have decided how you wish to vote your shares, please vote your shares promptly so that your shares are represented and voted at the CNBI annual meeting. If you hold stock in your name as a shareholder of record, you must complete, sign, date and mail your proxy card in the enclosed postage-paid return envelope as soon as possible. If you hold your stock in “street name” through a bank or broker, you must direct your bank or broker to vote your shares, following the instructions your bank or broker provides.

“Street name” shareholders who wish to vote at the CNBI annual meeting will need to obtain a proxy form from the institution that holds their shares.

Q:	What constitutes a quorum for the CNBI annual meeting?
A:	The presence at the CNBI annual meeting, in person or by proxy, of the holders of a majority of the CNBI common stock issued and outstanding and entitled to vote with respect to each proposal will constitute a quorum for the purposes of considering and acting on each proposal. If a quorum is not present, the CNBI annual meeting will be postponed until the holders of the number of shares of CNBI common stock required to constitute a quorum attend. If you submit a properly executed proxy card, even if you abstain from voting, your shares of CNBI common stock will be counted for purposes of determining whether a quorum is present at the CNBI annual meeting. If additional votes must be solicited to approve the sale proposal and the adjournment proposal is approved, it is expected that the CNBI annual meeting will be adjourned to solicit additional proxies.
Q:	What is the vote required to approve each proposal at the CNBI annual meeting?
A:	Approval of the sale proposal requires the affirmative vote of holders of a majority of the shares of CNBI common stock outstanding and entitled to vote with respect to the sale proposal.

Approval of the dissolution proposal requires the affirmative vote of holders of a majority of the shares of CNBI common stock outstanding and entitled to vote with respect to the dissolution proposal. Approval of the dissolution proposal is not required to approve the sale proposal or complete the sale; however, approval of the sale proposal and completion of the sale is required to complete the dissolution. See “Risk Factors — Approval of the dissolution proposal is not required to approve the sale proposal or complete the sale” for information regarding certain risks if the dissolution is not approved.

Approval of the CNBI director election proposal requires the affirmative vote of holders of a plurality of the votes cast, in person or by proxy, by all CNBI shareholders entitled to vote at the CNBI annual meeting.

Approval of the adjournment proposal requires the affirmative vote of a majority of the votes cast, in person or by proxy, by all CNBI shareholders entitled to vote at the CNBI annual meeting.

If you mark “ABSTAIN” on your proxy card, fail to either submit a proxy or vote in person at the CNBI annual meeting, or fail to instruct your bank or broker how to vote with respect to the sale proposal or the dissolution proposal, it will have the same effect as a vote “AGAINST” the proposal.

See the sections entitled, “The CNBI Annual Meeting — Record Date and Quorum” beginning on page 29 and “The CNBI Annual Meeting — Required Vote; Treatment of Abstentions and Failure to Vote” beginning on page 29.

Q:	Why is my vote important?
A:	If you do not vote, it will be more difficult for CNBI to obtain the necessary quorum to hold the CNBI annual meeting. If you vote to abstain, or fail to either submit a proxy or vote in person at the CNBI annual meeting, or fail to instruct your bank or broker how to vote with respect to the sale proposal or the dissolution proposal, it will have the same effect as a vote “AGAINST” the sale proposal and/or the dissolution proposal. The sale proposal and the dissolution proposal must each be separately approved by the affirmative vote of a majority of the shares of CNBI common stock outstanding and entitled to vote with respect to the sale proposal and the dissolution proposal, respectively. The CNBI board of directors unanimously recommends that you vote “FOR” both the sale proposal and the dissolution proposal.
Q:	How many votes do I have?
A:	Each outstanding share of CNBI common stock entitles its holder to cast one vote. As of the record date, there were 148,730.766 shares of CNBI common stock, no par value per share, outstanding and entitled to vote at the CNBI annual meeting.
Q:	How do I vote if I own shares through the CNBI Employee Stock Ownership Plan, which we refer to as the CNBI ESOP?
A:	You will be given the opportunity to instruct the trustee of the CNBI ESOP Plan how to vote the shares that you hold in your account for the sale proposal and the dissolution proposal. To the extent that you do not timely give such instructions, the trustee will vote all unvoted shares held in the CNBI ESOP Plan.
Q:	Can I attend the CNBI annual meeting and vote my shares in person?
A:	Yes. All CNBI shareholders, including shareholders of record and shareholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend the CNBI annual meeting. Holders of record of CNBI common stock can vote in person at the CNBI annual meeting. If you are not a shareholder of record, you must obtain a proxy, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the CNBI annual meeting. If you plan to attend the CNBI annual meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted. CNBI reserves the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the CNBI annual meeting is prohibited without CNBI’s express written consent.
Q:	Can I change my vote?
A:	Yes. You may revoke any proxy at any time before it is voted by (1) signing and returning a proxy card with a later date, (2) delivering a written revocation letter to CNBI’s secretary, or (3) attending the CNBI annual meeting in person, notifying the secretary and voting by ballot at the CNBI annual meeting. Attendance at the CNBI annual meeting will not automatically revoke your proxy. A revocation or later-dated proxy received by CNBI after the vote will not affect the vote. The CNBI corporate secretary’s mailing address is:

Citizens National Bancorp, Inc.
P.O. Box 220
Athens, Tennessee 37371-0220 or
Attention: Kristie McNutt, Assistant Secretary,
Telephone: (423) 745-0261

If you hold your stock in “street name” through a bank or broker, you should contact your bank or broker to revoke your proxy.

Q:	What will happen in the sale?
A:	If the sale proposal is approved by CNBI shareholders and the other conditions to closing under the stock purchase agreement are satisfied or waived, then at the closing of the sale, CNBI will sell to Simmons and Simmons will acquire 100% of the capital stock of Citizens Bank. As a result of the sale, Citizens Bank will continue as a wholly owned subsidiary of Simmons and CNBI will continue to exist as a separate legal entity until the dissolution is effected.

Q:	What will happen in the dissolution?
A:	Following the completion of the sale, if the dissolution proposal is approved by CNBI shareholders, CNBI intends to promptly wind-up its affairs and distribute the Stock Consideration and the Aggregate Liquidation Amount to CNBI shareholders in accordance with a plan of dissolution. CNBI will retain an amount of cash, or the cash reserve, received in the sale determined by CNBI management to be necessary to satisfy and pay out all known and unknown claims, including but not limited to salaries, director and officer or other liability insurance, accounting, legal, taxes, and other operational expenses. Shortly following completion of the sale, CNBI intends to distribute the Stock Consideration and the Aggregate Liquidation Amount to the CNBI shareholders as well as determine the outstanding claims and liabilities of CNBI. After these claims have been paid and appropriate notices given to current and potential creditors, the assets of CNBI, which will likely only be the remaining cash reserve, will be distributed to the shareholders of CNBI, which is anticipated to occur before the end of 2016. As a result of the dissolution, CNBI will no longer exist and CNBI shareholders will receive cash and shares of Simmons common stock.
Q:	What is the purchase price for Citizens Bank?
A:	As consideration for the sale, CNBI will receive $40,348,222 in cash, which we refer to as the Cash Consideration and 835,741 shares of Simmons common stock, which we refer to as the Stock Consideration. Both the Stock Consideration and the Cash Consideration will be paid by Simmons directly to CNBI, and not to CNBI shareholders.
Q:	What is the value of the consideration to be received by CNBI in connection with the sale?
A:	If there are no adjustments in the sale, CNBI would receive $40,348,222 in cash and Simmons common stock with an aggregate value of $38,268,580.39, based on a closing price of Simmons common stock of $45.79 on May 18, 2016, the last full trading day before the public announcement of the stock purchase agreement. The value of the consideration to be received by CNBI at the closing of the sale is subject to variation based on the changing value of Simmons common stock. The table below identifies the value of the Simmons common stock that may be received on an aggregate basis, assuming various market prices of Simmons common stock, at or immediately prior to the closing date of the sale. Accordingly, as of the time of the annual meeting, CNBI cannot provide the value of the Simmons common stock that CNBI will receive in the sale.

Market Price of Simmons Common Stock
$35.00	$40.00	$45.00	$50.00
(Aggregate value of Simmons common stock to be received by CNBI in the sale)
$29,250,935	$33,429,640	$37,608,345	$41,787,050
Q:	What will I receive for my CNBI common stock in the dissolution?
A:	Following the completion of the sale, as part of the dissolution, CNBI expects to distribute the Stock Consideration and the Aggregate Liquidation Amount to CNBI shareholders in accordance with a plan of dissolution. CNBI will retain the cash reserve to satisfy and pay out all known and unknown claims, including but not limited to salaries, director and officer or other liability insurance, accounting, legal, taxes, and other operational expenses. CNBI currently estimates that approximately $100,000, or the projected cash reserve, along with the amount of cash to be received from the liquidation of other CNBI assets, will be sufficient to pay its expenses and satisfy its known and unknown claims. After these claims have been paid and appropriate notices given to current and potential creditors, the assets of CNBI, which will likely only be the remaining cash reserve, will be distributed to the shareholders of CNBI, which is anticipated to occur before the end of 2016. If there are no adjustments, including to the projected cash reserve, and subject to CNBI’s liquidation and dissolution process, CNBI shareholders would receive in the dissolution $40,348,222 in cash, or $284 per share of CNBI common stock and 835,741 shares of Simmons common stock with an aggregate value of $38,268,580.39, based on a closing price of Simmons common stock of $45.79, or $238.09 per share of CNBI common stock on May 18, 2016, the last full trading day before the public announcement of the stock purchase agreement. The table below indicates the amount of cash and the value of Simmons common stock that may be received by CNBI shareholders in the dissolution, on a per share basis, assuming a cash reserve of $100,000 and assuming various market prices of Simmons common stock at the time of the dissolution. However, the value of the consideration to be received by CNBI at the closing of the sale and the amount of such consideration that will be distributed to CNBI shareholders in the dissolution is, as described above, subject to variation based on the changing value of Simmons common stock, the amount of the cash reserve required in the dissolution and the contingencies associated with CNBI’s liquidation and dissolution process. Accordingly, as of the time of the annual meeting, CNBI shareholders cannot be provided the amount of cash or the value of the shares of Simmons common stock that they will receive in the dissolution. Simmons common stock is listed on the NASDAQ Global Select Market under the Symbol “SFNC.”

We urge you to obtain current market quotations for shares of Simmons common stock.

		Market Price of Simmons Common Stock
		$35.00	$40.00	$45.00	$50.00
		(Aggregate value of cash and Simmons common stock to be received per share of CNBI common stock)
Cash Reserve at Closing	$100,000	$465.99	$491.99	$517.99	$543.99
Q:	What happens if I am eligible to receive a fraction of a share of Simmons common stock as part of the dissolution?
A:	If the aggregate number of shares of Simmons common stock that you are entitled to receive as part of the dissolution includes a fraction of a share of Simmons common stock, you will receive cash in lieu of that fractional share.
Q:	What will happen if the sale proposal is approved and the plan of dissolution proposal is not approved?
A:	Approval of the dissolution proposal is not required to approve the sale proposal or complete the sale. If CNBI shareholders approve the sale proposal and do not approve the dissolution proposal, CNBI will still complete the sale, assuming the other closing conditions are met. In that case, CNBI will have sold Citizens Bank, which constitutes substantially all of CNBI’s operating assets to Simmons, and CNBI will not have any assets to support ongoing operating activity. Instead of making a distribution to shareholders pursuant to the plan of dissolution, CNBI would use its assets to pay off its liabilities and then use its remaining assets to pay ongoing operating expenses. CNBI does not intend to invest in another operating business following the closing of the sale.
Q:	What are the U.S. federal income tax consequences of the sale and dissolution to CNBI shareholders?
A:	The sale of all the capital stock of Citizens Bank by CNBI will be treated as a sale of 100% of the assets of Citizens Bank by CNBI for U.S. federal income tax purposes. CNBI will recognize gain or loss equal to the difference between the amount realized in the sale and Citizens Bank’s adjusted tax basis in its assets. The amount realized on the sale will equal the sum of (1) the cash received by CNBI in the sale, (2) the fair market value of the Simmons common stock received by CNBI in the sale based on the value of the Simmons common stock on the closing date of the sale, and (3) the amount of Citizens Bank liabilities deemed assumed by Simmons. The gain or loss will be capital or ordinary (or a mix thereof) depending on the nature of the assets of Citizens Bank deemed sold in the transaction. Any capital gain or loss and ordinary income or loss will be allocated to the shareholders of CNBI based on their pro rata ownership of the shares of CNBI and be reported on a Schedule K-1 to each CNBI shareholder regardless of the amount of distributions made by CNBI. A shareholder in CNBI will increase its tax basis in his or her shares of CNBI in an amount equal to the capital gain and ordinary income allocated to him or her and will reduce his or her tax basis in CNBI shares in an amount equal to any capital or ordinary loss allocated to him or her.

If the value of the shares of Simmons common stock at the time they are distributed by CNBI to its shareholders is greater than their value on the closing date of the sale, CNBI will recognize further capital gain equal to such appreciation. Such capital gain would be short-term capital gain if the liquidating distribution is made within one year of the closing of the sale. Any such capital gain would be allocated to the CNBI shareholders based on their pro rata ownership of the shares of CNBI and be reported on a Schedule K-1 to each shareholder and would increase a shareholder’s tax basis in its CNBI shares in the same manner as discussed above with respect to any gain or income recognized on the sale of Citizens Bank to Simmons. No loss will be recognized on the distribution of Simmons common stock by CNBI to its shareholders.

Liquidating distributions made by CNBI to its shareholders will first reduce a shareholder’s tax basis in his or her CNBI shares (as adjusted for gain, loss or income allocated to shareholders as described above) by an amount equal to the cash distributed plus the fair market value of the Simmons common stock distributed based on the fair market value of Simmons common stock on the date of distribution. A CNBI shareholder will recognize capital gain equal to any amounts distributed to such shareholder in excess of such adjusted tax basis; provided, that if such CNBI shareholder holds CNBI common stock for longer than one year, such gain will be long-term capital gain. A CNBI shareholder will have a tax basis in the shares of Simmons common stock it receives equal to their fair market value on the date of distribution and a shareholder’s holding period in the shares of Simmons common stock will not include the shareholder’s holding period in CNBI stock.

The maximum federal income tax rate for ordinary income and short-term capital gains (for assets held for one year or less) is 39.6%. The maximum federal income tax rate for long-term capital gains (for assets held for longer than one year) is 20%.

If the sale proposal is approved and the dissolution proposal is not, then the CNBI shareholders will likely not receive the Stock Consideration and the Aggregate Liquidation Amount but still may owe taxes in connection with the sale. See “Risk Factors — Approval of the dissolution proposal is not required to approve the sale proposal or complete the sale” for information regarding certain risks if the dissolution is not approved.

The U.S. federal income tax consequences described above may not apply to all holders of CNBI common stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the sale and the dissolution to you.

Q:	Do I have dissenters’ appraisal rights in connection with the sale?
A:	Yes. Under Section 48-23-102 the Tennessee Business Corporation Act, or TBCA, CNBI shareholders will have dissenters’ appraisal rights in connection with the sale. To exercise dissenters’ appraisal rights, CNBI shareholders must strictly follow the procedures prescribed by the TBCA. These procedures are summarized under the section entitled “The Sale — Dissenters’ Appraisal Rights in the Sale” beginning on page 55, and Section 48-23-102 of the TBCA is attached to this proxy statement/prospectus as Annex D. Holders of shares of CNBI common stock are encouraged to read these provisions carefully and in their entirety. Failure to strictly comply with these provisions will result in the loss of dissenters’ appraisal rights. See the section entitled “The Sale — Dissenters’ Appraisal Rights in the Sale” beginning on page 55.
Q:	When do you expect to complete the sale?
A:	We expect to consummate the sale in the third quarter of 2016. However, we cannot assure you when or if the sale will occur. We must first obtain the approval of CNBI shareholders at the CNBI annual meeting and the necessary regulatory approvals and the other conditions to closing must be satisfied before the sale is consummated. See the section entitled “The Stock Purchase Agreement — Conditions to Consummate the Sale” beginning on page 71.
Q:	When do you expect to complete the dissolution?
A:	We expect to consummate the dissolution promptly after completing the sale, which is anticipated to occur before the end of 2016. However, we cannot assure you when or if the dissolution will occur. We must first obtain the approval of CNBI shareholders of the dissolution proposal at the CNBI annual meeting. See the section entitled “The Dissolution” beginning on page 60.

Q:	Who should I call with questions?
A:	If you have any questions concerning the sale, dissolution or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus or need help voting your shares of CNBI common stock, please contact: Kristie McNutt, Citizens National Bancorp, Inc., Assistant Secretary, at the following address or telephone number: P.O. Box 220, Athens, Tennessee 37371-0220 or (423) 745-0261.
Q:	What happens if the sale is not completed?
A:	If the stock purchase agreement is not approved by CNBI shareholders or if the sale is not completed for any other reason, CNBI will not sell Citizens Bank to Simmons and will not receive any consideration for the sale of Citizens Bank and no cash or shares of Simmons common stock will be available for distribution to CNBI shareholders in the dissolution. Instead, Citizens Bank will remain owned by CNBI. If the stock purchase agreement is terminated under specified circumstances, CNBI may be required to pay Simmons a termination fee of $3,000,000. See the section entitled “The Stock Purchase Agreement — Termination Fee” beginning on page 73.
Q:	Are there any risks that I should consider in deciding whether to vote for the sale proposal or the dissolution proposal?
A:	Yes. You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors” beginning on page 17.

SUMMARY

The following summary highlights selected information in this proxy statement/prospectus and may not contain all the information that may be important to you as a CNBI shareholder. We urge you to carefully read the entire proxy statement/prospectus, including the appendices and annexes, and the other documents to which we refer in order to fully understand the sale. See the section entitled “Where You Can Find More Information” beginning on page 94. Each item in this summary refers to the page of this proxy statement/prospectus on which that subject is discussed in more detail.

Parties to the Stock Purchase Agreement (page 28)

Simmons First National Corporation

501 Main Street
Pine Bluff, Arkansas 71601
(870) 541-1000

Simmons is a financial holding company registered under the Bank Holding Company Act of 1956, as amended, or BHC Act. Simmons is headquartered in Pine Bluff, Arkansas and as of March 31, 2016, had total assets of $7.5 billion, loans of $4.9 billion, deposits of $6.1 billion and equity capital of $1.1 billion. Simmons conducts its banking operations through 139 branches or financial centers located in communities in Arkansas, Kansas, Missouri and Tennessee. Simmons common stock is traded on the NASDAQ Global Select Market under the symbol “SFNC.”

Additional information about Simmons and its subsidiaries is included in documents incorporated by reference in this proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 94.

Citizens National Bancorp, Inc. and Citizens National Bank

Two Park Street
Athens, Tennessee 37303
(423) 745-0261

CNBI is a bank holding company registered under the BHC Act. CNBI is headquartered in Athens, Tennessee and as of March 31, 2016, had total consolidated assets of $552 million, loans of $357 million, deposits of $473 million and equity capital of $64 million. CNBI conducts its banking operations through its wholly owned banking subsidiary, Citizens Bank, through its main office, eight branches, and two additional limited purpose offices located in Anderson, Bradley, Knox, McMinn, Monroe, and Roane Counties in East Tennessee.

CNBI is a community-focused financial organization that offers a full range of financial services to individuals, businesses, municipal entities, and nonprofit organizations in the communities that it serves. These services include consumer and commercial loans, deposit accounts, trust services, safe deposit services, consumer finance, insurance, mortgage lending, and SBA lending. CNBI’s bank subsidiary, Citizens Bank, was founded in 1908 as Athens Bank and Trust and changed to a national bank charter in 1915.

The Sale and the Stock Purchase Agreement

The terms and conditions of the sale are contained in the stock purchase agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. We encourage you to read the stock purchase agreement carefully and in its entirety, as it is the legal document that governs the sale. All descriptions in this summary and elsewhere in this proxy statement/prospectus of the terms and conditions of the sale are qualified by reference to the stock purchase agreement.

Under the stock purchase agreement, CNBI will sell to Simmons all of the capital stock of Citizens Bank. CNBI will remain in existence after the closing of the sale only until it files articles of dissolution and then articles of termination of corporate existence with the Tennessee Secretary of State. CNBI will not undertake a new operating business once it sells its shares of Citizens Bank to Simmons.

As consideration for the sale, CNBI will receive $40,348,222 in cash and 835,741 shares of Simmons common stock, which will be paid directly to CNBI, and not to CNBI shareholders. See “The Sale — Terms of the Sale” beginning on page 36 of this proxy statement/prospectus for a discussion of the potential values of the consideration to be received by CNBI in connection with the sale.

The Dissolution and the Plan of Dissolution

If the sale is completed and the dissolution proposal is approved by CNBI shareholders, then following the sale, CNBI intends to file articles of dissolution and then articles of termination of corporate existence with the Tennessee Secretary of State, to dissolve CNBI as a legal entity following the satisfaction of its outstanding liabilities. Shortly following completion of the sale, CNBI intends to distribute the Stock Consideration and the Aggregate Liquidation Amount to the CNBI shareholders as well as determine the outstanding claims and liabilities of CNBI. After these claims have been paid and appropriate notices to current and potential creditors have been sent, CNBI’s remaining assets, which will likely only be the remaining cash reserve along with some shares in a credit life insurance company, which will also be liquidated, will be distributed to the shareholders of CNBI, which is anticipated to occur before the end of 2016. The CNBI board of directors, in its sole discretion, will determine the timing for these filings and distributions.

CNBI currently estimates that approximately $100,000, or the projected cash reserve, along with the amount of cash to be received from the liquidation of other CNBI assets, will be sufficient to satisfy and pay out all of CNBI’s known and unknown claims, and that all of the Stock Consideration and the Aggregate Liquidation Amount will ultimately be available for distribution to the holders of CNBI common stock in the dissolution. If the Aggregate Liquidation Amount and all of the Stock Consideration is ultimately distributed to CNBI shareholders in the dissolution, CNBI shareholders would receive approximately $284 in cash and 5.2 shares of Simmons common stock per share of CNBI common stock, based on a closing price of Simmons common stock of $45.79 on May 18, 2016, the last full trading day before the public announcement of the stock purchase agreement; however, CNBI is unable at this time to predict the exact amount, nature and timing of any distributions to its shareholders. Following the closing of the sale, CNBI’s assets will primarily consist of the Cash Consideration and the Stock Consideration. Even though CNBI currently expects the projected cash reserve to be sufficient to satisfy and pay out all of CNBI’s known and unknown claims, it is possible that, in the course of the dissolution process, unanticipated expenses and contingent liabilities will arise. If such liabilities exceed the projected cash reserve, CNBI will be required to increase the cash reserve to satisfy its obligations before its dissolution, thereby reducing, and perhaps eliminating, the cash available for distribution to CNBI shareholders in the dissolution.

See “The Sale — Terms of the Sale” beginning on page 36 of this proxy statement/prospectus for a discussion of the potential values of the assets to be potentially available for distribution to CNBI shareholders in connection with the liquidation and dissolution of CNBI.

The CNBI Board of Directors Unanimously Recommends that CNBI shareholders vote “FOR” Approval of the Sale Proposal (page 33) and vote “FOR” the Dissolution Proposal (page 33).

The CNBI board of directors has determined that the stock purchase agreement, the plan of dissolution and the transactions contemplated by the stock purchase agreement and the plan of dissolution, including the sale and the dissolution, are advisable and in the best interests of CNBI and its shareholders. Accordingly, the CNBI board of directors unanimously recommends that CNBI shareholders vote “FOR” approval of the sale proposal and “FOR” approval of the dissolution proposal.

For the factors considered by the CNBI board of directors in reaching its decision to adopt the stock purchase agreement, see the section entitled “The Sale — CNBI’s Reasons for the Sale; Recommendation of the CNBI Board of Directors” beginning on page 40 and “The Dissolution” beginning on page 60.

Mercer Capital Management, Inc. Has Provided an Opinion to the CNBI Board of Directors in Connection with the Sale (page 42 and Annex C)

In connection with its consideration of the sale of Citizens Bank, on May 16, 2016, the CNBI board of directors received from Mercer Capital Management, Inc. or Mercer, CNBI’s financial advisor, an opinion, dated May 16, 2016, to the effect that, as of such date and based upon and subject to the various factors, assumptions and limitations set forth in its opinion, the sale consideration in the sale of Citizens Bank was fair, from a financial point of view, to the holders of CNBI common stock. The full text of Mercer’s written opinion is attached as Annex C to this proxy statement/prospectus. You should read the entire opinion for a discussion of, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Mercer in rendering its opinion. Mercer’s written opinion is addressed to the CNBI board of directors, is directed only to the sale consideration in the sale of Citizens Bank and does not constitute a recommendation to any CNBI shareholder as to how such shareholder should vote with respect to the sale of Citizens Bank or any other matter.

For further information, see “The Sale — Opinion of CNBI’s Financial Advisor.”

CNBI Will Hold its Annual Meeting on            , 2016 (page 29)

The annual meeting of CNBI shareholders will be held on            , 2016, at [a.m./p.m.] local time, at The Comfort Inn, 2811 Decatur Pike, Athens, Tennessee 37303. At the CNBI annual meeting, CNBI shareholders will be asked to:

•	approve the sale proposal;
•	approve the dissolution proposal;
•	approve the election of directors of CNBI; and
•	approve the adjournment proposal, if necessary or appropriate.

Only holders of record of CNBI common stock at the close of business on            , 2016 will be entitled to vote at the CNBI annual meeting. Each share of CNBI common stock is entitled to one vote on each proposal to be considered at the CNBI annual meeting. As of the record date, there were 148,730.766 shares of CNBI common stock entitled to vote at the CNBI annual meeting. As of the CNBI record date, the directors and executive officers of CNBI and their affiliates beneficially owned and were entitled to vote approximately 70,450.138 shares of CNBI common stock representing approximately 51.30% of the shares of CNBI common stock outstanding on that date of the annual meeting

To approve each of the sale proposal and the dissolution proposal, a majority of the shares of CNBI common stock outstanding and entitled to vote thereon must be voted in favor of each such proposal. Approval of the dissolution proposal is not required to approve the sale proposal or complete the sale; however, approval of the sale proposal and completion of the sale is required to complete the dissolution. To approve the CNBI director election proposal, the affirmative vote of holders of a plurality of the votes entitled to be cast at the CNBI annual meeting must be voted in favor of such proposal. To approve the CNBI adjournment proposal, the affirmative vote of a majority of the votes cast at the annual meeting favoring the adjournment proposal. If you mark “ABSTAIN” on your proxy card, fail to either submit a proxy or vote in person at the CNBI annual meeting, or fail to instruct your bank or broker how to vote, with respect to the sale proposal or the dissolution proposal, it will have the same effect as a vote “AGAINST” such proposal at the annual meeting.

CNBI’s and Citizens Bank’s Directors and Officers May Have Financial Interests in the Sale That Differ From Your Interests (page 53)

CNBI shareholders should be aware that the directors and executive officers of CNBI and Citizens Bank have agreements and other benefit plans or arrangements that provide them with financial interests in the sale that are different from, or in addition to, those of CNBI shareholders generally. These interests include the following:

•	change in control compensation agreements which provide for a lump sum cash payment to approximately 26 officers if there is a change in control of the ownership of CNBI, which may result in aggregate payments to directors and officers of $2,925,000; and
•	in the stock purchase agreement, Simmons agreed to maintain directors’ and officers’ liability insurance for directors and executive officers of Citizens Bank for a period of six years following the sale and to provide indemnification arrangements for such persons during that period to the maximum extent permitted by law.

The CNBI board of directors was aware of these interests and considered these interests, among other matters, when making its decision to adopt the stock purchase agreement and the sale, and in recommending that CNBI shareholders vote in favor of the sale proposal.

For a more complete description of these interests, see “The Sale — Interests of CNBI’s and Citizens Bank’s Directors and Executive Officers in the Sale” beginning on page 53.

CNBI Shareholders May Exercise Dissenters’ Appraisal Rights (page 55)

Under Section 48-23-102 of the TBCA, CNBI shareholders will have dissenters’ appraisal rights in connection with the sale. To exercise dissenters’ appraisal rights, CNBI shareholders must strictly follow the procedures prescribed by the TBCA. Failure to strictly comply with these procedures will result in the loss of dissenters’ appraisal rights. These procedures are summarized under the section entitled “The Sale —  Dissenters’ Appraisal Rights in the Sale” beginning on page 55, and Section 48-23-102 of the TBCA is attached to this proxy statement/prospectus as Annex D.

Regulatory Approvals Required for the Sale (page 58)

We have agreed to use our reasonable best efforts to obtain all regulatory approvals, non-objections or waivers required to complete the transactions contemplated by the stock purchase agreement. These regulatory determinations include, among others, approval for the sale from the Board of Governors of the Federal Reserve System, which we refer to as the Federal Reserve. Simmons and CNBI have filed, or are in the process of filing, applications, requests, letters and notifications to obtain the required regulatory determinations.

Although we do not know of any reason why these regulatory approvals, non-objections or waivers cannot be obtained in a timely manner, we cannot be certain when or if they will be obtained.

Conditions That Must Be Satisfied or Waived for the Sale to Occur (page 71)

Currently, we expect to consummate the sale in the third quarter of 2016. As more fully described in this proxy statement/prospectus and in the stock purchase agreement, consummation of the sale depends on a number of conditions being satisfied or, where legally permissible, waived. The conditions to each party’s obligation to complete the sale include, among others:

•	approval of the stock purchase agreement by CNBI shareholders;
•	receipt of required regulatory approvals (provided that no such required regulatory approval may impose a burdensome condition on Simmons);
•	absence of any law, injunction or other restraint prohibiting, restricting or making illegal consummation of the transactions contemplated by the stock purchase agreement;
•	the declaration of effectiveness by the SEC of Simmons’s registration statement on Form S-4 registering the Simmons common stock issuable to CNBI, with no stop orders suspending the effectiveness thereof having been issued;
•	authorization of the shares of Simmons common stock to be issued in the sale for listing on the NASDAQ Global Select Market;
•	accuracy of each party’s representations and warranties in the stock purchase agreement, generally subject to specified materiality standards; and
•	performance in all material respects of each party’s obligations under the stock purchase agreement.

In addition, Simmons’ obligation to consummate the sale is subject to CNBI’s satisfaction of certain asset quality metrics and the holders of not more than five percent of the outstanding shares of CNBI common stock having demanded, properly and in writing, appraisal for such shares under Section 48-23-102 of the TBCA, or the waiver of such condition by Simmons.

We cannot be certain when, or if, the conditions to the sale will be satisfied or waived, or that the sale will be completed in the third quarter of 2016 or at all.

No Solicitation or Negotiation of Acquisition Proposals (page 70)

As more fully described in this proxy statement/prospectus, CNBI has agreed that it and its subsidiaries will not, and will cause their respective representatives not to, among other actions, solicit, initiate, encourage (including by providing information or assistance), facilitate or induce any acquisition proposal or participate in any discussions or negotiations regarding, or furnish or cause to be furnished to any third party any nonpublic information with respect to, or approve, agree to, accept, endorse or recommend any acquisition proposal.

Termination Fee (page 73)

If the stock purchase agreement is terminated under certain circumstances, and CNBI enters into a definitive agreement with respect to or consummates another acquisition proposal, CNBI may be required to pay Simmons a termination fee of $3,000,000. The termination fee could discourage other companies from seeking to acquire or merge with CNBI or Citizens Bank.

The Rights of CNBI Shareholders Will Change as a Result of the Sale (page 79)

The rights of CNBI shareholders will change as a result of the sale and dissolution due to differences in Tennessee and Arkansas law and in Simmons’ and CNBI’s governing documents. The rights of CNBI shareholders are governed by Tennessee law and by CNBI’s charter and bylaws, each as amended to date, which we refer to as CNBI’s charter and bylaws, respectively. After the dissolution, the rights of CNBI shareholders who receive Simmons common stock will be governed by Arkansas law and Simmons’s restated articles of incorporation and bylaws, which we refer to as Simmons’s articles of incorporation and bylaws, respectively.

This proxy statement/prospectus contains descriptions of the material differences in shareholder rights under each of CNBI’s charter and bylaws and Simmons’s articles of incorporation and bylaws. For a more complete description of these material differences, see “Comparison of Shareholders’ Rights of Simmons and CNBI” beginning on page 79.

Material United States Federal Income Tax Consequences to CNBI Shareholders (page 75)

You are urged to read the discussion in the section entitled “Material United States Federal Income Tax Consequences of the Sale and Dissolution” beginning on page 75 of this proxy statement/prospectus and to consult your tax advisor as to the United States federal income tax consequences of the sale and the dissolution, as well as the effects of state, local and foreign tax laws.

Comparative Market Prices of Securities (page 91)

Simmons common stock is listed on the NASDAQ Global Select Market under the symbol “SFNC”. CNBI common stock is not listed on any stock exchange or quoted on any interdealer quotation system.

The market value of the Stock Consideration will fluctuate with the market price of Simmons common stock. The Cash Consideration will remain a fixed amount regardless of any change in the market value of the Stock Consideration, although the amount of cash ultimately distributed to CNBI shareholders may vary based on the cash reserve required as part of the dissolution. The following table presents the closing prices of Simmons common stock on May 18, 2016, the last full trading day before the public announcement of the stock purchase agreement, and on            , 2016, the last practicable trading day before the distribution of this proxy statement/prospectus. The table also presents the implied value of the Stock Consideration to be paid to CNBI and available for distribution to CNBI shareholders in the dissolution for each share of CNBI common stock on those dates, as determined by multiplying the closing price of Simmons common stock on those dates by the numbers of shares constituting the Stock Consideration, divided by the number of shares of

CNBI common stock issued and outstanding on            , 2016, the last practicable trading day before the distribution of this proxy statement/prospectus. We urge you to obtain current market quotations for shares of Simmons common stock.

	Simmons Common Stock (NASDAQ: “SFNC”)		Implied Value of Stock Consideration		Implied Value of Stock Consideration for One Share of CNBI Common Stock
At May 18, 2016		$45.79		$38,268,580.39		$238.09
At , 2016	$		$		$

Risk Factors (page 17)

You should consider all the information contained in or incorporated by reference into this proxy statement/prospectus in deciding how to vote for the proposals presented in the proxy statement/prospectus. In particular, you should consider the factors described under “Risk Factors.”

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF SIMMONS

The following table sets forth highlights from Simmons’ consolidated financial data as of and for the three months ended March 31, 2016 and 2015 and as of and for each of the five years ended December 31, 2015. Results from past periods are not necessarily indicative of results that may be expected for any future period. The results of operations for the three months ended March 31, 2016 and 2015 are not necessarily indicative of the results of operations for the full year or any other interim period. Simmons’ management prepared the unaudited information on the same basis as it prepared Simmons’ audited consolidated financial statements. In the opinion of Simmons’ management, this information reflects all adjustments necessary for a fair presentation of this data for those dates. You should read this information in conjunction with Simmons’ consolidated financial statements and related notes included in Simmons’ Annual Report on Form 10-K for the year ended December 31, 2015 and its Quarterly Report on Form 10-Q for the three months ended March 31, 2016, each of which is incorporated by reference in this document and from which this information is derived. See “Where You Can Find More Information.”

	As of or for the Three Months Ended March 31,		Years Ended December 31
(Dollars and shares in thousands, except per share data)	2016	2015	2015	2014	2013	2012	2011
	(Unaudited)		(Audited)
Income statement data:
Net interest income	$70,232	$52,962	$278,595	$171,064	$130,850	$113,517	$108,660
Provision for loan losses	2,823	1,171	9,022	7,245	4,118	4,140	11,676
Net interest income after provision for loan losses	67,409	51,791	269,573	163,819	126,732	109,377	96,984
Non-interest income	29,503	18,337	95,826	62,192	40,616	48,371	53,465
Non-interest expense	61,789	57,211	258,135	175,721	134,812	117,733	114,650
Income before taxes	35,123	12,917	107,264	50,290	32,536	40,015	35,799
Provision for income taxes	11,618	4,182	32,900	14,602	9,305	12,331	10,425
Net income	23,505	8,735	74,364	35,688	23,231	27,684	25,374
Preferred stock dividends	24	26	257	—	—	—	—
Net income available to common shareholders	$23,481	$8,709	$74,107	$35,688	$23,231	$27,684	$25,374
Per share data:
Basic earnings	$0.77	$0.39	$2.64	$2.11	$1.42	$1.64	$1.47
Diluted earnings	0.77	0.39	2.63	2.11	1.42	1.64	1.47
Diluted core earnings (non-GAAP)(1)	0.76	0.70	3.18	2.29	1.69	1.59	1.45
Book value	35.35	32.93	34.55	27.38	24.89	24.55	23.70
Tangible book value (non-GAAP)(2)	22.84	20.79	21.97	20.15	19.13	20.66	20.09
Dividends	0.24	0.23	0.92	0.88	0.84	0.80	0.76
Basic average common shares outstanding	30,326	22,258	28,084	16,879	16,339	16,909	17,309
Diluted average common shares outstanding	30,482	22,350	28,210	16,922	16,352	16,911	17,318
Balance sheet data at period end:
Assets	$7,536,953	$7,815,800	$7,559,658	$4,643,354	$4,383,100	$3,527,489	$3,320,129
Investment securities	1,532,175	1,609,806	1,526,780	1,082,870	957,965	687,483	697,656
Total loans	4,930,061	4,636,288	4,919,355	2,736,634	2,404,935	1,922,119	1,737,844
Allowance for loan losses (excluding acquired loans)(3)	32,681	29,183	31,351	29,028	27,442	27,882	30,108
Goodwill and other intangible assets	379,469	362,304	380,923	130,621	93,501	64,365	62,184
Non-interest bearing deposits	1,274,816	1,123,966	1,280,234	889,260	718,438	576,655	532,259
Deposits	6,079,775	6,274,708	6,086,096	3,860,718	3,697,567	2,874,163	2,650,397

	As of or for the Three Months Ended March 31,		Years Ended December 31
(Dollars and shares in thousands, except per share data)	2016	2015	2015	2014	2013	2012	2011
	(Unaudited)		(Audited)
Long-term debt and other borrowings	$176,829	$284,386	$162,289	$114,682	$117,090	$89,441	$89,898
Subordinated debt and trust preferred	60,077	61,644	60,570	20,620	20,620	20,620	30,930
Shareholders’ equity	1,071,984	1,013,737	1,076,855	494,319	403,832	406,062	407,911
Tangible shareholders’ equity (non-GAAP)(2)	692,515	620,581	665,080	363,698	310,331	341,697	345,727
Capital ratios at period end:
Common shareholders’ equity to total assets	14.22%	12.58%	13.84%	10.65%	9.21%	11.51%	12.29%
Tangible common equity to tangible assets (non-GAAP)(4)	9.68	8.32	9.26	8.06	7.24	9.87	10.61
Tier 1 leverage ratio	11.07	13.34	11.20	8.77	9.22	10.81	11.86
Common equity Tier 1 risk-based ratio	13.85	13.57	14.21	n/a	n/a	n/a	n/a
Tier 1 risk-based ratio	14.99	15.55	16.02	13.43	13.02	19.08	21.58
Total risk-based capital ratio	15.67	16.25	16.72	14.50	14.10	20.34	22.83
Dividend payout to common shareholders	31.17	58.97	34.98	41.71	59.15	48.78	51.70
Annualized performance ratios:
Return on average assets	1.26%	0.61%	1.03%	0.80%	0.64%	0.83%	0.77%
Return on average equity	8.87	5.25	7.90	8.11	5.33	6.77	6.25
Return on average tangible equity (non-GAAP)(2)(5)	14.30	8.07	12.53	10.99	6.36	8.05	7.54
Net interest margin(6)	4.41	4.34	4.55	4.47	4.21	3.93	3.85
Efficiency ratio(7)	58.73	62.13	59.08	69.88	71.28	70.17	67.86
Balance sheet ratios:(8)
Nonperforming assets as a percentage of period-end assets	1.02%	0.84%	0.85%	1.25%	1.69%	1.29%	1.18%
Nonperforming loans as a percentage of period-end loans	1.01	0.71	0.58	0.63	0.53	0.74	1.02
Nonperforming assets as a percentage of period-end loans and OREO	2.18	3.04	1.94	2.76	4.10	2.74	2.44
Allowance to nonperforming loans	93.04	194.00	165.83	223.31	297.89	231.62	186.14
Allowance for loan losses as a percentage of period-end loans	0.94	1.38	0.97	1.41	1.57	1.71	1.91
Net charge-offs (recoveries) as a percentage of average loans	0.18	0.20	0.17	0.30	0.27	0.40	0.49

(1)	Diluted core earnings per share (net income excluding nonrecurring items divided by average diluted common shares outstanding) is a non-GAAP measure. See the incorporated by reference Form 10-Q for March 31, 2016 and Form 10-K for December 31, 2015 in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” — Table 13 and Table 21, respectively, for the non-GAAP tabular reconciliation.
(2)	Because of Simmons’ significant level of intangible assets, total goodwill and core deposit premiums, management of Simmons believes a useful calculation for investors in their analysis of Simmons is tangible book value per share (non-GAAP). This non-GAAP calculation eliminates the effect of goodwill and acquisition related intangible assets and is calculated by subtracting goodwill and intangible assets from total shareholders’ equity, and dividing the resulting number by the common stock outstanding at period end. The following table reflects the reconciliation of this non-GAAP measure to the GAAP presentation of book value for the periods presented above:

	As of or for the Three Months Ended March 31,		Years Ended December 31
(Dollars and shares in thousands, except per share data)	2016	2015	2015	2014	2013	2012	2011
	(Unaudited)		(Audited)
Common shareholders’ equity	$1,071,984	$982,885	$1,046,003	$494,319	$403,832	$406,062	$407,911
Less: Intangible assets
Goodwill	327,686	314,344	327,686	108,095	78,529	60,605	60,605
Other intangibles	51,783	47,960	53,237	22,526	14,972	3,760	1,579
Tangible common shareholders’ equity (non-GAAP)	$692,515	$620,581	$665,080	$363,698	$310,331	$341,697	$345,727
Book value per share	$35.35	$32.93	$34.55	$27.38	$24.89	$24.55	$23.70
Tangible book value per share (non-GAAP)	22.84	20.79	21.97	20.15	19.13	20.66	20.09
Shares outstanding	30,324	29,850	30,278	18,052	16,226	16,543	17,212
(3)	Allowance for loan losses at March 31, 2016 and 2015 and December 31, 2015 and 2014 includes $954,000 allowance for loans acquired (not shown in the table above). The total allowance for loan losses at March 31, 2016 and 2015 and December 31, 2015 and 2014 was $33,635,000, $30,137,000, $32,305,000 and $29,982,000, respectively.
(4)	Tangible common equity to tangible assets ratio is tangible shareholders’ equity (non-GAAP) divided by total assets less goodwill and other intangible assets as and for the periods ended presented above.
(5)	Return on average tangible equity is a non-GAAP measure that removes the effect of goodwill and intangible assets, as well as the amortization of intangibles, from the return on average equity. This non-GAAP measure is calculated as net income, adjusted for the tax-effected effect of intangibles, divided by average tangible equity.
(6)	Fully taxable equivalent (assuming an income tax rate of 39.225%).
(7)	The efficiency ratio is total non-interest expense less foreclosure expense and amortization of intangibles, divided by the sum of net interest income on a fully taxable equivalent basis plus total non-interest income less security gains. Nonrecurring items are also excluded. For the three months ended March 31, 2016, this calculation excludes gains from the early retirement of debt of $0.6 million from non-interest income. For the three months ended March 31, 2015, this calculation excludes merger related costs of $10.4 million from non-interest expense. For the year ended December 31, 2015, this calculation excludes merger related costs of $13.8 million, early termination fees of $2.2 million and branch rightsizing costs of $2.8 million from non-interest expense and gains from the sale of branch locations of $2.1 million and loss on the termination of FDIC loss share agreements of $7.5 million from non-interest income. For the year ended December 31, 2014, this calculation excludes merger related costs of $7.5 million from non-interest expense. For the year ended December 31, 2013, this calculation excludes merger related costs of $6.4 million from non-interest expense. For the year ended December 31, 2012, this calculation excludes the gain on FDIC-assisted transactions of $3.4 million from total non-interest income and excludes merger related costs of $1.9 million from non-interest expense. For the year ended December 31, 2011, this calculation excludes the $1.1 million gain on sale of MasterCard stock.
(8)	Excludes all loans acquired and excludes foreclosed assets acquired, covered by FDIC loss share agreements, except for their inclusion in total assets.

RISK FACTORS

In addition to general investment risks and the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the section “Cautionary Statement Regarding Forward-Looking Statements,” you should carefully consider the following risk factors in deciding how to vote on the proposals presented in this proxy statement/prospectus. You should also consider the other information in this proxy statement/prospectus and the other documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information.”

Risks Relating to the Sale and the Dissolution

Because the market price of Simmons common stock will fluctuate, the value of the Stock Consideration to be received by CNBI shareholders is uncertain.

Upon completion of the sale, CNBI will receive 835,741 shares of Simmons common stock (subject to possible adjustment), and $40,348,222 in cash. The market value of the shares of Simmons common stock to be received as the Stock Consideration will vary from the closing price of Simmons common stock on the date the sale was announced, on the date that this proxy statement/prospectus is mailed to CNBI shareholders, on the date of the annual meeting of the CNBI shareholders, and on the dates the sale and the dissolution are completed and thereafter. Any change in the market price of Simmons common stock prior to the completion of the sale and the dissolution will affect the market value of the Stock Consideration that CNBI shareholders will receive upon completion of the sale and dissolution. Stock price changes may result from a variety of factors that are beyond the control of Simmons and CNBI, including, but not limited to, general market and economic conditions, changes in our respective businesses, operations and prospects and regulatory considerations. Therefore, at the time of the CNBI annual meeting you will not know the precise market value of the Stock Consideration that CNBI will receive at the closing the sale and be distributed to CNBI shareholders in the dissolution. You should obtain current market quotations for shares of Simmons common stock.

The sale will be taxable transactions for U.S. federal income tax purposes.

The sale of all the capital stock of Citizens Bank by CNBI will be treated as a sale of 100% of the assets of Citizens Bank by CNBI for U.S. federal income tax purposes. CNBI will recognize gain or loss equal to the difference between the amount realized in the sale and Citizens Bank’s adjusted tax basis in its assets. The amount realized on the sale will equal the sum of (1) the cash received by CNBI in the sale, (2) the fair market value of the Simmons common stock received by CNBI in the sale based on the value of the Simmons common stock on the closing date of the sale and (3) the amount of Citizens Bank liabilities which are deemed assumed by Simmons. The gain or loss will be capital or ordinary (or a mix thereof) depending on the nature of the assets of Citizens Bank deemed sold in the transaction. Any capital gain or loss and ordinary income or loss will be allocated to the shareholders of CNBI based on their pro rata ownership of the shares of CNBI and be reported on a Schedule K-1 to each CNBI shareholder regardless of the amount of distributions made by CNBI. A CNBI shareholder’s pro rata ownership will take into account the number of days such shareholder owns CNBI common stock during the year of sale. A shareholder in CNBI will increase its tax basis in his or her shares of CNBI in an amount equal to the capital gain and ordinary income allocated to him or her and will reduce his or her tax basis in CNBI shares in an amount equal to any capital or ordinary loss allocated to him or her.

If the value of the shares of Simmons common stock at the time they are distributed by CNBI to its shareholders is greater than their value on the closing date of the sale, CNBI will recognize further capital gain equal to such appreciation. Such capital gain would be short-term capital gain if the liquidating distribution is made within one year of the closing of the sale. Any such capital gain would be allocated to the CNBI shareholders based on their pro rata ownership of the shares of CNBI and be reported on a Schedule K-1 to each shareholder and would increase a shareholder’s tax basis in its CNBI shares in the same manner as discussed above with respect to any gain or income recognized on the sale of Citizens Bank to Simmons. No loss will be recognized on the distribution of Simmons common stock by CNBI to its shareholders.

Liquidating distributions made by CNBI to its shareholders will first reduce a shareholder’s tax basis in his or her CNBI shares (as adjusted for gain, loss or income allocated to shareholders as described above) by an amount equal to the cash distributed plus the fair market value of the Simmons common stock distributed based on the fair market value of Simmons common stock on the date of distribution. A CNBI shareholder will recognize capital gain equal to any amounts distributed to such shareholder in excess of such adjusted tax basis; provided, that if such CNBI shareholder holds such CNBI common stock for longer than one year, such gain will be long-term capital gain. A CNBI shareholder will have a tax basis in the shares of Simmons common stock it receives equal to their fair market value on the date of distribution and a shareholder’s holding period in the shares of Simmons common stock will not include the shareholder’s holding period in CNBI stock.

The maximum federal income tax rate for ordinary income and short-term capital gains (for assets held for one year or less) is 39.6%. The maximum federal income tax rate for long-term capital gains (for assets held for longer than one year) is 20%.

The U.S. federal income tax consequences described above may not apply to all holders of CNBI common stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the sale and the dissolution to you.

The sale, the dissolution and related transactions are subject to approval by CNBI shareholders.

The sale cannot be completed unless CNBI shareholders approve the sale by the affirmative vote of the holders of a majority of the outstanding shares of CNBI common stock entitled to vote on the sale proposal and the dissolution cannot be completed unless the CNBI shareholders approve the dissolution proposal by the affirmative vote of the holders of a majority of the outstanding shares of CNBI common stock entitled to vote on the dissolution proposal, assuming in each case that a quorum is present.

Approval of the dissolution proposal is not required to approve the sale proposal or complete the sale.

Approval of the dissolution proposal is not required to approve the sale proposal or complete the sale. If CNBI shareholders approve the sale proposal and do not approve the dissolution proposal, CNBI will still complete the sale, assuming the other closing conditions are met. In that case, CNBI will have sold Citizens Bank, which constitutes substantially all of CNBI’s operating assets to Simmons and CNBI will not have any assets to support ongoing operating activity. Instead of making a distribution to shareholders pursuant to the plan of dissolution, CNBI would use its assets to pay off its liabilities and then use its remaining assets to pay ongoing operating expenses. CNBI does not intend to invest in another operating business following the closing of the sale. If the dissolution proposal is not approved and the sale is completed, CNBI shareholders may have income tax liability in connection with the sale as described in this proxy statement/prospectus but CNBI may not be required to distribute the Stock Consideration and the Aggregate Liquidation Amount to the CNBI shareholders. If CNBI does not distribute some or all of the Stock Consideration and the Aggregate Liquidation Amount to CNBI shareholders, you may still have an income tax liability that needs to be paid in connection with the sale but you may not have received the proceeds from the sale.

The projected cash reserve may not be sufficient to satisfy and pay out all of CNBI’s known and unknown claims.

The projected cash reserve may not be sufficient to satisfy and pay out all of CNBI’s known and unknown claims. It is possible that, in the course of the dissolution process, unanticipated expenses and contingent liabilities will arise. If such liabilities exceed the projected cash reserve, CNBI will be required to increase the cash reserve to satisfy its obligations before its dissolution, thereby reducing, and perhaps eliminating, the cash available for distribution to CNBI shareholders in the dissolution.

The projected cash reserve will be determined by CNBI management based upon anticipated known and unknown claims, as well as salaries, director and officer or other liability insurance, accounting, legal, taxes, and other anticipated operational expenses to wind up and liquidate the business and affairs of CNBI. The projected cash reserve is anticipated to be approximately $100,000.

The Cash Consideration and the Stock Consideration will be paid directly to CNBI, not to CNBI shareholders.

Both the Stock Consideration and the Cash Consideration will be paid directly to CNBI, and not to CNBI shareholders. CNBI shareholders will be entitled to receive the Cash Consideration, less the cash reserve, and the Stock Consideration paid to CNBI in the sale only in the dissolution. CNBI intends to distribute the Stock Consideration and the Aggregate Liquidation Amount, to the CNBI shareholders shortly following the completion of the sale. Articles of dissolution then will be filed with the Tennessee Secretary of State, and CNBI will begin the process to wind down its business, including making payments to any remaining creditors and liquidating any remaining assets. Next, the remaining assets, expected to consist solely of the remaining cash reserve, will be distributed to the CNBI shareholders. Articles of termination of existence will be filed with the Tennessee Secretary of State, and the corporate existence of CNBI will end.

The sale is subject to a number of closing conditions which, if not satisfied or waived in a timely manner, would delay the sale or adversely impact the companies’ ability to complete the sale.

The completion of the sale is subject to certain conditions, including, among others, the (1) receipt of the CNBI shareholder approval, (2) termination or expiration of all statutory waiting periods and receipt of all required regulatory approvals for the sale, without the imposition of any material on-going conditions or restrictions, and (3) other customary closing conditions set forth in the stock purchase agreement. See “The Stock Purchase Agreement — Conditions to Consummate the Sale.” While it is currently anticipated that the sale will be completed during the third quarter of 2016, there can be no assurance that such conditions will be satisfied in a timely manner or at all, or that an effect, event, development or change will not transpire that could delay or prevent these conditions from being satisfied. Accordingly, there can be no guarantee with respect to the timing of the closing of the sale or whether the sale will be completed at all.

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or that could have an adverse effect on the combined company following the sale.

Before the sale may be completed, various approvals and consents must be obtained from the Federal Reserve Board, and various other securities, antitrust and other regulatory authorities. In determining whether to grant these approvals the regulators consider a variety of factors, including the regulatory standing of each party and the factors described under “The Sale — Regulatory Approvals Required for the Sale.” An adverse development in either party’s regulatory standing or these factors could result in an inability to obtain approval or delay its receipt. These regulators may impose conditions on the completion of the sale or require changes to the terms of the sale. Such conditions or changes could have the effect of delaying or preventing completion of the sale or imposing additional costs on or limiting the revenues of the combined company following the sale, any of which might have an adverse effect on the combined company following the sale. See “The Sale — Regulatory Approvals Required for the Sale.”

The fairness opinion obtained by CNBI from its financial advisor will not reflect changes in circumstances between the date of the signing of the stock purchase agreement and the completion of the sale.

CNBI has obtained a fairness opinion dated May 16, 2016 from Mercer. Such opinion has not been updated as of the date of this document and will not be updated at, or prior to, the time of the completion of the sale. Changes in the operations and prospects of Simmons or CNBI, general market and economic conditions and other factors that may be beyond the control of Simmons and CNBI, and on which the fairness opinion was based, may alter the value of Simmons or CNBI or the prices of shares of Simmons common stock or CNBI common stock by the time the sale is completed. The fairness opinion does not address the fairness of the Stock Consideration, from a financial point of view, at the time the sale is completed or as of any other date than the date of the opinion. The fairness opinion that CNBI received from its financial advisor is attached as Annex C to this proxy statement/prospectus. For a description of the opinion, see “The Sale — Opinion of CNBI’s Financial Advisor.” For a description of the other factors considered by CNBI’s board of directors in determining to approve the sale, see “The Sale — CNBI’s Reasons for the Sale; Recommendation of CNBI’s Board of Directors.”

Holders of CNBI common stock will have a reduced ownership and voting interest after the sale and will exercise less influence over management.

Holders of CNBI common stock currently have the right to vote in the election of the board of directors and on other matters affecting CNBI. Upon the completion of the sale and after distribution of the Stock Consideration by CNBI, each shareholder who receives shares of Simmons common stock will become a shareholder of Simmons with a percentage ownership of Simmons that is smaller than such shareholder’s percentage ownership of CNBI. Following completion of the sale and the distribution of the Stock Consideration, CNBI shareholders will own approximately     % of the combined company. Because of this, CNBI shareholders may have less influence on the management and policies of Simmons than they now have on the management and policies of CNBI.

The stock purchase agreement prohibits CNBI’s ability to pursue alternative transactions and, if the stock purchase agreement is terminated in certain circumstances, requires CNBI to pay a termination fee under certain circumstances relating to alternative acquisition proposals.

Under the stock purchase agreement, if the board of directors of CNBI at any time prior to obtaining CNBI shareholder approval for the sale receives a competing acquisition proposal, CNBI must notify Simmons and provide Simmons with information about the competing acquisition proposal. The stock purchase agreement does not permit the board of directors of CNBI to terminate the stock purchase agreement in order to pursue a competing acquisition proposal, even if the competing acquisition proposal would potentially provide a higher per share value than the sale. See “The Stock Purchase Agreement — Agreement Not to Solicit Other Offers.” In addition, if the stock purchase agreement is terminated under certain conditions, and CNBI or Citizens Bank enter into an agreement regarding or consummate a merger, sale or similar acquisition proposal within 12 month of the termination of the stock purchase agreement, CNBI is required to pay Simmons a termination fee of $3,000,000. See “The Stock Purchase Agreement —  Termination Fee.” These provisions could discourage a potential competing acquirer that might have an interest in acquiring CNBI or Citizens Bank from considering or making a competing acquisition proposal, even if the potential competing acquirer was prepared to pay consideration with a higher per share value than that market value proposed to be received or realized in the sale and dissolution, or might result in a potential competing acquirer proposing to pay a lower price than it might otherwise have proposed to pay because of the added expense of the termination fee that may become payable in certain circumstances under the stock purchase agreement.

If the sale is not completed, Simmons and CNBI will have incurred substantial expenses without realizing the expected benefits of the sale.

Each of Simmons and CNBI has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the stock purchase agreement, as well as the costs and expenses of filing, printing and mailing this proxy statement/prospectus and all filing and other fees paid to the SEC and other regulatory agencies in connection with the sale. If the sale is not completed, Simmons and CNBI would have to recognize these expenses without realizing the expected benefits of the sale.

Simmons and CNBI will be subject to business uncertainties and CNBI will be subject to contractual restrictions on its operations while the sale is pending.

Simmons and CNBI will be subject to business uncertainties and CNBI will be subject to contractual restrictions on its operations while the sale is pending. For instance, uncertainty about the effect of the sale on employees and customers may have an adverse effect on Simmons or CNBI. These uncertainties may impair Simmons’ or CNBI’s ability to attract, retain and motivate key personnel until the sale is completed, and could cause customers and others that deal with Simmons or CNBI to seek to change existing business relationships with Simmons or CNBI. Retention of certain employees by Simmons or CNBI may be challenging while the sale is pending, as certain employees may experience uncertainty about their future roles with Simmons or CNBI. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with Simmons or CNBI, Simmons’ business or CNBI’s business could be harmed. In addition, subject to certain exceptions, Citizens Bank has agreed to operate its business in the ordinary course, and to comply with certain other operational restrictions, prior to the sale. See “The Stock Purchase Agreement — Covenants and Agreements” for a description of the restrictive covenants applicable to Simmons and CNBI.

Termination of the stock purchase agreement could negatively impact Simmons or CNBI.

If the stock purchase agreement is terminated, there may be various consequences. For example, Simmons’ or CNBI’s businesses may have been impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the sale, without realizing any of the anticipated benefits of completing the sale. Additionally, if the stock purchase agreement is terminated, the market price of Simmons common stock could decline to the extent that the current market price reflects a market assumption that the sale will be completed.

Certain of CNBI’s and Citizens Bank’s directors and executive officers have interests in the sale that may differ from the interests of CNBI shareholders.

CNBI shareholders should be aware that some of CNBI’s and Citizens Bank’s directors and executive officers have interests in the sale and have arrangements that are different from, or in addition to, those of CNBI shareholders generally. These interests and arrangements may create potential conflicts of interest. CNBI’s and Citizens Bank’s board of directors was aware of these interests and considered these interests, among other matters, when making its decision to adopt the stock purchase agreement, and in recommending that CNBI shareholders vote in favor of the sale proposal.

In addition, Simmons agreed in the stock purchase agreement to indemnify the Citizens Bank directors and officers for any claims or actions related to the sale or the stock purchase agreement and to provide liability insurance to Citizens Bank officers and directors. These and certain other additional interests of CNBI and Citizens Bank directors and officers may cause some of these persons to view the proposed sale differently than you view it. For a more complete description of these interests, see “The Sale — Interests of CNBI’s and Citizens Bank’s Directors and Executive Officers in the Sale.”

The special dividend may be subject to Citizens Bank receiving regulatory approval.

The special dividend of at least $3,000,000 that Citizens Bank intends to pay to CNBI immediately prior to the closing of the sale may be subject to regulatory approval. Neither CNBI nor Citizens Bank can guarantee that they will be able to obtain regulatory approval, if required, to pay the special dividend, and if approved, neither CNBI nor Citizens Bank can guarantee the amount of the special dividend that will be approved.

CNBI cannot determine at this time the amount or timing of any distributions to its shareholders because there are many factors, some of which are outside of CNBI’s control, that could affect CNBI’s ability to make such distributions.

CNBI cannot determine at this time when, or potentially whether, it will be able to make any distributions to its shareholders or the amount of any such distributions. Those determinations depend on a variety of factors, including, but not limited to:

•	whether the sale closes;
•	the timing of the closing of the sale;
•	inaccuracies in the cost estimates to resolve currently known contingent liabilities;
•	the amount of CNBI’s liabilities and obligations or the estimated costs and expenses of the sale and the operation of CNBI until the date it is authorized to make a distribution to its shareholders under the applicable provisions of Tennessee law and the plan of dissolution could increase;
•	presently unknown or contingent liabilities of CNBI could later arise or become fixed in amount and CNBI would be required to satisfy or reserve for these liabilities as part of the dissolution;
•	delays in completing the sale or delays in the timing of the dissolution of CNBI could result in additional fees and expenses and result in reduced distributions to CNBI shareholders;

•	CNBI may be required under Tennessee law or the Tennessee courts to hold back for distribution at a later date, if at all, some or all of the estimated amounts that CNBI currently expects to distribute to its shareholders; and
•	the value of Simmons common stock could decline.

For the foregoing reasons, there can be no assurance as to the timing and amount of distributions to CNBI shareholders, even if the sale is completed. CNBI currently anticipates that the Stock Consideration and the Aggregate Liquidation Amount, will be distributed to the CNBI shareholders soon after the sale closes with the remaining funds distributed, after expenses are paid, upon final termination of existence. However, for the reasons set forth above, these amounts could be significantly less than anticipated.

CNBI may need to request reimbursement of distributions paid to CNBI shareholders.

Any unforecasted or unexpected claims, liabilities, or expenses that arise between the date of determining the projected cash reserve to be withheld for dissolution and liquidation purposes and the liquidation and final termination of existence of CNBI or any claims, liabilities, or expenses that exceed CNBI’s estimates could leave CNBI with less cash than is necessary to pay liabilities and expenses. In such event CNBI may have to request that the CNBI shareholders reimburse CNBI a portion of earlier distributions received.

Under the TBCA, unknown claimants have two years to file a proceeding against CNBI or CNBI shareholders.

The voluntary dissolution procedures under the TBCA include procedures for CNBI to provide certain notices to those with both known and unknown claims against CNBI. Known claimants have four months after the effective date of written notice directed to them to file a claim. Unknown claimants have two years after the publication of notice to begin a proceeding to enforce a claim. If CNBI already has terminated its corporate existence and distributed all of its remaining assets to its shareholders (for which it is not required to wait for the above time periods to end), a claim may be enforced against a CNBI shareholder, but only to the extent of the CNBI shareholder's pro rata share of the claim or the assets distributed to the CNBI shareholder in liquidation, whichever is less. A CNBI shareholder's total liability for all claims may not exceed the total amount of assets distributed to the CNBI shareholder. As a result, if CNBI has not paid claimants or held sufficient funds in reserve for claimants, each CNBI shareholder could be held liable for payment to CNBI’s creditors of such CNBI shareholder’s pro rata share of amounts owed to creditors in excess of the reserve, up to the amount actually distributed to such CNBI shareholder. Moreover, in the event a CNBI shareholder has paid taxes on amounts previously received, a repayment of all or a portion of such amount could result in a CNBI shareholder incurring a net tax cost if the CNBI shareholder’s repayment of an amount previously distributed does not cause a commensurate reduction in taxes payable. There can be no assurance that the projected cash reserve CNBI will establish will be adequate to cover all of CNBI’s remaining expenses and liabilities. It is also possible that a CNBI creditor could seek an injunction against the making of distributions to CNBI shareholders on the basis that the amounts to be distributed are needed to provide for the payment of CNBI’s liabilities and expenses. Any action of this type could delay or substantially diminish the amount available for distribution to CNBI shareholders.

CNBI’s stock transfer books will close on the date CNBI files the articles of dissolution with the Tennessee Secretary of State, after which it will not be possible for shareholders to trade CNBI common stock.

CNBI will close its stock transfer books and discontinue recording transfers of its common stock at the close of business on the date it files the articles of dissolution with the Tennessee Secretary of State, which is referred to herein as the final record date. Thereafter, certificates representing shares of CNBI common stock will not be assignable or transferable on CNBI’s books. The proportionate interests of all of CNBI shareholders will be fixed on the basis of their respective stock holdings at the close of business on the final record date, and, after the final record date, any distributions made by CNBI shall be made solely to the CNBI shareholders of record at the close of business on the final record date.

If CNBI fails to retain the services of appropriate personnel, the plan of dissolution may not succeed.

The success of the plan of dissolution depends in large part upon CNBI’s ability to retain the services of qualified personnel who will be charged with operating CNBI following the closing of the sale. The retention of qualified personnel may be particularly difficult under CNBI’s current circumstances. There can be no assurance that CNBI will be successful in retaining the services of such qualified personnel or that CNBI will be able to retain the services of such qualified personnel for the amounts it is willing to pay for such services.

Risks Related to the Combined Company Following the Sale

Combining Citizens Bank with Simmons Bank may be more difficult, costly or time consuming than expected and the anticipated benefits and cost savings of the sale may not be realized.

Simmons Bank and Citizens Bank have operated and, until the completion of the sale, will continue to operate, independently. Within a short period of time following the closing of the sale, Simmons anticipates merging Citizens Bank into Simmons Bank with Simmons Bank as the surviving bank. The success of the sale, including anticipated benefits and cost savings, will depend, in part, on Simmons’ ability to successfully combine and integrate the business of Citizens Bank with Simmons Bank in a manner that permits growth opportunities and does not materially disrupt existing customer relations nor result in decreased revenues due to loss of customers. It is possible that the integration process could result in the loss of key employees, the disruption of the companies’ ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect Simmons’ ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits and cost savings of the sale. The loss of key employees could adversely affect Simmons Bank’s ability to successfully conduct its business, which could have an adverse effect on Simmons’ financial results and the value of its common stock. If Simmons experiences difficulties with the integration process, the anticipated benefits of the sale may not be realized fully or at all, or may take longer to realize than expected. As with any combination of financial institutions, there also may be business disruptions that cause Simmons Bank and/or Citizens Bank to lose customers or cause customers to remove their accounts from Simmons Bank and/or Citizens Bank and move their business to competing financial institutions. Integration efforts will also divert management attention and resources. These integration matters could have an adverse effect on each of Simmons Bank and Citizens Bank during this transition period and for an undetermined period after completion of the sale on Simmons. In addition, the actual cost savings of the sale could be less than anticipated.

Risks Related to an Investment in Simmons Common Stock

The market price of Simmons common stock after the sale may be affected by factors different from those affecting the shares of CNBI or Simmons currently.

Upon completion of the sale and the distribution of the Stock Consideration by CNBI, holders of CNBI common stock will become holders of Simmons common stock. Simmons’ business differs in important respects from that of CNBI, and, accordingly, the results of operations of Simmons and the market price of Simmons common stock after the completion of the sale may be affected by factors different from those currently affecting the independent results of operations of each of Simmons and CNBI. For a discussion of the businesses of Simmons and CNBI and of some important factors to consider in connection with those businesses, see the documents incorporated by reference in this proxy statement/prospectus and referred to under “Where You Can Find More Information.”

The market price of Simmons common stock may decline as a result of the sale.

The market price of Simmons common stock may decline as a result of the sale if Simmons does not achieve the perceived benefits of the sale or the effect of the sale on Simmons’ financial results is not consistent with the expectations of financial or industry analysts. In addition, upon completion of the sale and the distribution of the Stock Consideration by CNBI, Simmons and CNBI shareholders will own interests in Simmons’ operating an expanded business with a different mix of assets, risks and liabilities. Current Simmons and CNBI shareholders may not wish to continue to invest in Simmons, or for other reasons may wish to dispose of some or all of their shares of Simmons.

The shares of Simmons common stock to be received by CNBI shareholders as a result of the sale and the distribution of the Stock Consideration by CNBI will have different rights from the shares of CNBI common stock.

Upon completion of the sale and the distribution of the Stock Consideration by CNBI, CNBI shareholders will become Simmons shareholders and their rights as shareholders will be governed by the Arkansas law and Simmons’ articles of incorporation and bylaws. The rights associated with CNBI common stock are different from the rights associated with Simmons common stock. For example, under the Arkansas Business Corporation Act, or ABCA, members of the Simmons board of directors may be removed with or without cause by a vote of the holders of a majority of the shares entitled to vote at an election of directors. However, members of the CNBI board of directors may be removed for cause, at any time, by the majority vote of the entire CNBI board of directors, and shareholders do not have the right to remove directors without cause. See “Comparison of Shareholders’ Rights of Simmons and CNBI” for a further discussion of the different rights associated with Simmons common stock.

Simmons’ management will have broad discretion as to the use of assets acquired from the sale, and Simmons may not use these assets effectively.

Simmons’ management will have broad discretion in the application of the assets from the sale and could utilize the assets in ways that do not improve Simmons’ results of operations or enhance the value of its common stock. CNBI shareholders will not have the opportunity, as part of their investment decision, to assess whether these acquired assets are being used appropriately. Simmons’ failure to utilize these assets effectively could have a material adverse effect on Simmons, delay the development of products and cause the price of Simmons common stock to decline.

Simmons may be unable to, or choose not to, pay dividends on Simmons common stock.

Simmons cannot assure you of Simmons’ ability to continue to pay dividends. Simmons’ ability to pay dividends depends on the following factors, among others:

•	Simmons may not have sufficient earnings as Simmons’ primary source of income, the payment of dividends to Simmons by Simmons Bank, is subject to federal and state laws that limit the ability of Simmons Bank to pay dividends;
•	Federal Reserve Board policy requires bank holding companies to pay cash dividends on common stock only out of net income available over the past year and only if prospective earnings retention is consistent with the organization’s expected future needs and financial condition; and
•	Simmons’ board of directors may determine that, even though funds are available for dividend payments, retaining the funds for internal uses, such as expansion of Simmons’ operations, is a better strategy.

If Simmons fails to pay dividends, capital appreciation, if any, of Simmons common stock may be the sole opportunity for gains on an investment in Simmons common stock. In addition, in the event Simmons Bank becomes unable to pay dividends to Simmons, Simmons may not be able to service Simmons’ debt or pay Simmons’ other obligations or pay dividends on Simmons common stock. Accordingly, Simmons’ inability to receive dividends from Simmons Bank could also have a material adverse effect on Simmons’ business, financial condition and results of operations and the value of your investment in Simmons common stock.

There may be future sales of additional common stock or preferred stock or other dilution of Simmons equity, which may adversely affect the value of Simmons common stock.

Simmons is not restricted from issuing additional common stock or preferred stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock or preferred stock or any substantially similar securities. The value of Simmons common stock could decline as a result of sales by Simmons of a large number of shares of common stock or preferred stock or similar securities in the market or the perception that such sales could occur.

Anti-takeover provisions could negatively impact Simmons shareholders.

Provisions of Simmons’ articles of incorporation and by-laws and federal banking laws, including regulatory approval requirements, could make it more difficult for a third party to acquire Simmons, even if doing so would be perceived to be beneficial to Simmons shareholders. The combination of these provisions effectively inhibits a non-negotiated merger or other business combination, which, in turn, could adversely affect the market price of Simmons common stock. These provisions could also discourage proxy contests and make it more difficult for holders of Simmons common stock to elect directors other than the candidates nominated by Simmons’ board of directors.

Simmons’ rights and the rights of Simmons shareholders to take action against Simmons’ directors and officers are limited.

Simmons’ articles of incorporation eliminates Simmons’ directors’ liability to Simmons and its shareholders for money damages for breach of fiduciary duties as a director to the fullest extent permitted by Arkansas law. Arkansas law provides that an officer has no liability in that capacity if he or she performs his or her duties in good faith, in a manner he or she reasonably believes to be in Simmons’ best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances.

Simmons’ articles of incorporation and bylaws also require Simmons to indemnify Simmons’ directors and officers for liability resulting from actions taken by them in those capacities to the maximum extent permitted by Arkansas law. As a result, Simmons shareholders and Simmons may have more limited rights against Simmons’ directors and officers than might otherwise exist under common law. In addition, Simmons may be obligated to fund the defense costs incurred by Simmons’ directors and officers.

An investment in Simmons common stock is not an insured deposit.

An investment in Simmons common stock is not a bank deposit and is not insured or guaranteed by the FDIC, the Deposit Insurance Fund, or any other government agency. Accordingly, you should be capable of affording the loss of any investment in Simmons common stock.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained or incorporated by reference in this proxy statement/prospectus are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 giving Simmons’, CNBI’s or Citizens Bank’s expectations or predictions of future financial or business performance or conditions. Forward-looking statements are typically identified by words such as “believe,” “budget,” “expect,” “foresee,” “anticipate,” “intend,” “indicate,” “target,” “estimate,” “plan,” “project,” “continue,” “contemplate,” “positions,” “prospects,” “predict,” or “potential,” by future conditional verbs such as “will,” “would,” “should,” “could” or “may,” or by variations of such words or by similar expressions. Such forward-looking statements include, but are not limited to, statements about the benefits of the business combination transaction involving Simmons, CNBI or Citizens Bank including future financial and operating results, the combined company’s plans, objectives, expectations, strategies and intentions and other statements that are not historical facts. These forward-looking statements are subject to numerous assumptions, risks and uncertainties which change over time. In addition to factors previously disclosed in Simmons’ reports filed with the SEC, the following factors, among others, could cause actual results to differ materially from forward-looking statements:

•	ability to obtain regulatory approvals and meet other closing conditions to the sale, including approval by CNBI shareholders, on the expected terms and schedule;
•	ability to obtain regulatory approvals by CNBI and Citizens Bank for Citizens Bank to pay the special dividend to CNBI, on the expected terms and schedule;
•	delay in closing the sale or the dissolution;
•	difficulties and delays in integrating the business of Citizens Bank with Simmons, or fully realizing cost savings and other benefits;
•	business disruption following the proposed transactions;
•	diversion of management time on issues relating to the sale;
•	changes in asset quality and credit risk;
•	the inability to sustain revenue and earnings growth;
•	changes in interest rates and capital markets;
•	inflation;
•	customer borrowing, repayment, investment and deposit practices;
•	customer disintermediation;
•	the introduction, withdrawal, success and timing of business initiatives;
•	competitive conditions;
•	economic conditions;
•	changes in Simmons’ stock price before closing, including as a result of the financial performance of Simmons prior to closing;
•	the reaction to the transactions of the companies’ customers, employees and counterparties;
•	the impact, extent and timing of technological changes, capital management activities, and other actions of the Federal Reserve Board, the Arkansas State Bank Department, and legislative and regulatory actions and reforms; and
•	failure to consummate or delay in consummating the sale or dissolution for any other reason.

For any forward-looking statements made in this proxy statement/prospectus or in any documents incorporated by reference into this proxy statement/prospectus, Simmons claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this proxy statement/prospectus or the date of the applicable document incorporated by reference in this proxy statement/prospectus. Simmons does not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made. All subsequent written and oral forward-looking statements concerning the sale or other matters addressed in this proxy statement/prospectus and attributable to Simmons, CNBI or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this proxy statement/prospectus.

INFORMATION ABOUT THE COMPANIES

Simmons Overview

Simmons is a financial holding company registered under the BHC Act. Simmons is headquartered in Arkansas and as of March 31, 2016, had, on a consolidated basis, total assets of $7.5 billion, net loans of $4.9 billion, total deposits of $6.1 billion and equity capital of $1.1 billion. Simmons conducts its banking operations through its subsidiary bank, Simmons Bank, in 139 branches or financial centers located in communities in Arkansas, Kansas, Missouri and Tennessee.

Simmons is committed to the community bank model as it believes it encourages local customer engagement and local decision making, thereby producing a more responsive and satisfactory experience for its customers. Simmons also believes its model empowers its bankers to enhance shareholder value through developing and growing holistic customer relationships. As Simmons focuses on the communities in which it primarily operates, it provides a wide range of consumer and commercial loan and deposit products to individuals and businesses in its core markets. Simmons also has developed through its experience and scale and through acquisitions, including the pending acquisitions that are the subject of this proxy statement/prospectus, specialized products and services that are in addition to those offered by the typical community bank and that are provided in many cases to customers beyond its core market area. Those products include credit cards, trust services, investments, agricultural finance lending, equipment lending, insurance, consumer finance and SBA lending.

Simmons seeks to build shareholder value by (1) focusing on strong asset quality, (2) maintaining strong capital, (3) managing our liquidity position, (4) opportunistically growing our business, both organically and through acquisitions of financial institutions, and (5) improving its operational efficiency.

Simmons common stock is traded on the NASDAQ Global Select Market under the symbol “SFNC.” Simmons’ principal executive offices are located at 501 Main Street, Pine Bluff, Arkansas 71601, and its telephone number is (870) 541-1000. Simmons also has corporate offices in Little Rock, Arkansas.

Additional information about Simmons and its subsidiaries is included in documents incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information.”

CNBI and Citizens Bank Overview

CNBI is a bank holding company registered under the BHC Act. CNBI is headquartered in Athens, Tennessee and as of March 31, 2016, had total consolidated assets of $552 million, loans of $357 million, deposits of $473 million and equity capital of $64 million. CNBI conducts its banking operations through its wholly-owned banking subsidiary, Citizens Bank, through its main office, eight branches, and two additional limited purpose offices located in Anderson, Bradley, Knox, McMinn, Monroe, and Roane Counties, in East Tennessee.

CNBI is a community-focused financial organization that offers a full range of financial services to individuals, businesses, municipal entities, and nonprofit organizations in the communities that it serves. These services include consumer and commercial loans, deposit accounts, trust services, safe deposit services, consumer finance, insurance, mortgage lending, and SBA lending. CNBI’s bank subsidiary, Citizens Bank, was founded in 1908 as Athens Bank and Trust and changed to a national bank charter in 1915.

The main offices of Citizens Bank are presently located in an office building located at Two Park Street, Athens, Tennessee 37303, which is owned by Citizens Bank. The branch locations and other offices of affiliates are either owned or leased. CNBI and Citizens Bank both have seven (7) directors, and Citizens Bank has 138 full-time employees and 23 part-time employees.

CNBI’s principal executive offices are located at Two Park Street, Athens, Tennessee 37303, and its telephone number is (423) 745-0261.

THE CNBI ANNUAL MEETING

This section contains information for CNBI shareholders about the annual meeting that CNBI has called to allow its shareholders to consider and vote on (1) the sale proposal, (2) the dissolution proposal, (3) the director election proposal and (4) the adjournment proposal, if necessary or appropriate to solicit additional proxies. CNBI is mailing this proxy statement/prospectus to CNBI shareholders, on or about           . This proxy statement/prospectus is accompanied by a notice of the annual meeting of CNBI shareholders and a form of proxy card that CNBI’s board of directors is soliciting for use at the annual meeting and at any adjournments or postponements of the annual meeting. References to “you” and “your” in this section are to CNBI shareholders.

Date, Time and Place of Meeting

The annual meeting of CNBI shareholders will be held at The Comfort Inn, 2811 Decatur Pike, Athens, Tennessee 37303, at      [a.m./p.m.], local time, on            , 2016.

Matters to Be Considered

At the CNBI annual meeting, CNBI shareholders will be asked to consider and vote upon the following matters:

•	the sale proposal;
•	the dissolution proposal;
•	the director election proposal; and
•	the adjournment proposal, if necessary or appropriate, to solicit additional proxies.

Recommendation of the CNBI Board of Directors

CNBI’s board of directors has determined that the sale proposal, the dissolution proposal, and the transactions contemplated by the stock purchase agreement and the plan of dissolution are in the best interests of CNBI and its shareholders, has unanimously adopted the stock purchase agreement and the plan of dissolution and unanimously recommends that you vote “FOR” the sale proposal, “FOR” the dissolution proposal, “FOR” the director election proposal, and “FOR” the adjournment proposal, if necessary or appropriate. See “The Sale — CNBI’s Reasons for the Sale; Recommendation of CNBI’s Board of Directors”; “The Dissolution” and the “Election of Directors” for a more detailed discussion of CNBI’s board of directors’ recommendations.

Record Date and Quorum

The CNBI board of directors has fixed the close of business on           , 2016, as the record date for determining the holders of CNBI common stock entitled to receive notice of and to vote at the CNBI annual meeting.

As of the CNBI record date, there were 148,730.766 shares of CNBI common stock outstanding and entitled to vote at the CNBI annual meeting held by approximately 72 holders of record. Each share of CNBI common stock entitles the holder to one vote at the CNBI annual meeting on each proposal to be considered at the CNBI annual meeting.

The representation (in person or by proxy) of at least a majority of the shares of CNBI common stock entitled to vote at the CNBI annual meeting will constitute a quorum for the transaction of business. All shares of CNBI common stock, whether present in person or represented by proxy, including abstentions, if any, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the CNBI annual meeting.

Required Vote; Treatment of Abstentions and Failure to Vote

Approval of the sale proposal and the dissolution proposal, each require that a majority of the shares of CNBI common stock outstanding and entitled to vote thereon must be voted in favor of such proposal. Approval of the dissolution proposal is not required to approve the sale proposal or complete the sale;

however, approval of the sale proposal and completion of the sale is required to complete the dissolution. The approval of the director election proposal requires the affirmative vote of holders of a plurality of the votes entitled to be cast at the CNBI annual meeting. Approval of the adjournment proposal will require the affirmative vote of a majority of the votes cast, in person or by proxy, by all CNBI shareholders entitled to vote at the CNBI annual meeting.

If you vote to abstain, or fail to either submit a proxy or vote in person at the CNBI annual meeting, or fail to instruct your bank or broker how to vote with respect to the sale proposal or the dissolution proposal, it will have the same effect as a vote “AGAINST” the sale proposal and/or the dissolution proposal. If your shares of CNBI common stock are present at the CNBI annual meeting but are not voted on the adjournment proposal, or if you vote to abstain on the adjournment proposal, each will have no effect on the vote on the adjournment proposal. If you fail to submit a proxy card and fail to attend the CNBI annual meeting, or if you do not instruct your bank, broker or other nominee to vote your shares of CNBI common stock in favor of the adjournment proposal, your shares of CNBI common stock will not be voted, but this will not have an effect on the vote to approve the adjournment proposal except to the extent there results in there being insufficient shares present at the CNBI annual meeting to establish a quorum.

Shares Held by Officers and Directors

As of the CNBI record date, there were 148,730.766 shares of CNBI common stock entitled to vote at the annual meeting. As of the record date, the directors and executive officers of CNBI and their affiliates beneficially owned and were entitled to vote approximately 70,450.138 shares of CNBI common stock, representing approximately 51.30% of the shares of CNBI common stock outstanding on that date. Many of CNBI’s directors and officers have entered into support agreements to vote their shares in favor of the sale proposal and CNBI expects these officers will vote in favor of the dissolution proposal and the CNBI adjournment proposal CNBI also expects the directors and officers not subject to support agreements will also vote in favor of each of the proposals. As of the record date, Simmons and its directors and executive officers beneficially held no shares of CNBI common stock.

Voting on Proxies; Incomplete Proxies

A CNBI shareholder may vote by proxy or in person at the CNBI annual meeting. If you hold your shares of CNBI common stock in your name as a shareholder of record, to submit a proxy, you, as a CNBI shareholder may complete and return the proxy card in the enclosed envelope. The envelope requires no additional postage if mailed in the United States.

CNBI requests that CNBI shareholders vote by completing and signing the accompanying proxy card and returning it to CNBI as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy card is returned properly executed, the shares of CNBI common stock represented by it will be voted at the CNBI annual meeting in accordance with the instructions contained on the proxy card. If any proxy card is returned without indication as to how to vote, the shares of CNBI common stock represented by the proxy card will be voted as recommended by the CNBI board of directors.

If a CNBI shareholder’s shares are held in “street name” by a broker, bank or other nominee, the shareholder should check the voting form used by that institution to determine how to vote.

Every CNBI shareholder’s vote is important. Accordingly, each CNBI shareholder should sign, date and return the enclosed proxy card, whether or not the CNBI shareholder plans to attend the CNBI annual meeting in person. Sending in your proxy card will not prevent you from voting your shares personally at the meeting, since you may revoke your proxy at any time before it is voted.

Dissenters’ Appraisal Rights

Under Section 48-23-102 of the TBCA, CNBI shareholders will have dissenters’ appraisal rights in connection with the sale. To exercise dissenters’ appraisal rights, CNBI shareholders must strictly follow the procedures prescribed by the TBCA. Failure to strictly comply with these procedures will result in the loss of dissenters’ appraisal rights. These procedures are summarized under the section entitled “The Sale —  Dissenters’ Appraisal Rights in the Sale” beginning on page 55, and Section 48-23-102 of the TBCA is attached to this proxy statement/prospectus as Annex D.

Shares Held in “Street Name”; Broker Non-Votes

Under stock exchange rules, banks, brokers and other nominees who hold shares of CNBI common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers and other nominees are not allowed to exercise their voting discretion with respect to the approval of matters determined to be “non-routine,” without specific instructions from the beneficial owner. CNBI expects that all proposals to be voted on at the CNBI annual meeting will be “non-routine” matters. Broker non-votes are shares held by a broker, bank or other nominee that are represented at the CNBI annual meeting, but with respect to which the broker or nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker does not have discretionary voting power on such proposal. If your broker, bank or other nominee holds your shares of CNBI common stock in “street name,” your broker, bank or other nominee will vote your shares of CNBI common stock only if you provide instructions on how to vote by complying with the voter instruction form sent to you by your broker, bank or other nominee with this proxy statement/prospectus.

Revocability of Proxies and Changes to a CNBI Shareholder’s Vote

If you hold stock in your name as a shareholder of record, you may revoke any proxy at any time before it is voted by (1) signing and returning a proxy card with a later date, (2) delivering a written revocation letter to CNBI’s corporate secretary, or (3) attending the annual meeting in person, notifying the corporate secretary and voting by ballot at the annual meeting. Attendance at the CNBI annual meeting will not automatically revoke your proxy. A revocation or later-dated proxy received by CNBI after the vote will not affect the vote.

Any shareholder entitled to vote in person at the annual meeting may vote in person regardless of whether a proxy has been previously given, but the mere presence (without notifying CNBI’s corporate secretary) of a shareholder at the annual meeting will not constitute revocation of a previously given proxy.

Written notices of revocation and other communications about revoking your proxy card should be addressed to:

Citizens National Bancorp, Inc.
P.O. Box 220, Athens
Tennessee 37371-0220
Attention: Kristie McNutt, Assistant Secretary

If your shares are held in “street name” by a bank or broker, you should follow the instructions of your bank or broker regarding the revocation of proxies.

Solicitation of Proxies

CNBI is soliciting your proxy in conjunction with the sale proposal, dissolution proposal and election of directors proposal. CNBI will bear the entire cost of soliciting proxies from you. In addition to solicitation of proxies by mail, CNBI will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of CNBI common stock and secure their voting instructions. CNBI will reimburse the record holders for their reasonable expenses in taking those actions. If necessary, CNBI may use its directors and several of its regular employees, who will not be separately compensated, to solicit proxies from the CNBI shareholders, either personally or by telephone, facsimile, letter or electronic means.

Attending the Meeting

Subject to space availability, all CNBI shareholders as of the record date, or their duly appointed proxies, may attend the CNBI annual meeting. Since seating is limited, admission to the CNBI annual meeting will be on a first-come, first-served basis. Registration and seating will begin at 12:30 p.m., local time.

If you hold your shares of CNBI common stock in your name as a shareholder of record and you wish to attend the CNBI annual meeting, please bring valid picture identification. If you attend the meeting, you may also submit your vote in person. Any votes that you previously submitted will be superseded by any vote that you cast at the CNBI annual meeting.

If your shares of CNBI common stock are held in “street name” in a stock brokerage account or by a bank or nominee and you wish to attend the CNBI annual meeting, you need to bring a letter from the record holder of your shares confirming your ownership and a valid photo identification. CNBI reserves the right to refuse admittance to anyone without proper proof of shares ownership and without valid photo identification.

Delivery of Proxy Materials

As permitted by applicable law, only one copy of this proxy statement/prospectus is being delivered to shareholders residing at the same address, unless such shareholders have notified CNBI of their desire to receive multiple copies of the proxy statement/prospectus.

CNBI will promptly deliver, upon oral or written request, a separate copy of the proxy statement/prospectus to any shareholder residing at an address to which only one copy of such document was mailed. Requests for additional copies should be directed to Kristie McNutt, Citizens National Bancorp, Inc., Assistant Secretary, at P.O. Box 220, Athens, Tennessee 37371-0220 or by telephone at (423) 745-0261.

Assistance

If you need assistance in completing your proxy card, have questions regarding CNBI’s annual meeting, or would like additional copies of this proxy statement/prospectus, please contact Kristie McNutt, Citizens National Bancorp, Inc., Assistant Secretary, at P.O. Box 220, Athens, Tennessee 37371-0220 or (423) 745-0261.

THE CNBI PROPOSALS

Proposal 1: Sale Proposal

CNBI is asking its shareholders to approve the stock purchase agreement. For a detailed discussion of the terms and conditions of the stock purchase agreement, see “The Stock Purchase Agreement” beginning on page 28. As discussed in the section entitled “The Sale — CNBI’s Reasons for the Sale; Recommendation of the CNBI Board of Directors,” after careful consideration, the CNBI board of directors approved the stock purchase agreement and the sale. The CNBI board of directors unanimously recommends the stock purchase agreement and the transactions contemplated thereby, including the sale, to be advisable and in the best interest of CNBI and the CNBI shareholders.

Required Vote

Approval of the stock purchase agreement requires the affirmative vote of a majority of the shares of CNBI common stock outstanding and entitled to vote at the CNBI annual meeting. Approval of the dissolution proposal is not required to approve the sale proposal or complete the sale; however, approval of the sale proposal and completion of the sale is required to complete the dissolution. If your shares of CNBI common stock are present at the CNBI annual meeting but are not voted on the sale proposal, or if you vote to abstain on the sale proposal, each will have the effect of a vote against the sale proposal. If you fail to submit a proxy card and fail to attend the CNBI annual meeting, or if you do not instruct your bank, broker or other nominee to vote your shares of CNBI common stock in favor of the sale proposal, your shares of CNBI common stock will not be voted, and this will have the effect of a vote against the sale proposal, except to the extent this results in there being insufficient shares present at the CNBI annual meeting to establish a quorum.

The CNBI board of directors unanimously recommends that CNBI shareholders vote “FOR” the approval of the sale proposal.

Proposal 2: Dissolution Proposal

At this annual meeting, subject to the sale, you also will be asked to consider and act upon the dissolution and liquidation of CNBI and the distribution of its assets to the shareholders of CNBI. As discussed in the section entitled “The Dissolution,” after careful consideration, the Board of Directors approved the plan of dissolution in the form attached as Annex B and deems it advisable and in the best interests of CNBI to dissolve, liquidate, and terminate CNBI by filing articles of dissolution and then articles of termination of corporate existence with the Tennessee Secretary of State.

In accordance with the TBCA Section 48-24-101 et seq, after the sale to Simmons, CNBI plans to make an initial distribution of the Stock Consideration and the Aggregate Liquidation Amount, received in the sale to the shareholders of CNBI, but CNBI will retain an amount of cash, or the cash reserve, currently projected to be $100,000, determined by CNBI management to satisfy and pay out all known and unknown claims, including but not limited to salaries, director and officer or other liability insurance, accounting, legal, taxes, and other operational expenses and otherwise wind up and liquidate the business and affairs of CNBI, along with the amount of cash to be received from the liquidation of other CNBI assets. After these claims have been paid and appropriate notices given to current and potential creditors, the remaining cash or other assets will be distributed to the shareholders of CNBI, which is anticipated to occur before the end of 2016.

Required Vote

Approval of the plan of dissolution requires the affirmative vote of a majority of the shares of CNBI common stock outstanding and entitled to vote at the CNBI annual meeting. Approval of the dissolution proposal is not required to approve the sale proposal or complete the sale; however, approval of the sale proposal and completion of the sale is required to complete the dissolution. If your shares of CNBI common stock are present at the CNBI annual meeting but are not voted on the dissolution proposal, or if you vote to abstain on the dissolution proposal, each will the effect of a vote against the dissolution proposal. If you fail to submit a proxy card and fail to attend the CNBI annual meeting, or if you do not instruct your bank, broker or other nominee to vote your shares of CNBI common stock in favor of the adjournment proposal, your shares of CNBI common stock will not be voted, and will have the effect of a vote to against the dissolution proposal except to the extent this results in there being insufficient shares present at the CNBI annual meeting to establish a quorum.

The Board of Directors recommends a vote “FOR” the approval of the dissolution proposal.

Proposal 3: Director Proposal

The persons listed below have been nominated by the CNBI board of directors to serve as directors for a one-year term expiring at the annual meeting of shareholders occurring in 2017. Each nominee has consented to serve on the CNBI board of directors. If any nominee were to become unavailable to serve as a director, the CNBI board of directors may designate a substitute nominee. In that case, the persons named as proxies on the accompanying proxy card will vote for the substitute nominee designated by the CNBI board of directors. The chart below contains additional information regarding the nominees.

Name, City, State	Age	Office in CNBI	Office in Bank	Principal Occupation
Jack B. Allen Athens, Tennessee	65	President, Treasurer, Director	President, CEO, Director	Banker
Charles B. Cox Athens, Tennessee	58	Director	Director	Physician
Robert M. Goodfriend Knoxville, Tennessee	65	Director	Director	Retired
Rebecca O. Jaquish Athens, Tennessee	73	Director	Director	Retired
Richard E. Lay Athens, Tennessee	60	Director	Director	Realtor
Mintie C. Willson Niota, Tennessee	88	Director, Secretary	Director	Farmer
Paul G. Willson Athens, Tennessee	64	Chairman, CEO, Director	Chairman, Director	Banker

This proposal to approve the election of directors to be adopted must be approved by a plurality of the votes entitled to be cast at the annual meeting. Each proxy solicited on behalf of the CNBI board of directors will be voted “FOR” each of the nominees for election to the CNBI board of directors unless the shareholder instructs otherwise in the proxy.

The Board of Directors recommends a vote “FOR” the director election proposal.

Proposal 4: Adjournment Proposal

CNBI shareholders are being asked to adjourn the CNBI annual meeting, if necessary, to solicit additional proxies in favor of the approval of the stock purchase agreement if there are insufficient votes at the time of such adjournment to approve the sale proposal.

If at the CNBI annual meeting there are an insufficient number of shares of CNBI common stock present in person or represented by proxy and voting in favor of the sale proposal, CNBI may move to adjourn the CNBI annual meeting in order to enable the CNBI board of directors to solicit additional proxies for approval of the sale proposal. If the CNBI shareholders approve the adjournment proposal, CNBI could adjourn the CNBI annual meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from CNBI shareholders who have previously voted. If the date of the adjournment is not announced at the CNBI annual meeting or a new record date is fixed for the adjourned meeting, a new notice of the adjourned meeting will be given to each shareholder of record entitled to vote at the adjourned meeting.

Required Vote

Approval of the adjournment proposal will require the affirmative vote of a majority of the votes cast, in person or by proxy, by all CNBI shareholders entitled to vote at the CNBI annual meeting. If your shares of CNBI common stock are present at the CNBI annual meeting but are not voted on the adjournment proposal, or if you vote to abstain on the adjournment proposal, each will have no effect on the vote on the adjournment proposal. If you fail to submit a proxy card and fail to attend the CNBI annual meeting, or if you do not instruct your bank, broker or other nominee to vote your shares of CNBI common stock in favor of the adjournment proposal, your shares of CNBI common stock will not be voted, but this will not have an effect on the vote to approve the adjournment proposal except to the extent this results in there being insufficient shares present at the CNBI annual meeting to establish a quorum.

THE SALE

The following discussion contains material information about the sale. This discussion is subject, and qualified in its entirety by reference, to the stock purchase agreement attached as Annex A to this proxy statement/prospectus and is incorporated herein by reference. We urge you to read carefully this entire proxy statement/prospectus, including the stock purchase agreement attached as Annex A, for a more complete understanding of the sale.

This proposal will be considered and voted upon by the CNBI shareholders at the CNBI annual meeting.

Terms of the Sale

The board of directors of each of Simmons and CNBI have unanimously approved the stock purchase agreement. The CNBI board of directors unanimously recommends approval of the stock purchase agreement by CNBI shareholders. The stock purchase agreement provides for the acquisition of Citizens Bank by Simmons for $40,348,222 in cash, or the Cash Consideration, and 835,741 shares of Simmons common stock, or the Stock Consideration. The Cash Consideration and the Stock Consideration will be paid by Simmons directly to CNBI. CNBI shareholders will not receive any consideration directly from Simmons in the sale.

CNBI and Citizens Bank intend to seek regulatory approval for Citizens Bank to pay a special dividend of at least $3,000,000 to CNBI immediately prior to the closing of the sale. The amount of the special dividend in excess of $3,000,000 will be credited toward the Cash Consideration, with the remainder to be paid by a cash payment from Simmons at closing.

If there are no adjustments, in the sale, CNBI would receive $40,348,222 in cash and Simmons common stock with an aggregate value of $38,268,580.39, based on a closing price of Simmons common stock of $45.79 on May 18, 2016, the last full trading day before the public announcement of the stock purchase agreement. The value of the consideration to be received by CNBI at the closing of the sale is subject to variation based on the changing value of Simmons common stock. The table below identifies the value of the Simmons common stock that may be received on an aggregate basis, assuming various market prices of Simmons common stock, at or immediately prior to the closing date on the sale. Accordingly, as of the time of the annual meeting, CNBI cannot provide the value of the Simmons common stock that CNBI will receive in the sale.

Market Price of Simmons Common Stock
$35.00	$40.00	$45.00	$50.00
(aggregate value of Simmons common stock to be received by CNBI in the sale)
$29,250,935	$33,429,640	$37,608,345	$41,787,050

CNBI shareholders are being asked to approve the stock purchase agreement. See the section entitled “The Stock Purchase Agreement” beginning on page 28 for additional and more detailed information regarding the legal documents that govern the sale, including information about the conditions to consummation of the sale and the provisions for terminating or amending the stock purchase agreement.

Background of the Sale

Citizens Bank has been providing financial products and services to its customers since 1908. The organization has grown by establishing new branches in East Tennessee communities resulting in a $552 million organization in 2016. This growth has accelerated in the last ten years, even during the recent financial crisis, from $440 million at the end of 2005.

As CNBI has grown, it has funded its growth through its retained earnings and the sale of common stock. The organization also has been successful attracting strong management and other personnel to operate effectively. Over the years, the CNBI board of directors and management have focused on continuing the growth and strength of the organization and discussed often at regular board meetings and strategic planning sessions the various alternatives to funding this growth and meeting the demands of its customers and market area. At the same time, the CNBI board of directors and management are faced with increasing federal bank regulatory scrutiny, which is increasing the regulatory and compliance costs of doing business and reducing the return on equity to shareholders by strongly encouraging financial institutions to increase the required minimum capital ratios of all financial institutions.

CNBI’s board of directors and management have discussed on a periodic basis how the organization can create liquidity for its shareholders. As a privately held, non-publicly traded company with its common stock held by a small number of shareholders, the shares of CNBI common stock are rarely traded, and there is no public trading market. CNBI has elected to be treated as an S corporation under the Internal Revenue Code of 1986, as amended, or the Code, which restricts the types of holders of CNBI common stock and therefore further limits the market for shares of CNBI common stock. In addition, as shares of CNBI common stock pass from generation to generation, there is an increasing need for the shareholders to be able to sell their shares or at least establish a market value for estate planning purposes.

In order to address needs for additional equity, management and personnel support and succession, challenges such as increasing regulatory burdens, and liquidity for its shareholders, the CNBI board of directors and management began investigating and discussing various alternatives to addressing these needs such as seeking a partner with significant capital, a successful management team, and a community bank orientation. Seeing the number of acquisitions in the financial services industry increasing, and perceiving that if CNBI wanted to participate in a sale process, the CNBI board of directors and management deemed there to be an increasing need to act sooner than later.

Prior to February 2015, CNBI leadership had been contacted by numerous investment bankers interested in representing CNBI in soliciting interest in a sale or merger. At the same time, there were numerous direct contacts by financial institutions interested in discussing strategic transactions with CNBI. CNBI management decided, with concurrence of the CNBI board of directors during general discussions at regular monthly board meetings, to step up discussions with various interested parties and decided to follow up with five interested parties, three of which were publicly traded regional banks and two of which were smaller organizations with potential to grow larger through acquisitions. Since CNBI management had made the initial contacts with the leadership of the regional banks, CNBI decided to use separate investment bankers, closely connected with each regional bank, on each opportunity, with no formal agreements being executed with the investment bankers. Two of the three regional banks expressed interest in discussing a strategic transaction with CNBI, but neither bank pursued the opportunity and one of these regional banks made an acquisition in CNBI’s general market area. One of the smaller banks sold itself to another regional bank. The final smaller bank made a verbal cash offer which was significantly below the range of valuations for which Mercer had advised CNBI that it could be valued at in an acquisition and therefore CNBI did not pursue further discussions with this bank.

CNBI management has had a decade’s long association with the former CEO of First State Bank in Union City, Tennessee, as well as strong connections within the next level of executives. Informal discussions had occurred between the groups. Several CNBI directors and officers visited with First State Bank’s leadership in Union City in 2014 to share ideas and opportunities for cooperation. Several times opportunities for a merger were informally discussed. Then, in May 2014, Simmons agreed to acquire First State Bank. The leadership of First State Bank made contact with CNBI’s leadership to say that they had decided to take a different path, moving toward achieving liquidity sooner, but they would recommend to the Simmons leadership that they look toward CNBI and the East Tennessee market for a subsequent acquisition.

In 2015, CNBI asked SunTrust Robinson Humphrey, or SunTrust, to informally assist it with exploring a potential strategic transaction. On April 9, 2015, a representative from SunTrust contacted Robert A. Fehlman, Simmons’ Chief Financial Officer, and David W. Garner, Simmons’ Chief Accounting Officer, via email to inquire as to whether Simmons’ would be interested in participating in an introductory meeting with CNBI management. After discussing internally, Simmons determined that an introductory meeting was worthwhile and coordinated with SunTrust to arrange a meeting in Knoxville, Tennessee.

On May 20, 2015, during a regularly scheduled meeting of the Simmons board of directors, Mr. Makris provided an overview of CNBI to the Simmons board of directors and informed the Simmons board of directors that an introductory meeting would take place in the coming weeks.

On June 15, 2015, Paul G. Willson, CNBI’s Chairman; Robert M. Goodfriend, CNBI’s Vice Chairman; Jack B. Allen, Citizens’ President and Chief Executive Officer; and Frank R. Parker, Citizens’ Chief Credit Officer, met with George A. Makris, Jr., Simmons’ Chairman and Chief Executive Officer; Mr. Fehlman; Marty D. Casteel, Simmons Bank’s Chief Executive Officer; Patrick A. Burrow, Simmons’ Executive Vice

President, General Counsel and Secretary; and J. Burton Hicks, Simmons’ Vice President of Mergers and Acquisitions, in Knoxville for a preliminary discussion on a potential strategic transaction between CNBI and Simmons. The parties discussed, in general terms, the operations and strategies of both Simmons and CNBI. This conversation established the mutual interest in pursuing discussions concerning a potential merger between Simmons and CNBI.

Shortly after this meeting, the parties agreed to execute a mutual nondisclosure agreement to facilitate the sharing of confidential, non-public information. A nondisclosure agreement was executed by Simmons on July 21, 2015 and countersigned by CNBI on July 23, 2015.

On July 22, 2015, during a regularly scheduled meeting of the Simmons board of directors, Mr. Makris provided an update on the status of the potential acquisition of CNBI.

On July 24, 2015, Mr. Hicks and Messrs. Willson and Allen had a phone conversation to discuss next steps and develop a general timeline for continued discussions. CNBI agreed to begin providing Simmons with certain preliminary financial information so that Simmons could begin its due diligence investigation of CNBI.

Over the course of the next several weeks and months, phone conversations and communications continued between representatives of CNBI and Simmons. During this time, CNBI provided Simmons with financial information, and Simmons continued working with its financial advisor, Keefe Bruyette & Woods, Inc., or KBW, to evaluate a transaction with CNBI. Throughout the latter half of 2015, Simmons’ management kept the Simmons board of directors apprised of developments with respect to the potential acquisition of CNBI. In September 2015, CNBI engaged Mercer Capital Management, or Mercer, which had been employed for a number of years to provide CNBI’s ESOP valuation, to provide financial advisory services to CNBI in connection with a potential strategic transaction.

Over the remainder of 2015, phone conversations and communications continued between CNBI and Simmons, as well as between CNBI and some other potential acquirors. The CNBI board of directors decided that specific engagement terms with SunTrust and Mercer would be negotiated later after certain alternatives could be considered. Between July and December 2015, the discussions with Simmons included a transaction involving a combination of shares of Simmons common stock and cash, while the other interested party, communicating through another investment banker, was proposing a cash purchase price only.

The CNBI board of directors met on December 15, 2015, to consider potential terms that might be presented. A representative of Mercer attended this meeting and discussed the possibility of providing financial advice and potentially a fairness opinion on any possible transaction. The prospect of a combination with Simmons included many of the considerations described below under “— CNBI’s Reasons for the Sale; Recommendation of the CNBI Board of Directors.” Additionally, from a management and operational perspective, the CNBI board of directors considered Simmons sharing similar business and banking philosophies.

On December 18, 2015, a non-binding letter of intent was submitted to CNBI by Simmons which offered an aggregate of 1,037,037 shares of Simmons common stock and $24 million in cash. CNBI management decided that SunTrust should go back to Simmons on behalf of CNBI to further negotiate terms exclusively with Simmons at that time. From mid-December 2015 to early January 2016, additional conversations occurred between SunTrust, KBW and management of both parties.

A revised non-binding letter of intent was submitted by Simmons on January 7, 2016, which offered basically the same financial terms with an additional agreement for CNBI to receive a $3,000,000 dividend from Citizens Bank before closing. The CNBI board of directors met on January 20, 2016, along with representatives of legal counsel and Mercer, to review the terms presented and basically agreed that in light of a reduction in the market price of Simmons’ common stock, if certain changes would be made including provisions to protect against price fluctuations, they would authorize the CNBI officers to execute a non-binding letter of intent with Simmons. Proposed changes were presented by SunTrust representatives to Simmons on January 23, 2016.

On January 28, 2016, a final, revised and non-binding letter of intent was submitted by Simmons which met the criteria that the CNBI board of directors had requested through SunTrust on January 23, 2016. Some clarifications of its terms were provided by Simmons’ internal legal counsel to CNBI’s legal counsel. The CNBI board of directors met again on February 1, 2016, to discuss the latest offer with management, its legal counsel, representatives of SunTrust and representatives of Mercer. On February 1, 2016, following the CNBI board of directors meeting, Mr. Willson, Chairman of the CNBI board of directors, executed the non-binding letter of intent from Simmons.

During the first week of February 2016, Bill Biddle, a longtime respected member of the CNBI and Citizens Bank boards of directors, resigned from the board of both CNBI and Citizens Bank. Mr. Biddle had been discussing his retirement from the boards for the last few years and decided that the time was appropriate to go ahead and resign.

After it was determined that the transaction would proceed with Simmons, CNBI management asked SunTrust to propose an engagement letter for services rendered. The engagement letter, having been presented and negotiated, was then signed with SunTrust on February 19, 2016.

During February and March, 2016, due diligence lists were exchanged between the parties, an electronic data room was established to exchange documents, and due diligence visits were conducted by both parties. These visits included CNBI management and investment and financial advisors traveling to Little Rock, Arkansas, on February 18-19, 2016, and to Pine Bluff, Arkansas, on March 16, 2016, to meet with and ask questions of Simmons management. Simmons personnel also scheduled visits to Knoxville and Athens, Tennessee, during the last week of February 2016 to conduct further on-site due diligence. Meetings were held between the senior management team of Simmons and members of CNBI’s board of directors and senior management on February 26, 2016, in Knoxville, Tennessee.

During March and April, further discussions of specific acquisition terms were held between representatives of CNBI and Simmons and their respective financial and legal advisors. After most of the due diligence investigation had been completed, Simmons presented CNBI with the first draft of a definitive stock purchase agreement, along with a draft support agreement, on April 15, 2016. The support agreement provided, among other things, that each of the directors (excluding any officers who are separately signing non-solicitation/non-competition agreements) and certain shareholders of CNBI would vote his or her shares of CNBI common stock in favor of the sale proposal at any meeting of the CNBI shareholders held to consider and vote on the sale proposal. On April 29, 2016, legal counsel to CNBI, Baker, Donelson, Bearman, Caldwell & Berkowitz P.C., or Baker Donelson, provided comments on the draft stock purchase agreement and draft support agreement to Simmons and its outside legal counsel, Covington & Burling LLP, or Covington. From April 29, 2016 to May 13, 2016, Simmons, CNBI, Covington and Baker Donelson continued to negotiate the terms of the definitive stock purchase agreement and related documents. In addition, Simmons and CNBI and their respective financial and legal advisors continued to discuss various matters related to the proposed sale of Citizens Bank to Simmons. The negotiations were completed on May 13, 2016.

The CNBI board of directors held a special meeting on May 16, 2016, and received a presentation by CNBI management of the terms of the proposed sale, the results of due diligence of Simmons and a plan of dissolution for CNBI following completion of the sale. CNBI’s legal counsel provided the CNBI board of directors with both a written and oral analysis of the proposed stock purchase agreement from a legal perspective. Mercer then made a detailed presentation concerning its evaluation and analysis of the fairness of the consideration to be paid by Simmons to CNBI from a financial point of view as of the date of this meeting and Mercer subsequently confirmed its opinion in writing. Mauldin & Jenkins, CNBI’s outside accounting firm, was present to answer tax and accounting questions. Directors asked questions of management, Mercer, SunTrust, Mauldin & Jenkins, and CNBI’s legal counsel. After this discussion, and considering various factors, including the factors described under “— CNBI’s Reasons for the Sale; Recommendation of the CNBI Board of Directors,” the CNBI board of directors unanimously approved the stock purchase agreement and the plan of dissolution.

On May 18, 2016, the Simmons board of directors held a meeting to consider the terms of the proposed sale. Prior to the meeting, the Simmons board of directors received copies of the draft stock purchase agreement and of the other draft transaction documents and a summary of the terms thereof, among other presentations made about the proposed sale. At the meeting, members of Simmons’ management reported on the status of due diligence and negotiations with CNBI. At the meeting, Simmons’ internal legal counsel reviewed with the Simmons board of directors its fiduciary duties and reviewed the key terms of the stock purchase agreement and related agreements (including the support agreements), as described elsewhere in this proxy statement/prospectus, including a summary of the provisions relating to governance of the combined company and the provisions relating to employee matters.

After considering the proposed terms of the stock purchase agreement and the various presentations, and taking into consideration the matters discussed during that meeting and prior meetings of the Simmons board of directors, including the factors described under “— Simmons’ Reasons for the Sale”, the Simmons board of directors unanimously determined that the sale was consistent with Simmons’ business strategies and in the best interests of Simmons and Simmons shareholders and the directors voted unanimously to adopt the stock purchase agreement and the transactions contemplated thereby. Following the approval of the Simmons board of directors, the stock purchase agreement was executed by Simmons, CNBI and Citizens Bank on May 18, 2016.

A press release announcing the transaction was released by Simmons on May 18, 2016, and Simmons held an investor conference call on May 19, 2016.

The slate of directors to be presented for election at the annual meeting was approved by the CNBI board of directors on June 21, 2016.

CNBI’s Reasons for the Sale; Recommendation of the CNBI Board of Directors

The CNBI board of directors has determined that the sale is advisable, fair, and in the best interest of CNBI and its shareholders. In adopting the stock purchase agreement, the CNBI board of directors consulted with its financial advisor with respect to the financial merits of the share issuance to CNBI shareholders and the financial merits of the transaction, and with its legal counsel as to its legal duties and the terms of the stock purchase agreement. In arriving at its determination, the CNBI board of directors also considered a number of factors, including the following material factors:

•	its familiarity with CNBI’s consolidated business, operations, earnings, and financial conditions;
•	its review, based in part by the presentation by CNBI management and CNBI’s legal and financial advisors, of the proposal, including a review of the business, operations, earnings, and financial conditions of Simmons, as well as the potential results from a sale to Simmons;
•	its review of possible affiliation partners other than Simmons, the prospects of such other possible affiliation partners, and the likelihood of any such affiliation;
•	its review of alternatives to such a transaction (including the alternatives of remaining independent and growing internally, remaining independent for a period of time and then selling, remaining independent and growing through future acquisitions);
•	the recent business combinations involving financial institutions either announced or completed during the past few years in the United States, the State of Tennessee, and contiguous states, and the effect of such combinations on increased competitive conditions in the CNBI’s market area;
•	a comparison of the proposal from Simmons to such recent business combinations involving financial institutions;
•	increasing regulatory and statutory burdens (including increased costs, time commitments, earnings opportunities, among other burdens) on CNBI and its subsidiaries as a community banking organization in general;
•	its knowledge of the current environment in the financial services industry, including national, regional and local economic conditions and the interest rate environment, continued consolidation, the uncertainties in the regulatory climate for financial institutions, the current environment for community banks, particularly in Tennessee and contiguous states, and current financial market conditions and the likely effects of these factors on the two companies’ potential growth, development, productivity and strategic options;

•	the complementary aspects of CNBI’s and Simmons’ businesses, including customer focus, business orientation and compatibility of the companies’ cultures and management and operating styles, and the potential expense-saving and revenue-enhancing opportunities in connection with the sale and the related potential impact on the combined company’s earnings;
•	Simmons’ successful track record, including, among other things, with respect to the integration of acquisitions;
•	its assessment of the likelihood that the sale would be completed in a timely manner and that the management team of the combined company would be able to successfully integrate and operate the businesses of the combined company after the sale;
•	the financial analyses presented by Mercer to the CNBI board of directors, and the opinion delivered to the CNBI board of directors by Mercer to the effect that, as of the date of the opinion, and subject to and based on the qualifications and assumptions set forth in the opinion, the consideration to be received by the holders of CNBI common stock in the sale was fair, from a financial point of view, to CNBI shareholders;
•	the greater market capitalization and greater anticipated trading liquidity of Simmons common stock after the transaction in the event CNBI shareholders desired to sell the shares of Simmons common stock to be received by them upon completion of the sale and the dissolution;
•	management succession alternatives for CNBI; and
•	the opportunity for CNBI shareholders to exchange their shares of CNBI common stock for shares of Simmons common stock resulting in the ownership of a publicly traded stock currently paying a quarterly dividend.

The foregoing discussion of the information and factors considered by the CNBI board of directors is not exhaustive, but includes all material factors considered by the CNBI board of directors. In view of the wide variety of factors considered by the CNBI board of directors in connection with its evaluation of the sale and the complexity of such matters, the CNBI board of directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. The CNBI board of directors discussed the factors described above, asked questions of CNBI’s management and CNBI’s legal and financial advisors, and reached general consensus that the sale was in the best interests of CNBI and CNBI shareholders.

In considering the factors described above, individual members of the CNBI board of directors may have given different weights to different factors. It should be noted that this explanation of the CNBI board of directors’ reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Concerning Forward-Looking Statements.”

The CNBI board of directors also recommended that the CNBI shareholders approve the sale proposal at a meeting of the CNBI shareholders to be called for the purpose of considering the stock purchase agreement, and that the President and such other officers of CNBI set the specific time and date of the CNBI annual meeting subject to completion, any necessary regulatory approvals, and delivery of appropriate notices and proxy materials to the CNBI shareholders.

The CNBI board of directors authorized and empowered the officers of CNBI to take all necessary steps which may be required of them or which may be in the best interest of CNBI, to complete all transactions necessary or deemed necessary by the officers of CNBI with regard, but not limited, to the filing of all necessary regulatory applications, the negotiation of the final terms of the stock purchase agreement or any other necessary agreements, and all other legal, regulatory, and other steps that may become necessary in order to implement the purposes of the resolutions of the CNBI board of directors.

For the reasons set forth above, the CNBI board of directors has adopted unanimously the stock purchase agreement and believes that it is in the best interests of CNBI and the CNBI shareholders and unanimously recommends that the CNBI shareholders vote “FOR” the sale proposal.

Opinion of CNBI’s Financial Advisor

By letter agreement dated September 29, 2015, CNBI engaged Mercer to render financial advisory services to CNBI, including to render a written opinion to the CNBI board of directors as to the fairness, from a financial point of view, of the consideration to be paid to CNBI in the sale and the subsequent liquidating distribution to be paid to CNBI shareholders in the dissolution is fair, from a financial point of view, to CNBI shareholders. CNBI selected Mercer because Mercer is a nationally recognized valuation firm with substantial experience in transactions similar to the sale. As part of its financial advisory business, Mercer is continually engaged in the valuation of financial services businesses and their securities in connection with sales and acquisitions.

At the meeting held on May 16, 2016, at which the CNBI board of directors evaluated the proposed sale, Mercer reviewed the financial aspects of the proposed sale and rendered an opinion to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Mercer as set forth in such opinion, the consideration to be paid to CNBI in the sale, and the subsequent liquidating distribution to be paid to CNBI shareholders in the dissolution is fair, from a financial point of view, to the holders of CNBI common stock. The CNBI board of directors approved the stock purchase agreement at this meeting.

The description of the opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached as Annex C to this document and is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Mercer in preparing the opinion.

Mercer’s opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the CNBI board of directors (in its capacity as such) in connection with its consideration of the financial terms of the sale. The opinion addressed only the fairness, from a financial point of view, of the consideration to be paid to CNBI in the sale and the subsequent liquidating distribution to be paid to CNBI shareholders in the dissolution to the holders of CNBI common stock. It did not address the underlying business decision of CNBI to engage in the sale or enter into the stock purchase agreement or undertake the dissolution. Mercer’s opinion did not and does not constitute a recommendation to the CNBI board of directors in connection with the sale, and it does not constitute a recommendation to any CNBI shareholder or any shareholder of any other entity as to how to vote in connection with the sale or any other matter, nor does it constitute a recommendation on whether or not any such shareholder should enter into a voting, shareholders’ or affiliates’ agreement with respect to the sale or exercise any dissenters’ or appraisal rights that may be available to such shareholder.

In rendering its opinion, Mercer reviewed, among other things:

•	The stock purchase agreement by and among Citizens Bank, CNBI, and Simmons dated as of May 18, 2016;
•	Audited financial statements for CNBI for fiscal years 2011, 2012, 2013, 2014 and 2015;
•	Regulatory Call Reports for Citizens Bank for fiscal years ended December 31, 2011, 2012, 2013, 2014 and 2015 and the three month period ended March 31, 2016;
•	CNBI parent-only financial statements for the fiscal years ended December 31, 2011, 2012, 2013, 2014 and 2015 filed on form FR Y-9SP in addition to internal parent-only financial statements as of March 31, 2016;
•	The 2016 budget for Citizens Bank;
•	Projections for the Citizens Bank for fiscal years 2016, 2017 and 2018 as prepared by CNBI management in the 2016 Capital Plan;

•	Board Package for Citizens Bank for a period proximate to December 31, 2015;
•	Certain public filings for Simmons including Form 10-K for fiscal years 2013, 2014 and 2015, Form 10-Q for the quarter ending March 31, 2016, and Form 8-K dated April 21, 2016;
•	The 2016 budget for Simmons in summary form;
•	Publicly available analyst earnings per share consensus estimates as compiled by SNL Financial, LC for fiscal years 2016 and 2017;
•	Non-performing loan and other real estate owned schedules for Simmons Bank and Simmons as of a period proximate to December 31, 2015; and
•	Financial data and public market and bank acquisition pricing information supplied by SNL Financial, LC.

Mercer performed analyses it considered appropriate and took into account its assessment of economic, market and financial conditions and its experience in valuing bank securities and assessing bank sales and acquisitions. Mercer held discussions with senior CNBI management and Simmons regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters that Mercer deemed relevant to its inquiry.

Mercer relied upon financial and other information provided by CNBI without independent verification. Mercer did not examine the loan portfolio or the adequacy of the loan loss reserve. Mercer was supplied with certain forecasts for CNBI. For purposes of the analysis, Mercer consulted with CNBI management regarding future financial performance expectations, the reasonableness of the projections, and certain other assumptions to extrapolate from the forecasts through 2020.

The following is a summary of the material analyses presented by Mercer to the CNBI board of directors in connection with the rendering of its fairness opinion. The summary is not a complete description of the analyses underlying the Mercer opinion, or the presentation, but summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to the partial analysis or summary description.

Summary of the Proposed Transaction

Mercer noted that Simmons will acquire Citizens Bank for $40,348,222 of cash and 835,741 Simmons common shares. Based upon a price of $45.00 per share for Simmons common stock, the approximate five day average closing price as of May 12, 2016, Mercer calculated the value of the 835,741 Simmons common shares to be received in the sale to be $37,600,000, resulting in an aggregate consideration to be paid by Simmons of $78,600,000. Inclusive of a $3,000,000 special dividend to be paid by Citizens Bank to CNBI immediately prior to the closing of the sale, Mercer calculated a total transaction value of $81.0 million to CNBI, based upon the sum of the value to be paid by Simmons and the special dividend, or $519 per share for the holders of CNBI common stock. Mercer observed that the value of the consideration to be received at the closing of the sale will depend upon the then market price of Simmons’ common stock, which could be higher or lower than that which was reflected in its analysis as of May 16, 2016.

Mercer calculated the total consideration to equate to:

•	127% of March 31, 2016 book value of $63.5 million;
•	127% of March 31, 2016 tangible book value of $63.5 million;
•	135% of core book value of $50.0 million based upon a 9.0% core equity ratio with excess capital valued dollar-for-dollar;

•	18.4x net income for the latest twelve months, which we refer to as LTM, ended March 31, 2016, converted to a C-corporation basis of $4.4 million; and
•	20.3x core net income for the LTM period ended March 31, 2016, of $4.0 million based upon certain adjustments Mercer made to reported income for items it deemed to be non-recurring or unusual.

CNBI Historical Financial Perspective

Mercer reviewed CNBI’s historical financial performance and near-term earnings outlook based upon management’s 2016 budget. Mercer noted that since CNBI posted a net loss of $1.5 million in 2011, net income improved to $3.1 million in 2012 and then increased each subsequent year to $6.4 million in 2015 ($4.2 million C-corporation basis), primarily as a result of declining credit costs. Mercer calculated LTM net income as of March 31, 2016, to be $6.8 million, or $4.4 million on a C-corporation basis, which equated to 0.82% of average assets and 7.1% of average equity. Mercer calculated LTM core net income to be $4.0 million (0.75% return on assets, which we refer to as ROA; 6.5% return on equity) after adjusting for interest recovered from a previously charged-off loan and providing for a nominal loan loss provision equivalent to 0.10% of average loans because, in Mercer’s view, provision expense is a core bank expense. Mercer observed that the 2016 budget of $6.5 million ($4.2 million C-corporation basis) did not reflect much change from 2015 net income or LTM net income.

Mercer noted that CNBI’s book value as of March 31, 2016 was $63.6 million, or $427.56 per share based upon 148,731 shares of common stock. Mercer calculated fully diluted book value to be $410.57 per share inclusive of management options for 12,000 shares of CNBI common stock with an exercise price of $200.00 per share.

Transactions Analysis

Mercer reviewed acquisition multiples for banks and thrifts with similar characteristics to CNBI as reported by SNL Financial, a firm that tracks public market and M&A pricing in the financial services industry. The database was screened by Mercer for the following characteristics to derive four groups of banks and thrifts that had agreed to be acquired.

(a) Nine Tennessee banks that agreed to be acquired since July 2012 that Mercer deemed to be comparable to CNBI for purposes of its analysis based upon the banks’ proximity to CNBI and in the case of Community First Bancshares Inc. its acquisition by Simmons. Mercer excluded acquisitions of CapitalMark Bank & Trust, Magna Bank and Avenue Financial Holdings Inc. because the three banks were based in large metro markets and were acquired by Pinnacle Financial Partners who in the opinion of Mercer had the capacity to pay a premium price for strategic acquisitions. Mercer also excluded the acquisition of First Security Group Inc. because its financial performance limited the comparability to CNBI in the opinion of Mercer.

Announce Date	Buyer	Seller	ST
7/25/2012	Educational Svcs of Am Inc.	SouthEast Bancshares Inc.	TN
11/21/2013	Franklin Financial Network Inc	MidSouth Bank	TN
1/23/2014	HomeTrust Bancshares Inc.	Jefferson Bancshares Inc.	TN
3/20/2014	First Citizens Bancshares Inc.	Southern Heritage Bancshares	TN
5/6/2014	Simmons First National Corp.	Community First Bancshares Inc	TN
10/30/2014	Citizens Bancorp Invt Inc.	TraCorp Inc.	TN
1/27/2015	United Community Banks Inc.	MoneyTree Corp.	TN
7/23/2015	Pvt invstr-Gaylon Lawrence Jr.	F&M Financial Corp.	TN
12/14/2015	Franklin Financial Network Inc	Civic Bank & Trust	TN

(b) Nineteen banks based in Alabama, Georgia and Mississippi that agreed to be acquired since year-end 2012 were reflected in one of Mercer’s geographic screens in order to compare pricing in three near-by contiguous states. The geographic screen was the sole criteria.

Announce Date	Buyer	Seller	ST
9/4/2013	Community & Southern Hldgs Inc	Verity Capital Group Inc.	GA
11/8/2013	South Georgia Bank Holding Co.	Dooly Bancshares Inc.	GA
4/28/2014	State Bank Finl Corp.	Atlanta Bancorp. Inc.	GA
5/16/2014	Community & Southern Hldgs Inc	Alliance Bancshares Inc.	GA
6/24/2014	State Bank Finl Corp.	Georgia-Carolina Bancshares	GA
10/20/2014	ServisFirst Bancshares Inc.	Metro Bancshares Inc.	GA
12/8/2014	IBERIABANK Corp.	Georgia Commerce Bancshares	GA
12/10/2014	Renasant Corp.	Heritage Financial Group Inc.	GA
1/26/2015	First Commercial Bcshs Inc	DeSoto County Bk	MS
1/30/2015	Community & Southern Hldgs Inc	Community Business Bank	GA
5/13/2015	River Financial Corp.	Keystone Bancshares Inc.	AL
5/15/2015	Hamilton State Bancshares	Highland Financial Svcs Inc	GA
7/21/2015	Southern States Bancshares Inc	Columbus Community Bank	GA
8/24/2015	Avadian CU	American Bank of Huntsville	AL
10/19/2015	Bank of the Ozarks Inc.	Community & Southern Hldgs Inc	GA
12/3/2015	Charter Financial Corp.	CBS Financial Corp.	GA
10/20/2015	Renasant Corp.	KeyWorth Bank	GA
12/3/2015	Charter Financial Corp.	CBS Financial Corp.	GA
12/22/2015	Southeast LLC	Barwick Banking Company	GA
4/5/2016	State Bank Finl Corp.	NBG Bancorp Inc.	GA

(c) Thirty-two targets located in North Carolina and South Carolina that agreed to be acquired after year-end 2012 were reflected in Mercer’s second geographic screen. Although North Carolina represents a near-by contiguous state to southeast Tennessee, Mercer segregated North Carolina from the Alabama, Georgia and Mississippi group and added South Carolina to obtain a second geographic transaction group to compare to CNBI.

Announce Date	Buyer	Seller	ST
1/24/2013	Bank of the Ozarks Inc.	First National Bank of Shelby	NC
2/15/2013	Southern BancShares (NC)	Heritage Bancshares Inc.	NC
2/20/2013	SCBT Financial Corp.	First Financial Holdings Inc.	SC
5/6/2013	HomeTrust Bancshares Inc.	BankGreenville Financial Corp.	SC
5/31/2013	BNC Bancorp	Randolph Bank & Trust Company	NC
8/8/2013	Carolina Alliance Bank	Forest Commercial Bank	NC
8/28/2013	First Citizens BancShares Inc.	1st Financial Services Corp.	NC
9/30/2013	New Century Bancorp Inc.	Select Bancorp Inc.	NC
11/1/2013	NewBridge Bancorp	CapStone Bank	NC
12/18/2013	BNC Bancorp	Community First Finl Grp Inc	NC
12/18/2013	BNC Bancorp	South Street Financial Corp.	NC
1/27/2014	Yadkin Financial Corporation	VantageSouth Bancshares	NC
3/4/2014	HomeTrust Bancshares Inc.	Bank of Commerce	NC
3/5/2014	Park Sterling Corporation	Provident Community Bancshares	SC
6/5/2014	BNC Bancorp	Harbor Bank Group Inc.	SC
6/10/2014	First Citizens BancShares Inc.	First Citizens Bancorp.	SC
10/9/2014	NewBridge Bancorp	Premier Commercial Bank	NC
10/22/2014	First Horizon National Corp.	TrustAtlantic Financial Corp.	NC
3/2/2015	PacWest Bancorp	Square 1 Financial Inc.	NC

Announce Date	Buyer	Seller	ST
3/24/2015	Carolina Alliance Bank	PBSC Financial Corp.	SC
4/22/2015	United Community Banks Inc.	Palmetto Bancshares Inc.	SC
5/6/2015	Bank of the Ozarks Inc.	Bank of the Carolinas Corp.	NC
8/14/2015	BNC Bancorp	Southcoast Financial Corp.	SC
11/16/2015	BNC Bancorp	High Point Bank Corp.	NC
11/23/2015	Capital Bank Finl Corp	CommunityOne Bancorp	NC
11/24/2015	Entegra Financial	Oldtown Bank	NC
10/13/2015	Yadkin Financial Corporation	NewBridge Bancorp	NC
11/16/2015	BNC Bancorp	High Point Bank Corp.	NC
11/23/2015	Capital Bank Finl Corp	CommunityOne Bancorp	NC
11/24/2015	Entegra Financial	Oldtown Bank	NC
1/6/2016	Carolina Financial Corp.	Congaree Bancshares Inc.	SC
4/4/2016	United Community Banks Inc.	Tidelands Bancshares Inc	SC

(d) Twenty-eight banks located around the U.S. that agreed to be acquired after year-end 2012 with (1) $300 million to $700 million of assets; (2) LTM ROA of 0.5% to 1.0%; and (c) tangible equity greater than 9.0% of assets. No additional screens were applied once the initial group was identified.

Announce Date	Buyer	Seller	ST
1/29/2013	Lakeland Bancorp	Somerset Hills Bancorp	NJ
3/26/2013	CNB Financial Corp.	FC Banc Corp.	OH
3/27/2013	Glacier Bancorp Inc.	North Cascades Bancshares Inc.	WA
7/30/2013	CenterState Banks	Gulfstream Bancshares Inc.	FL
2/10/2014	First Interstate BancSystem	Mountain West Financial Corp.	MT
2/18/2014	CVB Financial Corp.	American Security Bank	CA
4/28/2014	Commerce Union Bancshares Inc.	Reliant Bank	TN
5/8/2014	Glacier Bancorp Inc.	FNBR Holding Corp.	CO
6/5/2014	BNC Bancorp	Harbor Bank Group Inc.	SC
6/24/2014	State Bank Finl Corp.	Georgia-Carolina Bancshares	GA
8/4/2014	Peoples Bancorp Inc.	NB&T Financial Group Inc.	OH
8/7/2014	Banner Corp.	Siuslaw Financial Group	OR
8/25/2014	Stonegate Bank	Community Bank of Broward	FL
10/22/2014	Pacific Premier Bancorp	Independence Bank	CA
10/22/2014	First Horizon National Corp.	TrustAtlantic Financial Corp.	NC
12/11/2014	ESB Bancorp MHC	Citizens National Bancorp Inc.	CT
12/22/2014	Stupp Bros. Inc.	Southern Bancshares Corp.	MO
1/27/2015	United Community Banks Inc.	MoneyTree Corp.	TN
4/28/2015	Pinnacle Financial Partners	Magna Bank	TN
5/27/2015	Southwest Bancorp Inc.	First Commercial Bcshs Inc.	OK
8/4/2015	Lakeland Bancorp	Pascack Bancorp Inc.	NJ
8/6/2015	Prosperity Bancshares Inc.	Tradition Bancshares Inc.	TX
10/1/2015	Pacific Premier Bancorp	Security California Bancorp	CA
10/20/2015	Renasant Corp.	KeyWorth Bank	GA
10/21/2015	Southern BancShares (NC)	Heritage Bankshares Inc.	VA
11/3/2015	Seacoast Banking Corp. of FL	Floridian Financial Group Inc	FL
11/23/2015	WSFS Financial Corp.	Penn Liberty Financial Corp.	PA
4/26/2016	First Mid-Illinois Bancshares	First Clover Leaf Fin Corp.	IL

The tables below provide a benchmark analysis detailing the financial performance of CNBI relative to the four transaction groups.

	LTM ROA		LTM ROE		LTM Efficiency		Fee Inc/Assets
	Average	Median	Average	Median	Average	Median	Average	Median
Tennessee Deals	0.84%	0.75%	3.4%	8.0%	76%	73%	0.86%	0.90%
AL, GA & MS Deals	0.97%	0.81%	9.0%	6.8%	74%	71%	0.52%	0.37%
NC & SC Deals	1.02%	0.73%	7.9%	7.1%	78%	78%	0.79%	0.78%
National ($300 – $700M)	0.76%	0.74%	7.1%	7.0%	72%	74%	0.70%	0.54%

Citizens National Bank	0.82%			7.1%		65%		0.72%

	Seller Assets ($M)		Tang Equity/Assets		NPAs/Assets
	Average	Median	Average	Median	Average	Median
Tennessee Deals	$531	$268	10.6%	10.2%	2.10%	2.18%
AL, GA & MS Deals	$514	$205	10.9%	10.9%	2.13%	1.30%
NC & SC Deals	$1,058	$381	9.6%	10.3%	2.78%	1.90%
National ($300 – $700M)	$456	$418	10.6%	10.6%	1.80%	1.39%

Citizens National Bank	$552			11.5%		1.76%

The table below details the price/earnings and price/core earnings ratios for CNBI relative to the four transaction groups.

	P/E (LTM Reported)		P/E (LTM Core)
	Average	Median	Average	Median
Tennessee Deals	17.9x	16.5x	23.2x	23.2x
AL, GA & MS Deals	21.1x	17.9x	18.4x	18.0x
NC & SC Deals	19.1x	18.2x	18.5x	15.9x
National ($300 – $700M)	19.9x	19.9x	18.2x	19.1x

Citizens National Bank	18.4x			20.3x

The table below details the price/book multiples, price/tangible book multiples, adjusted price/core 9.0% equity multiples and core deposit premiums for CNBI relative to the four transaction groups.

	Price/Book Value		Price/Tangible BV		Adj P/TBV @ 9.0%		Core Dep Premium
	Average	Median	Average	Median	Average	Median	Average	Median
Tennessee Deals	141%	137%	142%	137%	134%	137%	6.8%	6.8%
AL, GA & MS Deals	151%	141%	154%	141%	153%	150%	8.0%	8.2%
NC & SC Deals	127%	124%	132%	131%	144%	139%	4.9%	4.0%
National ($300 – $700M)	139%	141%	144%	144%	152%	151%	6.4%	6.2%

Citizens National Bank	127%			127%		135%		3.8%

Mercer determined a range of value based upon the median multiples observed for four groups as applied to CNBI for reported LTM net income (C-corporation basis), LTM core net income (C-corporation basis), and tangible book value on both stated equity and core equity. Mercer noted the total transaction value of $81.0 million assumed for purposes of its May 16 presentation was near the mid-point of the indicated range of $73 million to $87 million for capitalized earnings and $63 million to $93 million for capitalized core net income, while the indicated value was at the low end of capitalized equity of $83 million to $91 million and capitalized core equity of $82 million to $89 million. Mercer expressed its view that while investors tend to quote bank transactions in terms of tangible book value multiples, acquirers and investors are focused on earning power rather than capital. Mercer observed that while CNBI’s earnings had demonstrated considerable improvement during 2012 through March 31, 2016, as credit costs declined, earning power was hampered by an approximate $150 million reduction in loans between year-end 2009 and year-end 2013.

	TN Deals	AL GA MS Deals	NC SC Deals	National Screen
LTM C-Corp Net Income	$4,400	$4,400	$4,400	$4,400
Median Multiple	16.5x	17.9x	18.2x	19.9x
Capitalized LTM Earnings	$72,600	$78,540	$79,904	$87,428
LTM Core Net Income	$4,000	$4,000	$4,000	$4,000
Median Multiple	23.2x	18.0x	15.9x	19.1x
Capitalized Core Earnings	$92,600	$71,800	$63,480	$76,220
Tangible Equity	$63,541	$63,541	$63,541	$63,541
Median Multiple	137%	141%	131%	144%
Capitalized Tangible BV	$86,810	$89,291	$83,309	$91,442
Core Tangible Equity @ 9.0%	$49,706	$49,706	$49,706	$49,706
Median Multiple	137%	150%	139%	151%
Capitalized Core Equity	68,163	74,713	69,208	74,926
Excess Equity ($-for-$)	13,835	13,835	13,835	13,835
Capitalized Tangible BV	$81,998	$88,548	$83,043	$88,762

Discounted Cash Flow Analysis

Mercer used the discounted cash flow method to derive a range of values for CNBI based upon projected cash flows that would accrue to shareholders. The analysis examined two scenarios: “sell now vs. sell later” and “buyer’s perspective.” Interim cash flows for both scenarios reflect economic dividends, while the terminal value is based upon a range of price/earnings multiples applied to projected 2020 C-corporation net income.

Projected cash flows for both scenarios were discounted to a present value based upon a discount rate of 12.9%. Mercer derived the discount rate from the sum of (a) 2.22% for the risk-free rate derived from the yield on 20-year U.S. Treasuries; (b) the product of the estimated small-cap banking industry beta of 1.00x and the common stock premium of 5.50% based upon Mercer’s review of long-term market return data; (c) the small capitalization stock equity premium of 3.70% based upon the micro-cap size premium derived by Ibbotson & Associates and (d) 1.50% for an incremental risk premium Mercer deemed to be appropriate given company specific risk associated with CNBI’s small size, geographic concentration and risk that the projections can be achieved.

DCF Sell Now vs. Sell Later Analysis

The sell now vs. sell later assumed CNBI remains independent until year-end 2020 when the company is sold for 16x to 20x projected 2020 C-corporation net income. Projected earnings and dividends for 2016 to 2018 were based upon management’s capital plan, which was extended through 2020 by Mercer using assumptions that management concurred as to being reasonable. Under the capital plan ROA on an S-corporation basis is projected to increase from 1.22% in 2016 to 1.35% in 2018 and then remain approximately unchanged in 2019 and 2020. The C-corporation equivalent ROA increased from 0.79% in 2016 to 0.88% in 2018 and then stable for 2019 and 2020. Mercer created two variations relative to management’s capital plan. Scenario A reflected a large dividend being paid in 2020 to reduce equity to 9.0% from 13.0%. Scenario B assumed that beginning in 2017 dividends would exceed that which is projected in the capital plan so that excess capital is distributed sooner than year-end 2020.

Under Scenario A, Mercer calculated a range of $61 million to $81 million with a midpoint of $71 million given a range of projected 2020 C-corporation net income of $4.6 million to $5.4 million and price/earnings multiples of 16.0x to 20.0x. When the discount rate rather than 2020 net income was varied from 11.0% to $15.0% the indicated DCF range was $60 million to $83 million. Mercer noted the $81.0 million total transaction value reflected in its May 16 presentation fell toward the high end of both ranges.

	DCF Scenario #1A Sensitivity: P/E vs. 2020 Net Income
	16.0x	17.0x	18.0x	19.0x	20.0x
$4,600	$61,374	$63,998	$66,622	$69,247	$71,871
$4,800	$63,199	$65,938	$68,676	$71,415	$74,153
$5,031	$65,308	$68,178	$71,048	$73,919	$76,789
$5,200	$66,851	$69,817	$72,784	$75,750	$78,717
$5,400	$68,676	$71,757	$74,838	$77,918	$80,999

	DCF Scenario #1A Sensitivity: P/E vs. Discount Rate
	16.0x	17.0x	18.0x	19.0x	20.0x
15.0%	$60,151	$62,787	$65,422	$68,058	$70,694
14.0%	$62,542	$65,286	$68,030	$70,775	$73,519
12.9%	$65,308	$68,178	$71,048	$73,919	$76,789
12.0%	$67,697	$70,676	$73,654	$76,633	$79,612
11.0%	$70,461	$73,566	$76,670	$79,775	$82,880

Under Scenario B in which excess capital is distributed beginning in 2017 through 2020, Mercer calculated a range of value of $64 million to $84 million with a midpoint of $77 million when projected 2020 net income on a C-corporation basis ranged between $4.6 million and $5.4 million and the price/earnings multiple ranged from 16.0x to 20.0x. When the discount rate rather than projected 2020 net income was varied the indicated range was from $63 million to $85 million.

DCF Buyer Perspective Analysis

Mercer calculated DCF indications of value from the perspective of a buyer in which (a) excess capital is immediately distributed; (b) dividends are geared to maintain the tangible equity ratio of 9.0%; and (c) expense savings are realized equal to 20% (Scenario A) and 30% (Scenario B) of CNBI’s operating expenses. Mercer applied a price/earnings ratio 11.0x to 15.0x to projected 2020 C-corporation earnings (inclusive of the after-tax expense savings) to derive the terminal value. Mercer noted that the price/earnings ratio differed from that in the sell now vs. sell later analysis because the terminal value is from the buyer’s perspective. Mercer selected the 11.0x to 15.0x range as broadly reflective of regional bank trading multiples in the public market.

Based upon the 20% expense savings assumption in Scenario A, Mercer calculated a DCF range of value of $67 million to $88 million based upon a range of projected 2020 net income of $6.3 million to $7.1 million and price/earnings ratios of 11.0x to 15.0x. Alternatively, Mercer calculated a range of value of $65 million to $90 million when the discount rate ranged between 11.0% and 15.0% and the price/earnings multiple applied to projected 2020 net income ranged from 11.0x to 15.0x.

	DCF Scenario #2A Sensitivity (20% Saves): P/E vs. 2020 Net Income
	11.0x	12.0x	13.0x	14.0x	15.0x
$6,300	$66,752	$70,346	$73,940	$77,534	$81,128
$6,500	$68,007	$71,715	$75,423	$79,132	$82,840
$6,726	$69,425	$73,262	$77,099	$80,937	$84,774
$6,900	$70,517	$74,453	$78,390	$82,326	$86,263
$7,100	$71,772	$75,823	$79,873	$83,924	$87,974

	DCF Scenario #2A (20% Saves) Sensitivity: P/E vs. Discount Rate
	11.0x	12.0x	13.0x	14.0x	15.0x
15.0%	$65,006	$68,530	$72,054	$75,578	$79,101
14.0%	$67,058	$70,727	$74,396	$78,065	$81,734
12.9%	$69,425	$73,262	$77,099	$80,937	$84,774
12.0%	$71,462	$75,445	$79,427	$83,410	$87,392
11.0%	$73,817	$77,967	$82,118	$86,269	$90,419

Under Scenario B in which expense savings total 30% of CNBI’s overhead, Mercer calculated a range of value of $76 million to $99 million with a midpoint of $87 million based upon a range of projected 2020 net income of $7.4 million to $8.1 million and a price/earnings ratio range of 11.0x to 15.0x. Alternatively, Mercer calculated a DCF range of $73 million to $102 million when the discount rate ranged between 11.0% and 15.0%. Mercer observed that the total transaction value of $81.0 million reflected in its May 16 analysis was modestly below the midpoint of Scenario B in which 30% cost saves were assumed. Although not known to Mercer on May 16, Simmons announced it was targeting 25% expense saves when the transaction was announced on May 18.

	DCF Scenario #2B (30% Saves) Sensitivity: P/E vs. 2020 Net Income
	11.0x	12.0x	13.0x	14.0x	15.0x
$7,400	$76,155	$80,376	$84,598	$88,820	$93,042
$7,600	$77,410	$81,746	$86,081	$90,417	$94,753
$7,745	$78,320	$82,738	$87,157	$91,575	$95,994
$7,900	$79,292	$83,799	$88,306	$92,813	$97,320
$8,100	$80,548	$85,169	$89,790	$94,411	$99,032

	DCF Scenario #2B (30% Saves) Sensitivity: P/E vs. Discount Rate
	11.0x	12.0x	13.0x	14.0x	15.0x
15.0%	$73,250	$77,307	$81,365	$85,422	$89,480
14.0%	$75,606	$79,831	$84,056	$88,281	$92,505
12.9%	$78,320	$82,738	$87,157	$91,575	$95,994
12.0%	$80,659	$85,245	$89,831	$94,416	$99,002
11.0%	$83,361	$88,140	$92,920	$97,699	$102,479

Process Consideration

Mercer was hired only to render a fairness opinion and the transaction was negotiated by SunTrust, financial advisor to CNBI. Mercer was not asked and did not seek out alternative bidders and did not provide any other financial advice other than the fairness opinion.

Simmons Market Analysis

Mercer noted CNBI shareholders would benefit from receiving as consideration SEC registered shares of Simmons common stock that have an average daily trading volume of 140,000 compared to CNBI common stock for which no market exists. Mercer compared Simmons share performance and historical valuation over the past ten years with the SNL Mid Cap Bank Index and made the observation that over a one-year, three-year, five-year and ten-year holding period Simmons’ shares outperformed the index. Mercer also observed that the valuation of Simmons’ shares as of May 12 were within the ten-year historical trading range based upon trailing earnings, tangible book value and the dividend yield. In making such observations Mercer offered no opinion where Simmons shares would trade in the future.

	Total Return (Price Change + Dividends)
	since 12/18	1 Yr	3 Yr	5 Yr	10 Yr
Simmons First National	-10%	6%	95%	104%	132%
SNL Mid Cap Bank Index	-1%	1%	38%	59%	-33%
Difference	-9%	5%	57%	44%	166%

*	SFNC closed @ $52.88 p/s on 12/18; 10-day avg for LOI was $54.00 p/s

Median Price/Earnings (Trailing 4 Quarters)
	05/12/16	1 Yr	3 Yr	5 Yr	10 Yr
Simmons First National	15.4x	19.8x	20.8x	17.6x	15.8x
SNL Mid Cap Bank Index	16.4x	17.8x	17.8x	17.1x	16.7x

Median Price/Earnings (Next 4 Qtr Estimate)
	05/12/16	1 Yr	3 Yr	5 Yr	10 Yr
Simmons First National	13.3x	13.7x	14.5x	NA	NA

	Median Price/Tangible Book Value
	05/12/16	1 Yr	3 Yr	5 Yr	10 Yr
Simmons First National	198%	216%	200%	160%	175%
SNL Mid Cap Bank Index	184%	196%	197%	185%	186%

	Median Dividend Yield
	05/12/16	1 Yr	3 Yr	5 Yr	10 Yr
Simmons First National	2.1%	2.0%	2.2%	2.5%	2.7%
SNL Mid Cap Bank Index	2.3%	2.2%	2.1%	2.1%	2.1%

SFNC closing share price on  05/12/16  $45.28

Simmons Peer Comparison

Mercer constructed two peer groups to make certain financial and valuation comparisons with Simmons. The peer groups consisted of 25 banks that presented at the Gulf South Bank Conference on May 2 and 3. Mercer believes the group is a relevant peer group for Simmons given the Gulf South/Southeast location of the banks, size ($1 billion to $23 billion of assets), and profile for most as acquirers. The second peer group consisted of Tennessee-based banks that are publicly traded. Mercer viewed the group as providing additional insight given Simmons significant operations in Tennessee with the acquisition of Community First Bancshares Inc. in 2015 and the pending acquisition of CNBI.

Gulf South Peer Group		Tennessee Public BHCs
BancorpSouth, Inc.	MS	Commerce Union Bancshares
Bank of the Ozarks, Inc.	AR	First Horizon National Corporation
BNC Bancorp	NC	Franklin Financial Network, Inc.
Capital City Bank Group, Inc.	FL	Pinnacle Financial Partners, Inc.
CenterState Banks, Inc.	FL	Smart Financial
Charter Financial Corporation	GA
First Bancorp	NC
First Bancshares, Inc.	MS
First Financial Bankshares, Inc.	TX
Green Bancorp, Inc.	TX
Hancock Holding Company	MS
Hilltop Holdings Inc.	TX
Home Bancorp, Inc.	LA
Home BancShares, Inc.	AR
IBERIABANK Corporation	LA
MidSouth Bancorp, Inc.	LA
National Commerce Corporation	AL
Renasant Corporation	MS
Simmons First National Corporation	AR
Southside Bancshares, Inc.	TX
State Bank Financial Corporation	GA
Texas Capital Bancshares, Inc.	TX
Trustmark Corporation	MS
United Community Banks, Inc.	GA
Yadkin Financial Corporation	NC

Mercer opined that Simmons historically has been a conservative banking operation that was characterized by above average profitability, conservative capitalization and steady growth. In recent years acquisitions have resulted in a higher growth rate, but profitability remains above the two peer group medians.

	P/E LTM EPS	Price/ 2016(E) Earnings	Price/ 2017(E) Earnings	Price/ Book Value	Price/ Tangible Book Value	Dividend Yield
Gulf South Public Companies	17.3x	15.0x	12.9x	123%	153%	1.69%
Tennessee Public Companies	17.5x	15.1x	13.1x	142%	157%	1.27%
Simmons First Natl	15.4x	13.7x	12.6x	128%	198%	2.12%

	Total Assets ($M)	Tangible Common/ Tang Assets	Core Deposits/ Total Deposits	Loans/ Assets	Loan Loss Reserve/ Loans	NPAs/ Loans	Net Charge-Offs/ Avg Loans
Gulf South Public Companies	$6,112	8.91%	86.4%	70.2%	0.97%	1.39%	0.10%
Tennessee Public Companies	$2,300	8.24%	95.3%	72.6%	0.91%	0.46%	0.03%
Simmons First Natl	$7,537	9.69%	90.0%	65.5%	0.68%	2.16%	0.13%

	LTM ROE	LTM ROTCE	LTM ROA	Net Interest Margin	Fee Inc/ Revenue	Efficiency Ratio	Pretax, Pre-Prov Op Inc/Assets
Gulf South Public Companies	7.5%	9.2%	0.90%	3.97%	20.3%	63.0%	1.61%
Tennessee Public Companies	9.3%	9.9%	0.96%	3.65%	21.5%	72.7%	1.28%
Simmons First Natl	8.6%	14.9%	1.17%	4.57%	27.1%	59.7%	2.13%

Dividend Consideration

Based upon Simmons’ current annualized quarterly dividend of $0.96 per share and the 835,741 shares of Simmons common stock that will be issued as the Stock Consideration, Mercer calculated that CNBI shareholders will benefit from $802,000 of annual dividends paid by Simmons. The pro forma Simmons dividend compares to CNBI’s estimated economic dividend (i.e., excluding dividends attributable to the S-corporation shareholder tax liability) of $1.0 million paid in 2015 and $1.0 million that management has projected will be paid in 2016 before giving effect to the pending transaction. Mercer observed that while the pro forma dividend from Simmons is less than CNBI’s current economic dividend, shareholders also will receive $43,300,000 of cash that can be invested (before factoring in individual shareholder tax liabilities). Further, Mercer noted Simmons has paid a dividend on its common stock for 107 consecutive years, while CNBI omitted dividend payments in 2010, 2011 and 2012 due to the need to build capital in the aftermath of the Great Recession.

Expense Consideration

Mercer noted that the stock purchase agreement provides for Citizens Bank to pay all transaction expenses of CNBI, which are estimated by CNBI management to be approximately $5,000,000, rather than be covered by CNBI shareholders.

Miscellaneous

Pursuant to the engagement letter, CNBI agreed to pay Mercer a fee of $75,000 to render the fairness opinion and a financial advisory fee based upon Mercer’s hourly billing rate for time incurred to liaise with CNBI management, Simmons management, conduct due diligence and the like. Mercer’s financial advisory fee was $86,000. During the preceding three years prior to the date of rending the fairness opinion Mercer valued shares of CNBI common stock on behalf of the ESOP as of year-ends 2013, 2014 and 2015. Mercer was paid a professional fee of $15,000 to render the ESOP valuations. During 2015 Mercer was retained by Simmons to provide non-transaction services related to the valuation of certain intangible assets obtained with its acquisition of Ozark Trust and Investment Corporation. Mercer was paid a fee of $10,000 to value the intangible assets.

Simmons’ Reasons for the Sale

Simmons believes that the acquisition of Citizens Bank provides an excellent opportunity to increase the scale and efficiency of its operations in Tennessee, particularly when combined with its existing 34 branches. The acquisition also provides Simmons a significant opportunity to generate additional revenue by providing its full suite of banking, mortgage banking, wealth management and insurance services to Citizens Bank’s markets as well as leverage Simmons’ operating platform. In addition, the acquisition of Citizens Bank will strengthen the breadth of Simmons’ loan products and capabilities. The Simmons board of directors approved the stock purchase agreement after Simmons’ senior management discussed with the Simmons board of directors a number of factors, including those described above and the business, assets, liabilities, results of operations, financial performance, strategic direction and prospects of CNBI. The Simmons board of directors did not consider it practicable, and did not attempt, to quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. The Simmons board of directors viewed its position as being based on all of the information and the factors presented to and considered by it. In addition, individual directors may have given different weights to different information and factors.

Board of Directors and Management of Simmons after the Sale

The sale will not affect the composition of Simmons’ board of directors. After the closing of the sale, the number of directors on the board of directors of the combined company will continue to be 11, of which one will be George A. Makris, Jr., the current Chairman and Chief Executive Officer of Simmons and ten will be the other existing members of Simmons’ board of directors who will be independent from Simmons under the listing rules of the NASDAQ.

The sale will not affect the composition of Simmons’ management team. After the effective time of the sale, Mr. Makris will continue to serve as Chief Executive Officer, Robert A. Fehlman will continue to serve as Senior Executive Vice President and Chief Financial Officer and Marty D. Casteel will continue to serve as Senior Executive Vice President.

Interests of CNBI’s and Citizens Bank’s Directors and Executive Officers in the Sale

Certain members of CNBI’s executive management team and the members of CNBI’s board of directors have financial and other interests in the sale that are in addition to, or different from, their interests as CNBI shareholders generally. CNBI’s board of directors was aware of these interests and considered them, among other matters, in adopting the stock purchase agreement.

Employment Relationships

It is expected that immediately after completion of the sale, the current executive officers of Citizens Bank will be employed by Simmons. It is anticipated that Jack B. Allen and Frank R. Parker, as well as some other executive officers, may enter into non-competition/non-solicitation agreements with Simmons which will provide that neither Mr. Allen nor Mr. Parker may compete with Simmons, solicit or accept business from Simmons’ customers, or solicit Simmons’ employees to terminate their employment with Simmons, for at least one year after leaving Simmons. In addition, other officers or employees may enter into retention bonus agreements, non-competition, non-disclosure, or non-solicitation agreements. It is not anticipated that Paul G. Willson, Chairman of the Board of both CNBI and Citizens Bank, will enter into any such agreements other than the support and non-competition agreement being executed by other directors.

Currently, neither CNBI nor Citizens Bank officers have employment agreements. Certain officers do have Change in Control Compensation Agreements which provide for a lump sum cash payment to approximately 26 officers if there is a change in control of the ownership of CNBI. These payments are scheduled to occur within six months after the change in control occurs, or earlier if the officer’s employment is terminated without cause or the officer resigns with cause. The aggregate payments under these agreements equals $2,925,000.

Citizens Bank has purchased bank owned life insurance, or BOLI, insuring the lives of a number of directors and senior officers of Citizens Bank. BOLI is booked by Citizens Bank as an investment asset for financing the cost of employee benefit plans. In the event of the death of the director and senior officer insured under a split-dollar insurance agreement with the director or senior officer, $50,000 of the proceeds of the BOLI policy is paid to the estate or other beneficiary of the director or senior officer, and the remaining proceeds are paid to Citizens Bank. As of March 31, 2016, the total outstanding value of the BOLI on Citizens Bank’s balance sheet was $5,699,000. After the sale transaction is closed, Simmons intends to continue the BOLI and split-dollar insurance agreements related to those officers and directors who continue to serve Citizens Bank.

It is anticipated that many Citizens Bank employees will continue to be employed by Simmons after the sale. All such employees will receive salaries, and they will be able to participate in all Simmons employee benefit plans, including the Simmons 401(k) plan. CNBI will terminate its 401(k) plan in conjunction with the sale. To the extent permitted under Simmons’ benefit plans, Citizens Bank employees will receive credit for prior service for purposes of eligibility, vesting, and benefit accrual, and waiting periods or exclusions of pre-existing conditions will be waived. Any displaced employees of Citizens Bank will be eligible to apply for positions with Simmons and if not placed in another position with Simmons, will be eligible for the existing Simmons’ severance program.

CNBI Stock Options

In 2000, CNBI reserved 12,000 shares of CNBI common stock for issuance in stock options, which we refer to as the CNBI stock plan. The options are fully vested in the participants. The options are exercisable by making payment of $200 per share any time on or before July 31, 2019.

The following table sets forth holdings of CNBI stock options by CNBI executive officers.

CNBI Stock Plan Awards Outstanding
Participant	Stock Options Fully Vested
Paul G. Willson	6,000
Jack B. Allen	3,000
Frank R. Parker	3,000
TOTALS	12,000

Security Ownership of CNBI Directors and Executive Officers

As of the CNBI record date, there were 148,730.766 shares of CNBI common stock outstanding and entitled to vote. Approximately     % of those voting shares were owned and entitled to be voted by CNBI or Citizens Bank directors and executive officers and their affiliates. It is expected that all of these shares will be voted in favor of the sale proposal. See “Security Ownership of CNBI Directors, Named Executive Officers, and Certain Beneficial Owners of CNBI.”

Support and Non-Competition Agreements

Concurrently with execution of the stock purchase agreement, each of the directors of CNBI, who are not also officers of CNBI, in their capacity as shareholders of CNBI entered into a support and non-competition agreements with Simmons and CNBI, under which the directors agreed to vote their shares of common stock of CNBI in favor of the stock purchase agreement and the sale at the annual meeting of CNBI shareholders and against any competing proposals that may be voted on by CNBI shareholders.

Indemnification; Directors’ and Officers’ Insurance

Simmons has agreed to indemnify and hold harmless each present and former director and officer of Citizens Bank following completion of the sale. This indemnification covers liability and expenses arising out of matters existing or occurring at or prior to the completion of the sale to the fullest extent such persons would have been indemnified as directors and/or officers of Citizens Bank under existing indemnification agreements and/or applicable law. This indemnification includes advancing expenses as incurred provided the person to whom expenses are advanced provides a satisfactory undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification. Simmons also has agreed to maintain a policy of directors’ and officers’ liability insurance coverage for the benefit of Citizens Bank’s directors and officers for six years following completion of the sale as long as the premium to be paid on an annual basis is not more than an agreed upon amount. Presently, Citizens Bank also has various insurance policies and charter and bylaw provisions providing indemnification comparable to that proposed by Simmons.

Dissenters’ Appraisal Rights in the Sale

Introductory Information

General.  Dissenters’ rights with respect to CNBI common stock are governed by the TBCA. CNBI shareholders have the right to dissent from the sale and to obtain payment of the “fair value” of their shares (as specified in the statute) in the event the stock purchase agreement is consummated. Strict compliance with the dissent procedures is mandatory. Subject to the terms of the stock purchase agreement, CNBI or Simmons could elect to terminate the stock purchase agreement even if it is approved by CNBI shareholders, thus cancelling dissenters’ rights.

The term “fair value” means the value of a share of CNBI’s outstanding common stock immediately before the effective date of the sale, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the sale.

CNBI urges any CNBI shareholder who contemplates exercising his, her or its right to dissent to read carefully the provisions of Chapter 23 of the TBCA, which are attached to this proxy statement/prospectus as Annex D. A more detailed discussion of the provisions of the statute is included there. The discussion describes the steps that each CNBI shareholder must take to exercise his, her or its right to dissent. Each CNBI shareholder who wishes to dissent should read both the summary and the full text of the law. CNBI cannot give any CNBI shareholder legal advice. To completely understand this law, each CNBI shareholder may want, and CNBI encourages any CNBI shareholder seeking to dissent, to consult with his, her or its legal advisor. Any CNBI shareholder who wishes to dissent, should not send in a signed proxy unless she, he or it marks his, her or its proxy to vote against the sale or such shareholder will lose the right to dissent.

Address for Notices.  Send or deliver any written notice or demand required concerning any CNBI shareholder’s exercise of his, her or its dissenters’ rights to Kristie McNutt, Assistant Secretary, at P.O. Box 220, Athens, Tennessee 37371-0220.

Act Carefully.  CNBI urges any CNBI shareholder who wishes to dissent to act carefully. CNBI cannot and does not accept the risk of late or undelivered notices or demands. A dissenting CNBI shareholder may call CNBI at (423) 745-026 and ask for Kristie McNutt to deliver confirmation that his, her or its notice or demand has been received. If his, her or its notices or demands are not timely received by CNBI, then such shareholder will not be entitled to exercise his, her or its dissenters’ rights. CNBI shareholders bear the risk of non-delivery and of untimely delivery.

If any CNBI shareholder intends to dissent, or thinks that dissenting might be in his, her or its best interests, such shareholder should read Annex D carefully.

Summary of Chapter 23 of the TBCA — Dissenters’ Rights

The following is a summary of Chapter 23 of the TBCA and the procedures that a shareholder must follow to dissent from the proposed stock purchase agreement and to perfect his, her or its dissenters’ rights and receive cash rather than shares of Simmons common stock, if the stock purchase agreement is approved and the sale is completed. This summary is qualified in its entirety by reference to Chapter 23 of the TBCA, which is reprinted in full as part of this Annex D to this proxy statement/prospectus. Annex D should be reviewed carefully by any shareholder who wishes to perfect his, her or its dissenters’ rights. Failure to strictly comply with the procedures set forth in Chapter 23 of the TBCA will, by law, result in the loss of dissenters’ rights. It may be prudent for a person considering whether to dissent to obtain professional counsel.

If the proposed sale is completed, any CNBI shareholder who has properly perfected his, her or its statutory dissenters’ rights in accordance with Chapter 23 of the TBCA has the right to obtain, in cash, payment of the fair value of such shareholder’s shares of CNBI common stock. By statute, the “fair value” is determined immediately prior to the completion of the sale and excludes any appreciation or depreciation in anticipation of the sale.

To exercise dissenters’ rights under Chapter 23 of the TBCA, a CNBI shareholder must:

•	deliver to CNBI, before the shareholder vote is taken at the CNBI annual meeting, written notice of his, her or its intent to demand payment for his, her or its shares of CNBI common stock if the sale is completed; and
•	not vote his, her or its shares in favor of approving the sale.

A CNBI shareholder of record who fails to satisfy both of these two requirements is not entitled to payment for his, her or its shares of CNBI common stock under Chapter 23 of the TBCA. In addition, any CNBI shareholder who returns a signed proxy but fails to provide instructions as to the manner in which such shares are to be voted will be deemed to have voted in favor of approving the sale and will not be entitled to assert dissenters’ rights.

A CNBI shareholder may assert dissenters’ rights as to fewer than all the shares registered in his, her or its name only if she, he or it dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies CNBI in writing of the name and address of each person on whose behalf she, he or it is asserting dissenters’ rights. The rights of such a partial dissenter are determined as if the shares as to which she, he or it dissents and his, her or its other shares are registered in the names of different CNBI shareholders.

If the sale is approved at the CNBI annual meeting, CNBI must deliver a written dissenters’ notice, or the CNBI dissenters’ notice, to all CNBI shareholders who satisfied the two requirements of Chapter 23 of the TBCA described above. The dissenters’ notice must be sent no later than 10 days after the date that the sale is completed and must:

•	supply a form for demanding payment that includes the first date of any announcement to the shareholders of the principal terms of the proposed sale (May 18, 2016), requires that the CNBI shareholder asserting dissenters’ rights certify whether or not she, he or it acquired beneficial ownership of such shares prior to said date, and requires that the CNBI shareholder asserting dissenters’ rights certify that such shareholder did not vote for the proposed sale;
•	state where the demand for payment must be sent and where and when certificates for certificated shares must be deposited;
•	set a date by which CNBI must receive the demand for payment (which date may not be fewer than 40 nor more than 60 days after the dissenters’ notice is delivered) and state that the shareholder shall have waived the right to demand payment with respect to the shares unless the form is received by the corporation by such specified date;
•	state the corporation’s estimate of the fair value of shares;
•	state that if requested in writing, the corporation will provide to the shareholders so requesting, within 10 days after the date the demand for payment is due the number of shareholders who return the forms by the specified date and the total number of shares owned by them;
•	state the date by which the notice to withdraw under Section 48-23-204 of the TBCA must be received, which date must be within 20 days after the date the demand payment is due; and
•	be accompanied by a copy of Chapter 23, if not previously provided to such CNBI shareholder (set forth in Annex D to this proxy statement/prospectus).

A CNBI shareholder of record on the CNBI record date who receives the CNBI dissenters’ notice must demand payment, certify that she, he or it acquired beneficial ownership of such shares prior to the date set forth in the CNBI dissenters’ notice and deposit his, her or its certificates in accordance with the terms of the CNBI dissenters’ notice. CNBI may elect to withhold payment required by Chapter 23 from the dissenting shareholder unless such shareholder was the beneficial owner of the shares prior to the first announcement of the principal terms of the proposed sale on or about May 18, 2016. A dissenting shareholder will retain all other rights of a CNBI shareholder until those rights are canceled or modified by the completion of the sale. A CNBI shareholder of record who does not demand payment or deposit his, her or its share certificates where required, each by the date set in the CNBI dissenters’ notice, is not entitled to payment for his, her or its shares under Chapter 23 or otherwise as a result of the sale. A demand for payment may not be withdrawn unless consented to by CNBI.

CNBI may restrict the transfer of any uncertificated shares from the date the demand for their payment is received until the sale is completed.

At the closing of the sale or upon receipt of a demand for payment, whichever is later, CNBI must offer to pay each dissenting shareholder who strictly and fully complied with Chapter 23 of the TBCA the amount that CNBI estimates to be the fair value of his, her or its shares, plus accrued interest from the closing of the sale. The offer of payment must be accompanied by:

•	certain recent CNBI financial statements;
•	CNBI’s estimate of the fair value of the shares and interest due;
•	an explanation of how the interest was calculated;
•	a statement of the dissenter’s right to demand payment under Section 48-23-209 of the TBCA; and
•	a copy of Chapter 23 of the TBCA, if not previously provided to such shareholder.

If the sale is not completed within two months after the date set for demanding payment and depositing share certificates, CNBI must return the deposited certificates and release the transfer restrictions imposed on the uncertificated shares. If, after such return or release, the sale is completed, CNBI must send a new CNBI dissenters’ notice and repeat the payment procedure described above.

If a dissenting CNBI shareholder is dissatisfied with or rejects CNBI’s calculation of fair value, such dissenting CNBI shareholder must notify CNBI in writing of his, her or its own estimate of the fair value of those shares and the interest due, and may demand payment of his, her or its estimate, if:

•	the CNBI shareholder believes that the amount offered or paid by CNBI is less than the fair value of his, her or its shares or that the interest due has been calculated incorrectly;
•	CNBI fails to make payment within two months after the date set forth for demanding payment; or
•	CNBI, having failed to complete the sale, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within two months after the date set for demanding payment.

A dissenting CNBI shareholder waives his, her or its right to dispute CNBI’s calculation of fair value unless such shareholder notifies CNBI of his, her or its demand in writing within one month after CNBI made or offered payment for such person’s shares.

If a demand for payment by a CNBI shareholder remains unsettled, CNBI must commence a proceeding in the appropriate court, as specified in Chapter 23 of the TBCA, within two months after receiving the demand for payment, and petition the court to determine the fair value of the shares and accrued interest. If CNBI does not commence the proceeding within two months, CNBI is required to pay each CNBI dissenting shareholder whose demand remains unsettled, the amount demanded. CNBI is required to make all dissenting CNBI shareholders whose demands remain unsettled parties to the proceeding and to serve a copy of the petition upon each CNBI dissenting shareholder. The court may appoint one or more appraisers to receive evidence and to recommend a decision on fair value. Each dissenting shareholder made a party to the proceeding is entitled to judgment for the fair value of such person’s shares plus interest to the date of judgment, exceeds the amount paid by the corporation.

In an appraisal proceeding commenced under Chapter 23 of the TBCA, the court must determine the costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court will assess these costs against CNBI, except that the court may assess the costs against all or some of the dissenting shareholders to the extent the court finds they acted arbitrarily, vexatiously, or not in good faith in demanding payment under Chapter 23 of the TBCA. The court also may assess the fees and expenses of attorneys and experts for the respective parties against CNBI if the court finds that CNBI did not substantially comply with the requirements of Chapter 23 of the TBCA, or against either CNBI or a dissenting shareholder if the court finds that such party acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by Chapter 23 of the TBCA.

If the court finds that the services of the attorneys for any CNBI dissenting shareholder were of substantial benefit to other CNBI dissenting shareholders similarly situated, and that the fees for those services should not be assessed against CNBI, the court may award those attorneys reasonable fees out of the amounts awarded the CNBI dissenting shareholders who were benefitted.

The foregoing does not purport to be a complete statement of the provisions of the TBCA relating to statutory dissenters’ rights and is qualified in its entirety by reference to the dissenters rights provisions of the TBCA, which are reproduced in full in Annex D to this proxy statement/prospectus and which are incorporated herein by reference.

If any CNBI shareholder intends to dissent, or if such shareholder believes that dissenting might be in his, her or its best interests, such shareholder should read Annex D carefully.

Public Trading Markets

Simmons common stock is listed on the NASDAQ Global Select market under the symbol “SFNC”. CNBI common stock is not listed on any stock exchange or quoted on interdealer quotation system. The newly issued Simmons common stock issuable pursuant to the stock purchase agreement will be freely transferable under the Securities Act.

NASDAQ Listing of Simmons Common Stock

Before the closing of the sale, Simmons has agreed to use its reasonable best efforts to cause the shares of Simmons common stock to be issued in the sale to be approved for listing on the NASDAQ Global Select Market. The listing of the shares of Simmons common stock is also a condition to the consummation of the stock purchase agreement.

Regulatory Approvals Required for the Sale

Completion of the sale is subject to prior receipt of certain approvals and consents required to be obtained from applicable governmental and regulatory authorities, without materially adverse conditions or requirements being imposed by any governmental authority as part of a regulatory approval. Subject to the terms and conditions of the stock purchase agreement, Simmons and CNBI have agreed to use their reasonable best efforts and cooperate to promptly prepare and file all necessary documentation and to obtain as promptly as practicable all regulatory approvals necessary or advisable to complete the transactions contemplated by the stock purchase agreement. These approvals include, among others, approval from the Federal Reserve Board.

Federal Reserve Board

The transactions contemplated by the stock purchase agreement are subject to approval by the Federal Reserve Board, pursuant to the BHC Act. Specifically, Simmons has submitted an application pursuant to the BHC Act seeking the prior approval of the Federal Reserve Board to acquire Citizens Bank.

The Federal Reserve Board takes into consideration a number of factors when acting on such applications. These factors include the financial condition and future prospects of the applicant bank holding company, merging bank holding companies, and subsidiary banks (including current and projected capital levels); their managerial resources (including consideration of the competence, experience, and integrity of the officers, directors, and principal shareholders); and the convenience and needs of the communities to be served, including the subsidiary banks’ records of performance under the Community Reinvestment Act, which we refer to as the CRA. As of their most recent CRA examinations, Simmons First National Bank (the predecessor banking entity for Simmons Bank) and Citizens Bank had CRA ratings of “satisfactory.”

The Federal Reserve Board also is required to consider the effectiveness of the applicant in combatting money laundering, including a review of the anti-money laundering program of the applicant and the anti-money laundering compliance record of banks to be acquired as part of the transaction. Finally, the Federal Reserve Board takes into consideration the extent to which the transaction would result in greater or more concentrated risks to the stability of the U.S. banking or financial system.

In evaluating an application pursuant to the BHC Act, the Federal Reserve Board may not approve an application if the transaction would result in a monopoly or further any conspiracy or attempt to monopolize the business of banking in any part of the United States. The Federal Reserve Board also may not approve an application if the effect of the transaction may be substantially to lessen competition in any section of the country or in any other manner be in restraint of trade, unless the Federal Reserve Board concludes that the transaction’s anti-competitive effects are clearly outweighed by its probable effect in meeting the convenience and needs of the community. The Federal Reserve Board may not approve an application if the applicant has failed to provide the Federal Reserve Board with adequate assurances that the applicant will make available information on its operations and activities and its affiliates’ operations and activities necessary to determine compliance with the BHC Act and other applicable federal banking statutes.

Furthermore, Simmons is required to publish notice of its applications under the BHC Act and to provide the opportunity for public comment on these applications. The Federal Reserve Board takes into account the views of third party commenters, particularly on the subject of the convenience and needs of the communities to be served. The Federal Reserve Board may upon request or upon its own initiative hold a public hearing or meeting to clarify facts or issues raised by the application in order to aid in the Federal Reserve Board’s decision-making process. Any hearing, meeting or comments provided by third parties could prolong the period during which the applications are under review by the Federal Reserve Board.

Transactions approved under the BHC Act generally may not be completed until 30 days after the approval of the appropriate federal banking agency is received (here, the Federal Reserve Board), during which time the Department of Justice, which we refer to as the DOJ, may initiate legal action to prevent consummation of the transaction if the DOJ determines the transaction may have a significantly adverse effect on competition. With the approval of the applicable federal agency and the concurrence of the DOJ, the 30-day waiting period may be reduced to no less than 15 days. The commencement of an antitrust action would stay the effectiveness of such an approval unless a court specifically ordered otherwise. In reviewing the sale, the DOJ could analyze the sale’s effect on competition differently than the Federal Reserve Board, and thus it is possible that the DOJ could reach a different conclusion than the Federal Reserve Board regarding the transaction’s effects on competition. A determination by the DOJ not to object to the transaction may not prevent the filing of antitrust actions by private persons or state attorneys general.

Additional Regulatory Approvals and Notices

Notifications and/or applications requesting approval may be submitted to various other federal and state regulatory authorities and self-regulatory organizations.

Simmons and CNBI believe that the sale does not raise significant regulatory concerns and that we will be able to obtain all requisite regulatory approvals. Neither of Simmons nor CNBI can assure you that all of the regulatory approvals described above will be obtained and, if obtained, we cannot assure you as to the timing of any such approvals, our ability to obtain the approvals on satisfactory terms or the absence of any litigation challenging such approvals. In addition, there can be no assurance that such approvals will not impose conditions or requirements that, individually or in the aggregate, would or could reasonably be expected to have a material adverse effect on the financial condition, results of operations, assets or business of the combined company.

Simmons and CNBI are not aware of any material governmental approvals or actions that are required for completion of the sale other than those described above. It is presently contemplated that if any such additional governmental approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

THE DISSOLUTION

At the annual meeting, subject to the sale by CNBI of Citizens Bank to Simmons, you also will be asked to consider and act upon the ultimate dissolution of CNBI and the distribution of its assets to the shareholders of CNBI. The CNBI board of directors deems it advisable and in the best interests of CNBI to dissolve, liquidate, and terminate CNBI by filing articles of dissolution and then articles of termination of corporate existence with the Tennessee Secretary of State; and to adopt a plan of dissolution in the form attached as Annex B.

In accordance with TBCA Section 48-24-101 et seq, after the sale to Simmons, CNBI plans to implement the voluntary dissolution procedures allowed by Tennessee law beginning with the filing of articles of dissolution, which will include the plan of dissolution, with the Tennessee Secretary of State. CNBI then will make an initial distribution of the Stock Consideration and the Aggregate Liquidation Amount to CNBI shareholders, but it will retain a projected cash reserve in an amount determined by CNBI management to satisfy and pay out all known and unknown claims, including but not limited to salaries, director and officer or other liability insurance, accounting, legal, taxes, and other operational expenses. The projected cash reserve is anticipated to be approximately $100,000.

CNBI’s operations then will be limited to winding-up its business and affairs, disposing of its property, discharging its liabilities, and distributing to its shareholders any remaining assets. CNBI management has identified minimal claims against CNBI, and after these claims have been paid and appropriate notices given to current and potential creditors, the remaining cash or other assets will be distributed to the CNBI shareholders, which is anticipated to occur before the end of 2016. CNBI finally would file articles of termination of corporate existence with the Tennessee Secretary of State, which will terminate the charter and corporate existence of CNBI.

The voluntary dissolution procedures under the TBCA include procedures for CNBI to provide certain notices to those with both known and unknown claims against CNBI. Known claimants have four months after the effective date of written notice directed to them to file a claim. Unknown claimants have two years after the publication of notice to begin a proceeding to enforce a claim. If CNBI already has terminated its corporate existence and distributed all of its remaining assets to its shareholders (for which it is not required to wait for the above time periods to end), a claim may be enforced against a CNBI shareholder, but only to the extent of the CNBI shareholder’s pro rata share of the claim or the assets distributed to such CNBI shareholder in liquidation, whichever is less. A CNBI shareholder’s total liability for all claims may not exceed the total amount of assets distributed to the shareholder.

Approval of the dissolution proposal requires the affirmative vote of holders of a majority of the shares of CNBI common stock outstanding and entitled to vote with respect to the dissolution proposal. Approval of the dissolution proposal is not required to approve the sale proposal or complete the sale; however, approval of the sale proposal and completion of the sale is required to complete the dissolution. See “Risk Factors —  Approval of the dissolution proposal is not required to approve the sale proposal or complete the sale” for information regarding certain risks if the dissolution is not approved.

The CNBI board of directors unanimously recommends a vote “FOR” the dissolution proposal.

ELECTION OF DIRECTORS

The persons listed below have been nominated by the CNBI board of directors to serve as directors for a one-year term expiring at the annual meeting of CNBI shareholders occurring in 2017. Each nominee has consented to serve on the CNBI board of directors. If any nominee were to become unavailable to serve as a director, the CNBI board of directors may designate a substitute nominee. In that case, the persons named as proxies on the accompanying proxy card will vote for the substitute nominee designated by the CNBI board of directors. The chart below contains additional information regarding the nominees.

Name, City, State	Age	Office in CNBI	Office in Bank	Principal Occupation
Jack B. Allen Athens, Tennessee	65	President, Treasurer, Director	President, CEO, Director	Banker
Charles B. Cox Athens, Tennessee	58	Director	Director	Physician
Robert M. Goodfriend Knoxville, Tennessee	65	Director	Director	Retired
Rebecca O. Jaquish Athens, Tennessee	73	Director	Director	Retired
Richard E. Lay Athens, Tennessee	60	Director	Director	Realtor
Mintie C. Willson Niota, Tennessee	88	Director, Secretary	Director	Farmer
Paul G. Willson Athens, Tennessee	64	Chairman, CEO, Director	Chairman, Director	Banker

Approval of the CNBI director election proposal requires the affirmative vote of holders of a plurality of the votes cast, in person or by proxy, by all CNBI shareholders entitled to vote at the CNBI annual meeting. Each proxy solicited on behalf of CNBI board of directors will be voted “FOR” each of the nominees for election to CNBI board of directors unless the CNBI shareholder instructs otherwise in the proxy.

The CNBI board of directors unanimously recommends a vote “FOR” the director election proposal.

THE STOCK PURCHASE AGREEMENT

The following describes certain aspects of the sale, including certain material provisions of the stock purchase agreement. The following description of the stock purchase agreement is subject to, and qualified in its entirety by reference to, the stock purchase agreement, which is attached to this proxy statement/prospectus as Annex A, which is incorporated herein by reference. We urge you to read the stock purchase agreement carefully and in its entirety, as it governs the sale.

Structure of the Sale

The boards of directors of Simmons, CNBI and Citizens Bank, have adopted the stock purchase agreement. Under the stock purchase agreement, Simmons will acquire from CNBI all of the capital stock of Citizens Bank. Following the completion of the sale, Citizens Bank will continue to exist as a wholly owned subsidiary of Simmons and CNBI will continue to exist as a separate legal entity. Simmons expects the sale to occur in the third quarter of 2016. Within a short period of time following the closing of the sale, Simmons anticipates merging Citizens Bank into Simmons Bank with Simmons Bank as the surviving bank.

Consideration

As consideration for the sale, CNBI will receive $40,348,222 in cash and 835,741 shares of Simmons common stock. Both the Stock Consideration and the Cash Consideration will be paid directly to CNBI, and not to CNBI shareholders. Subject to approval of the dissolution proposal, CNBI expects to distribute all of the Stock Consideration and a majority of the Cash Consideration to its shareholders in the dissolution as described in this proxy statement/prospectus. CNBI and Citizens Bank intend to seek regulatory approval for Citizens Bank pay a special dividend of at least $3,000,000 to CNBI immediately prior to the closing of the sale. The amount of the special dividend in excess of $3,000,000 will be credited toward the Cash Consideration, with the remainder to be paid by a cash payment from Simmons at closing.

Closing of the Sale

The sale will be completed only if all of the respective conditions set forth in the stock purchase agreement and discussed in this proxy statement/prospectus are either satisfied or waived. See “— Conditions to Consummate the Sale.”

The sale will become effective upon the closing of the stock purchase agreement, which is expected to occur at 10 a.m., Eastern Time, on the third business day after the expiration of all applicable waiting periods in connection with government approvals occurs and all conditions to the consummation of the stock purchase agreement are satisfied or waived, or on such earlier or later date as may be agreed upon by the parties. It currently is anticipated that the completion of the sale will occur in the third quarter of 2016, subject to the receipt of regulatory approvals and other customary closing conditions, but the parties cannot guarantee when the sale will be completed.

Representations and Warranties

The representations, warranties and covenants described below and included in the stock purchase agreement were made only for purposes of the stock purchase agreement and as of specific dates, are solely for the benefit of Simmons, CNBI and Citizens Bank, and may be subject to limitations, qualifications or exceptions agreed upon by the parties, including being qualified by confidential disclosures made for the purposes of, among other things, allocating contractual risk among the parties to the stock purchase agreement rather than establishing matters as facts, and may be subject to standards of materiality that differ from those standards relevant to investors. You should not rely on the representations, warranties, covenants or any description thereof as characterizations of the actual state of facts or condition of Simmons, CNBI, Citizens Bank or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the stock purchase agreement, which subsequent information may or may not be fully reflected in public disclosures by Simmons. The representations and warranties, other provisions of the stock purchase agreement or any description of these provisions should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement/prospectus, the documents incorporated by reference into this proxy statement/prospectus and the other reports, statements and filings that Simmons publicly files with the SEC. See “Where You Can Find More Information.”

In the stock purchase agreement, CNBI and Citizens Bank have made customary representations and warranties to Simmons with respect to, among other things:

•	corporate matters, including due organization and qualification and subsidiaries;
•	authority relative to execution and delivery of the stock purchase agreement, and the enforceability of the stock purchase agreement,
•	CNBI’s and Citizens Bank’s capitalization, including in particular the number of shares of Citizens Bank common stock issued and outstanding;
•	required governmental and other regulatory filings and consents and approvals in connection with the sale and the operation of its business;
•	the absence of conflicts with, or violations of, organizational documents, material contracts or other obligations as a result of the sale;
•	title to shares;
•	financial statements; books and records and absence of undisclosed liabilities;
•	reports, registrations and statements filed with regulatory authorities;
•	the absence of certain changes or events;
•	title to assets;
•	insurance matters;
•	tax matters;
•	matters with respect to Citizens Bank’s material contracts;
•	licenses, permits and orders;
•	employee benefit matters;
•	labor and employment matters;
•	legal proceedings;
•	compliance with applicable laws, rules or regulations;
•	compliance with the Community Reinvestment Act of 1977, and the regulations promulgated thereunder;
•	environmental matters;
•	real property matters;
•	intellectual property and privacy matters;
•	the accuracy of information supplied for inclusion in this proxy statement/prospectus and other similar documents;
•	loan portfolios;
•	allowance for loan and lease losses;
•	derivative transactions entered into for the account of Citizens Bank;
•	fiduciary activities;
•	regulatory agreements;
•	investment securities;
•	affiliate transactions;

•	the inapplicability of state anti-takeover statutes;
•	compliance with the Foreign Corrupt Practices Act of 1977, as amended;
•	the absence of sanctions imposed by the U.S. Department of the Treasury’s Office of Foreign Assets Control;
•	compliance with money laundering laws;
•	investment advisory and broker-dealer subsidiaries;
•	insurance operations;
•	broker’s fees payable in connection with the sale; and
•	receipt by the CNBI board of directors of the fairness opinion from Mercer.

In the stock purchase agreement, Simmons made customary representations and warranties to CNBI and Citizens Bank with respect to, among other things:

•	corporate matters, including due organization and qualification and subsidiaries;
•	authority relative to execution and delivery of the stock purchase agreement, and the enforceability of the stock purchase agreement;
•	Simmons’ capitalization, including in particular the number of shares of Simmons common stock issued and outstanding;
•	Simmons SEC filings since December 31, 2015, including financial statements contained therein;
•	internal controls and compliance with the Sarbanes-Oxley Act of 2002;
•	the absence of undisclosed liabilities;
•	the absence since December 31, 2015 of a material adverse effect on Simmons;
•	required governmental and other regulatory filings and consents and approvals in connection with the sale and the operation of its business;
•	and the absence of conflicts with, or violations of, organizational documents, material contracts or other obligations as a result of the sale;
•	tax matters;
•	compliance with laws, orders and permits;
•	legal proceedings;
•	reports filed with regulatory authorities other than the SEC since December 31, 2012;
•	the accuracy of the information supplied by Simmons in this proxy statement/prospectus; and
•	the absence of undisclosed brokers’ fees and expenses.

Many of the representations and warranties in the stock purchase agreement made by CNBI, Citizens Bank and Simmons are qualified by a “materiality” or “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, would, as the case may be, be material to or have a material adverse effect on CNBI or Simmons, as applicable).

Under the stock purchase agreement, a material adverse effect is defined, with respect to a party, any fact, circumstance, event, change, effect, development or occurrence that, individually or in the aggregate together with all other facts, circumstances, events, changes, effects, developments or occurrences, directly or indirectly, (1) prevents or materially impairs the ability of a party to timely consummate the transactions contemplated by the stock purchase agreement, or (2) has had or would reasonably be expected to result in a material adverse effect on the condition (financial or otherwise), results of operations, assets, liabilities or business of such party and its subsidiaries taken as a whole, but does not include effects to the extent resulting from the following (except, in certain instances, to the extent that the effects of such change disproportionately affect such party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its subsidiaries operate):

•	changes after the date of the stock purchase agreement in GAAP or regulatory accounting requirements;
•	changes after the date of the stock purchase agreement in laws of general applicability to companies in the financial services industry;
•	changes after the date of the stock purchase agreement in global, national or regional political conditions or general economic or market conditions in the United States (and with respect to CNBI and Citizens Bank, the State of Tennessee, and with respect to Simmons, the State of Arkansas), including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets) affecting other companies in the financial services industry;
•	after the date of the stock purchase agreement, general changes in the credit markets or general downgrades in the credit markets;
•	failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including any underlying causes thereof unless separately excluded under the stock purchase agreement, or changes in the trading price of a party’s common stock, in and of itself, but not including any underlying causes unless separately excluded under the stock purchase agreement;
•	the public disclosure of the stock purchase agreement and the impact thereof on relationships with customers or employees;
•	any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism; or
•	actions or omissions taken with the prior written consent of the other party or expressly required by the stock purchase agreement.

The representations and warranties in the stock purchase agreement do not survive the closing of the sale and, as described below under “— Effect of Termination,” if the stock purchase agreement is validly terminated, the stock purchase agreement will become void and have no effect (except with respect to designated provisions of the stock purchase agreement, including those related to payment of fees and expenses and the confidential treatment of information), unless a party materially breached the stock purchase agreement or a party intentionally breached the stock purchase agreement, acted in bad faith or committed fraud.

Covenants and Agreements

Conduct of Businesses Prior to the Closing of the Sale

CNBI and Citizens Bank have each agreed that, prior to the closing of the sale or termination of the stock purchase agreement, unless the prior written consent of Simmons has been obtained, to (1) operate the business of Citizens Bank only in the usual, regular and ordinary course, consistent with past practice, (2) use its reasonable best efforts to preserve intact Citizens Bank’s business organization and maintain Citizens Bank’s rights, authorizations, franchises, advantageous business relationships with customers, vendors, strategic partners, suppliers, distributors and others doing business with it, and the services of its officers and key employees, and (3) maintain, renew, keep in full force and effect and preserve Citizens Bank’s rights, franchises and licenses and permits. In addition, each of Simmons, CNBI and Citizens Bank have agreed to, and have agreed to cause their respective subsidiaries, to cooperate and use their respective reasonable best efforts to prepare all documentation, to make all filings and to obtain all permits, consents, approvals and authorizations of all third parties, governmental authorities, including the requisite regulatory approvals, required for the transactions contemplated by the stock purchase agreement and to perform their respective covenants and agreements under the stock purchase agreement and to consummate the transactions contemplated by the stock purchase agreement on a timely basis.

Additionally, CNBI and Citizens Bank have each agreed that prior to the closing of the sale or termination of the stock purchase agreement, unless the prior written consent of Simmons has been obtained and except for certain exceptions and as otherwise expressly contemplated in the stock purchase agreement, each of CNBI and Citizens Bank will not, and CNBI will not permit Citizens Bank to, undertake the following actions or commit to undertake the following actions:

•	amend its charter or bylaws or other of its governing documents;
•	issue, grant sell, pledge, dispose of, encumber, authorize or propose the issuance of, enter into any contract to issue, sell, pledge, dispose of, encumber, or authorize or propose the issuance of, or otherwise permit to become outstanding, any additional shares of Citizens Bank common stock or any other capital stock of Citizens Bank, or any stock appreciation rights, or any option, warrant, or other equity rights;
•	repurchase, redeem, or otherwise acquire or exchange, directly or indirectly, any shares, or any securities convertible into or exchangeable or exercisable for any shares, of the capital stock of Citizens Bank, or make, declare, pay or set aside for payment any dividend or set any record date for or declare or make any other distribution in respect of Citizens Bank common stock (other than the special dividend) or other equity interests;
•	incur, assume, guarantee, endorse or otherwise as an accommodation become responsible for any additional debt obligation or other obligation for borrowed money (other than the creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank, entry into repurchase agreements, advances from the Federal Home Loan Bank, the endorsement of checks and other negotiable instruments in the normal process of collection and issuing new letters of credit in amounts and on terms in the ordinary course of business);
•	(1) grant any increase in compensation or benefits to the employees or officers of CNBI or any of its subsidiaries, except (A) for merit-based or promotion-based increases in annual base salary or wage rate for employees (other than directors or executive officers of CNBI or Citizens Bank), in the ordinary course consistent with past practice that do not exceed, in the aggregate 3% of the aggregate cost of all employee annual base salaries and wages in effect as of the date of the stock purchase agreement, or (B) as required by employee benefit plans in effect on the date of the stock purchase agreement; (2) pay or agree to pay any pension, retirement allowance or other employee benefit not required or permitted by any existing pension plan or other employee benefit agreement or to any such director, officer or employee, whether past or present, or otherwise pay any amounts to any such individual not otherwise due; (3) enter into, adopt or amend or agree to enter into, adopt or amend, any employment, bonus, severance or retirement contract or adopt or amend, or agree to adopt or amend, any employee benefit plan; (4) pay any (A) severance or termination pay or (B) any bonus, in either case other than pursuant to employee benefit in effect on the date of the stock purchase agreement and in the case of clause (A) subject to receipt of an effective release of claims from the employee, and in the case of clause (B) to the extent required under the terms of the plan without the exercise of any upward discretion; (5) accelerate the vesting of or lapsing restrictions with respect to any incentive or other compensation under any employee benefit plan; (6) change any actuarial or other assumptions used to calculate funding obligations with respect to any employee benefit plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP; (7) except for loans for payment of option exercise prices to be made by CNBI to current option holders, loan or advance any money or other property to any officers, employees or directors of CNBI or Citizens Bank other than in the ordinary course of business consistent with past practice and in accordance with applicable law; (8) hire any new officer, employee, consultant or service provider at an annual salary or other annual compensation in exchange for services of greater than $50,000 individually; (9) terminate the employment of any officer or employee whose annual base salary or other annual compensation is greater than $75,000, other than terminating an officer or employee for “cause”; (10) enter into any new, or amend any existing, collective bargaining agreement or similar agreement with respect to any employees thereof; or (11) provide any funding for any rabbi trust or similar arrangement;
•	except as required by law or with respect to ERISA plans, as necessary to maintain the tax qualification status, (1) adopt any new employee benefit plan of Citizens Bank or any of its subsidiaries or terminate or withdraw from, or amend, any Citizens Bank employee benefit plan; (2) make any distributions from such employee benefit plans, except as required by the terms of such plans; or (3) fund or in any other way secure the payment of compensation or benefits under any Citizens Bank employee benefit plan;
•	enter into, renew, extend, modify, amend or terminate specified material contracts;
•	make, or commit to make, any capital expenditures in excess of $5,000 individually or $25,000 in the aggregate;
•	cancel or release any material indebtedness owed to any person or any claims held by any person, except for (1) sales of loans and sales of investment securities, in each case in the ordinary course of business consistent with past practice; or (2) as expressly required by the terms of any contracts in force at the date of the stock purchase agreement;
•	make any change in any tax or accounting principles, practices or methods or systems of internal accounting controls, except as may be required to conform to changes in tax laws or regulatory accounting requirements or GAAP;
•	make or acquire any loan or issue a commitment (including a letter of credit) or renew or extend an existing commitment for any loan, or amend or modify in any material respect any loan, except for (1) loans or commitments for loans in full compliance with the Citizens Bank’s underwriting policy and related loan policies in effect as of the date of the stock purchase agreement without utilization of an exception to the Citizens Bank’s underwriting policy and related loan policies; (2) loans or commitments for loans with a principal balance equal to or less than $250,000 in full compliance with the Citizens Bank’s underwriting policy and related loan policies in effect as of the date of the stock purchase agreement, including pursuant to an exception to such underwriting policy and related loan policies that is reasonable in light of the underwriting of the borrower for such loan or commitment; and (3) amendments or modifications of any existing loan in full compliance with the Citizens Bank’s underwriting policy and related loan policies in effect as of the date of the stock purchase agreement without utilization of any of the exceptions provided therein;
•	reduce the allowance for loan and lease losses, or ALLL, below the aggregate amount of the ALLL as of the date of the stock purchase agreement, or modify, change or amend the methodologies used to compute ALLL in effect as of the date stock purchase agreement;
•	materially change or restructure its investment securities portfolio policy or its hedging practices or policies, or change its policies with respect to the classification or reporting of such portfolios, or invest in any mortgage-backed or mortgage-related securities which would be considered “high-risk” securities under applicable regulatory pronouncements or change its interest rate exposure through purchases, sales or otherwise, or the manner in which its investment securities portfolios are classified or reported;
•	alter materially its interest rate or fee pricing policies with respect to depository accounts of Citizens Bank or waive any material fees with respect thereto;
•	(1) except for purchases of investment securities in the ordinary course of business consistent with past practice, purchase any securities or make any acquisition of or investment in, either by purchase of stock or other securities or equity interests, contributions to capital, asset transfers, purchase of any assets (including any investments or commitments to invest in real estate or any real estate development project) or other business combination, or by formation of any joint venture or other business organization or by contributions to capital (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business), any person other than Citizens Bank, or otherwise acquire direct or indirect control over any person; or (2) enter into a plan of consolidation, merger, share exchange, share acquisition, reorganization or complete or partial liquidation with any person, or a letter of intent, memorandum of understanding or agreement in principle with respect thereto;
•	enter into any securitizations of any loans or create any special purpose funding or variable interest entity other than on behalf of clients;
•	make, change or revoke any tax election, change any material method of tax accounting, adopt or change any taxable year or period, file any amended material tax returns, settle or compromise any material tax claim, audit, assessment or dispute or surrender any right to claim a material tax refund;
•	(1) purchase any new insurance policy, including any director and officer insurance; (2) make any material changes in its policies and practices with respect to insurance policies including materially reducing the amount of insurance coverage currently in place or filing to renew or replace any existing insurance policies; or (3) permit any insurance policy naming it as a beneficiary or a loss payable payee to be canceled or terminated prior to the closing of the sale, except insurance policies that are replaced without material diminution of or gaps in coverage;
•	pay, discharge, or satisfy any liabilities (absolute, accrued, asserted or unasserted, contingent or otherwise), other than in the ordinary course of business consistent with past practice, or fail to pay or otherwise satisfy (except if being contested in good faith) any material accounts payable or liabilities when due and payable;
•	pay or distribute, agree to pay or distribute or incur an obligation to pay or distribute, to CNBI or any affiliate thereof any money or other property, or waive, discharge or otherwise extinguish any claim against or obligation of any such person;
•	cancel, compromise, waive or release any right or claim (or series of related rights and claims) under or with respect to the business of Citizens Bank;
•	foreclose upon or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment (except where such an assessment has been conducted in the preceding 12 months) of the property or foreclose upon any commercial real estate if such environmental assessment indicates the presence of hazardous material;
•	repurchase, or provide indemnification relating to, loans in the aggregate in excess of $100,000;
•	except as required by law or applicable regulatory authorities, (1) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; (2) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; (3) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk; or (4) alter its methods or policies of underwriting, pricing, originating, warehousing, selling and servicing, or buying or selling rights to service loans;
•	permit the commencement of any construction of new structures or facilities upon, or purchase or lease any real property in respect of any branch or other facility, or make any application to open, relocate or close any branch or other facility;
•	license, sell, abandon, invalidate or allow to lapse the right to use any of Citizens Bank’s material intellectual property;
•	commence any litigation other than in the ordinary course of business consistent with past practice, or settle, waive or release or agree or consent to the issuance of any order in connection with any litigation (1) involving any liability of Citizens Bank or any of its subsidiaries for money damages in excess of $10,000 or that would impose any restriction on the operations, business or assets of Citizens Bank or any of its subsidiaries; or (2) arising out of or relating to the transactions contemplated by the stock purchase agreement;

•	enter into any new line of business or change in any material respect its lending, investment, risk and asset-liability management, interest rate, fee pricing or other material banking or operating policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof);
•	knowingly take any action that is intended to or would reasonably be likely to adversely affect or materially delay the ability of Simmons, CNBI or Citizens Bank to obtain any necessary governmental and regulatory approvals required for the sale, or to perform its covenants and agreements under the stock purchase agreement, or to consummate the transactions contemplated by the stock purchase agreement;
•	enter into (or modify in any way adverse to the Citizens Bank) any agreement or arrangement with any of the Bank’s affiliates, or its or its affiliates officers, directors, or employees; or
•	authorize, or commit or agree to take, any of the foregoing actions.

In addition, every two weeks after the date of the stock purchase agreement, CNBI and Citizens Bank agreed to provide Simmons a report describing all of the following which has occurred in the prior two weeks:

•	any new, renewed, extended, modified, amended or terminated contracts that provide for aggregate annual payments of $1,000 or more; and
•	new loans or commitments (including a letter of credit) for loans in excess of $250,000, any renewals or extensions of existing loans or commitments for any loans in excess of $250,000, or any material amendments or modifications to loans in excess of $250,000.

Simmons has agreed that prior to the closing of the sale or termination of the stock purchase agreement, unless the prior written consent of CNBI has been obtained (which consent of CNBI may not unreasonably withhold, condition or delay) and except as otherwise expressly contemplated in the stock purchase agreement, Simmons will not, and will not permit any of its subsidiaries to, among other things, undertake the following actions:

•	amend Simmons’ certificate of incorporation or bylaws or other governing documents of Simmons or its significant subsidiaries in a manner that would adversely affect CNBI or its shareholders relative to other holders of Simmons common stock;
•	take any action that could reasonably be expected to impede or materially delay (1) the receipt of any approvals of any regulatory authority required to consummate the transactions contemplated by the stock purchase agreement or (2) the consummation of the transactions contemplated by the stock purchase agreement; or
•	agree to take, make any commitment to take or adopt any resolutions of the Simmons board of directors in support of, any of the above prohibited actions.

Regulatory Matters

Simmons, CNBI and Citizens Bank have agreed to file all reports required to be filed with regulatory authorities between the execution of the stock purchase agreement and the consummation of the sale contemplated thereby, and to deliver to the other party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC or the Federal Reserve, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in stockholders’ equity, and cash flows for the period then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material) or applicable regulatory accounting principles consistently applied, except as may be otherwise indicated in the notes thereto and except for the omission of footnotes.

Employee Matters

The stock purchase agreement provides that employees of Citizens Bank generally will be eligible to receive benefits that are, as a whole, comparable to those provided to similarly situated Simmons employees. Additionally, employees of Citizens Bank generally will receive service credit based on their service with Citizens for purposes of participation in the Simmons benefit plans and credit for covered expenses incurred prior to the closing of the sale for purposes of satisfying deductibles and out-of-pocket expenses under health care plans.

Prior to the closing of the sale, if requested by Simmons, CNBI and Citizens Bank will (1) terminate the CNBI 401(k) Plan; and (2) cooperate with Citizens to amend, freeze, terminate or modify any other CNBI or Citizens Bank benefit plan to the extent and in the matter determined by Simmons effective upon the closing of the sale.

Indemnification and Insurance for Directors and Officers

The stock purchase agreement provides that for six years after the closing of the sale, Simmons will indemnify, defend and hold harmless each of the present and former directors and officers of Citizens Bank against all liabilities arising out of actions or omissions arising out of such person’s services in such capacities to the fullest extent permitted by applicable law and Citizen’s governing documents in effect on the date of the stock purchase agreement (including any provisions relating to the advancement of expenses incurred in the defense of any litigation).

The stock purchase agreement requires Simmons to use its reasonable best efforts to maintain for a period of six years after the effective time of the sale Citizens Bank’s existing directors’ and officers’ liability insurance policy, or policies of at least the same coverage and amounts and containing terms and conditions which are substantially no less advantageous than the current policy (or, with the consent of Citizens Bank prior to the closing of the sale), with respect to claims arising from facts or events that occurred prior to the closing of the sale, and covering such individuals who are currently covered by such insurance. In lieu of the insurance described in the preceding sentence, prior to the closing of the sale, Simmons, or Citizens Bank, in consultation with Simmons, may obtain a six-year “tail” prepaid policy providing coverage equivalent to such insurance.

Certain Additional Covenants

The stock purchase agreement also contains additional covenants, including covenants relating to the filing of this proxy statement/prospectus, obtaining required consents, the listing of the shares of Simmons common stock to be issued in the sale and public announcements with respect to the transactions contemplated by the stock purchase agreement.

Agreement Not to Solicit Other Offers

CNBI has agreed that it and its subsidiaries will not, and will cause their respective representatives not to, directly or indirectly take any action to solicit, encourage (including by providing information or assistance), initiate, facilitate or engage in discussions or negotiations with, or provide or make available any information to or enter into any agreement with any person (other than Simmons and its affiliates and representatives) concerning any offer, inquiry, proposal or indication of interest (whether communicated to CNBI, Citizens Bank or its affiliates or publicly announced and whether binding or non-binding) by such person involving an acquisition proposal.

CNBI has agreed to, and to direct its representatives to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any third party conducted prior to May 18, 2016, with respect to any offer or proposal that constitutes, or may reasonably be expected to lead to, an acquisition proposal, to request the prompt return or destruction of all confidential information previously furnished to any third party that has made or indicated an intention to make an acquisition proposal.

If CNBI, Citizens Bank or any of their affiliates or representatives receives an offer or proposal (whether written or oral) or any request for nonpublic information or any inquiry relating to an acquisition proposal, CNBI has agreed to, as promptly as practicable (but in no event more than 24 hours), notify Simmons in writing of the receipt of such acquisition proposal, request or inquiry, and the terms and conditions of such acquisition proposal, request or inquiry (including, in each case, the identity of the person making any such acquisition proposal, request or inquiry), and CNBI shall as promptly as practicable (but in no event more than 24 hours) provide to Simmons (i) a copy of such acquisition proposal, request or inquiry, if in writing, or (ii) a written summary of the material terms of such acquisition proposal, request or inquiry, if oral. CNBI has agreed to provide Simmons, as promptly as practicable (but in no event more than 24 hours), with notice setting forth all such information as is necessary to keep Simmons informed on a current basis in all material respects of all communications regarding (including material amendments or proposed material amendments to) such acquisition proposal, request or inquiry.

For purposes of the stock purchase agreement, an “acquisition proposal” means (1) the acquisition or recapitalization of CNBI or Citizens Bank; (2) a merger, consolidation or other business combination involving CNBI or the Citizens Bank; (3) the acquisition (by purchase, lease, license, or otherwise) of any of the assets or equity securities of the CNBI or the Citizens; or (4) similar transactions involving the CNBI or Citizens Bank.

Shareholder Meeting and Recommendation of Boards of Directors

CNBI has agreed to hold a meeting of its shareholders for the purpose of voting upon approval of the stock purchase agreement as promptly as reasonably practicable after the registration statement of which this proxy statement/prospectus is a part is declared effective by the SEC. CNBI will use its reasonable best efforts to obtain from its shareholders the requisite shareholder approval of the stock purchase agreement, including by recommending that its shareholders approve the stock purchase agreement. CNBI has also agreed that it shall adjourn or postpone the meeting of CNBI shareholders, if, as of the time for which such meeting is originally scheduled there are insufficient shares of CNBI common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of the meeting of CNBI shareholders, CNBI has not recorded proxies representing a sufficient number of shares necessary to obtain the approval of the sale proposal and approval of the stock purchase agreement; however, CNBI shall only be required to adjourn or postpone the meeting or CNBI shareholders three times in the latter case.

The CNBI board of directors has agreed to recommend that CNBI shareholders vote in favor of approval of the stock purchase agreement and to not withdraw, qualify or modify (or publicly propose to withdraw, qualify or modify) such recommendation in any manner adverse to Simmons, or take any action or make any public statement, filing or release inconsistent with such recommendation (which is referred to as a change in Simmons’ recommendation).

Conditions to Consummate the Sale

Our respective obligations to consummate the sale are subject to the fulfillment or waiver of the following conditions:

•	the approval by CNBI shareholders of the stock purchase agreement and the transactions contemplated thereby;
•	the receipt of all regulatory approvals, consents, non-objections and waivers required from the Federal Reserve and any other required regulatory approvals or consents, the failure of which to obtain would reasonably be expected to have a material adverse effect on Simmons or Simmons Bank (considered as a consolidated entity), in each case required to consummate the transactions contemplated by the stock purchase agreement, and expiration of all related statutory waiting periods; provided that no such required regulatory approval may impose a burdensome condition on Simmons;
•	the absence of any rule, regulation, law, judgment, injunction or order (whether temporary, preliminary or permanent) by any court or regulatory authority of competent jurisdiction prohibiting, restricting or making illegal consummation of the transactions contemplated by the stock purchase agreement;
•	the effectiveness of the registration statement of which this proxy statement/prospectus is a part under the Securities Act and the absence of any stop order, action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the registration statement;

•	the approval of the listing on the NASDAQ Global Select Market of the Simmons common stock to be issued in the sale; and
•	the accuracy of the representations and warranties of the other party in the stock purchase agreement as of the date of the stock purchase agreement and as of the closing date of the sale, subject to the materiality standards provided in the stock purchase agreement, and the performance by the other party in all material respects of all agreements and covenants of such party under the stock purchase agreement prior to the closing date of the sale (and the receipt by each party of a certificate from the other party to such effect).

In addition, Simmons’ obligation to consummate the sale is subject to CNBI’s satisfaction of certain asset quality metrics and the holders of not more than five percent of the outstanding shares of CNBI common stock having demanded, properly and in writing, appraisal for such shares under Section 48-23-102 of the TBCA, or the waiver of such condition by Simmons.

Approval of the dissolution proposal is not required to approve the sale proposal or complete the sale. Neither Simmons nor CNBI can provide assurance as to when or if all of the conditions to the sale can or will be satisfied or waived by the appropriate party. As of the date of this proxy statement/prospectus, the parties do not have reason to believe that any of these conditions will not be satisfied.

Termination of the Stock Purchase Agreement

The stock purchase agreement can be terminated at any time prior to the closing date of the sale by mutual consent, or by either party in the following circumstances:

•	the sale has not been completed by November 15, 2016, which is referred to as the outside date, if the failure to consummate the transactions contemplated by the stock purchase agreement by that date is not caused by the terminating party’s breach of the stock purchase agreement.
•	any regulatory authority denies a requisite regulatory approval and this denial has become final and nonappealable, or a regulatory authority has issued a final and nonappealable rule, regulation, law, judgment, injunction or order permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by the stock purchase agreement, so long as the party seeking to terminate the stock purchase agreement has used its reasonable best efforts to contest, appeal and change or remove such denial, law or order;
•	the CNBI shareholders failure to approve the stock purchase agreement and the transactions contemplated thereby at the CNBI annual meeting; or
•	a material breach by the other party thereto of any representation, warranty or agreement contained therein that is not cured or curable within 15 business days, after written notice of such breach is given to the party committing such breach by the other party thereto; provided that the party seeking to terminate the stock purchase agreement is not also is then in material breach of this Agreement

In addition, Simmons may terminate the stock purchase agreement if:

•	the CNBI board of directors fails to recommend the sale and approval of the stock purchase agreement by the CNBI shareholders;
•	CNBI breaches its non-solicitation obligations and obligations with respect to other acquisition proposals in any respect adverse to Simmons; or
•	the CNBI board of directors breaches its obligations to call, give notice of, convene and/or hold a shareholders’ meeting or to use reasonable best efforts to obtain the approval of the stock purchase agreement by the CNBI shareholders.

Effect of Termination

If the stock purchase agreement is terminated, it will become void and have no effect and neither the parties nor their respective officers and directors will have any liability, except that (1) designated provisions of the stock purchase agreement will survive the termination, including those relating to payment of fees and expenses and the confidential treatment of information, (2) if the stock purchase agreement is terminated by a party because of the material breach of the stock purchase agreement by the other party or because one or more of the conditions to the terminating party’s obligations under the stock purchase agreement is not satisfied as a result of the other party’s material breach of its obligations under the stock purchase agreement, the terminating party’s right to pursue all legal remedies shall survive such termination, and (3) no such termination shall relieve any party to the stock purchase agreement of any liability or damages resulting from any fraud, bad faith or any intentional breach of the stock purchase agreement.

Termination Fee

CNBI will pay Simmons a $3,000,000 termination fee if:

•	the stock purchase agreement is terminated by (1) either Simmons or CNBI as a result of the sale having not been consummated by November 15, 2016, or (2) Simmons as a result of (A) a law or order that permanently restrains, enjoins or prohibits the consummation of the sale, (B) the failure of the CNBI shareholders to approve the stock purchase agreement, (C) the CNBI board of directors has failed to recommend the approval of the stock purchase agreement by the CNBI shareholders, (D) CNBI has breached its non-solicitation obligations and obligations with respect to other acquisition proposals in any respect adverse to Simmons, or has breached its obligations to call, give notice of, convene and/or hold a shareholders’ meeting to obtain approval of the sale proposal by the CNBI shareholders, or (E) CNBI or Citizens Bank has breached any representation or warranty or failed to comply with any covenant or agreement applicable to it; and
•	within 12 months after the date of such termination, CNBI, Citizens Bank, or any of their respective affiliates enters into a definitive agreement (whether or not such transaction is consummated) or consummates a transaction with respect to an acquisition proposal.

CNBI’s payment of the $3,000,000 termination fee would constitute liquidated damages and be Simmons’ sole monetary remedy in the event of such a termination.

Expenses and Fees

All costs and expenses incurred in connection with stock purchase agreement and the transactions contemplated thereby will be paid by the party incurring such expense.

Amendment and Waiver of the Stock Purchase Agreement

Prior to the effective date of the sale, any provision of the stock purchase agreement may be waived by the party benefited by the provision, or by all parties, or amended or modified at any time, including the structure of the applicable transaction by an agreement in writing between the parties hereto, to the extent allowed by law.

ACCOUNTING TREATMENT

In accordance with current accounting guidance, the sale will be accounted for using the acquisition method. The result of this is that (1) the recorded assets and liabilities of Simmons will be carried forward at their recorded amounts, (2) Simmons historical operating results will be unchanged for the prior periods being reported on, and (3) the assets and liabilities of Citizens Bank will be adjusted to fair value at the date Simmons assumes control of the combined entities, or the date of the sale. In addition, all identifiable intangibles will be recorded at fair value and included as part of the net assets acquired. The amount by which the purchase price, consisting of the value of cash and shares of Simmons common stock to be issued to CNBI exceeds the fair value of the net assets including identifiable intangibles of Citizens Bank at the sale date will be reported as goodwill. In accordance with current accounting guidance, goodwill is not amortized and will be evaluated for impairment at least annually. Identified intangibles will be amortized over their estimated lives. Further, the acquisition method of accounting results in the operating results of Citizens Bank being included in the operating results of Simmons from the sale date going forward.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE
SALE AND DISSOLUTION

The following general discussion sets forth the anticipated material United States federal income tax consequences of the sale and dissolution to U.S. holders (as defined below) of CNBI common stock. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any United States federal laws other than those pertaining to income tax. This discussion is based upon the Code, the regulations promulgated under the Code and court and administrative rulings and decisions, all as in effect on the date of this proxy statement/prospectus. These laws may change, possibly retroactively, and any change could affect the accuracy of the statements and conclusions set forth in this discussion.

This discussion addresses only those CNBI shareholders that hold their shares of CNBI common stock as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not address all aspects of United States federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

•	a financial institution;
•	a tax-exempt organization;
•	an S corporation or other pass-through entity (or an investor in an S corporation or other pass-through entity);
•	an insurance company;
•	a mutual fund;
•	a dealer or broker in stocks and securities, or currencies;
•	a trader in securities that elects mark-to-market treatment;
•	a holder of CNBI common stock that received CNBI common stock through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;
•	a person that is not a U.S. holder (as defined below);
•	a person that has a functional currency other than the U.S. dollar;
•	a holder of CNBI common stock that holds CNBI common stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction; or
•	a United States expatriate.

In addition, the discussion does not address any alternative minimum tax or any state, local or foreign tax consequences of the sale and dissolution, nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010. Determining the actual tax consequences of the sale and dissolution to you may be complex. They will depend on your specific situation and on factors that are not within the control of CNBI or Simmons. You should consult with your own tax advisor as to the tax consequences of the sale and dissolution in your particular circumstances.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of CNBI common stock that is a permitted shareholder of an “S corporation” under Section 1361(b)(1) of the Code, and that is for United States federal income tax purposes (1) an individual citizen or resident of the United States, (2) a corporation, or entity treated as a corporation, organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (B) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes, or (4) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.

Tax Consequences of the Sale and Dissolution Generally

The sale of all the capital stock of Citizens Bank by CNBI will be treated as a sale of 100% of the assets of Citizens Bank by CNBI for U.S. federal income tax purposes. CNBI will recognize gain or loss equal to the difference between the amount realized in the sale and Citizens Bank’s adjusted tax basis in its assets. The amount realized on the sale will equal the sum of (1) the cash received by CNBI in the sale, (2) the fair market value of the Simmons common stock received by CNBI in the sale based on the value of the Simmons common stock on the closing date of the sale and (3) the amount of Citizens Bank liabilities which are deemed assumed by Simmons. The gain or loss will be capital or ordinary (or a mix thereof) depending on the nature of the assets of Citizens Bank deemed sold in the transaction. Any capital gain or loss and ordinary income or loss will be allocated to the shareholders of CNBI based on their pro rata ownership of the shares of CNBI and be reported on a Schedule K-1 to each CNBI shareholder regardless of the amount of distributions made by CNBI. A CNBI shareholder’s pro rata ownership will take into account the number of days such shareholder owns CNBI common stock during the year of sale.. A shareholder in CNBI will increase its tax basis in his or her shares of CNBI in an amount equal to the capital gain and ordinary income allocated to him or her and will reduce his or her tax basis in CNBI shares in an amount equal to any capital or ordinary loss allocated to him or her.

If the value of Simmons shares at the time they are distributed by CNBI to its shareholders is greater than their value on the closing date of the sale, CNBI will recognize further capital gain equal to such appreciation. Such capital gain would be short-term capital gain if the liquidating distribution is made within one year of the closing of the sale. Any such capital gain would be allocated to the CNBI shareholders based on their pro rata ownership of the shares of CNBI and be reported on a Schedule K-1 to each shareholder and would increase a shareholder’s tax basis in its CNBI shares in the same manner as discussed above with respect to any gain or income recognized on the sale of Citizens Bank to Simmons. No loss will be recognized on the distribution of Simmons common stock by CNBI to its shareholders.

Liquidating distributions made by CNBI to its shareholders will first reduce a shareholder’s tax basis in his or her CNBI shares (as adjusted for gain, loss or income allocated to shareholders as described above) by an amount equal to the cash distributed plus the fair market value of the Simmons common stock distributed based on the fair market value on the date of distribution. A CNBI shareholder will recognize capital gain equal to any amounts distributed to such shareholder in excess of such adjusted tax basis; provided, that if such CNBI shareholder holds such CNBI common stock for longer than one year, such gain will be long-term capital gain. A CNBI shareholder will have a tax basis in the shares of Simmons common stock it receives equal to their fair market value on the date of distribution and a shareholder’s holding period in the shares of Simmons common stock will not include the shareholder’s holding period in CNBI stock.

The maximum federal income tax rate for ordinary income and short-term capital gains (for assets held for one year or less) is 39.6%. The maximum federal income tax rate for long-term capital gains (for assets held for longer than one year) is 20%.

This summary of material United States federal income tax consequences is for general information only and is not tax advice. You are urged to consult your tax advisor with respect to the application of United States federal income tax laws to your particular situation as well as any tax consequences arising under the United States federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction.

DESCRIPTION OF CAPITAL STOCK OF SIMMONS

As a result of the sale and subsequent dissolution, CNBI shareholders who receive shares of Simmons common stock will become shareholders of Simmons. Your rights as a shareholder of Simmons will be governed by Arkansas law and the articles of incorporation and the bylaws of Simmons. The following briefly summarizes the material terms of Simmons common and preferred stock. We urge you to read the applicable provisions of the ABCA, and Simmons’ articles of incorporation and bylaws. Copies of Simmons’ governing documents have been filed with the SEC. To find out where copies of these documents can be obtained, see “Where You Can Find More Information.”

Authorized Capital Stock

Simmons’ authorized capital stock consists of 120,000,000 shares of Class A common stock, $0.01 par value per share and 40,040,000 shares of preferred stock, $0.01 par value per share. As of the record date, there were shares of Simmons common stock outstanding and no shares of Simmons preferred stock outstanding.

Common Stock

Listing

Simmons common stock is listed on the NASDAQ Global Select Market and traded under the symbol “SFNC.” Following the sale, shares of Simmons common stock will continue to be traded on the NASDAQ Global Select Market.

Dividend Rights

The ABCA allows an Arkansas business corporation to make a distribution, including payment of dividends, only if, after giving effect to the distribution, in the judgment of the board of directors: (1) the corporation would be able to pay its debts as they become due in the usual course of business; and (2) the corporation’s total assets would at least equal the sum of its total liabilities plus, unless the articles of incorporation permit otherwise, the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. The board of directors may base this determination that a distribution is not prohibited under the ABCA either on financial statements prepared on the basis of accounting practices that are reasonable in the circumstances or on a fair valuation or other method that is reasonable in the circumstances.

Additionally, payment of dividends is subject to determination and declaration by the Simmons board of directors and depends on a number of factors, including capital requirements, legal and regulatory limitations on the payment of dividends, the results of operations and financial condition, tax considerations and general economic conditions. The holders of Simmons common stock will be entitled to receive and share equally in these dividends as they may be declared by the Simmons board of directors out of funds legally available for such purpose.

Voting Rights

Each share of Simmons common stock is entitled to one vote on matters submitted to a vote of shareholders. A majority of the votes entitled to be cast forms a quorum. If a quorum exists, action on a matter is approved if the votes cast for the proposal exceed the votes cast opposing it.

In the event of a merger or consolidation of Simmons, a sale of all or substantially all of Simmons’ assets, liquidation or dissolution, or reclassification of Simmons’ securities, an affirmative vote of the holders of at least 80% of the outstanding voting shares is required, unless such transaction is approved by 80% of the directors who were in office prior to the proponent of the acquisition acquiring 10% or more of Simmons common stock, or the disinterested directors. Such affirmative vote of the shareholders or disinterested directors is required, notwithstanding the fact that no vote may be required, or that some lesser percentage may be specified, by law or in any agreement or otherwise.

Directors are elected by a plurality of votes cast, and there are no cumulative voting rights for the election of directors.

In general, amendments to Simmons’ articles of incorporation must be approved by 80% of the shares entitled to vote on such amendment, repeal, or modification, unless such amendment, repeal or modification shall have been approved by an affirmative vote of 80% of the disinterested directors of Simmons in which case only a majority of the outstanding voting shares is required to approve such amendment.

Preemptive and Other Rights

Holders of Simmons common stock have no preemptive rights and have no other rights to subscribe for additional securities of Simmons under the ABCA. Preemptive rights are the priority right to buy additional shares if Simmons issues more shares in the future. Therefore, if additional shares are issued by Simmons without the opportunity for existing shareholders to purchase more shares, a shareholder’s ownership interest may be subject to dilution.

For more information regarding the rights of holders of Simmons common stock, see “Comparison of Shareholders’ Rights of Simmons and CNBI.”

Preferred Stock

Simmons’ articles of incorporation permits Simmons to issue one or more series of preferred stock and authorizes the Simmons board of directors to designate the preferences, limitations and relative rights of any such series of preferred stock, in each case, without any further action by Simmons shareholders. Each share of a series of preferred stock will have the same relative rights as, and be identical in all respects with, all the other shares of the same series. Preferred stock may have voting rights, subject to applicable law and determination at issuance of the Simmons board of directors. While the terms of preferred stock may vary from series to series, holders of Simmons common stock should assume that all shares of preferred stock will be senior to Simmons common stock in respect of distributions and on liquidation.

Although the creation and authorization of preferred stock does not, in and of itself, have any effect on the rights of the holders of Simmons common stock, the issuance of one or more series of preferred stock may affect the holders of Simmons common stock in a number of respects, including the following: by subordinating Simmons common stock to the preferred stock with respect to dividend rights, liquidation preferences, and other rights, preferences, and privileges; by diluting the voting power of Simmons common stock; by diluting the EPS of Simmons common stock; and by issuing Simmons common stock, upon the conversion of the preferred stock, at a price below the fair market value or original issue price of Simmons common stock that is outstanding prior to such issuance.

COMPARISON OF SHAREHOLDERS’ RIGHTS OF SIMMONS AND CNBI

If the sale and dissolution are completed, holders of CNBI common stock will receive shares of Simmons common stock as liquidation proceeds in exchange for their shares of CNBI common stock. Simmons is organized under the laws of the State of Arkansas and CNBI is organized under the laws of the State of Tennessee. The following is a summary of the material differences between (1) the current rights of CNBI shareholders under the TBCA, and CNBI’s charter and bylaws and (2) the current rights of Simmons shareholders under the ABCA and Simmons’ articles of incorporation and bylaws.

Simmons and CNBI believe that this summary describes the material differences between the rights of holders of Simmons common stock as of the date of this proxy statement/prospectus and the rights of holders of CNBI common stock as of the date of this proxy statement/prospectus; however, it does not purport to be a complete description of those differences. Copies of Simmons’ governing documents have been filed with the SEC and copies of CNBI’s governing documents can be found at its principal office. To find out where copies of these documents can be obtained, see “Where You Can Find More Information.”

SIMMONS	CNBI
VOTING RIGHTS
Each share of Simmons common stock carries one vote and has unrestricted voting rights.	Each share of CNBI common stock carries one vote and has unrestricted voting rights.
NUMBER OF OUTSTANDING SHARES BEFORE THE SALE
As of the record date, there were shares of Simmons common stock and no shares of Simmons preferred stock outstanding.	As of the record date for the CNBI annual meeting, there were 148,730.766 shares of CNBI common stock and no shares of organizational stock outstanding. It is anticipated that the holders of the 12,000 stock options to purchase shares of CNBI common stock will exercise their option rights, increasing the outstanding shares of CNBI common stock to 160,713 shares.
NUMBER OF OUTSTANDING SHARES AFTER THE SALE
Immediately after the sale, Simmons will have shares of Simmons common stock and no shares of Simmons preferred stock outstanding.	Immediately after the sale, CNBI will continue to have all shares of CNBI common stock outstanding until such time as its dissolution is completed, at which time CNBI will dissolve and have no shares of any class of stock issued or outstanding. See “The Dissolution”.
ESTIMATED VOTING PERCENTAGE OF SIMMONS AND CNBI SHAREHOLDERS WITH RESPECT TO SIMMONS COMMON STOCK AFTER THE SALE AND DISSOLUTION.
Upon conclusion of the sale, it is expected that current Simmons shareholders will own approximately % of Simmons common stock.	Upon conclusion of the sale and dissolution, it is expected that current CNBI shareholders will own approximately % of Simmons common stock.

SIMMONS	CNBI
RIGHT TO RECEIVE DIVIDENDS
Simmons shareholders are entitled to receive dividends as and when declared by the Simmons board of directors. No dividends can be declared on Simmons common stock unless a like dividend is declared and paid on outstanding shares of Simmons preferred stock.

Under Section 4-27-640 of the ABCA, the board of directors may issue dividends to its shareholders subject to the restrictions in its articles of incorporation; provided that no distribution shall be made, if after giving it effect: (1) the corporation would not be able to pay its debts as they become due in the usual course of business or (2) the corporation’s total assets would be less than the sum of its total liabilities plus (unless otherwise permitted in the articles of incorporation) the amount that would be needed, if the corporation were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.	CNBI shareholders are entitled to receive dividends as and when declared by the CNBI board of directors. Section 48-16-401 of the TBCA mirrors Section 4-27-640 of the ABCA.
RIGHTS OF HOLDERS OF STOCK SUBJECT TO FUTURE ISSUANCES OF CAPITAL STOCK
The rights of holders of Simmons common stock may be affected by the future issuance of Simmons common or preferred stock.	The rights of holders of CNBI common stock may be affected by the future issuance of CNBI common or organizational stock.
PRE-EMPTIVE RIGHTS
Simmons Class A common stock does not grant its holders a pre-emptive right to purchase, subscribe for or take any part of any stock issued, optioned, or sold by Simmons.	CNBI common stock does not grant its holders a pre-emptive right to purchase, subscribe for, or take any part of any stock issued, optioned, or sold by CNBI.
SPECIAL MEETING OF SHAREHOLDERS
Special meetings of shareholders may be called by the chairman of the board of directors, president, or by the majority of the board of directors, and may be called by the chairman of the board of directors or president at the request of the holders of not less than one-tenth (10%) of all the outstanding shares of Simmons entitled to vote at a meeting.

Under Section 4-27-702 of the ABCA, a corporation shall hold a special meeting of shareholders if called by the board of directors, the person authorized to do so by the articles or bylaws, or the holders of at least 10% of all votes entitled to be case on any issue proposed to be considered at the proposed special meeting.	CNBI’s bylaws provide that special meetings of CNBI shareholders may be called by a majority of the board of directors, or by the holders of not less than 10% of all shares entitled to vote at such meeting.

Under Section 48-17-102 of the TBCA, the board of directors, any person authorized by the charter or bylaws, or (unless the charter provides otherwise) the holders of at least 10% of the votes entitled to be cast may call a special meeting of shareholders.

SIMMONS	CNBI
QUORUM
Under Simmons’ bylaws, a majority of the votes entitled to be cast, represented in person or by proxy, constitutes a quorum at a meeting of the shareholders.	Under CNBI’s bylaws, except as otherwise required by the charter or the TBCA, a majority of the shares entitled to vote constitutes a quorum for the transactions of business at a meeting of the shareholders.
NOTICE OF SHAREHOLDER MEETINGS
Simmons’ bylaws provide that written or printed notice stating the place, day and hour of the meeting, and in case of a special meeting, the purpose or purposes for which the meeting is called, must be delivered not less than 10 nor more than 60 days before the date of the meeting, unless one of the purposes of the meeting is to increase the authorized capital stock or bond indebtedness of Simmons, in which case the notice must be delivered not less than 60 nor more than 75 days prior to the date of meeting, either personally or by mail, at the direction of the chairman of the board of directors, the president or the secretary or the officer or persons calling the meeting of each shareholder of record entitled to vote at such meeting. If mailed, such notice is deemed to be delivered when deposited in the United States mail, addressed to the shareholder at the address as it appears on the stock transfer books of the corporation, with postage thereon prepaid.	CNBI’s bylaws provide that written notice of an annual or special meeting of shareholders, stating the place, day, and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called, must be in writing except that oral notice is effective if it is reasonable under the circumstances and not prohibited by the CNBI’s charter or bylaws. Notice may be communicated in person; by telephone, telegraph, teletype, or other form of wire or wireless communication; or by mail or private carrier. If these forms of personal notice are impracticable, notice may be communicated by a newspaper of general circulation in the area where published; or by radio, television, or other form of public broadcast communication. Written notice to a domestic or foreign corporation (authorized to transact business in Tennessee may be addressed to its registered agent at its registered office or to the corporation or its secretary at its principal office as shown in its most recent annual report or, in the case of a foreign corporation that has not yet delivered an annual report, in its application for a certificate of authority.

Written notice to shareholders, if in a comprehensible form, is effective when mailed, if mailed postpaid and correctly addressed to the shareholder’s address shown in CNBI’s current record of shareholders. Except as provided above, written notice, if in a comprehensible form, is effective at the earliest of the following: (1) when received; (2) five days after its deposit in the United States mail, if mailed correctly addressed and with first class postage affixed thereon; (3) on the date shown on the return receipt, if sent by registered or certified mail, return receipt requested, and the receipt is signed by or on behalf of the addressee; or (4) 20 days after its deposit in the United States mail, as evidenced by the postmark if mailed correctly addressed, and with other than first class, registered or certified postage affixed. Oral notice is effective when communicated if communicated in a comprehensible manner.

If mailed, such notice must be delivered not less than 10 nor more than two months before the date of the meeting.

SIMMONS	CNBI
SHAREHOLDER RIGHTS PLAN
Simmons does not currently have a shareholder rights plan in effect.	CNBI does not currently have a shareholder rights plan in effect.
ELECTION, SIZE, AND CLASSIFICATION OF BOARD OF DIRECTORS
Simmons’ articles of incorporation provide that the board of directors shall consist of not less than five nor more than 25 directors, the exact number to be determined by the vote of the majority of directors or by resolution of the shareholders.

The board of directors has the power, in between annual shareholders’ meetings, to increase the number of directors by two more than the number of directors last elected by shareholders, where such number was 15 or less, and by four more than the number of directors last elected by the shareholders, where such number 16 or more, but in no event may the number of directors exceed 25 without any further action of the shareholders in accordance with Simmons’ bylaws.

Directors are elected at an annual shareholders’ meeting, or if the annual meeting is not held, at a special meeting called for the purpose of the election of directors. Each director holds office until the next annual meeting of the shareholders. Directors are elected by a plurality of the votes cast by the shares entitled to vote thereon. Simmons shareholders are not entitled to cumulative voting in the election of directors.

Presently, Simmons’ board of directors consists of 11 members.	CNBI’s bylaws provides that the number of directors on the board of CNBI shall be fixed from time to time by a vote of the board of directors, but not less than one or more than 10.

The directors are elected at a shareholder meeting, where a majority of the shares entitled to vote are present, and a plurality interest of the shares there represented shall elect the directors.

Each director must be a resident of the State of Tennessee and a shareholder of CNBI.

Presently, CNBI’s board of directors consists of seven members.
VACANCIES ON THE BOARD OF DIRECTORS
Any vacancy on the board of directors, including an increase in the number of directors, may be filled by the affirmative vote of a majority of the remaining directors or, if the directors remaining in office constitute fewer than a quorum of the board of directors, by the affirmative vote of a majority of all of the directors remaining in office.

Section 4-27-810 of the ABCA provides that the shareholders or board of directors may fill a vacancy on the board of directors, unless otherwise provided by the articles of incorporation.	CNBI’s bylaws provide that vacancies on the board of directors, however caused, and newly created directorships are filled by the vote of the shareholders or the directors then in office, even if less than a quorum exists.

Section 48-18-110 of the TBCA provides that vacancies on the board of directors may be filled by the shareholders or directors, unless the charter provides otherwise.

SIMMONS	CNBI
REMOVAL OF DIRECTORS
Neither Simmons’ articles of incorporation nor bylaws address the removal of directors.

Section 4-27-808 of the ABCA provides that if cumulative voting is not authorized one or more directors may be removed, with or without cause, only if the number of votes cast to remove the director exceeds the number of votes cast not to remove such director; provided, that, if cumulative voting is authorized, a director may not be removed if the number of votes sufficient to elect such director under cumulative voting is voted against his or her removal. If a director is elected by a voting group of shareholders, only the shareholders of that voting group may participate in the vote to remove him or her. A director also may be removed by the shareholders only at a meeting called for the purpose of removing the director and the meeting notice must state that one of the purposes of the meeting is removal of the director.	Shareholders may remove directors with or without cause. However, if a director is elected by a particular voting group, that director may only be removed by the requisite vote of that voting group.

SIMMONS	CNBI
INDEMNIFICATION OF DIRECTORS AND OFFICERS AND INSURANCE
Simmons’ articles of incorporation and bylaws provide that any director or officer who is made party to an action by reason of the fact that he or she was a director or officer of Simmons shall be indemnified and held harmless to the fullest extent legally permissible under the ABCA for expenses reasonably incurred in connection with the action.

Expenses incurred by a director or officer of Simmons in defending a civil or criminal action, suit or proceeding by reason of the fact that person is, or was, a director or officer of Simmons, must be paid by Simmons in advance of the final disposition of such action suit or proceeding upon authorization by the board of directors by a majority vote of a quorum consisting of directors who are not parties to the action, suit or proceeding and if such a quorum is unobtainable, if a quorum of disinterested directors so directs, then by independent legal counsel in a written opinion or by the shareholders.

Under Simmons’ articles of incorporation and bylaws, the board of directors may cause Simmons to purchase and maintain insurance on behalf of any director or officer of Simmons against any liability, whether or not Simmons would have the power to indemnify such person.

Section 4-27-850 of the ABCA provides that a corporation may indemnify any person who was made a party to a proceeding for the reason he or she is a director, officer or employee of the corporation against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with the proceeding, if he or she acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The corporation must indemnify a director, officer, or employee who has been successful on the merits at a proceeding that he or she was a party because he or she is a director, officer, or employee of the corporation. No indemnification may be made if the person shall have been adjudged liable to the corporation unless otherwise specified by the court.	CNBI’s bylaws provide that CNBI will indemnify and advance expenses to each present and future director and officer of CNBI, or any person who may have served at CNBI’s request as a director or officer of another corporation to the fullest extent permitted under Tennessee law. CNBI may indemnify and advance expenses to any employee or agent of CNBI who is not a director or officer to the same extent as a director or officer, if the board of directors determines that to do so is in the best interests of CNBI.

Under CNBI’s bylaws, the CNBI may purchase and maintain insurance on behalf of itself or any director, officer, employee or agent of CNBI against any liability, whether or not CNBI would have the power to indemnify such person.

Section 48-18-502(a) of the TBCA provides that a corporation may indemnify an individual made party to a proceeding because the individual is or was a director against liability incurred in the proceeding if: (1) individual’s conduct was in good faith; (2) the individual reasonably believed: (A) in his or her official capacity, that the conduct was in the corporation’s best interest, and (B) in all other cases, that the individual’s conduct was at least not opposed to the corporation’s best interests; and (3) in the case of a criminal proceeding, the individual had no reasonable cause to believe the individual’s conduct was unlawful.

Section 48-18-502(d) of the TBCA provides that a corporation may not indemnify a director for liability (1) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or (2) in connection with any other proceeding charging improper personal benefit to the director, whether or not involving action in the director’s official capacity, in which the director was adjudged liable on the basis that personal benefit was improperly received by the director.

Section 48-18-503 of the TBCA provides that unless limited by its charter, the corporation must indemnify any director who was wholly successful, on the merits or otherwise, at a proceeding that he or she was a party because he or she is or was a director, officer, or employee of the corporation.

SIMMONS	CNBI
PERSONAL LIABILITY OF DIRECTORS
Simmons’ articles of incorporation provide, to the fullest extent permitted by the ABCA, a director shall not be liable to Simmons or its shareholders for monetary damages for a breach of fiduciary duty as a director.

Section 4-27-830 of the ABCA provides that if a director complies with the standard of conduct under the ABCA, the director may not be liable for any action taken as a director, or failure to take such action.	CNBI’s charter provides that directors are not personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director to the full extent provided by law.

Section 48-18-301 of the TBCA provides that if a director complies with the standard of conduct under the TBCA, the director may not be liable for any action taken as a director, or failure to take such action.
DISSENTERS’ RIGHTS
Under Section 4-27-1302 of the ABCA, a shareholder is entitled to dissent from and obtain payment of the fair value of the shareholder’s shares in the event of certain extraordinary corporate actions such as a plan of conversion, sale, share exchange, sale of substantially all of the assets, or certain amendments to the articles.

Sections 4-27-1320 through 4-27-1331 of the ABCA provide the process of obtaining payment which consists of the shareholder delivering notice of intent to demand payment, shareholder must not vote his or her shares in favor of the proposed action, certify whether he or she acquired ownership of the shares prior to the corporate action, deposit his or her certificates if shareholder rejects the corporation’s offer, and judicial appraisal of the value of the shares if shareholder rejects the corporation’s offer. The ABCA also places certain obligations on the corporation such as providing dissenters’ notice to all shareholders.

A shareholder entitled to dissent and obtain payment for the shareholder’s shares may not challenge the corporate action creating the shareholder’s entitlement unless such action is unlawful or fraudulent with respect to the shareholder or the corporation.	Under Section 48-23-102 of the TBCA, a shareholder is entitled to dissent from and obtain payment of the fair value of the shareholders’ shares in the event of certain extraordinary corporate transactions such as a plan of conversion, sale, share exchange, sale of substantially all of the assets, or certain amendments to the charter.

Sections 48-23-201 through 48-23-302 of the TBCA provide the process for obtaining payment which consists of the shareholder delivering notice of intent to demand payment, shareholder must not vote his or her shares in favor of the proposed transaction, certify whether he or she acquired ownership of the shares prior to the corporate action, deposit his or her certificates, and judicial appraisal of the value of the shares if shareholder rejects the corporation’s offer. The TBCA also places certain obligations on the corporation such as providing dissenters’ notice to all shareholders.

A shareholder entitled to dissent and obtain payment for its shares under the TBCA may not challenge the corporate action creating the shareholder’s entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

SIMMONS	CNBI
VOTES ON EXTRAORDINARY CORPORATE TRANSACTIONS
Simmons’ articles of incorporation provide that any sale, sale of substantially all of the Simmons’ assets, liquidation or dissolution, or any reclassification of the corporation’s securities shall require the affirmative vote of the holders of at least 80% of the outstanding voting shares, unless such business combination is approved by 80% of the disinterested directors (defined above).

Under Section 4-27-1107 of the ABCA, a plan of sale may be approved if the board of directors recommends the sale to the shareholder (subject to certain exceptions) and shareholders entitled to vote approve the plan.

Under Section 4-27-1202 of the ABCA, a sale of all or substantially all of the corporation’s assets other than in the regular course of business must be proposed by the board of directors and the corporation’s shareholders must approve the proposed transaction.	Neither CNBI’s bylaws nor charter addresses votes on extraordinary corporation transactions.

Under Section 48-21-104 of the TBCA, a plan of sale of the corporation with and into another corporation, or a share exchange involving one or more classes or series of the corporation’s shares or a dissolution of the corporation must be adopted by the board of directors (except in certain limited circumstances) and, with certain exceptions, approved by the affirmative vote of the holders of a majority of all shares of stock entitled to vote thereon.

Further, unless the charter or TBCA provides otherwise, the plan of sale must be approved by each voting group entitled to vote separately on the plan by a majority of all votes entitled to be cast on the plan by that voting group.

Under Section 48-22-102 of the TBCA, a sale of all or substantially all of the corporation’s assets other than in the regular course of business must be proposed by the board of directors and the corporation’s shareholders must approve the proposed transaction.
CONSIDERATION OF OTHER CONSTITUENCIES
Simmons’ articles of incorporation provide that after receipt of a tender offer, sale offer, or other acquisitive offer, the board of directors must consider (i) the impact on Simmons, its subsidiaries, shareholders and employees and the communities served by Simmons, (ii) the timeliness of the proposed transaction considering the business climate and strategic plans of Simmons, (iii) the existence of any legal defects or regulatory issues involved in the proposed transaction, (iv) the possibility of non-consummation of the transaction due to lack of financing, regulatory issues or identified issues, (v) current market price of Simmons common stock and its consolidated assets, (vi) book value of Simmons common stock, (vii) the relationship of the offered price for Simmons common stock to the Board’s opinion of the current value of Simmons in a negotiated transaction, (viii) the relationship of the offered price for Simmons common stock to the Board’s opinion of the future value of Simmons as an independent entity, and (ix) such other criteria as the Board may determine is appropriate.	CNBI’s charter provides that directors shall consider all factors they deem relevant in evaluating any proposed tender offer, exchange offer, merger, sale or sale of substantially all of the corporation’s assets. The directors must evaluate whether the proposal is in the best interests of the corporation and shareholders, and other factors the directors determine to be relevant including the social and economic effects on employees, customers, suppliers, other constituents of the corporation, and the communities in which the corporation operates or is located; the consideration being paid to the shareholders in relation to then-current market price, the then-current value of the corporation in a freely negotiated transaction and estimates of future value of CNBI as an independent entity; and the desirability of maintaining independence from any other entity.

SIMMONS	CNBI
AMENDMENT OF CHARTER/ARTICLES OF INCORPORATION
Simmons’ articles of incorporation provides that it may be amended by the approval of 80% of the shares entitled to vote on such amendment, unless such amendment shall have been approved by an affirmative vote of 80% of the disinterested directors, in which case only a majority of the outstanding shares is required to approve such amendment.

Under Section 4-27-1002 of the ABCA, the board of directors may amend the articles of incorporation of a corporation without shareholder approval to extend its duration, change the name of the corporation to include words required by the ABCA, declare a forward stock split in a class of shares if there is only one class outstanding, and for certain other ministerial actions. Any other amendment to the articles of incorporation must first be approved by a majority of the board of directors and thereafter by the affirmative vote of a majority of all shares entitled to vote thereon, by any voting group with respect to which the amendment would create dissenters’ rights, pursuant to Section 4-27-1003 of the ABCA.

Notwithstanding the foregoing, under Arkansas law, a majority of a class of stock must approve any amendment that adversely affects their particular class as further described in Section 4-27-1004 of
the ABCA.	CNBI’s charter may be amended, altered, or appealed in accordance with the laws of the State of Tennessee.

Section 48-20-102 of the TBCA provides that a board of directors may approve the following amendments to the charter: delete the name and addresses of the initial directors, delete the name and address of the initial registered agent or registered office, designate or change the name of the principal officer, change each issued and unissued authorized share of an outstanding class, change the corporation abbreviation or deleting or changing geographical attribution for the name and delete initial principal office.

All other amendments generally must be recommended to the shareholders for approval by the board of directors, followed by the affirmative vote of the majority of the shareholders entitled to vote thereon pursuant to Section 48-20-103 of the TBCA.

Notwithstanding the foregoing, under Tennessee law, a majority of a class of stock must approve any amendment that adversely affects their particular class as further described in Section 48-20-104 of the TBCA.
AMENDMENT OF BYLAWS
Simmons bylaws provide that they may be amended, altered, or repealed, at any meeting of the board of directors, by a majority vote.

Section 4-27-1020 of the ABCA provides that a corporation’s board of directors may amend or repeal the corporation’s bylaws unless otherwise stated in the corporation’s articles of incorporation or the amendment deals with a particular provision that is reserved for shareholders’ approval. A corporation’s shareholders may amend or repeal the corporation’s bylaws even though the bylaws may also be amended by the board of directors.	CNBI’s bylaws provide that the bylaws may be amended by the majority vote of the board of directors present at a regular or annual meeting or affirmative vote of a majority of the stock represented at a shareholders’ meeting of the corporation.

Under the TBCA, shareholder action is generally not necessary to amend the bylaws, unless the charter provides otherwise or the shareholders in amending or repealing a particular bylaw provide expressly that the board of directors may not amend or repeal that bylaw. The shareholders may amend or repeal CNBI’s bylaws even though the bylaws may also be amended or repealed by its board of directors.

SIMMONS	CNBI
CONTROL SHARE ACQUISITION
No “control share acquisition,” “business combination moratorium,” “fair price” or other form of antitakeover statute or regulation is applicable to Simmons under Arkansas law.	The Tennessee Control Share Acquisition Act generally provides that, “control shares” will not have any voting rights. Control shares are shares acquired by a person under certain circumstances which, when added to other shares owned, would give such person effective control over one-fifth, one-third, or a majority of all voting power (to the extent such acquired shares cause such person to exceed one-fifth, one-third, or a majority of all voting power) in the election of a Tennessee corporation’s directors. However, voting rights will be restored to control shares by resolution approved by the affirmative vote of the holders of a majority of the corporation’s voting stock, other than shares held by the owner of the control shares or other interested shares. If voting rights are granted to control shares which give the holder a majority of all voting power in the election of the corporation’s directors, then the corporation’s other shareholders may require the corporation to redeem their shares at fair value.

The Tennessee Control Share Acquisition Act is not applicable to CNBI because the CNBI charter does not contain a specific provision “opting in” to the Tennessee Control Share Acquisition Act.
BUSINESS COMBINATION INVOLVING INTERESTED SHAREHOLDERS
Simmons’ articles of incorporation provide that an interested shareholder (person who owns more than 10% of Simmons common stock) may only acquire additional voting shares through a cash tender offer at a price not less than the highest closing price of Simmons common stock during the most recent 24 months, unless such shareholder is exempt from this restriction by the board of directors prior to becoming an interested shareholder, or the additional voting shares are acquired through a business combination.	The TBCA generally prohibits a “business combination” by CNBI or a subsidiary with an “interested shareholder” within five years after the shareholder becomes an interested shareholder, subject to certain exceptions. CNBI or a subsidiary can, however, enter into a business combination within that five year period if, before the interested shareholder became such, CNBI’s board of directors approved the business combination or the transaction in which the interested shareholder became an interested shareholder. After that five-year moratorium, the business combination with the interested shareholder can be consummated only if it satisfies certain fair price criteria or is approved by two-thirds of the other shareholders.

For purposes of the TBCA, a “business combination” includes mergers, consolidations, sales, share exchanges, sales and leases of assets, issuances of securities, and similar transactions. An “interested shareholder” is generally any person or entity that beneficially owns 10% or more of the voting power of any outstanding class or series of CNBI stock.

SIMMONS	CNBI
SHAREHOLDER RIGHT TO MAKE PROPOSALS AND TO NOMINATE DIRECTORS
The board of directors has delegated to Simmons’ Nominating and Corporate Governance Committee, or NCGC, the responsibility of identifying and evaluating proposed nominees to the Simmons board of directors.

The NCGC must consider director nominees from shareholders. A shareholder must provide notice of its intention to nominate a director in sufficient time for the consideration and action by the NCGC. Notice of a shareholder’s intention to nominate a director must include specific information about the nominee.

Under the ABCA, shareholders have the right to submit proposals to the board of directors and to submit nominations for directors.	CNBI’s charter and bylaws do not address whether common stock holders have the right to make proposals and to nominate directors. However, under Tennessee law, shareholders have the right to submit proposals to the board of directors and to submit nominations for directors.
SHAREHOLDER ABILITY TO ACT BY WRITTEN CONSENT
Neither Simmons’ articles nor bylaws addresses whether shareholders have the ability to act by written consent.

Generally, under 4-27-704 of the ABCA, any action required to be taken at a shareholder meeting may be taken without a meeting if one or more consents, setting forth the action so taken, are signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize to take such action at a meeting at which all shares entitled to vote are present and voted.	CNBI’s bylaws and Section 48-17-104 of the TBCA permits shareholder action without a meeting if (i) all shareholders entitled to vote on the action consent to taking such action without a meeting and (ii) the affirmative vote of the number of shares that would be necessary to authorize or take such action at a meeting is the act of the shareholders. If the action taken is by less than unanimous written consent of the voting shareholders, the corporation must give its non-consenting voting shareholders written notice of the action not more than 10 days after sufficient votes to take such action have been received.
OTHER SHAREHOLDER RIGHTS
On December 31, 2002, the shareholders of CNBI entered into a Shareholders Agreement to govern certain rights and obligations among the shareholders in order to maintain their newly-elected S Corporation status with the IRS. The Agreement later was amended during January-March 2008 to modify a few provisions. A summary of the Agreement, as amended, follows:
• Shareholders may only transfer their shares in a “Permitted Transfer,” which means to:
• a shareholder’s spouse;
• an eligible family member, as defined in the IRS’ S Corporation rules;
• someone approved by a majority of the shareholders subject to the Agreement;

SIMMONS	CNBI
• a shareholder who was an original shareholder under the 2002 Agreement; or
• a lending institution taking a security interest in the shares subject to some conditions.

    •

If a shareholder files for bankruptcy, becomes insolvent, breaches the Agreement, dies, desires to sell to someone other than under a Permitted Transfer, or other stated situations occur, the shares become subject to a right of first refusal first to CNBI to purchase the shares and then the remaining shareholders on a pro rata basis. The Agreement contains detailed procedures for the first refusal process, including a requirement that the purchase price for the first refusal will be determined based on the fair market value of the shares as determined by the annual appraisal obtained by the CNBI ESOP.

    •

The S Corporation election will be maintained until such time as a majority vote of the shareholders decides to terminate it; in the meantime, no shareholders will take any action to terminate the S Corporation election.

    •

CNBI will use its best efforts, but is not required, to distribute sufficient dividends to the shareholders to pay their federal
and state tax obligations created by the
S Corporation election of CNBI.

Each shareholder covenants not to divulge or use any confidential information of CNBI.

COMPARATIVE MARKET PRICES AND DIVIDENDS

Stock Prices

Simmons common stock is listed on the NASDAQ Global Select Market under the symbol “SFNC”. The table below sets forth, for the periods indicated, the high and low sales prices per share of Simmons common stock as reported by The NASDAQ Stock Market LLC. The table also provides information as to the quarterly cash dividends declared per share of Simmons common stock for the periods indicated.

	Simmons Common Stock			CNBI Common Stock
	High	Low	Dividend	Dividend
2014
First Quarter	$38.80	$32.01	$0.22
Second Quarter	43.22	34.62	0.22
Third Quarter	41.82	37.35	0.22
Fourth Quarter	42.43	37.60	0.22
2015
First Quarter	$46.38	$35.72	$0.23
Second Quarter	48.36	42.41	0.23
Third Quarter	48.88	41.58	0.23
Fourth Quarter	58.75	45.50	0.23
2016
First Quarter	$51.45	$38.30	$0.24
Second Quarter	48.29	42.02	0.24
Third Quarter (through , 2016)

On May 18, 2016, the last full trading day before the public announcement of the stock purchase agreement, the closing sale price of shares of Simmons common stock as reported on the NASDAQ Global Select Market was $45.79. On   , 2016, the last practicable trading day before the date of this proxy statement/prospectus, the closing sale price of shares of Simmons common stock as reported on the NASDAQ Global Select Market was $    . There is no established public trading market for CNBI’s common stock.

As of           , 2016, the last date prior to printing this proxy statement/prospectus for which it was practicable to obtain this information for Simmons and CNBI, respectively, there were approximately registered holders of Simmons common stock and approximately registered      holders of CNBI common stock.

The following table presents the closing prices of Simmons common stock on May 18, 2016, the last full trading day before the public announcement of the stock purchase agreement, and on            , 2016, the last practicable trading day before the distribution of this proxy statement/prospectus. The table also presents the implied value of the Stock Consideration to be paid to CNBI and available for distribution to CNBI shareholders in the dissolution for each share of CNBI common stock on those dates, as determined by multiplying the closing price of Simmons common stock on those dates by the numbers of shares constituting the Stock Consideration, divided by the number of shares of CNBI common stock issued and outstanding on            , 2016, the last practicable trading day before the distribution of this proxy statement/prospectus. As discussed in this proxy statement/prospectus, both the Stock Consideration and the Cash Consideration will be paid directly to CNBI, and not to CNBI shareholders. Moreover, if the liabilities of CNBI exceed the projected cash reserve, CNBI will be required to increase the cash reserve to satisfy its obligations before its dissolution and liquidation, thereby reducing, and perhaps eliminating, the cash available for distribution to CNBI shareholders in the dissolution.

	Simmons Common Stock (NASDAQ: “SFNC”)		Implied Value of Stock Consideration		Implied Value of Stock Consideration for One Share of CNBI Common Stock
At May 18, 2016		$45.79		$38,268,580.39		$238.09
At , 2016	$		$		$

CNBI shareholders are advised to obtain current market quotations for shares of Simmons common stock. The market price of Simmons common stock will fluctuate between the date of this proxy statement/prospectus and the closing of the sale and the effective date of the dissolution. No assurance can be given concerning the market price of Simmons common stock before or after the closing of the sale and the effective date of the dissolution. Any change in the market price of Simmons common stock prior to the closing of the sale or the effective date of the dissolution will affect the market value of the Stock Consideration that CNBI receives in the sale, and the market value of such shares of Simmons common stock that are ultimately distributed to CNBI shareholders in the dissolution.

Dividends

After the sale, Simmons currently expects to pay (when, as and if declared by the Simmons board of directors) regular quarterly cash dividends of $0.24 per share. While Simmons currently pays dividends on its common stock, there is no assurance that it will continue to pay dividends in the future. Future dividends on Simmons common stock will depend upon its earnings and financial condition, liquidity and capital requirements, the general economic and regulatory climate, its ability to service any equity or debt obligations senior to the common stock and other factors deemed relevant by the Simmons board of directors.

As a holding company, Simmons is ultimately dependent upon its subsidiaries to provide funding for its operating expenses, debt service and dividends. Various banking laws and guidance applicable to Simmons Bank and Simmons limit the payment of dividends and other distributions by Simmons Bank to Simmons, and by Simmons to its shareholders. Therefore, Simmons’ ability to pay dividends on its common stock may be limited. Regulatory authorities could impose administratively stricter limitations on the ability of Simmons Bank to pay dividends to Simmons, or Simmons to pay dividends to its shareholders, if such limits were deemed appropriate to preserve certain capital adequacy requirements.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF CNBI

The following table sets forth, as of            , 2016, holdings of CNBI common stock by each director and CNBI named executive officer, and by all directors and executive officers as a group based on 148,730.766 shares of CNBI common stock outstanding as of            , 2016.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned(1)		Percent of Common Stock(2)
Beneficial Owners of More than 5%
Robert M. Goodfriend, Knoxville, Tennessee	10,890		7.32%
Mintie C. Willson, Niota, Tennessee	11,326		7.62
Paul G. Willson, Athens, Tennessee	50,335.814	(3)	32.53
Meredith R. Willson, Niota, Tennessee	43,460.951	(3)	29.22
Directors
Jack B. Allen, Athens, Tennessee	3,737.485	(4)	2.46%
Charles B. Cox, Athens, Tennessee	200			*
Robert M. Goodfriend, Knoxville, Tennessee	10,890		7.32
Rebecca O. Jaquish, Athens, Tennessee	1,680		1.13
Richard E. Lay, Athens, Tennessee	500			*
Mintie C. Willson, Niota, Tennessee	11,326		7.62
Paul G. Willson, Athens, Tennessee	50,335.814	(3)	32.53
Total:	78,669.299		49.88%
Non-Director Executive Officers of CNBI
Michael Bevins, Athens, Tennessee	107.432	(5)		*
Charles (Cary) Davis, Athens, Tennessee	21.891	(6)		*
Tammy Flanagan, Athens, Tennessee	12.964	(7)		*
Shayne Whaley, Charleston, Tennessee	16.552	(8)		*
Frank R. Parker, Athens, Tennessee	3,622	(9)	2.39%
Total:	3,780.839		2.49%
All Directors and Executive Officers as a Group (12 persons)	82,450.138		51.30%

*	Less than 1%.
(1)	Includes all CNBI common stock including options to purchase common stock that are fully vested and expected to be exercised on or before the closing of the sale. This would include options to purchase 6,000 shares of common stock vested to Paul G. Willson, 3,000 shares of common stock vested to Jack B. Allen, and 3,000 shares of common stock vested to Frank R. Parker, and are exercisable at an exercise price of $200.00 per share. See “The Sale — Interests of CNBI’s and Citizens Bank’s Directors and Executive Officers in the Sale — CNBI Stock Options.”
(2)	Includes options held on an individual basis as if the particular shareholder were the only shareholder to exercise such options.
(3)	Includes 162.814 shares of CNBI common stock allocated to Mr. Willson’s account in the ESOP and 51.951 shares of CNBI common stock allocated to Ms. Willson’s account in the ESOP. Paul G. Willson and Meredith R. Willson are Co-Trustees of the Hugh M. Willson S Corp Family Trust, which owns 2,551 shares, and the Hugh M. Willson S Corp Marital Trust, which owns 16,354 shares, for a total of 18,905 shares. These 18,905 shares are included in both Mr. Willson’s share total above and Ms. Willson’s share total above.
(4)	Includes 137.485 shares of CNBI common stock allocated to Mr. Allen’s account in the ESOP.
(5)	Includes 107.432 shares of CNBI common stock allocated to Mr. Bevins’ account in the ESOP.
(6)	Includes 21.891 shares of CNBI common stock allocated to Mr. Davis’ account in the ESOP.
(7)	Includes 12.964 shares of CNBI common stock allocated to Ms. Flanagan’s account in the ESOP.
(8)	Includes 16.552 shares of CNBI common stock allocated to Mr. Whaley’s account in the ESOP.
(9)	Includes 122.083 shares of CNBI common stock allocated to Mr. Parker’s account in the ESOP.

LEGAL MATTERS

The validity of the Simmons common stock to be issued in connection with the sale will be passed upon for Simmons by Patrick A. Burrow, the Executive Vice President, General Counsel and Secretary of Simmons. Mr. Burrow beneficially owns shares of Simmons common stock and equity awards to acquire additional shares of Simmons common stock. Certain U.S. federal income tax consequences relating to the sale and the dissolution will be passed upon by Covington & Burling LLP.

EXPERTS

The audited annual consolidated financial statements of Simmons appearing in Simmons’ Annual Report on Form 10-K for the year ended December 31, 2015 and the effectiveness of Simmons’ internal control over financial reporting as of such date have been audited by BKD, LLP, an independent registered public accounting firm, as set forth in its reports included therein, which are incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in auditing and accounting.

With respect to the unaudited interim consolidated financial information of Simmons appearing in its Quarterly Report on Form 10-Q for the period ended March 31, 2016 that is incorporated herein by reference, Simmons’ independent registered public accounting firm has applied limited procedures in accordance with professional standards for review of such information. However, as stated in its separate report included therein, it did not audit and it does not express an opinion on that interim financial information. Because of the limited nature of the review procedures applied, the degree of reliance on its reports on such information should be restricted. Pursuant to Rule 436(c) under the Securities Act, this report on Simmons’ unaudited interim consolidated financial information should not be considered a part of the registration statement prepared or certified by its independent registered public accounting firm within the meaning of Sections 7 and 11 of the Securities Act.

WHERE YOU CAN FIND MORE INFORMATION

Simmons has filed with the SEC a registration statement under the Securities Act that registers the issuance of the shares of Simmons common stock to be issued in connection with the sale. This proxy statement/prospectus is a part of that registration statement and constitutes the prospectus of Simmons in addition to being a proxy statement for CNBI shareholders. The registration statement, including this proxy statement/prospectus and the attached exhibits and schedules, contains additional relevant information about Simmons and Simmons common stock.

Simmons also file reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the Public Reference Room of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates, or from commercial document retrieval services.

The SEC also maintains an internet website that contains reports, proxy statements and other information about issuers, such as Simmons, who file electronically with the SEC. The address of the site is www.sec.gov. The reports and other information filed by Simmons with the SEC are also available at Simmons’ website at www.simmonsfirst.com or by contacting Simmons’ Investor Relations department at Simmons First National Corporation, 501 Main Street, P.O. Box 7009, Pine Bluff, AR 71611, (501) 377-7629. The web addresses of the SEC and Simmons are included as inactive textual references only. Except as specifically incorporated by reference into this proxy statement/prospectus, information on those web sites is not part of this proxy statement/prospectus.

The SEC allows Simmons to incorporate by reference information in this proxy statement/prospectus. This means that Simmons can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information that is included directly in this proxy statement/prospectus.

This proxy statement/prospectus incorporates by reference the documents listed below that Simmons previously filed with the SEC. They contain important information about the companies and their financial condition.

Simmons SEC Filings (SEC File No. 000-06253)	Period or Date Filed
Annual Report on Form 10-K	Year ended December 31, 2015, filed with SEC on February 29, 2016
Proxy Statement on Schedule 14A	Filed on March 14, 2016
Quarterly Reports on Form 10-Q	Quarter ended March 31, 2016, filed with the SEC on May 9, 2016
Current Reports on Form 8-K or 8-K/A	Filed on January 20, 2016, February 11, 2016, March 31, 2016, April 20, 2016, and May 18, 2016.
Description of Simmons common stock	The description of the Simmons common stock is contained in Form S-2, filed with the SEC on April 16, 1993.

In addition, Simmons also incorporates by reference additional documents filed with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the date of the CNBI annual meeting, provided that Simmons is not incorporating by reference any information furnished to, but not filed with, the SEC.

Except where the context otherwise indicates, Simmons has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to Simmons.

Documents incorporated by reference are available from Simmons, without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement/prospectus. You can obtain documents incorporated by reference in this proxy statement/prospectus or other relevant corporate documents referenced in this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following address and phone number:

Simmons First National Corporation
501 Main Street
P.O. Box 7009
Pine Bluff, Arkansas 71611
Attention: Patrick A. Burrow
Telephone: (870) 541-1000

CNBI shareholders requesting documents must do so by     , 2016 to receive them before the annual meeting. You will not be charged for any of these documents that you request. If you request any incorporated documents from Simmons, Simmons will mail them to you by first class mail, or another equally prompt means, within one business day after receiving your request.

Neither Simmons nor CNBI has authorized anyone to give any information or make any representation about the sale or the companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

ANNEX A

STOCK PURCHASE AGREEMENT

[See attached.]

Execution Version
ANNEX A

STOCK PURCHASE AGREEMENT

by and among

CITIZENS NATIONAL BANK,

CITIZENS NATIONAL BANCORP, INC.

and

SIMMONS FIRST NATIONAL CORPORATION

Dated as of May 18, 2016

A-i

A-ii

A-iii

Exhibits
Exhibit A	Form of Support and Non-Competition Agreements
Schedules

Seller Disclosure Schedule
Purchaser Disclosure Schedule

A-iv

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of May 18, 2016, by and among Citizens National Bank, a national banking association (the “Bank”), Citizens National Bancorp, Inc., a Tennessee corporation (the “Seller”), and Simmons First National Corporation, an Arkansas corporation (the “Purchaser”).

RECITALS

WHEREAS, Seller owns all of the issued and outstanding capital stock of the Bank (the “Shares”);

WHEREAS, Seller desires to sell and transfer, and Purchaser desires to purchase, all of the Shares upon the terms and subject to the conditions set forth in this Agreement (the “Sale”);

WHEREAS, each of the directors (excluding any officers who are separately signing non-solicitation/non-competition agreements) and certain shareholders of Seller have simultaneously herewith entered into a Support and Non-Competition Agreement in connection with the Sale, in the form of Exhibit A hereto, and certain officers of the Bank shall enter into non-solicitation/non-competition agreements that are customary for Purchaser;

WHEREAS, the transactions described in this Agreement are subject to the approvals of the shareholders of Seller and applicable regulatory authorities and the satisfaction of certain other conditions described in this Agreement; and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1 Definitions.  For purposes of this Agreement, the following terms have the meanings set forth below.

“Affiliate” with respect to any Person means any other Person who directly or indirectly controls, is controlled by, or is under common control with such Person. For purposes of this Agreement, “control” “controlling,” “controlled by” and “under common control with” shall mean, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“Assets” of a Person means all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“Business” means the business of the Bank.

“Business Day” means any day other than (a) Saturday or Sunday or (b) any other day on which banks in Tennessee or Arkansas are permitted or required to be closed.

“Call Reports” mean the Bank’s Consolidated Reports of Condition and Income (FFIEC Form 041) or any successor form of the Federal Financial Institutions Examination Council.

“Cash Payment” means an aggregate amount, equal to the difference between (a) the Cash Purchase Price and (b) the Special Dividend Amount.

“Code” means the Internal Revenue Code of 1986.

“Consent” means any approval, consent, ratification, waiver, or other authorization of, notice to or registration, qualification, designation, declaration or filing with any Person, including any Governmental Authority.

“Contract” means (a) any agreement, contract, indenture, note, bond, loan, lease, conditional sale contract, purchase or sales order, option, license, instrument, mortgage, obligation, commitment, arrangement, promise or undertaking (whether written or oral) that is legally binding, and (b) any amendments, extensions, supplements, and modifications, oral or written, to any of the Contracts described in the foregoing clause (a).

“Default” means (a) any breach or violation of, default under, contravention of, conflict with, or failure to perform any obligations under any Contract, Law, Order, or Permit, (b) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (c) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.

“DOL” means the United States Department of Labor.

“Environmental Laws” means all Laws, including principles of common law, regulations, judgments, and Orders in effect on the Closing Date (but shall not include changes in any statutes, laws, regulations, judgments and/or Orders after the Closing Date) and relating to pollution or protection of human health or the environment, including laws and regulations relating to Releases or threatened Releases of Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Substances.

“Equity Rights” means all arrangements, calls, commitments, Contracts, options, rights (including preemptive rights, and first refusal rights or redemption rights), scrip, understandings, warrants, stock appreciation, phantom stock, profit participation or similar rights or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock or equity interest of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other equity interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or a Federal Reserve Bank acting under the appropriately delegated authority thereof, as applicable.

“GAAP” means those accounting principles generally accepted in the United States of America.

“Governing Documents” means the charter, articles or articles of incorporation and bylaws of a corporation or banking organization, the certificate of partnership and partnership agreement of a general or limited partnership, the certificate of formation and limited liability company agreement of a limited liability company, the trust agreement of a trust and the comparable documents of other entities.

“Governmental Authority” means collectively, the SEC, the NASDAQ, state securities authorities, the Financial Industry Regulatory Authority, the Securities Investor Protector Corporation, applicable securities, commodities and futures exchanges, and other industry self-regulatory organizations, the Federal Reserve Board, the FDIC, the OCC, the Consumer Financial Protection Bureau, the IRS, the DOL, the PBGC, and all other federal, state, local, municipal, foreign or other governmental or quasi-governmental authority, including any administrative, executive, judicial, legislative, regulatory or taxing authority, governmental agency, branch, department, official or entity and any court, arbiter or other tribunal (including any self-regulatory organization) of any nature of any jurisdiction.

“Hazardous Substances” means any substance governed or regulated under any of the Environmental Laws, including any substance that is (a) any “hazardous waste” as defined in the Resource Conservation and Recovery Act of 1976 (42 U.S.C. Sections 6901 et seq.), as amended through the Closing Date, and rules and regulations promulgated thereunder; (b) any “hazardous substance” as defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. Sections 9601 et seq.), and the rules and regulations promulgated thereunder, as amended through the Closing Date, and rules and regulations promulgated thereunder; and (c) petroleum or petroleum products, asbestos or asbestos-containing material, toxic mold, or polychlorinated biphenyls.

“Intellectual Property” means all United States and foreign intellectual property, including (a) patents and applications therefor and all divisionals, reissues, renewals, registrations, confirmations, re-examinations, certificates of inventorship, extensions, continuations and continuations-in-part thereof, (b) trademarks, trade dress, service marks, trade names, brand names, logos and slogans, whether registered or unregistered, and pending applications to register the same, including all extensions and renewals thereof and all goodwill associated therewith, (c) copyrights and copyrightable works, including all writing, reports, analyses, evaluation protocols, designs, Software, mask works or other works, whether registered or unregistered, and pending applications to register the same, (d) domain names and (e) confidential or proprietary know-how, trade secrets, methods, processes, practices, formulas and techniques.

“Intellectual Property Licenses” means all Contracts (other than agreements with respect to non-customized Software that are “shrink wrap” or can be purchased “off the shelf” as that term is customarily understood and similar generally available commercial end-user licenses to Software that have an individual acquisition cost of $2,500 or less) between the Bank and any Person to which the Bank (a) is granted any license, sublicense, option, or other right or interest with respect to any Bank Intellectual Property, or (b) has granted any license, sublicense, option or other right or interest to any Third Party with respect to any Bank Intellectual Property.

“IRS” means the Internal Revenue Service.

“Law” means any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Governmental Authority.

“Liability” means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the Ordinary Course) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Liens” means any charge, claim, community property interest, condition, easement, covenant, Contract, commitment, warrant, demand, encumbrance, equitable interest, lien, mortgage, charge, option, purchase right, pledge, security interest, right of first refusal, or other material rights of Third Parties or material restrictions of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Loans” means all written or oral loan agreements, notes or borrowing arrangements (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) payable to the Bank.

“Material Adverse Effect” means with respect to any party hereto and its Subsidiaries, any fact, circumstance, event, change, effect, development or occurrence that, individually or in the aggregate together with all other facts, circumstances, events, changes, effects, developments or occurrences, directly or indirectly, (a) has had or would reasonably be expected to result in a material adverse effect on the condition (financial or otherwise), results of operations, Assets, Liabilities or business of such party and its Subsidiaries taken as a whole; provided, that a “Material Adverse Effect” shall not be deemed to include effects to the extent resulting from (i) changes after the date of this Agreement in GAAP or regulatory accounting requirements, (ii) changes after the date of this Agreement in Laws of general applicability to companies in the financial services industry, (iii) changes after the date of this Agreement in global, national or regional political conditions or general economic or market conditions in the United States (and with respect to Seller or the Bank, the State of Tennessee, and with respect to Purchaser, the State of Arkansas), including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets affecting other companies in the financial services industry, (iv) after the date of this Agreement, general changes in the credit markets or general downgrades in the credit markets, (v) failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including any underlying causes thereof unless separately excluded hereunder, or changes in the trading price of a party’s common stock, in and of itself, but not including any underlying causes unless separately excluded hereunder, (vi) the public disclosure of this Agreement and the impact thereof on relationships with customers or employees, (vii) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, or (viii) actions or omissions taken with the prior written consent of the other party hereto or expressly required by this Agreement; except, with respect to clauses (i), (ii), (iii), (iv) and (vii), to the extent that the effects of such change disproportionately affect Seller and the Bank, taken as a whole, as compared to other companies in the industry in which Seller and the Bank operate, or (b) prevents or materially impairs the ability of such party to timely consummate the transactions contemplated hereby.

“Monthly Financial Statements” means the monthly unaudited financial statements of the Bank (including balance sheet, income statement and statement of changes in shareholders’ equity).

“Most Recent Balance Sheet” means the consolidated balance sheet of Seller and the Bank as of December 31, 2015 (“Most Recent Balance Sheet Date”) for the fiscal year ended December 31, 2015 included in the Seller Financial Statements.

“NASDAQ” means the NASDAQ Global Select Market.

“OCC” means the Office of the Comptroller of the Currency.

“Order” means any law, rule, regulation, award, decision, injunction, judgment, order, decree, ruling, writ, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Authority or by any referee, arbitrator or mediator.

“Operating Property” means any property owned, leased, or operated by the party in question or by any of its Subsidiaries or in which such party or Subsidiary holds a security interest or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Ordinary Course” means the conduct of the Business by the Bank in substantially the same manner as the Business was operated on the date of this Agreement, including operations in conformance and consistent with the Bank’s practices and procedures prior to and as of such date.

“Participation Facility” means any facility or property in which the party in question or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Liens” means all (a) statutory Liens securing payments not yet due, (b) Liens for Property Taxes not yet due and payable, or (c) easements, rights of way, and other similar encumbrances that do not materially affect the use of the properties or Assets subject to the Lien.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, bank, trust company, trust, group (as defined in Section 13(d)(3) of the Exchange Act), or other entity, whether or not legal entities, or any Governmental Authority.

“Post-Closing Tax Period” means any taxable year or period beginning after the Closing Date (and, with respect to any taxable year or period beginning on or before the Closing Date and ending after the Closing Date, the portion of such taxable year or period beginning after the Closing Date).

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Previously Disclosed” (a) by Purchaser means information set forth in the Purchaser Disclosure Schedule or information set forth in the Purchaser SEC Documents that were filed prior to the date hereof, and (b) by Seller and the Bank means information set forth in the Seller Disclosure Schedule or made available to Purchaser.

“Proceeding” means any action, claim, arbitration, cause of action, lawsuit, claim, charge, audit, hearing, investigation, litigation, complaint, criminal prosecution, governmental or other examination or investigation, suit or other legal or quasi-legal proceeding (whether civil, criminal, administrative, investigative or informal) relating to or affecting a party, its business, its records, its policies, its practices, its compliance with Law, its actions, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement, commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or referee, trustee, arbitrator or mediator, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Governmental Authorities.

“Property Taxes” means real, personal and intangible ad valorem property taxes.

“Purchaser Capital Stock” means, collectively, Purchaser Common Stock, any preferred stock of Purchaser and any other class or series of capital stock of Purchaser.

“Purchaser Common Stock” means the $0.01 par value Class A Common Stock of Purchaser.

“Purchaser Disclosure Schedule” means the schedules delivered by Purchaser to Seller concurrently herewith and identified by the parties as the Purchaser Disclosure Schedule.

“Purchaser Entities” means, collectively, Purchaser and all Purchaser Subsidiaries.

“Purchaser Financial Statements” means (a) the consolidated statements of condition (including related notes and schedules, if any) of Purchaser as of December 31, 2015, 2014 and 2013, and the related statements of operations, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for each of the three fiscal years ended December 31, 2015, 2014, and 2013 as filed by Purchaser in the SEC Documents and (b) the consolidated statements of condition of Purchaser (including related notes and schedules, if any) and related statements of operations, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to most recent quarter end.

“Purchaser Options” means each option or other Equity Right to purchase shares of Purchaser Common Stock pursuant to stock options or stock appreciation rights.

“Purchaser SEC Documents” means all forms, proxy statements, registration statements, reports, schedules, and other documents filed, together with any amendments thereto, by Purchaser or any of its Subsidiaries with the SEC on or after January 1, 2016.

“Purchaser Stock Plans” means the existing stock option and other stock-based compensation plans of Purchaser designated as follows: Simmons First National Corporation Executive Stock Incentive Plan — 2006, Simmons First National Corporation Outside Director Stock Incentive Plan — 2006, Simmons First National Corporation Executive Stock Incentive Plan — 2010, Simmons First National Corporation Outside Director Stock Incentive Plan — 2014 and Simmons First National Corporation 2015 Incentive Plan.

“Purchaser Subsidiaries” means the Subsidiaries of Purchaser, which shall include any corporation, bank, savings association, limited liability company, limited partnership, limited liability partnership or other organization acquired as a Subsidiary of Purchaser after the date hereof and held as a Subsidiary by Purchaser at the Closing.

“Release” means any release, spill, emission, emptying, leaking, injection, deposit, disposal, discharge, dispersal, leaching, pumping, pouring, or migration into the atmosphere, including indoor air, soil, surface water, groundwater, or property or other environmental medium or natural resource.

“Securities Act” means the Securities Act of 1933, and the rules and regulations promulgated thereunder.

“SEC” means the United States Securities and Exchange Commission.

“Securities Laws” means the Securities Act, the Exchange Act, the Investment Company Act of 1940, the Investment Advisers Act of 1940, the Trust Indenture Act of 1939, and the rules and regulations promulgated thereunder.

“Seller Common Stock” means the common stock of Seller with no par value.

“Seller Disclosure Schedule” means the schedules delivered by Seller to Purchaser concurrently herewith and identified by the parties as the Seller Disclosure Schedule.

“Seller Financial Statements” means (a) the consolidated statements of condition (including related notes and schedules, if any) of Seller and the Bank as of December 31, 2013, 2014 and 2015, and the related statements of operations, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any, together with any supplementary information thereto) for each of the fiscal years ended December 31, 2013, 2014 and 2015 and (b) the consolidated statements of condition of Seller and the Bank (including related notes and schedules, if any) and related statements of operations, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) with respect to periods ended subsequent to most recent quarter end.

“Software” means any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies whether in source code or object code, (b) databases and computations, including any and all data and collections of data, and (c) all documentation, including user manuals and training materials, relating to any of the foregoing.

“Straddle Period” means any Tax period that includes, but does not end on, the Closing Date.

“Subsidiary” means all those corporations, associations, companies or other business entities of which the entity in question either (a) owns or controls more than 50% of the outstanding equity securities or other ownership interests either directly or through an unbroken chain of entities as to each of which more than 50% of the outstanding equity securities is owned directly or indirectly by its parent (provided that there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (b) in the case of partnerships, serves as a general partner, (c) in the case of a limited liability company, serves as a managing member, (d) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof, or (e) otherwise has control over the entity.

“Takeover Law” means any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “anti-greenmail,” “business combination” or other antitakeover Laws of any jurisdiction.

“Tax Returns” means all returns, declarations, reports, statements, information statement and other documents filed or required to be filed in respect of Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied to a Governmental Authority.

“Taxes” means all federal, state, foreign, and local income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, value-added, stamp, documentation, payroll, employment, severance, withholding, duties, license, intangibles, franchise, backup withholding, environmental, occupation, alternative or add-on minimum taxes, imposed by any Governmental Authority, and other taxes, charges, levies or like assessments, and including all penalties and additions to tax and interest thereon.

“Third Party” means Person that is not (a) a party to this Agreement or their successors and permitted assigns or (b) an Affiliate of a party to this Agreement.

“Transfer Taxes” means any and all sales, use, transfer, stamp, documentary, recording or similar Taxes imposed upon the Sale.

Section 1.2 Other Definitions.  The following terms shall have the meanings defined in the Section indicated:

401(k) Plan	Section 6.6(b)
Accounting Firm	Section 6.13
Acquisition Proposal	Section 5.2
Agreement	Preamble
ALLL	Section 3.28(g)
Bank	Preamble
Bank Benefit Plans	Section 3.19(a)
Bank ERISA Plan	Section 3.19(a)
Bank Intellectual Property	Section 3.26(a)
BHC Act	Section 3.1(a)
Cash Purchase Price	Section 2.2(a)
Change in the Seller Recommendation	Section 6.1(b)
Closing	Section 2.4
Closing Date	Section 2.4
Closing Financial Statements	Section 2.6
COBRA	Section 3.19(b)
Contractors	Section 3.20(c)
Covered Employees	Section 6.6(a)
End Date	Section 8.1(b)
FDIA	Section 3.1(b)
General Enforceability Exceptions	Section 3.3
Indemnified Party	Section 6.7(a)
Insurance Policies	Section 3.15
Material Contracts	Section 3.17(a)
Materially Burdensome Regulatory Condition	Section 5.4
Maximum Amount	Section 6.7(b)
Money Laundering Laws	Section 3.37
OFAC	Section 3.36
OREO	Section 2.6
Permits	Section 3.18
Pool	Section 3.28(d)
Proxy Statement	Section 6.1(a)
Purchase Price	Section 2.2(b)
Purchase Price Allocation	Section 6.13
Purchaser	Preamble
Purchaser Certificates	Section 2.3(a)(ii)
Real Property	Section 3.25(a)
Real Property Leases	Section 3.25(b)
Regulatory Agreement	Section 3.31
Regulatory Communication	Section 5.4
Reports	Section 3.10
Representatives	Section 5.2
Requisite Regulatory Approvals	Section 7.1(b)
Sale	Recitals
Sanctioned Countries	Section 3.36
Sanctions	Section 3.36
Seller	Preamble
Seller Pension Plan	Section 6.6(c)
Seller Recommendation	Section 6.1(b)
Seller Shareholder Approval	Section 3.2
Seller Stock Option	Section 3.16(g)

Shareholders’ Meeting	Section 6.1(b)
Shares	Recitals
Special Dividend	Section 6.12
Special Dividend Amount	Section 6.12
Stock Purchase Price	Section 2.2(b)
Systems	Section 3.26(e)
TBCA	Section 2.5
Termination Fee	Section 8.3
Treasury Shares	Section 3.4
USA PATRIOT Act	Section 3.37

Section 1.3 Other Definitional Provisions.  Unless the express context otherwise requires: (a) the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (b) the terms defined in the singular have a comparable meaning when used in the plural, and vice versa; (c) the terms “Dollars” and “$” mean United States Dollars; (d) references herein to a specific Section, Subsection or Schedule shall refer, respectively, to Sections, Subsections or Schedules of this Agreement; (e) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”; (f) references herein to any gender includes each other gender and (g) any Contract or Law defined or referred to herein or in any Contract that is referred to herein means such Contract or Law as from time to time amended, modified or supplemented, including (in the case of Contracts) by waiver or consent and (in the case of Law) by succession of comparable successor Law and references to all attachments thereto and instruments incorporated therein. As used in this Agreement, the “Knowledge” of any Person means the knowledge of such Person after due inquiry and, with respect to Seller or the Bank, means the actual knowledge after due inquiry of the individuals listed on Section 1.3 of the Seller Disclosure Schedule. The term “made available” means any document or other information that was (i) provided by one party or its Representatives to the other party and its Representatives at least three Business Days prior to the date hereof, or (ii) included in the virtual data room (on a continuation basis without subsequent modification) of a party at least three Business Days prior to the date hereof.

ARTICLE II
PURCHASE AND SALE OF SHARES

Section 2.1 Purchase and Sale of Shares.  On the terms and subject to the conditions contained in this Agreement, at the Closing, Purchaser shall purchase from Seller, and Seller shall sell, transfer, assign and deliver to Purchaser, the Shares, free and clear of any and all Liens, for the consideration specified in Section 2.2.

Section 2.2 Purchase Price.  The aggregate purchase price for the Shares shall be:

(a) an amount in cash equal $40,348,222, (the “Cash Purchase Price”), which shall be satisfied by:

(i) payment of the Cash Payment by Purchaser; and

(ii) payment of the Special Dividend Amount, if any, by the Bank to Seller, and

(b) 835,741 shares of Purchaser Common Stock (the “Stock Purchase Price” and together with the Cash Purchase Price, the “Purchase Price”).

(c) In the event Purchaser changes the number of shares of Purchaser Common Stock issued and outstanding prior to the Closing as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Closing, the Stock Purchase Price shall be equitably and proportionately adjusted, if necessary and without duplication, to reflect fully the effect of any such change.

Section 2.3 Transactions to be Effected at the Closing.

(a) At the Closing, Purchaser shall:

(i) pay the Cash Payment to Seller, by wire transfer in immediately available funds, to an account designated in writing by Seller to Purchaser, such designation to be made not later than five Business Days prior to the Closing Date; and

(ii) deliver, or cause to be delivered to Seller, certificates or evidence of Purchaser Common Stock in book-entry form (collectively referred to as “Purchaser Certificates”) representing the Stock Purchase Price.

(b) At the Closing, Seller shall deliver to Purchaser the certificates evidencing the Shares, duly endorsed in blank or with stock powers duly executed in proper form for transfer, and with any required stock transfer stamps affixed thereto. Seller shall provide evidence to Purchaser at least five Business Days prior to the Closing Date that it has in its possession such certificates and such executed stock powers.

Notwithstanding anything to the contrary herein, Purchaser shall not be required to complete the sale and purchase of any of the Shares unless certificates and stock powers representing all, and not less than all, of the Shares are duly delivered to them in accordance with Section 2.3(b).

Section 2.4 Closing.  The closing of the Sale (the “Closing”) shall be at 10:00 a.m. at the offices of Covington & Burling LLP, located at One CityCenter, 850 Tenth Street, NW, Washington, DC 20001, unless another location is mutually agreed upon by the parties, on the third Business Day after the date that all of the conditions to the Closing set forth in Section 7.1, Section 7.2 and Section 7.3 (other than those which by their terms can only be satisfied at Closing, all of which shall be satisfied at Closing) shall have been satisfied or waived by the party entitled to waive the same, or on such other date, or at such other time or place, as shall be mutually agreed upon by Seller and Purchaser (the “Closing Date”).

Section 2.5 Dissenting Shareholders.  Notwithstanding anything in this Agreement to the contrary, any shareholder of Seller who is entitled to demand and properly demands appraisal of such shares of Seller Common Stock pursuant to, and who complies in all respects with, the provisions of Sections 48-23-101 through 48-23-302 of the Tennessee Business Corporation Act (the “TBCA”), shall be entitled to exercise dissenters’ rights with respect to the Sale in accordance with the provisions of Sections 48-23-101 through 48-23-302 of the TBCA. Seller shall give Purchaser prompt written notice (but in any event within 48 hours) of any demands for appraisal of any shares of Seller Common Stock and any withdrawals of such demands.

Section 2.6 Closing Financial Statements.  At least eight Business Days prior to the Closing, Seller shall provide Purchaser with the Bank’s consolidated financial statements presenting the financial condition of the Bank as of the close of business on the last day of the last month ended prior to the Closing and the Bank’s consolidated results of operations for the period from January 1, 2016 through the close of business on the last day of the last month ended prior to the Closing (the “Closing Financial Statements”); provided, that if the Closing occurs on or before the 15th Business Day of the month, Seller shall have provided consolidated financial statements as of and through the second month preceding the Closing. The Closing Financial Statements shall have been prepared in accordance with GAAP and regulatory accounting principles and other applicable legal and accounting requirements, and reflect all period-end accruals and other adjustments. The Closing Financial Statements shall be accompanied by a certificate of Seller’s chief financial officer, dated as of the Closing Date, to the effect that the Closing Financial Statements continue to reflect accurately, as of the date of the certificate, the financial condition of the Bank in all material respects. The Closing Financial Statements shall also reflect as of their date (a) accruals for all fees and expenses incurred or expected to be incurred (whether or not doing so is in accordance with GAAP) in connection (directly or indirectly) with the Sale and the transactions contemplated by this Agreement and (b) the outstanding balances (including the principal amount and accrued and unpaid interest) of all Loans of the Bank that are classified by the Bank as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import and Other Real Estate Owned (“OREO”), together with calculations of the Bank’s (i) Non-Performing Loans to Total Loans, (ii) Non-Performing Assets to Total Assets and (iii) the ALLL to Total Loans and shall be accompanied by a certificate of Seller’s chief financial officer, dated as of the Closing Date, to the effect that the Closing Financial Statements meet the requirements of this Section 2.6.

Section 2.7 Withholding Tax.  Purchaser shall be entitled to deduct and withhold from the Purchase Price all Taxes that Purchaser may be required to deduct and withhold under any provision of Tax Law. All such withheld amounts shall be treated as delivered to Seller hereunder.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER AND THE BANK

Except as Previously Disclosed, Seller and the Bank represent and warrant to Purchaser as follows:

Section 3.1 Organization.

(a) Seller is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Tennessee and has the corporate power and authority necessary to carry on its business as now conducted and to own, lease and operate its Assets. Seller is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such failure to be so qualified or licensed has not had or would not be reasonably expected to have a Material Adverse Effect on Seller and the Bank. Seller is duly registered with the Federal Reserve Board as a bank holding company under the Bank Holding Company Act of 1956 (“BHC Act”). True, complete and correct copies of the Governing Documents of Seller, each as in effect as of the date of this Agreement, have been made available to Purchaser. Seller is not in violation of any of the provisions of such Governing Documents.

(b) The Bank is a direct wholly owned Subsidiary of Seller and a national banking association duly organized and validly existing under the Laws of the United States of America, is authorized under the Laws of the United States of America and the OCC to engage in the business of banking as a national banking association and otherwise has the corporate power and authority necessary to carry on its business as now conducted and to own, lease and operate its Assets. The Bank is an “insured depository institution” as defined in the Federal Deposit Insurance Act (the “FDIA”) and applicable regulations thereunder, the deposits in which are insured by the FDIC through the Deposit Insurance Fund to the maximum amount permitted by applicable Law and all premiums and assessments required to be paid in connection therewith have been paid when due. No Proceedings for the revocation or termination of such deposit insurance are pending or, to the Knowledge of Seller, threatened. The Bank is qualified or licensed to conduct its business in each jurisdiction where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such failure to be so qualified or licensed has not had or would not be reasonably expected to have a Material Adverse Effect on Seller and the Bank. True, complete and correct copies of the Governing Documents of the Bank, each as in effect as of the date of this Agreement, have been made available to Purchaser. The Governing Documents of the Bank comply with applicable Law, and the Bank is not in Default of any of the provisions of such Governing Documents.

Section 3.2 Power and Authority.  Each of Seller and the Bank has full power and authority to execute this Agreement and, upon the approval of this Agreement and the Sale by (a) Seller as the sole shareholder of the Bank and (b) Seller’s shareholders in accordance with this Agreement and the TBCA, to perform its obligations under this Agreement and to consummate the Sale and the transactions contemplated hereby. The execution and delivery of this Agreement by Seller and the Bank and the performance by each of them of all of their respective obligations under this Agreement, including the Sale (including, approval by, and a determination by all of the members of the board of directors of Seller that this Agreement and the Sale is advisable and in the best interests of Seller’s shareholders and recommending the Sale to the shareholders and directing the submission of this Agreement and the Sale to a vote at a meeting of shareholders), have been duly authorized prior to the date of this Agreement by all requisite corporate action, and no other Proceedings are necessary on the part of, Seller or the Bank to authorize the execution, delivery and performance by Seller or the Bank of this Agreement, the Sale, and the transactions contemplated hereby, subject to the approval of this Agreement and the Sale by (i) Seller as the sole shareholder of the Bank and (ii) the holders of at least a majority of the outstanding shares of Seller Common Stock entitled to vote on this Agreement and the Sale (the “Seller Shareholder Approval”).

Section 3.3 Enforceability.  This Agreement has been duly executed and delivered by Seller and the Bank, and assuming the due authorization, execution and delivery by Purchaser, constitutes a legal, valid and binding agreement of Seller and the Bank, enforceable against each of them it in accordance with its terms, except to the extent that enforcement may be affected by laws relating to bankruptcy, reorganization, insolvency, and creditors’ rights and by the availability of injunctive relief, specific performance, and other equitable remedies (the “General Enforceability Exceptions”).

Section 3.4 Capitalization.  The authorized capital stock of the Bank consists of 148,415 shares of common stock at the par value of $2.00 per share and no shares of preferred stock and 148,415 shares of common stock are outstanding as of the date of this Agreement. The Shares are duly authorized, validly issued, fully paid and nonassessable and owned of record by Seller free and clear of any Lien. In addition to the Shares, the Bank has no shares held in treasury (the “Treasury Shares”). Except for the Shares and the Treasury Shares, there are no shares of common stock, preferred stock, other equity interests or Equity Rights of the Bank reserved, issued or outstanding. The Bank has no outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or which are convertible into, or exchangeable for, securities having the right to vote). There are no Contracts pursuant to which the Bank is or could be required to register shares of the Bank’s capital stock or other securities under applicable Law or to issue, deliver, transfer or sell any shares of capital stock, any Equity Rights or other securities of the Bank. The Bank does not have any Subsidiaries nor own any capital stock or Equity Rights of any other Person. There are no Contracts to which the Bank is a party or by which it is bound to repurchase, redeem or otherwise acquire any shares of capital stock of, or any Equity Right in, the Bank or vote or dispose of any shares of capital stock of, or any Equity Right in, the Bank. There are no irrevocable proxies and no voting agreements with respect to any shares of capital stock of, or any Equity Rights in, the Bank. All of the Shares were issued in compliance with applicable Laws. None of the Shares were issued in violation of any agreement, arrangement or commitment to which Seller, the Bank or any of their Affiliates is a party or is subject to or in violation of any preemptive or similar rights of any Person. Except for the Bank and its interests in the Bank, Seller does not have any Subsidiaries nor own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or Equity Right in any Person. Seller has no debt that is secured by the Bank’s capital stock.

Section 3.5 Governmental Consents.  Other than in connection or compliance with the provisions of the Securities Laws (including the filing and declaration of effectiveness of the Registration Statement), applicable state securities Laws, the BHC Act, and the Requisite Regulatory Approvals, no Consent or Order, or filing or registration with, any Governmental Authority is required for or in connection with the Sale or the consummation by Seller or the Bank of the transactions contemplated by this Agreement.

Section 3.6 Conflicts Under Governing Documents or Laws.  Neither the execution and delivery of this Agreement by Seller or the Bank, the Sale, nor the consummation by it of the transactions contemplated hereby will conflict with or constitute a breach of any of the terms, conditions or provisions of the Governing Documents of Seller or the Bank, as applicable, or any Law, or of any Order of any Governmental Authority or of any arbitration award, to which Seller or the Bank is a party or by which Seller or the Bank is bound.

Section 3.7 Conflicts Under Contracts.  Neither Seller nor the Bank is a party to, or bound by, any material Contract under the terms of which either the execution and delivery of this Agreement by Seller or the Bank, the Sale, or the consummation by Seller or the Bank of the transactions contemplated hereby, or the request for any Consent to such transactions would reasonably be expected to, with or without notice or lapse of time, be a Default thereunder that would be binding upon the Bank or the Business, result in the creation of a material Lien on any Asset of the Bank, result in a Lien on the Shares owned by Seller, whereby timely performance by Seller or the Bank, as applicable, or consummation of the Sale and the other transactions contemplated by this Agreement according to the terms of this Agreement may be prohibited, prevented, or materially delayed. Neither Seller nor the Bank has entered into any agreement or commitment with any Person that is inconsistent with this Agreement.

Section 3.8 Title to Shares.  Seller owns all of the issued and outstanding Shares, which constitute all of the issued and outstanding capital stock of the Bank. Seller has good and valid title to the Shares free and clear of all Liens. Seller has no other equity interests or Equity Rights in the Bank. Upon delivery to Purchaser at the Closing of certificates representing the Shares, duly endorsed by Seller for transfer to Purchaser, and upon receipt of the Purchase Price, good and valid title to the Shares will pass to Purchaser, free and clear of any Liens. There are no Contracts restricting or otherwise relating to the voting, dividend rights or disposition of such Shares.

Section 3.9 Books and Records.  The minute books and stock record books of the Bank, all of which have been made available to Purchaser, are complete and correct in all material respects and have been maintained in accordance with sound business practices. The minute books of the Bank contain accurate and complete records of all meetings, and actions taken by written consent of, the shareholders, the board of directors and any committees of the board of directors of the Bank, and no meeting, or action taken by written consent, of any such shareholders, board of directors or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Bank.

Section 3.10 Reports.  Seller and the Bank have each filed all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto (“Reports”), that they were required to file since January 1, 2011 with (i) the SEC, the NASDAQ, state securities authorities, the Financial Industry Regulatory Authority, the Securities Investor Protector Corporation, applicable securities, commodities and futures exchanges, and other industry self-regulatory organizations, (ii) the Federal Reserve Board, (iii) the OCC, (iv) the FDIC, (v) the CFPB, and (vi) any other Governmental Authorities, and all other Reports required to be filed by them since January 1, 2011, including any Report required to be filed pursuant to the Laws of the United States, any state, or any Governmental Authority and have paid all fees and assessments due and payable in connection therewith. All Reports regarding Seller and the Bank filed with or otherwise submitted to any Governmental Authority complied in all material respects with applicable Law.

Section 3.11 Financial Statements; Reporting; Internal Controls.

(a) Financial Statements.  Seller has made available to Purchaser the Seller Financial Statements. The Seller Financial Statements with respect to periods ending prior to the date of this Agreement (i) are true, accurate and complete in all material respects, (ii) have been prepared in accordance with GAAP and regulatory accounting principles consistently applied, except as may be otherwise indicated in the notes thereto, and (iii) fairly present in all material respects the financial condition of the Bank as of the respective dates set forth therein and the consolidated results of operations of the Bank for the respective periods set forth therein. The Seller Financial Statements to be prepared after the date of this Agreement and prior to the Closing (A) will be true, accurate and complete in all material respects, (B) will have been prepared in accordance with GAAP and regulatory accounting principles consistently applied, except as may be otherwise indicated in the notes thereto and except with respect to the interim financial statements for the omission of footnotes, and (C) will fairly present in all material respects the financial condition of the Bank as of the respective dates set forth therein and the consolidated results of operations of the Bank for the respective periods set forth therein, subject in the case of interim financial statements to year-end adjustments.

(b) Call Reports.  The Call Reports with respect to periods ending after December 31, 2012 and through the date of this Agreement have been prepared and filed in conformity with the requirements of applicable Governmental Authorities and were correct and complete in all material respects when filed (or when filed as amended, if applicable). The Call Reports to be prepared for periods ending after the date of this Agreement and filed prior to the Closing will be prepared and filed in conformity with the requirements of applicable Governmental Authorities and will be correct and complete in all material respects when filed.

(c) Systems and Processes.  The Bank has devised and maintains a system of internal accounting controls sufficient to ensure that material information is made known to the management of the Bank as appropriate and provide reasonable assurances regarding the reliability of financial reporting and the preparation of the Seller Financial Statements and the Call Reports for external purposes in accordance with GAAP, including that (i) transactions are executed only in accordance with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the Seller Financial Statements and the Call Reports and to maintain accountability for the Assets of the Bank, (iii) access to such Assets is permitted only in accordance with management’s authorization, and (iv) the reporting of such Assets is compared with existing Assets at regular intervals. The records, systems, controls, data and information of the Bank are recorded, stored, maintained and operated under means that are under the exclusive ownership and direct control of the Bank or its accountants, except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material and adverse effect on the system of internal accounting controls described above. The Bank has disclosed, based on its most recent evaluation prior to the date of this Agreement, to its auditors and the audit committee of its board of directors (A) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect its ability to record, process, summarize or report financial data and have disclosed to its auditors any material weaknesses in internal controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls. Since December 31, 2012, neither the Bank nor, to the Knowledge of Seller, any employee, auditor, accountant or representative of the Bank or any of its Affiliates has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the adequacy of such systems and processes or the accuracy or integrity of the Seller Financial Statements or Call Reports, or the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of the Bank or its respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Bank has engaged in questionable accounting or auditing practices. To the Knowledge of Seller, there has been no instance of fraud by Seller or the Bank, whether or not material, that occurred during any period covered by the Seller Financial Statements.

(d) Auditor Independence.  During the periods covered by the Seller Financial Statements, Seller’s external auditor was independent of Seller, the Bank and their respective management. As of the date hereof, Seller’s external auditor has not resigned or been dismissed as a result of or in connection with any disagreements with Seller on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

Section 3.12 Absence of Undisclosed Liabilities.  Except (a) to the extent expressly and fully reflected or reserved in the Most Recent Balance Sheet, (b) for Liabilities incurred in the Ordinary Course since the Most Recent Balance Sheet Date as would not, individually or in the aggregate, be material to the Business (other than Liabilities for Default under any Contract or violation of Law), and (c) for liabilities and obligations incurred in connection with the transactions contemplated hereby, the Bank does not have any Liabilities that would be required to be reflected or reserved against in the consolidated balance sheet of the Bank prepared in accordance with GAAP as applied by the Bank in the preparation of the Seller Financial Statements for the fiscal year ended December 31, 2015. Except as set forth in the Financial Statements, the Bank does not maintain any “off-balance sheet arrangement” within the meaning of Item 303 of Regulation S-K of the SEC.

Section 3.13 Absence of Certain Changes.  Since December 31, 2015, (a) there have been no facts, circumstances, events, changes, effects, developments or occurrences that have had, individually or in the aggregate, a Material Adverse Effect on the Bank, (b) the Bank has owned, operated, used and maintained the Assets of the Bank and conducted the Business in the Ordinary Course, and (c) the Bank has not taken any action that would be prohibited by Section 5.1 if it were taken after the date of this Agreement and prior to the Closing or that would prevent the consummation of the transactions contemplated hereby.

Section 3.14 Sufficiency; Title to Assets.

(a) The Bank has good, marketable and valid title to or, in the case of leased Assets, a valid leasehold interest in, free and clear of all Liens, other than Permitted Liens, all of the tangible personal property and Assets reflected in the Most Recent Balance Sheet or thereafter acquired. No Person (including Seller) other than the Bank has any right, title or interest in or to any of the Assets of the Bank and no Person other than Seller has any right, title or interest in or to any of the Shares.

(b) The Assets reflected in the Most Recent Balance Sheet which are owned or leased by the Bank, and in combination with the Real Property, the Bank Intellectual Property, and contractual benefits and burdens of the Bank, constitute, as of the Closing Date, all of the Assets, rights and interests necessary to enable the Bank to operate the Business in the Ordinary Course and as the same is expected to be conducted on the Closing Date. As of the Closing Date, Seller will not own or have any other rights in any Real Property, Bank Intellectual Property, and contractual benefits and burdens of the Bank, or the Assets, properties, rights and interests related to the Business.

Section 3.15 Insurance.  Seller and the Bank have Previously Disclosed an accurate and complete list (including description, premium, term and coverage) as of the date of this Agreement of all insurance policies with respect to the Assets or employees of the Bank or the Business (the “Insurance Policies”). The Bank is insured with reputable insurers against such risks and in such amounts as the management of the Bank reasonably has determined to be prudent in accordance with industry practices and the nature of the Assets of the Bank. The Insurance Policies are in full force and effect and all premiums due and payable thereon have been paid in full. The Bank is otherwise in compliance in all material respects with the terms and provisions of the Insurance Policies. There is no material claim pending under any of such Insurance Policies as to which coverage has been questioned, denied or disputed by the issuers of such Insurance Policies. The Bank has no knowledge of any threatened early termination of, or material premium increase with respect to, any of such Insurance Policies. There are no historical gaps in insurance coverage, and limits under the Insurance Policies have not been exhausted or significantly diminished.

Section 3.16 Taxes.

(a) Seller and the Bank have each timely filed with the appropriate Taxing authorities all Tax Returns in all jurisdictions in which such Tax Returns are required to be filed, and such Tax Returns are correct and complete in all material respects. Neither Seller nor the Bank is the beneficiary of any extension of time within which to file any Tax Return (other than any extensions to file Tax Returns obtained in the Ordinary Course). All Taxes of Seller and the Bank (whether or not shown on any Tax Return) that are due have been fully and timely paid. There are no Liens for any material amount of Taxes (other than a Lien for Taxes not yet due and payable or which is being contested in appropriate proceedings) on any of the Assets of any of Seller or the Bank. No claim has ever been made in writing by an authority in a jurisdiction where Seller or the Bank does not file a Tax Return that Seller or the Bank may be subject to Taxes by that jurisdiction.

(b) Neither Seller nor the Bank has received any written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits or examinations regarding any Taxes of Seller or the Bank or the Assets of Seller or the Bank. Neither Seller nor the Bank has waived any statute of limitations in respect of any Taxes.

(c) Each of Seller and the Bank has complied in all material respects with all applicable Laws relating to the withholding of Taxes and the payment thereof to appropriate authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Code or similar provisions under foreign Law.

(d) The unpaid Taxes of Seller and the Bank (i) did not, as of the most recent fiscal month end, materially exceed the reserve for Tax Liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of Seller and the Bank, as applicable, in filing their Tax Returns.

(e) Neither Seller nor the Bank is a party to any Tax indemnity, allocation or sharing agreement (other than any agreement solely between Seller and the Bank and other than any customary Tax indemnifications contained in credit or other commercial agreements the primary purpose of which agreements does not relate to Taxes) and neither Seller nor the Bank has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Seller) or has any Tax Liability of any Person under Treasury Regulation Section 1.1502 6 or any similar provision of state, local or foreign Law (other than the other members of the consolidated group of which Seller is parent), or as a transferee or successor.

(f) During the two-year period ending on the date hereof, neither Seller nor the Bank was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(g) Each Bank Benefit Plan, employment agreement, or other compensation arrangement of Seller or the Bank that constitutes a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been written, executed, and operated in compliance with Section 409A of the Code and the regulations thereunder. Neither Seller nor the Bank has any obligation to gross-up or otherwise reimburse any person for any tax incurred by such person pursuant to Section 409A or Section 280G of the Code. Each option granted by Seller to purchase shares of Seller Common Stock (a “Seller Stock Option”) was granted at no less than “fair market value” for purposes of Section 409A of the Code, and each Seller Stock Option is exempt from Section 409A of the Code.

(h) Neither Seller nor the Bank will be required to include after the Closing any material adjustment in taxable income pursuant to Section 481 of the Code or any comparable provision under state or foreign Tax Laws as a result of transactions or events occurring prior to the Closing. Neither Seller nor the Bank have participated in any “reportable transactions” within the meaning of Treasury Regulation Section 1.6011-4.

(i) The Bank is properly classified as “qualified subchapter S subsidiary” as defined in Section 1361(b)(3) of the Code. Seller has not acquired the Assets of any other corporation in a transaction described in Section 381(a) of the Code.

Section 3.17 Material Contracts.

(a) Seller and the Bank have Previously Disclosed a true and complete list of each of the following Contracts (that have not expired or otherwise terminated) to which (i) the Bank is a party or bound or (ii) to which the Assets of the Business is otherwise bound (together with the Intellectual Property Licenses and the Real Property Leases, the “Material Contracts”):

(i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $5,000;

(ii) any Contract relating to the borrowing of money by the Bank or the guarantee by the Bank of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully secured repurchase agreements, and Federal Home Loan Bank advances of depository institution Subsidiaries, and trade payables) in excess of $1,000;

(iii) any Contract which prohibits or restricts the Bank (and/or, following consummation of the transactions contemplated by this Agreement, Purchaser or any of their Affiliates) from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person;

(iv) any Contract relating to the purchase or sale of any goods or services by the Bank (other than Contracts entered into in the Ordinary Course involving payments under any individual Contract that are not expected to be in excess of $5,000 during 2016 or involving Loans, borrowings or guarantees originated or purchased by the Bank in the Ordinary Course);

(v) any Contract which obligates the Bank (and/or, following consummation of the transactions contemplated by this Agreement, Purchaser or any of their Affiliates) to conduct business with any Third Party on an exclusive or preferential basis;

(vi) any Contract which requires referrals of business or requires the Bank to make available investment opportunities to any Person on a priority or exclusive basis;

(vii) any Contract which grants any “most favored nation” right, right of first refusal, right of first offer or similar right with respect to any material Assets, rights or properties of the Bank;

(viii) any Contract which limits the payment of dividends by the Bank;

(ix) any Contract pursuant to which the Bank has agreed with any Third Party to a change of control transaction such as an acquisition, divestiture or merger or contains a put, call or similar right involving the purchase or sale of any equity interests or Assets of any Person (other than Contracts relating to the purchase or sale of other real estate owned) and which contains representations, covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect;

(x) any Contract pursuant to which the Bank has agreed with any Third Party to become a member of, manage or control a material joint venture, partnership, limited liability company or other similar entity;

(xi) any Contract between the Bank, on the one hand, and (A) any officer or director of Seller or the Bank, or (B) to the Knowledge of Seller, (1) any Affiliate or family member of any such officer or director or (2) any other Affiliate of the Bank, on the other hand, except those of a type available to employees of the Bank generally;

(xii) any Contract that provides for payments to be made by Seller or the Bank upon a change in control thereof;

(xiii) any Contract which would be terminable other than by the Bank or under which a material payment obligation would arise or be accelerated, in each case as a result of the Sale or the announcement or consummation of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional acts or events);

(xiv) any Contract that may not be canceled by the Bank without payment of a penalty or termination fee equal to or greater than $10,000 (assuming such Contract was terminated on the Closing Date);

(xv) any Contract containing any standstill or similar agreement pursuant to which any the Bank has agreed not to acquire Assets or equity interests of another Person;

(xvi) any Contract that provides for indemnification by the Bank of any Person, except for non-material Contracts entered into in the Ordinary Course;

(xvii) any Contract with or to a labor union or guild (including any collective bargaining agreement); or

(xviii) any other Contract or amendment thereto that is either material to the Business or that would be required to be filed as an exhibit to a Form 10-K filed by Seller or the Bank with the SEC as of the date of this Agreement if Seller or the Bank were required to file or voluntarily filed such Form 10-K.

(b) Seller and the Bank have made available to the Purchaser true and complete copies of each Material Contract. All Material Contracts are in full force and effect and are legal, valid, binding and enforceable against Seller and/or Bank, as applicable, and, to the Knowledge of Seller, the other parties thereto in accordance with its terms, subject to the General Enforceability Exceptions. There is no Default by Seller and/or Bank, as applicable, or claim thereof, and, to the Knowledge of Seller, no Default by the other contracting parties has occurred thereunder. There is not pending or, to the Knowledge of Seller, threatened cancellations of any Material Contract. Neither Seller nor the Bank has repudiated or waived any material provision of any such Contract and no other party to any such Contract, to the Knowledge of Seller, has repudiated or waived any material provision thereunder. None of the Material Contracts, in the reasonable opinion of Seller, contains any obligation with which there is a reasonable likelihood that Seller, the Bank or any other party thereto will be unable to comply. Seller has made available to Purchaser correct and complete copies of each Material Contract.

Section 3.18 Licenses, Permits and Orders.

(a) No Consents, regulatory approvals, registrations, privileges, exemptions, qualifications, quotas, certificates, filings, franchises, licenses, notices, security clearances, right or other permits are held or required to be held (pursuant to applicable Law or otherwise) by the Bank or any of its directors, officers, employees or independent contractors applicable to the Business or necessary for the lawful conduct of the Business, or the lawful ownership of the Assets of the Bank or the Business, or the operation of Business, in each case, in the Ordinary Course (collectively, “Permits”). The Permits are in full force and effect and there has occurred no Default under any Permit by the Bank, except as would not have a Material Adverse Effect on the Bank.

(b) None of the Bank or any Assets of the Bank are subject to the provisions of any Order of any Governmental Authority and there is no Proceeding pending by, nor has the Bank or any of its Subsidiaries received a written notice from, any Governmental Authority to modify, suspend, revoke, withdraw, terminate or otherwise limit any such Permit. Except as otherwise governed by applicable Law, all the Permits are renewable by their terms or in the Ordinary Course without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees. None of the Permits will be adversely affected by consummation of the transactions contemplated hereby and no other Permits are required to be held (pursuant to applicable Law or otherwise) by the Bank or any of its directors, officers, employees or independent contractors from or after the Closing applicable to the Assets of the Bank or the ownership, operation, use or maintenance thereof except for those the absence or violation of which would not have a Material Adverse Effect on the Bank.

Section 3.19 Employee Benefit Plans.

(a) Seller has made available to Purchaser prior to the execution of this Agreement, true and correct copies of each Employee Benefit Plan currently adopted, maintained by, sponsored in whole or in part by, or contributed to by the Bank or ERISA Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries or under which employees, retirees, former employees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate or with respect to which the Bank or any ERISA Affiliate has or may have any obligation or Liability (collectively, the “Bank Benefit Plans”). Any of the Bank Benefit Plans which is an “employee pension benefit plan,” as that term is defined in ERISA Section 3(2), is referred to herein as a “Bank ERISA Plan”. Seller and the Bank have Previously Disclosed a complete and accurate list of all Bank Benefit Plans. No Bank Benefit Plan is subject to any Laws other than those of the United States or any state, county, or municipality in the United States. Seller has made available to Purchaser prior to the execution of this Agreement (i) all trust agreements or other funding arrangements for all Bank Benefit Plans, (ii) all determination letters, opinion letters, information letters or advisory opinions issued by the IRS, the DOL or the PBGC during this calendar year or any of the preceding three calendar years, (iii) annual reports or returns, audited or unaudited financial statements, actuarial reports and valuations prepared for any Bank Benefit Plan for the current plan year and the preceding plan year, (iv) the most recent summary plan descriptions and any material modifications thereto, (v) any correspondence with the DOL, IRS, PBGC, or any other governmental entity regarding a Bank Benefit Plan, and (vi) all actuarial valuations of Bank Benefit Plans.

(b) Each Bank Benefit Plan is and has been maintained in compliance with the terms of such Bank Benefit Plan, and in compliance with the applicable requirements of the Code, ERISA, and any other applicable Laws. including satisfying all filing, reporting and distribution requirements, including but not limited to Form 550 annual reports, summary annual reports and summary plan descriptions. The requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, Section 601, et seq. of ERISA and Section 4980B, et seq. of the Code (“COBRA”) have been met with respect to such Bank Benefits Plans which are subject to COBRA.

(c) No Bank Benefit Plan is required to be amended within the ninety-day period beginning on the Closing Date in order to continue to comply with ERISA, the Code, and other applicable Law. Each Bank Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has received a favorable determination letter, or for a prototype plan, opinion letter, from the IRS that is still in effect and applies to the Bank Benefit Plan and on which such Bank Benefit Plan is entitled to rely. Nothing has occurred and no circumstance exists that could adversely affect the qualified status of such Bank Benefit Plan.

(d) There are no threatened or pending Proceedings under the terms of, or in connection with, the Bank Benefit Plans other than claims for benefits in the Ordinary Course and no Proceeding has been commenced with respect to any Bank Benefit Plan.

(e) Neither Seller nor any Affiliate of Seller has engaged in any prohibited transaction for which there is not an exemption, within the meaning of Section 4975 of the Code or Section 406 of ERISA, with respect to any Bank Benefit Plan and no prohibited transaction has occurred with respect to any Bank Benefit Plan that would be reasonably expected to result in any liability or excise Tax under ERISA or the Code. Neither Seller, the Bank, any employee of Seller or the Bank, or any committee of which any Seller or Bank employee is a member has breached his or her fiduciary duty with respect to a Bank Benefit Plan in connection with any acts taken (or failed to be taken) with respect to the administration or investment of the assets of any Bank Benefit Plan. To the Knowledge of Seller, no fiduciary, within the meaning of Section 3(21) of ERISA, who is not a Seller or Bank employee, has breached his or her fiduciary duty with respect to a Bank Benefit Plan or otherwise has any liability in connection with any acts taken (or failed to be taken) with respect to the administration or investment of the assets of any Bank Benefit Plan that would reasonably be expected to result in any liability or excise Tax under ERISA or the Code being imposed on Seller or any Affiliate of Seller.

(f) Neither the Bank nor any ERISA Affiliate has at any time been a party to or maintained, sponsored, contributed to or has been obligated to contribute to, or had any liability with respect to (i) any plan subject to Title IV of ERISA, including a “multiemployer plan” (as defined in ERISA Section 3(37) and 4001(a)(3)), (ii) a “multiple employer plan” (within the meaning of ERISA or the Code), (iii) a self-funded health or welfare benefit plan, (iv) any voluntary employees’ beneficiary association (within the meaning of Section 501(c)(9) of the Code), or (v) an arrangement that is not either exempt from, or in compliance with, Section 409A of the Code or that provides for indemnification for or gross-up of any taxes thereunder.

(g) Each Employee Benefit Plan that is a health or welfare plan has been amended and administered in accordance with the requirements of the Patient Protection and Affordable Care Act of 2010.

(h) Neither Seller nor the Bank has any Liability or obligation to provide postretirement health, medical or life insurance benefits to any Seller or Bank employees or former employees, officers, or directors, or any dependent or beneficiary thereof, except as otherwise required under state or federal benefits continuation Laws and for which the covered individual pays the full cost of coverage. No Tax under Code Sections 4980B or 5000 has been incurred with respect to any Bank Benefit Plan and no circumstance exists which could give rise to such Tax.

(i) All contributions required to be made to any Bank Benefit Plan by applicable Law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Bank Benefit Plan, for any period through the date hereof, have been timely made or paid in full by the date required or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Seller and the Bank, as applicable.

(j) Neither the execution and delivery of this Agreement nor the consummation of the Sale or the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of Seller or the Bank, or result in any (i) requirement to fund any benefits or set aside benefits in a trust (including a rabbi trust) or (ii) limitation on the right of Seller or the Bank to amend, merge, terminate or receive a reversion of assets from any Bank Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by Seller or the Bank in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code. Seller and the Bank have Previously Disclosed each individual who has a contractual right to severance pay or benefits triggered by a change in control and the amounts potentially payable to each such individual in connection with the execution and delivery of this Agreement or the consummation of the Sale or the transactions contemplated hereby (either alone or in conjunction with any other event) or as a result of a termination of employment or service, taking into account any contractual provisions relating to Section 280G of the Code. No Bank Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 4999 or 409A of the Code, or otherwise.

Section 3.20 Labor and Employment Matters.

(a) Neither Seller nor the Bank is the subject of any pending or threatened Proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or other violation of state or federal labor Law or seeking to compel it to bargain with any labor organization or other employee representative as to wages or conditions of employment, nor is Seller or the Bank party to or currently negotiating any collective bargaining agreement or subject to any bargaining order, injunction or other Order relating to Seller’s or the Bank’s relationship or dealings with its employees, any labor organization or any other employee representative. There is no strike, slowdown, lockout or other job action or labor dispute involving Seller or the Bank pending or threatened and there have been no such actions or disputes since December 31, 2011. To the Knowledge of Seller, since December 31, 2011, there has not been any attempt by any employees or Seller or the Bank or any labor organization or other employee representative to organize or certify a collective bargaining unit or to engage in any other union organization activity with respect to the workforce of Seller or the Bank. The employment of each employee and the engagement of each independent contractor of Seller or the Bank are terminable at will by Seller or the Bank, as applicable, without any penalty, liability or severance obligation incurred Seller or the Bank.

(b) Seller and the Bank have Previously Disclosed an accurate and complete list of all of the Bank’s employees, including for each such employee: name, job title, Fair Labor Standards Act designation, work location (identified by street address), current compensation paid or payable, all wage arrangements, fringe benefits, bonuses paid the past three years, and visa and greencard application status. To the Knowledge of Seller, no employee of Seller or the Bank is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality or non-competition agreement, that in any way adversely affects or restricts the performance of such employee’s duties. No employee of Seller or the Bank has provided written notice to Seller or the Bank of his or her intent to terminate his or her employment with Seller or the Bank, as applicable, as of the date hereof, and, as of the date hereof, to the Knowledge of Seller, no employee intends to terminate his or her employment with Seller or the Bank before Closing.

(c) Seller and the Bank have Previously Disclosed an accurate and complete list of the name (if an entity, including the name of the individuals employed by or providing service on behalf of such entity) and contact information of each independent contractor, consultant, freelancer or other service provider (collectively, “Contractors”) used by Seller and the Bank at any point during the prior three years. A copy of each Contract relating to the services a Contractor provides to Seller and the Bank has been made available to Purchaser prior to the date hereof. To the Knowledge of Seller, no Contractor used by Seller or the Bank is a party to, or is otherwise bound by, any agreement or arrangement with any third party, including any confidentiality or non-competition agreement, that in any way adversely affects or restricts the performance of such Contractor’s duties for Seller or the Bank. To the Knowledge of Seller, no current Contractor used by Seller or the Bank intends to terminate his or her or its relationship with Seller or the Bank. The employment of each employee and the engagement of each Contractor of Seller and the Bank are terminable at will by Seller or the Bank, as applicable, without any penalty, liability or severance obligation incurred by Seller or the Bank.

(d) Seller or the Bank have no “leased employees” within the meaning of the Code.

(e) Seller or the Bank have, or will have no later than the Closing Date, paid all accrued salaries, bonuses, commissions, and other wages due to be paid through the Closing Date. Each of Seller or the

Bank is and at all times has been in material compliance with all Law governing the employment of labor and the withholding of taxes, including but not limited to, all contractual commitments and all such Laws relating to wages, hours, affirmative action, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or Social Security taxes and similar taxes.

(f) There have not been any wage and hour claims by any employee of Seller or the Bank since December 31, 2011, nor, to the Knowledge of Seller, are there any wage and hour claims currently threatened by any employee of Seller or the Bank. Except for claims for benefits in the Ordinary Course under a Bank Benefit Plan, there have not been any Proceedings by any employee of Seller or the Bank related to their employment with Seller or the Bank since December 31, 2011, nor, to the Knowledge of Seller, are there any Proceedings currently threatened by any employee of Seller or the Bank by related to their employment with Seller or the Bank.

(g) All of Seller’s and the Bank’s employees are employed in the United States and are either United States citizens or are legally entitled to work in the United States under the Immigration Reform and Control Act of 1986, as amended, other United States immigration Laws and the Laws related to the employment of non-United States citizens applicable in the state in which the employees are employed. Each individual who renders services to Seller or the Bank is properly classified as having the status of an employee or independent contractor or other non-employee status (including for purposes of taxation and Tax reporting and under the Bank Benefit Plans).

Section 3.21 Legal Proceedings.  There are no Proceedings pending or, to the Knowledge of Seller, threatened against Seller or the Bank, or against any current or former director, officer or employee of Seller or the Bank in their capacities as such, or any Bank Benefit Plan or any material portion of the Assets of Seller and the Bank, taken as a whole, before any Governmental Authority. To the Knowledge of Seller, no basis for any Proceeding that would, individually or in the aggregate, be material to Seller and the Bank, taken as a whole, exists. Neither Seller, the Bank nor any of their Assets is or are subject to any Order or award of any Governmental Authority.

Section 3.22 Compliance with Law.

(a) Seller and the Bank are each in compliance in all material respects with all applicable Laws, regulatory capital requirements, or Orders to which they or their Assets may be subject, including, but not limited to, the Securities Laws, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the FDIA, the National Bank Act, the BHC Act, the Federal Reserve Act, applicable Laws of the Federal Reserve Board, the FDIC, the OCC, the Consumer Financial Protection Bureau, or any applicable state, federal or self-regulatory organization all Laws related to data protection or privacy, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the Bank Secrecy Act, as amended by the USA PATRIOT ACT, and any other Law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Fair Credit Reporting Act, all other applicable fair lending and fair housing Laws or other Laws relating to discrimination (including, without limitation, anti-redlining, equal credit opportunity and fair credit reporting), Fair Debt Collections Practices Act, the Electronic Funds Transfer Act, the truth-in-lending, real estate settlement procedures or consumer credit (including, without limitation, the Consumer Credit Protection Act, the Truth-in-Lending Act and Regulation Z, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act of 1974 and Regulation X, and the Equal Credit Opportunity Act and Regulation B, and applicable regulations thereunder), the Sarbanes-Oxley Act, all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans, and all applicable regulations and policy statements under any of the foregoing Laws. The Bank is “well-capitalized” and “well managed” (as those terms are defined in applicable regulations). Neither Seller nor the Bank has received any written communication from any Governmental Authority asserting that Seller or the Bank is not in compliance in any material respect with any Law. To the Knowledge of Seller, each director, officer, shareholder, manager, and employee of Seller and the Bank engaged at any time in the development, use or operation of the Business and its Assets, and each Contractor, is and has been in compliance with all applicable Law relating to the development, use or operation of the Business by them. No Proceeding or notice has been filed, given, commenced or, to the Knowledge of Seller, threatened against Seller or the Bank or any of their respective directors, officers, members, Affiliates, managers, employees or Contractors alleging any failure to so comply.

(b) The Bank (i) has properly certified all foreign deposit accounts and has made all necessary Tax withholdings on all of its deposit accounts, (ii) has timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including any requisite Custom Reports required by any agency of the U.S. Department of the Treasury, including the IRS, and (iii) has timely filed all Suspicious Activity Reports with the Financial Crimes Enforcement Network (bureau of the U.S. Department of the Treasury) required to be filed by it pursuant to applicable Laws and regulations referenced in this Section 3.22, Section 3.36, and Section 3.37.

Section 3.23 Community Reinvestment Act Performance.  The Bank is an “insured depositary institution” as defined in the FDIA and applicable regulations thereunder, is in compliance in all material respects with the applicable provisions of the Community Reinvestment Act of 1977 and the rules and regulations promulgated thereunder and has received a Community Reinvestment Act rating of “satisfactory” or “outstanding” in its most recently completed examination, and Seller has no knowledge of the existence of any fact or circumstance or set of facts or circumstances which could reasonably be expected to result in the Bank having its current rating lowered such that it is no longer “satisfactory” or “outstanding.”

Section 3.24 Environmental Matters.

(a) Seller, the Bank, their Participation Facilities, their Operating Properties and the Real Property are and, to the Knowledge of Seller, always have been in compliance in all material respects with all applicable Environmental Laws, including possessing all environmental, health and safety permits, licenses, registrations or authorizations, consents issued, granted, given, or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Environmental Law.

(b) None of Seller, the Bank, their Participation Facilities, their Operating Properties or the Real Property is the subject of any pending written notice, notification, demand, request for information, citation, summons, complaint or Order from any Governmental Authority, with respect to any material matters relating to or arising out of any Environmental Laws.

(c) None of Seller’s or the Bank’s Participation Facilities or Operating Properties or the Real Property has been used by Seller or, the Bank, or, to the Knowledge of Seller, any other Person, for the disposal of Hazardous Substances, and none of the properties formerly owned or operated by Seller or the Bank was used by Seller or the Bank or, to the Knowledge of Seller, any other Person for the disposal of Hazardous Substances during the period of ownership or operation by the Bank or any of its Subsidiaries.

(d) None of Seller’s or the Bank’s Participation Facilities or Operating Properties, the Real Property has had any material emissions or discharges by Seller or the Bank or, to Knowledge of Seller, any other Person, of any Hazardous Substances, and none of the properties formerly owned or operated by Seller or the Bank had any material emissions or discharges by Seller or the Bank or, to Knowledge of Seller, any other Person of any Hazardous Substances, except as permitted under applicable Environmental Laws.

(e) To the Knowledge of Seller, there are no facts, circumstances or conditions that would reasonably be expected to form the basis for any material liability affecting Seller or the Bank relating to or arising under Environmental Laws.

Section 3.25 Real Property.

(a) Seller and the Bank have Previously Disclosed a complete and correct list of all street addresses, legal descriptions and fee owners of all real property owned, leased or licensed by the Bank or otherwise occupied by the Bank or used or held for use by the Business (collectively, the “Real Property”). Other than as set forth on Section 3.25(a) of the Seller Disclosure Schedule, there are no Persons in possession of any portion of any of the Real Property owned or leased by the Bank other than the Bank, and no Person other than the Bank has the right to use or occupy for any purpose any portion of any of the real property owned or leased by the Bank. The Bank has good and marketable fee title to all Real Property owned by it free and clear of all Liens, except Permitted Liens. There are no outstanding options, rights of first offer or refusal or other pre-emptive rights or purchase rights with respect to any such owned Real Property. There are no pending or, to the Knowledge of Seller, any threatened, condemnation or similar proceeding affecting such owned Real Property or any portion thereof. The Bank owns or leases all Real Property as is necessary to its operation of the Business as now conducted and no Person has any option or right to acquire or purchase any ownership interest in the owned Real Property or any portion thereof.

(b) Seller and the Bank have Previously Disclosed all leases of real property under which the Bank, as lessee, leases real property, are valid, binding and enforceable in accordance with their respective terms (the “Real Property Leases”) and the Bank has good and marketable leasehold interests to all real property leased by them. There is not under any such lease any material existing Default by the Bank or, to the Knowledge of Seller, any other party thereto and all rent and other sums and charges due and payable under such lease have been paid.

Section 3.26 Intellectual Property.

(a) Seller and the Bank have Previously Disclosed a true and complete list of all material Intellectual Property that is owned by, licensed to, or otherwise used or held for use by the Bank in the Business (“Bank Intellectual Property”). Except as provided in any Material Contract, the Bank is the sole and exclusive owner of and to all Bank Intellectual Property, free and clear of all Liens.

(b) Seller and the Bank have Previously Disclosed a complete and accurate list of all Intellectual Property Licenses. Nothing in this Agreement, including the consummation of the Sale and the transactions contemplated herein, shall adversely impact the Bank’s rights in and under the Intellectual Property Licenses and no consents and/or permissions shall be required for the Bank to continue to use or exploit the rights granted under the Intellectual Property Licenses after Closing.

(c) (i) The Bank owns, or is licensed or otherwise has the right to use (in each case, free and clear of any Liens), all Bank Intellectual Property and (ii) the Bank’s rights in the Bank Intellectual Property are valid and enforceable. The Bank Intellectual Property is not subject to any outstanding Order or agreement threatening the ownership, validity or use of the Bank Intellectual Property in the conduct of the Business as presently conducted. The consummation of the transactions contemplated in this Agreement will not result in the loss or impairment of the right of the Bank to own or continue to use any Bank Intellectual Property.

(d) (i) The Bank has not received notice of any Proceeding, there are no pending Proceedings of any Persons, and to the Knowledge of Seller, there are no threatened Proceedings of any Persons relating to the scope, ownership, or use of any the Bank Intellectual Property, and (ii) neither Seller, the Bank, nor the conduct of the Business as currently conducted infringes, misappropriates or otherwise violates the Intellectual Property rights of any other Person. Nor does Seller or the Bank otherwise use or reproduce Intellectual Property of any other Person without a license authorizing the same before such use or reproduction. To the Knowledge of Seller, no Person is infringing, misappropriating or otherwise violating Bank Intellectual Property. Neither Seller nor the Bank is prosecuting any Proceeding against any other Person with respect to any Bank Intellectual Property.

(e) (i) The computer, information technology and data processing systems, facilities and services used by the Bank, including all Software, hardware, networks, communications facilities, platforms and related systems and services (collectively, the “Systems”), are reasonably sufficient in all material respects for the conduct of the Business in the Ordinary Course, and (ii) the Systems are in good working condition, ordinary wear and tear excepted, to effectively perform all computing, information technology and data processing operations necessary for the operation of the Business in the Ordinary Course. To the Knowledge of Seller, no Third Party has gained unauthorized access to any Systems owned or controlled by Seller or the Bank, and Seller and the Bank have taken commercially reasonable steps and implemented commercially reasonable safeguards to ensure that the Systems are secure from unauthorized access and free from any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials. Seller and the Bank have implemented backup and disaster recovery policies, procedures and systems consistent with generally accepted industry standards for a community bank, and sufficient to reasonably maintain the operation of the Business in all material respects.

(f) Seller and the Bank have (i) complied in all material respects with its published privacy policies and internal privacy policies and guidelines, including with respect to the collection, storage, transmission, transfer, disclosure, destruction and use of personally identifiable information, and (ii) taken commercially reasonable measures to ensure that all personally identifiable information in its possession or control is protected against loss, damage, and unauthorized access, use, modification, or other misuse. There has been no loss, damage, or unauthorized access, use, modification, or other misuse of any such information by Seller, the Bank, or any other Person.

(g) No material trade secrets included in the Bank Intellectual Property have been disclosed by Seller or the Bank to any Person other than pursuant to a written confidentiality Contract restricting the disclosure and use thereof. Seller and the Bank have taken reasonable measures, consistent with industry standards, to protect the confidentiality of all material trade secrets included in the Bank Intellectual Property and other confidential information of the Bank a (and any confidential information owned by any Person to whom Seller or the Bank has a confidentiality obligation). Each current or former employee, consultant and contractor of Seller or the Bank who has directly contributed to the creation or development of any owned Bank Intellectual Property has entered into a written agreement with the Bank, that contains non-disclosure and invention assignment provisions in a form substantially similar to the form made available to Purchaser.

Section 3.27 Statements True and Correct.

(a) None of the information supplied or to be supplied by Seller or the Bank or any Affiliate thereof for inclusion (including by incorporation by reference) in the Registration Statement to be filed by Purchaser with the SEC will, when supplied or when the Registration Statement becomes effective (or when incorporated by reference), be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. The portions of the Registration Statement and the Proxy Statement relating to Seller and the Bank and other portions within the reasonable control of Seller and the Bank will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

(b) None of the information supplied or to be supplied by any Seller or the Bank or any Affiliate thereof for inclusion (including by incorporation by reference) in the Proxy Statement, and any other documents to be filed by a Seller or the Bank or any Affiliate thereof with any Governmental Authority in connection with the transactions contemplated hereby, will, at the respective time such information is supplied and such documents are filed (or when incorporated by reference), and with respect to the Proxy Statement, when first mailed to the shareholders of Seller, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders’ Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders’ Meeting.

Section 3.28 Loans.

(a) Except as such disclosure may be limited by any applicable Law, the Bank is not a party to any written or oral Loan in which the Bank is a creditor which as of December 31, 2015, had an outstanding balance of $50,000 or more and under the terms of which the obligor was, as of February 22, 2016, over 90 days delinquent in payment of principal or interest. Except as such disclosure may be limited by any applicable Law, Seller and the Bank have Previously Disclosed a true, correct and complete list of all of the Loans of the Bank that, as of December 31, 2015 had an outstanding balance of $50,000 or more and were classified by the Bank as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan as of such date, the borrower, the applicable interest rate, the maturity date, and whether the borrower is in Default under any of the applicable loan documents.

(b) Each Loan currently outstanding, (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected, and (iii) is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (except to the extent that enforcement may be affected by General Enforceability Exceptions). The notes or other credit or security documents with respect to each such outstanding Loan were in compliance in all material respects with all applicable Laws at the time of origination or purchase by the Bank and are complete and correct in all material respects.

(c) Each outstanding Loan (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the Bank’s written underwriting standards (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable requirements of Laws.

(d) None of the Contracts pursuant to which the Bank has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment Default by the obligor on any such Loan. In each case, except as would not be material to the Bank, (i) each Loan included in a pool of Loans originated, securitized or, to the Knowledge of Seller, acquired by the Bank (a “Pool”) meets all eligibility requirements (including all applicable requirements for obtaining mortgage insurance certificates and Loan guaranty certificates) for inclusion in such Pool, (ii) all such Pools have been finally certified or, if required, recertified in accordance with all applicable Laws, except where the time for certification or recertification has not yet expired, and (iii) no Pools have been improperly certified, and no Loan has been bought out of a Pool without all required approvals of the applicable investors.

(e) (i) Seller and the Bank have Previously Disclosed a list of all Loans as of the date hereof by the Bank to any insider or related interest of an insider (as such terms are defined in Regulation O of the Federal Reserve Board (12 C.F.R. Part 215)) of the Bank or any of its Affiliates, (ii) there are no employee, officer, director or other affiliate Loans on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was not in compliance with Regulation O and (iii) all such Loans are and were originated in compliance in all material respects with all applicable Laws.

(f) Neither Seller nor the Bank is now nor has it ever been since January 1, 2012, subject to any material fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Authority relating to the origination, sale or servicing of mortgage or consumer Loans.

(g) The allowance for loan and lease losses (“ALLL”) reflected in the Financial Statements was, as of the date of each of the Financial Statements, in the opinion of management of the Bank, in compliance with the Bank’s then-existing methodology for determining the adequacy of its ALLL and in compliance in all material respects with the standards established by the applicable Governmental Authority, the Financial Accounting Standards Board and GAAP, and is adequate.

Section 3.29 Risk Management Instruments.  All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for the Bank’s own account, or for the account of its customers (all of such material arrangements have been Previously Disclosed by the Seller and the Bank), were entered into (a) in the Ordinary Course and in accordance with prudent business practices and all applicable Law, and (b) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of the Bank, and to the Knowledge of Seller, of each the counterparties thereto enforceable in accordance with its terms (except to the extent that enforcement may be affected by General Enforceability Exceptions), and are in full force and effect. Neither the Bank, nor, to the Knowledge of Seller, any other party thereto is in breach of any of its obligations under any such agreement or arrangement. The financial position of the Bank under or with respect to each such interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements has been reflected in the books and records of the Bank in accordance with GAAP.

Section 3.30 Fiduciary Activities.  The Bank has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable Law in all material respects. None of the Bank, or any director, officer or employee of the Bank, has committed any material breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

Section 3.31 Agreements with Governmental Authorities and Pending Proceedings.

(a) Neither Seller nor the Bank is, or since January 1, 2012, has been is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil penalty by, or is a recipient of any supervisory letter from, or has adopted any board resolutions at the request or suggestion of any Governmental Authority that restricts the conduct of its business or that relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Seller Disclosure Schedule, a “Regulatory Agreement”), nor to the Knowledge of Seller is there, or since January 1, 2012 has there been any pending or threatened regulatory investigation or other action by any Governmental Authority that could reasonably be expected to lead to the existence of any Regulatory Agreement.

(b) There are no pending Proceedings before, or, to the Knowledge of Seller, examination or investigation by, any Governmental Authority into the business or operations of Seller or the Bank. There are no unresolved violations, criticisms, or exceptions by any Governmental Authority with respect to any Report relating to any examinations of Seller or the Bank, except where any such violations, criticisms or exceptions that would not, individually or in the aggregate, be material to the Bank.

Section 3.32 Investment Securities.

(a) The Bank has good and marketable title to all securities held by it (except borrowings of federal funds or borrowings from the Federal Reserve Banks or Federal Home Loan Banks, securities sold under repurchase agreements or held in any fiduciary or agency capacity) free and clear of any Lien, except to the extent such securities are pledged in the Ordinary Course consistent with prudent business practices to secure obligations of the Bank and except for such defects in title or Liens that would not be material to the Bank. Such securities are valued on the books of the Bank in accordance with GAAP.

(b) The Bank employs investment, securities risk management and other policies, practices and procedures which the Bank believes are prudent and reasonable in the context of such businesses and the Bank has, since December 31, 2011, been in compliance with such policies, practices and procedures in all material respects.

Section 3.33 Affiliate Transactions.

(a) Except for employment relationships, deposit and other banking relationships and the payment of compensation and benefits, in each case in the Ordinary Course, there is no Contract or extension of credit between or among (i) the Bank, on the one hand, and (ii) Seller, any Affiliate of Seller, or any shareholder, officer, member, general partner or director of Seller or any Affiliate of Seller, on the other hand.

(b) Seller and the Bank have Previously Disclosed a list of all Covered Transactions between (i) the Bank, on the one hand, and (ii) Seller, any Affiliate of Seller, or any shareholder, officer, member, general partner or director of Seller or any Affiliate of Seller, on the other hand. “Covered Transaction” means any transaction subject to Section 23B of the Federal Reserve Act, 12 U.S.C. §371c-1 as if (A) the Person listed in clause (i) were a member bank and the Person listed in clause (ii) were a non-bank affiliate of the member bank, or (B) the Person listed in clause (i) were a non-bank affiliate of a member bank and the Person listed in clause (ii) were the member bank.

Section 3.34 Takeover Statute.  Seller, the Bank and each of their boards of directors and shareholders have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under its certificate of incorporation or any certificates of designations or the Laws of the jurisdiction of its formation or incorporation which is or could become applicable to Purchaser as a result of the transactions contemplated by this Agreement.

Section 3.35 Unlawful Payments.  None of Seller or the Bank or, to the Knowledge of Seller any director, officer, agent, employee or other Person acting on behalf of Seller or the Bank, in the course of its actions for, or on behalf of, Seller or the Bank (a) used any corporate funds of Seller or the Bank for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity, (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds of Seller or the Bank, (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, (d) made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for Seller or the Bank, to pay for favorable treatment for business secured, or to pay for special concessions already obtained for Seller or the Bank or a, (e) established or maintained any unlawful fund of monies or other Assets of Seller or the Bank, or (f) made any fraudulent entry on the books and records of Seller or the Bank.

Section 3.36 OFAC.  None of Seller or the Bank, or, to the Knowledge of Seller, any director, officer, agent, employee, affiliate or other Person acting on behalf of Seller or the Bank is (a) engaged in any services (including financial services), transfers of goods, software, or technology, or any other business activity related to (i) Cuba, Iran, North Korea, Sudan, Syria or the Crimea region of Ukraine claimed by Russia (“Sanctioned Countries”), (ii) the government of any Sanctioned Country, (iii) any person, entity or organization located in, resident in, formed under the Laws of, or owned or controlled by the government of, any Sanctioned Country, or (iv) any Person made subject of any sanctions administered or enforced by the United States Government, including, without limitation, the list of Specially Designated Nationals of the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), or by the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), (b) engaged in any transfers of goods, technologies or services (including financial services) that may assist the governments of Sanctioned Countries or facilitate money laundering or other activities proscribed by United States Law, (c) is a Person currently the subject of any Sanctions or (d) located, organized or resident in any Sanctioned Country.

Section 3.37 Money Laundering.  Seller and the Bank are in compliance with the money laundering Laws of applicable jurisdictions, including without limitation the United States Bank Secrecy Act, the United States Money Laundering Control Act of 1986, the Annunzio-Wylie Anti-Money Laundering Act of 1992, and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”); the rules and regulations thereunder and any related or similar rules, regulations, guidelines, orders, directives, or interpretations issued, administered or enforced by any applicable Governmental Authority (collectively, the “Money Laundering Laws”); and, no formal or informal Proceeding by or before any Governmental Authority involving Seller or, the Bank with respect to the Money Laundering Laws is pending or, to the Knowledge of Seller, threatened. Neither Seller nor the Bank, has been informed in a written communication since January 1, 2011, from any Governmental Authority that Seller or the Bank has failed to adopt policies or procedures that comply in all respects with the Money Laundering Laws.

Section 3.38 No Investment Advisor.  The Bank does not serve in a capacity described in Section 9(a) or 9(b) of the Investment Company Act of 1940, nor acts as an “investment adviser” required to register as such under the Investment Advisers Act of 1940.

Section 3.39 No Broker-Dealer.  The Bank is not a broker-dealer required to be registered under the Exchange Act with the SEC.

Section 3.40 Insurance Operations.  The Bank’s insurance operations have obtained any licenses that are required from any Governmental Authority or Governmental Authority under any applicable Law.

Section 3.41 Brokers.  Except for Mercer Capital and SunTrust Robinson Humphrey, neither Seller, the Bank, nor any of their Affiliates have dealt or entered into any Contract with any Person who is or will become entitled to a broker’s commission, finder’s fee, investment banker’s fee, or similar payment from Purchaser or the Bank for arranging the transactions contemplated hereby or introducing the parties to each other.

Section 3.42 Opinion of Financial Advisor.  Seller has received the opinion of Mercer Capital, which, if initially rendered verbally has been confirmed by a written opinion, dated the date of this Agreement, to the effect that, as of such date, the consideration to be paid to Seller in the Sale is fair, from a financial point of view, to Seller. Such opinion has not been amended or rescinded as of the date of this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as Previously Disclosed, Purchaser represents and warrants to Seller as follows:

Section 4.1 The Standard.  No representation or warranty of Purchaser contained in this Article IV shall be deemed untrue or incorrect, and Purchaser shall not be deemed to have breached a representation or warranty, in each case for all purposes hereunder, including the condition set forth in Section 7.2(a), as a consequence or result of the existence or absence of any fact, circumstance, change, effect, development, occurrence or event unless such fact, circumstance, change, effects, developments or occurrences individually or taken together with all other facts, circumstances, changes, effects, developments or occurrences inconsistent with any representation or warranty contained in Article IV has had or is reasonably likely to have a Material Adverse Effect on Purchaser (it being understood that for the purpose of determining the accuracy of such representations and warranties, other than the representation in Section 4.8, all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded); provided, that the foregoing shall not apply to the representations in Section 4.2 (first sentence only), Section 4.3, Section 4.4, Section 4.5(b), and Section 4.10, which shall be true and correct in all material respects, and the representations and warranties in Section 4.5(a), Section 4.5(c), Section 4.8, and Section 4.17 which shall be true and correct in all respects (except for inaccuracies in Section 4.5(a) and Section 4.5(c) that are de minimis in amount).

Section 4.2 Organization.  Purchaser is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Arkansas. Purchaser has all requisite organizational power and authority to own, lease and operate its properties and carry on its business as presently owned or conducted, except where the failure to be so organized, existing and in good standing or to have such power or authority would not, individually or in the aggregate, have a Material Adverse Effect on Purchaser.

Section 4.3 Power and Authority.  Purchaser has full power and authority to execute this Agreement and perform its obligations under this Agreement and to consummate the Sale and the transactions contemplated hereby. The execution and delivery of this Agreement by Purchaser and the performance by it of all of its obligations under this Agreement, including the Sale has been duly authorized prior to the date of this Agreement by all requisite corporate action, and no other Proceedings are necessary on the part of Purchaser to authorize the execution, delivery and performance by Purchaser of this Agreement, the Sale, and the transactions contemplated hereby.

Section 4.4 Enforceability.  This Agreement has been duly executed and delivered by Purchaser and, assuming due execution and delivery by the other parties hereto, constitutes and will constitute a legal, valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms, except to the extent that enforcement may be affected by General Enforceability Exceptions.

Section 4.5 Capitalization.

(a) The authorized capital stock of Purchaser consists of (i) 120,000,000 shares of Purchaser Common Stock, of which 30,408,748 shares are issued and outstanding as of May 16, 2016, and (ii) 40,040,000 shares of preferred stock of Purchaser, of which no shares are issued and outstanding as of May 16, 2016. As of the date of this Agreement, no more than 646,715 shares of Purchaser Common Stock are subject to Purchaser Options or other Equity Rights in respect of Purchaser Common Stock, and no more than 556,850 shares of Purchaser Common Stock were reserved for future grants under Purchaser Stock Plans. Upon any issuance of any shares of Purchaser Common Stock in accordance with the terms of Purchaser Stock Plans, such shares will be duly and validly issued and fully paid and nonassessable.

(b) All of the issued and outstanding shares of Purchaser Capital Stock are, and all of the shares of Purchaser Common Stock to be issued to Seller upon consummation of the Sale, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the Arkansas Business Corporation Act. None of the shares of Purchaser Common Stock to be issued in upon consummation of the Sale will be, issued in violation of any preemptive rights of the current or past shareholders of Purchaser or the Bank.

(c) Except as set forth in Section 4.5(a), as of May 16, 2016, there are no shares of capital stock or other equity securities of Purchaser outstanding and no outstanding Equity Rights relating to the capital stock of Purchaser. No Purchaser Entity owns any capital stock of Seller.

Section 4.6 SEC Filings; Financial Statements.

(a) Purchaser has timely filed all Purchaser SEC Documents. The Purchaser SEC Documents (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing or, in the case of registration statements, at the effective date thereof, and in the case of proxy statements, at the date of the relevant meeting) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Purchaser SEC Documents or necessary in order to make the statements in such Purchaser SEC Documents, in light of the circumstances under which they were made, not misleading. Except for Simmons Bank and Purchaser Subsidiaries that are registered as a broker, dealer, or investment adviser, no Purchaser Subsidiary is required to file any SEC Documents.

(b) Each of the Purchaser Financial Statements (including, in each case, any related notes) contained in the Purchaser SEC Documents, including any Purchaser SEC Documents filed after the date of this Agreement until the Closing, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10 Q of the SEC), and fairly presented in all material respects the consolidated financial position of Purchaser and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

(c) Since December 31, 2015, Purchaser and each of its Subsidiaries has had in place “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) reasonably designed and maintained to ensure that all information (both financial and non-financial) required to be disclosed by Purchaser in the Purchaser SEC Documents is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that such information is accumulated and communicated to the chief executive officer, chief financial officer or other members of executive management of Purchaser as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Purchaser required under the Exchange Act with respect to such reports.

(d) Purchaser and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Purchaser has disclosed, based on its most recent evaluation prior to the date of this Agreement, to Purchaser’s outside auditors and the audit committee of the board of directors of Purchaser, (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that would be reasonably likely to adversely affect Purchaser’s ability to accurately record, process summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Purchaser’s internal control over financial reporting.

(e) Since December 31, 2012, (i) neither Purchaser, its Subsidiaries nor, to the Knowledge of Purchaser, any director, officer, employee, auditor, accountant or representative of Purchaser or its Subsidiaries has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Purchaser or its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Purchaser or any its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) no attorney representing Purchaser or any of its Subsidiaries, whether or not employed by Purchaser or its Subsidiaries, has reported evidence of a material violation of Securities Laws, breach of fiduciary duty or similar violation by Purchaser or any of its officers, directors, employees or agents to the board of directors of Purchaser or any committee thereof or to any of Purchaser’s directors or officers.

Section 4.7 Absence of Undisclosed Liabilities.  Neither Purchaser or any of its Subsidiaries has incurred any Liability, except (a) such Liabilities incurred in the Ordinary Course consistent with past practice since December 31, 2015, (b) in connection with this Agreement and the transactions contemplated hereby, and (c) such Liabilities that are accrued or reserved against in the consolidated balance sheets of Purchaser as of December 31, 2015, included in the Purchaser Financial Statements delivered or filed prior to the date of this Agreement.

Section 4.8 Absence of Certain Changes or Events.  Since December 31, 2015, there has not been a Material Adverse Effect on Purchaser.

Section 4.9 Governmental Consents.  Other than in connection or compliance with the provisions of the Securities Laws (including the filing and declaration of effectiveness of the Registration Statement), applicable state corporate and securities Laws, the rules of NASDAQ, the Code, and the Requisite Regulatory Approvals, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation, no Consent or Order of, or filing or registration with, any Governmental Authority is required for or in connection with the Sale or the consummation by Purchaser of the transactions contemplated by this Agreements, other than any such Consents, Orders, filings or registrations the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to prevent the consummation of the Sale.

Section 4.10 No Conflicts.  Neither the execution and delivery of this Agreement by Purchaser, the Sale, nor the consummation by Purchaser of the transactions contemplated hereby, will conflict with or result in a breach of any of the terms, conditions or provisions of its Governing Documents, any Law, or of any Order of any Governmental Authority or of any arbitration award, or any material Contract to which Purchaser or one of its Subsidiaries is subject, except for any such conflicts or breaches which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Purchaser.

Section 4.11 Tax Matters.

(a) Purchaser and its Subsidiaries have timely filed with the appropriate Taxing authorities all Tax Returns in all jurisdictions in which such Tax Returns are required to be filed and such Tax Returns are correct and complete in all material respects. Purchaser and its Subsidiaries are not the beneficiary of any extension of time within which to file any Tax Return (other than any extensions to file Tax Returns obtained in the Ordinary Course). All Taxes of Purchaser and its Subsidiaries (whether or not shown on any Tax Return) have been fully and timely paid. There are no Liens for any material amount of Taxes (other than a Lien for Taxes not yet due and payable or for which are being contested in appropriate proceedings) on any of the Assets of Purchaser and its Subsidiaries. No claim has ever been made in writing by an authority in a jurisdiction where Purchaser and its Subsidiaries does not file a Tax Return that such entity may be subject to Taxes by that jurisdiction.

(b) None of Purchaser and any of its Subsidiaries has received any written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits or examinations regarding any Taxes of Purchaser or any of its Subsidiaries. None of Purchaser or any of its Subsidiaries has waived any statute of limitations in respect of any Taxes.

(c) Each of Purchaser and its Subsidiaries has complied in all material respects with all applicable Laws, rules and regulations relating to the withholding of Taxes and the payment thereof to appropriate authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Code or similar provisions under foreign Law.

Section 4.12 Compliance with Laws.

(a) Purchaser is duly registered as a bank holding company and has elected to be treated as a financial holding company under the BHC Act. Purchaser and each of its Subsidiaries has in effect all Permits necessary for it to own, lease or operate its material Assets and to carry on its business as now conducted and there has occurred no Default under any such Permit. None of Purchaser or any of its Subsidiaries:

(b) is in Default under its Governing Documents; or

(c) is in Default under any Laws, Orders or Permits applicable to its business or employees conducting its business;

(d) There are no pending Proceedings before, or, to the Knowledge of Purchaser, examination or investigation by, any Governmental Authority into the business or operations of any Purchaser Entity. There are no unresolved violations, criticisms, or exceptions by any Governmental Authority with respect to any Report relating to any examinations of any Purchaser Entity; or

(e) since December 31, 2012, has received any notification or communication from any agency or department of federal, state, or local government or any Governmental Authority or the staff thereof (i) asserting that Purchaser or any of its Subsidiaries is not in compliance with any Laws or Orders, or (ii) requiring any Purchaser Entity to enter into or consent to the issuance of a cease and desist order, injunction, formal agreement, directive, commitment or memorandum of understanding, or to adopt any board resolution or similar undertaking, which restricts materially the conduct of its business.

Section 4.13 Legal Proceedings.  There is no Proceeding instituted or pending, or, to the Knowledge of Purchaser, threatened against Purchaser or any of its Subsidiaries, or against any director, employee or employee benefit plan of Purchaser or any of its Subsidiaries, or against any Asset, interest, or right of any of them, nor are there any Orders outstanding against Purchaser or any of its Subsidiaries.

Section 4.14 Reports.  Since December 31, 2012, Purchaser and each of its Subsidiaries have filed all material reports and statements, together with any amendments required to be made with respect thereto, including call reports, that it was required to file with Governmental Authorities (other than the SEC). As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, in light of the circumstances under which they were made, or necessary to make the statements made therein not misleading.

Section 4.15 Statements True and Correct.

(a) None of the information supplied or to be supplied by Purchaser or any of its Subsidiaries or any Affiliate thereof for inclusion (including by incorporation by reference) in the Registration Statement to be filed by Purchaser with the SEC, will, when the Registration Statement becomes effective (or when incorporated by reference), be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The portions of the Registration Statement and the Proxy Statement relating to Purchaser and its Subsidiaries and other portions within the reasonable control of Purchaser and its Subsidiaries will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

(b) None of the information supplied or to be supplied by Purchaser or any of its Subsidiaries or any Affiliate thereof for inclusion (including by incorporation by reference) in the Proxy Statement to be mailed to Seller’s shareholders in connection with the Shareholders’ Meeting, and any other documents to be filed by Purchaser or any of its Subsidiaries or any Affiliate thereof with the SEC or any other Governmental Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of Seller, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders’ Meeting, be false or misleading with respect to any material fact, or omit to state any material fact, in light of the circumstances under which they were made, necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders’ Meeting.

Section 4.16 Regulatory Matters.  No Purchaser Entity or, to the Knowledge of Purchaser, any Affiliate thereof has taken or agreed to take any action, and Purchaser does not have any Knowledge of any agreement, plan or other circumstance, that is reasonably likely to materially impede or delay receipt of any of the Requisite Regulatory Approvals.

Section 4.17 Brokers.  Except for Keefe, Bruyette & Woods, Inc., neither Purchaser, nor any of its Affiliates have dealt or entered into any Contract with any Person who is or will become entitled to a broker’s commission, finder’s fee, investment banker’s fee, or similar payment from Seller for arranging the transactions contemplated hereby or introducing the parties to each other.

ARTICLE V
COVENANTS

Section 5.1 Conduct of Business Prior to Closing.

(a) From the date of this Agreement through the earlier of the Closing or the termination of this Agreement, except as required by applicable Law, (i) Seller and the Bank shall carry on the Business in the Ordinary Course and use its reasonable best efforts to (A) preserve substantially intact the business organization of the Bank, (B) keep available the services of the present officers, employees and consultants of the Bank, (C) maintain its rights, authorizations, franchises, and advantageous business and other relationships with customers, vendors, strategic partners, suppliers, distributors, Governmental Authorities and other Persons with which the Bank have business and other relations, and (D) maintain, renew, keep in full force and effect and preserve its rights, franchises and licenses and all Permits, and (ii) each of Purchaser, Seller and the Bank shall, and shall cause their respective Subsidiaries, to cooperate and use their respective reasonable best efforts to prepare all documentation, to make all filings and to obtain all permits, consents, approvals and authorizations of all Third Parties, Governmental Authorities, including the Requisite Regulatory Approvals, required for the transactions contemplated hereby and to perform its respective covenants and agreements under this Agreement and to consummate the transactions contemplated hereby on a timely basis.

(b) From the date of this Agreement through the earlier of the Closing or the termination of this Agreement, except as required by applicable Law or as expressly provided for by this Agreement, or disclosed in Section 5.1(b) of the Seller Disclosure Schedule, without the prior written consent of Purchaser, and without limiting the generality of any other provision of this Agreement, each of Seller and the Bank covenants and agrees that it will not, and Seller shall cause the Bank not to or agree or commit to do, any of the following:

(i) amend its Governing Documents;

(ii) issue, grant, sell, pledge, dispose of, encumber, authorize or propose the issuance of, enter into any Contract to issue, grant, sell, pledge, dispose of, encumber, or authorize or propose the issuance of, or otherwise permit to become outstanding, any additional shares of capital stock of the Bank, or any stock appreciation rights, or any option, warrant, or other Equity Right;

(iii) Except for the Special Dividend, redeem, repurchase or otherwise acquire or exchange directly or indirectly any outstanding shares of the capital stock or Equity Rights of the Bank or make, declare, pay or set aside for payment any dividend or set any record date for or declare or make any other distribution in respect of the Bank’s capital stock;

(iv) other than the creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank, entry into repurchase agreements, advances from the Federal Home Loan Bank, the endorsement of checks and other negotiable instruments in the normal process of collection and issuing new letters of credit in amounts and on terms in the Ordinary Course, incur, assume, guarantee, endorse or otherwise as an accommodation become responsible for any additional debt obligation or other obligation for borrowed money;

(v) (A) increase or agree to increase in any manner the rate or terms of compensation or benefits of any of its current or former directors, officers, employees or independent contractors, except (1) as may be required under Bank Benefit Plans as in effect on the date hereof, and (2) for merit-based, retention-based, or performance-based salary increases for employees (other than directors or executive officers of Seller or the Bank) made in the Ordinary Course, provided that such increases may not exceed, in the aggregate, 3% of the aggregate cost of all employee annual base salaries and wages in effect as of the date hereof; (B) pay or agree to pay any pension, retirement allowance or other employee benefit not required or permitted by any existing pension plan or other agreement or arrangement that is a Bank Benefit Plan to any such director, officer or employee, whether past or present, or otherwise pay any amounts to any such individual not otherwise due; (C) enter into, adopt or amend or agree to enter into, adopt or amend, any employment, bonus, severance or retirement Contract or adopt or amend, or agree to adopt or amend, any employee benefit plan; (D) pay any (x) severance or termination pay or (y) any bonus, in either case other than pursuant to the Bank Benefit Plans in effect on the date hereof and in the case of clause (x) subject to receipt of an effective release of claims from the employee, and in the case of clause (y) to the extent required under the terms of the plan without the exercise of any upward discretion; (E) accelerate the vesting of or lapsing restrictions with respect to any incentive or other compensation under any Bank Benefit Plan; (F) change any actuarial or other assumptions used to calculate funding obligations with respect to any Bank Benefit Plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP; (G) except for loans for payment of option exercise prices to be made by Seller to current option holders, loan or advance any money or other property to any officers, employees or directors of Seller or the Bank other than in the Ordinary Course and in accordance with applicable Law; (H) hire any new officer, employee, consultant or service provider at an annual salary or other annual compensation in exchange for services of greater than $50,000 individually, (I) terminate the employment of any officer or employee whose annual base salary or other annual compensation is greater than $75,000, other than terminating an officer or employee for “cause”; (J) enter into any new, or amend any existing, collective bargaining agreement or similar agreement with respect to any employees thereof or (K) provide any funding for any rabbi trust or similar arrangement;

(vi) except as required by Law or, with respect to a Bank ERISA Plan that is intended to be tax-qualified in the opinion of counsel is necessary or advisable to maintain the tax qualified status, (A) adopt, establish or enter into any new Bank Benefit Plan or terminate or withdraw from, or amend, or grant any waiver or consent under any Bank Benefit Plan, (B) make any distributions from such Bank Benefit Plans, except as required by the terms of such plans, or (C) fund or in any other way secure the payment of compensation or benefits under any Bank Benefit Plan;

(vii) (A) enter into, renew, extend, modify, amend or terminate any (1) Contract that calls for aggregate annual payments of $50,000 or more, except in the Ordinary Course, (2) any Material Contract, (3) any Contract referenced in Section 3.41 (or any other Contract with any broker or finder in connection with the Sale or any other transaction contemplated by this Agreement), or (4) Contract, plan, arrangement or other transaction of the type described in Section 3.33 (other than, in the case of sub-clauses (1) and (4), Contracts that can be terminated on less than 30 days’ notice with no prepayment penalty, liability or other obligation), (B) make any material amendment or modification to any Contract described in clause (A), other than in the Ordinary Course, or (C) waive, release, compromise or assign any material rights or claims under any Contract described in clause (A);

(viii) make, or commit to make, any capital expenditures in excess of $5,000 individually or $25,000 in the aggregate;

(ix) cancel or release any material indebtedness owed to any Person or any claims held by any Person, except for (A) sales of Loans and sales of investment securities, in each case in the Ordinary Course, or (B) as expressly required by the terms of any Contracts in force at the date of the Agreement;

(x) make any change in any method of accounting or auditing practice other than immaterial changes required as a result of changes in GAAP or applicable Law in each case after the date hereof;

(xi) make or acquire any Loan or issue a commitment (including a letter of credit) or renew or extend an existing commitment for any Loan, or amend or modify in any material respect any Loan (including in any manner that would result in any additional extension of credit, principal forgiveness, or effect any uncompensated release of collateral, i.e., at a value below the fair market value thereof as determined by the Bank), except for (i) Loans or commitments for Loans in full compliance with the Bank’s underwriting policy and related Loan policies in effect as of the date of this Agreement without utilization of an exception to the Bank’s underwriting policy and related Loan policies, (ii) Loans or commitments for Loans with a principal balance equal to or less than $250,000 in full compliance with the Bank’s underwriting policy and related Loan policies in effect as of the date of this Agreement, including pursuant to an exception to such underwriting policy and related Loan policies that is reasonable in light of the underwriting of the borrower for such Loan or commitment, and (iii) amendments or modifications of any existing Loan in full compliance with the Bank’s underwriting policy and related Loan policies in effect as of the date of this Agreement without utilization of any of the exceptions provided therein;

(xii) reduce the ALLL below the aggregate amount of the ALLL as of the date hereof, or modify, change or amend the methodologies used to compute ALLL in effect as of the date hereof;

(xiii) materially change or restructure its investment securities portfolio policy, its hedging practices or policies, or change its policies with respect to the classification or reporting of such portfolios, or invest in any mortgage-backed or mortgage related securities which would be considered “high-risk” securities under applicable regulatory pronouncements or change its interest rate exposure through purchases, sales or otherwise, or the manner in which its investment securities portfolios are classified or reported;

(xiv) alter materially its interest rate (except to the extent of changes in market interest rates) or fee pricing policies with respect to depository accounts of the Bank or waive any material fees with respect thereto;

(xv) (A) except for purchases of investment securities in the Ordinary Course, purchase any securities or make any acquisition of or investment in, either by purchase of stock or other securities or equity interests, contributions to capital, Asset transfers, purchase of any Assets (including any investments or commitments to invest in real estate or any real estate development project) or other business combination, or by formation of any joint venture or other business organization or by contributions to capital (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the Ordinary Course), of any Person or otherwise acquire direct or indirect control over any Person, or (B) enter into a plan of consolidation, merger, share exchange, share acquisition, reorganization or complete or partial liquidation with any Person, or a letter of intent, memorandum of understanding or agreement in principle with respect thereto;

(xvi) enter into any securitizations of any Loans or create any special purpose funding or variable interest entity other than on behalf of clients;

(xvii) make, change or revoke any Tax election, change an annual Tax accounting period, adopt or change any Tax accounting method, file any material amended Tax Return, enter into any closing agreement with respect to Taxes, settle any Tax claim, audit, assessment or dispute or surrender any right to claim a refund of material Taxes;

(xviii) (A) purchase any new insurance policy, including any director and officer insurance; (B) make any material changes in its policies and practices with respect to insurance policies including materially reducing the amount of insurance coverage currently in place or filing to renew or replace any existing insurance policies; (C) permit any insurance policy naming it as a beneficiary or a loss payable payee to be canceled or terminated prior to the Closing Date, except insurance policies that are replaced without material diminution of or gaps in coverage;

(xix) pay, discharge, or satisfy any Liabilities (absolute, accrued, asserted or unasserted, contingent or otherwise), other than in the Ordinary Course, or fail to pay or otherwise satisfy (except if being contested in good faith) any material accounts payable or Liabilities when due and payable;

(xx) pay or distribute, agree to pay or distribute or incur an obligation to pay or distribute, to Seller or any Affiliate thereof any money or other property, or waive, discharge or otherwise extinguish any claim against or obligation of any such Person;

(xxi) cancel, compromise, waive or release any right or claim (or series of related rights and claims) under or with respect to the Business;

(xxii) foreclose upon or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment (except where such an assessment has been conducted in the preceding 12 months) of the property or foreclose upon any commercial real estate if such environmental assessment indicates the presence of Hazardous Substances;

(xxiii) repurchase, or provide indemnification relating to, Loans in the aggregate in excess of $100,000;

(xxiv) except as required by applicable Law to comply with modifications of rules, regulations or requirements imposed by means of any Governmental Authority, (A) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; (B) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; (C) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk; or (D) alter its methods or policies of underwriting, pricing, originating, warehousing, selling and servicing, or buying or selling rights to service Loans;

(xxv) permit the commencement of any construction of new structures or facilities upon, or purchase or lease any real property in respect of any branch or other facility, or make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility of it or its Subsidiaries;

(xxvi) license, sell, abandon, invalidate or allow to lapse the right to use any Bank Intellectual Property;

(xxvii) commence any Proceeding other than in the Ordinary Course, or waive or release or agree or consent any settlement or to the issuance of any Order in connection with any Proceeding (A) involving any Liability of the Bank for money damages in excess of $10,000 or that would impose any restriction on the operations, business or Assets of the Bank or (B) arising out of or relating to the transactions contemplated hereby;

(xxviii) knowingly take any action that is intended to or would reasonably be likely to adversely affect or materially delay the ability of Purchaser, the Bank or any of their respective Affiliates to obtain any necessary approvals of any Governmental Authority required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby (including the Requisite Regulatory Approvals);

(xxix) enter into (or modify in any way adverse to the Bank) any agreement or arrangement with any of its Affiliates, or its or its Affiliates officers, directors, or employees; or

(xxx) authorize, or commit or agree to take, any of the foregoing actions.

(c) Beginning on the date that is two weeks after the date hereof, and every two weeks thereafter, Seller and the Bank shall provide to Purchaser a report describing all of the following which has occurred in the prior two weeks:

(i) new, renewed, extended, modified, amended or terminated Contracts that provide for aggregate annual payments of $1,000 or more; and

(ii) new Loans or commitments (including a letter of credit) for Loans in excess of $250,000, any renewals or extensions of existing Loans or commitments for any Loans in excess of $250,000, or any material amendments or modifications to Loans in excess of $250,000.

Section 5.2 Non-Solicitation.  During the period from the date of this Agreement through the Closing Date or the termination of this Agreement pursuant to Article VIII, Seller and the Bank shall not, and shall cause their respective Affiliates, officers, directors, employees, counsel, financial advisors, auditors, consultants, other agents and other representatives (collectively, “Representatives”) not to, directly or indirectly, take any action to solicit, encourage (including by providing information or assistance), initiate, facilitate or engage in discussions or negotiations with, or provide or make available any information to or enter into any agreement with any Person (other than Purchaser and its Affiliates and Representatives) concerning any offer, inquiry, proposal or indication of interest (whether communicated to Seller, the Bank or its Affiliates or publicly announced and whether binding or non-binding) by such Person involving (a) the acquisition or recapitalization of Seller or the Bank, (b) a merger, consolidation or other business combination involving Seller or the Bank (c) the acquisition (by purchase, lease, license, or otherwise) of any of the Assets or equity securities of the Seller or the Bank or (d) similar transactions involving the Seller or Bank (the foregoing clauses (a) through (d), an “Acquisition Proposal”). The Bank and the Seller shall, and shall cause their respective Affiliates and, Representatives to, immediately cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Person conducted heretofore with respect to any of the foregoing and request the prompt return or destruction of all confidential information previously furnished to any Person (other than Purchaser, its Affiliates and Representatives) that has made or indicated an intention to make an Acquisition Proposal. If Seller, the Bank or any of their Affiliates or Representatives receives an offer or proposal (whether written or oral) or any request for nonpublic information or any inquiry relating to any of the transactions described in clause (a) through (d), Seller shall as promptly as practicable (but in no event more than 24 hours) notify Purchaser in writing of the receipt of such Acquisition Proposal, request or inquiry, and the terms and conditions of such Acquisition Proposal, request or inquiry (including, in each case, the identity of the Person making any such Acquisition Proposal, request or inquiry), and Seller shall as promptly as practicable (but in no event more than 24 hours) provide to Purchaser (i) a copy of such Acquisition Proposal, request or inquiry, if in writing, or (ii) a written summary of the material terms of such Acquisition Proposal, request or inquiry, if oral. Seller shall provide

Purchaser as promptly as practicable (but in no event more than 24 hours) with notice setting forth all such information as is necessary to keep Purchaser informed on a current basis in all material respects of all communications regarding (including material amendments or proposed material amendments to) such Acquisition Proposal, request or inquiry.

Section 5.3 Covenants of Purchaser.  From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement, unless the prior written consent of Seller shall have been obtained, and except as otherwise expressly contemplated herein or as set forth in Section 5.3 of the Purchaser Disclosure Schedule, Purchaser covenants and agrees that it shall not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of Seller, which consent shall not be unreasonably withheld, delayed or conditioned:

(a) amend the Governing Documents of Purchaser or any Significant Subsidiaries (as defined in Regulation S-X promulgated by the SEC) in a manner that would adversely affect Seller or the holders of Seller Common Stock adversely relative to other holders of Purchaser Common Stock;

(b) take any action that could reasonably be expected to impede or materially delay consummation of the transactions contemplated by this Agreement; or

(c) agree to take, make any commitment to take, or adopt any resolutions of Purchaser’s board of directors in support of, any of the actions prohibited by this Section 5.3.

Section 5.4 Efforts to Consummate.  Each of the parties shall use their respective reasonable best efforts to prepare all documentation, to effect all applications, notices and filings and to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, or advisable to consummate the transactions contemplated hereby as soon as practicable, including obtaining all Consents from any Governmental Authority necessary to be obtained by it, or its Subsidiaries or Affiliates, in order for it to consummate such transactions contemplated by this Agreement (including the Requisite Regulatory Approvals). Without limiting the generality of the foregoing, as soon as practicable, Purchaser and Seller and their respective Affiliates shall make all necessary filings in respect of the Requisite Regulatory Approvals as promptly as practicable after the date of this Agreement, and shall make all other necessary filings as promptly as practicable after the date of this Agreement. The parties shall coordinate and cooperate with one another in exchanging and providing such information as necessary to carry out the foregoing (other than any portions of material filed in connection therewith that contain competitively sensitive business or other proprietary information filed under a claim of confidentiality). After the date of this Agreement and prior to the Closing, each party shall, subject to applicable Laws relating to the exchange of information (a) have the right to review in advance, and to the extent practicable consult with the other prior to sending any material notices to, making any material filings with, or having any material communications with any Person with respect to the transactions contemplated by this Agreement, (b) promptly consult with the other parties with respect to all material notices sent, all material confidential filings made or any other material confidential information supplied by such party to a Person in connection with this Agreement and the transactions described herein, and (c) promptly inform the other parties of any material communication from any Person regarding any of the transactions contemplated herein, including advising the other parties upon receiving any material communication from a Governmental Authority, the Consent of which is required for the consummation of the transactions contemplated by this Agreement, that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or may be materially delayed (a “ Regulatory Communication”). Upon the receipt of a Regulatory Communication, without limiting the scope of the foregoing paragraphs, the receiving party shall, to the extent permitted by applicable Law (i) promptly advise the other parties of the receipt of such Regulatory Communication and provide a copy of such Regulatory Communication to the other parties, (ii) provide the other parties with a reasonable opportunity to participate in the preparation of any response thereto and the preparation of any other substantive submission or communication to any Governmental Authority with respect to the transactions contemplated hereby and to review any such response, submission or communication prior to the filing or submission thereof (other than portions of materials to be filed or submitted in connection therewith that contain competitively sensitive business or proprietary information filed or submitted under a claim of confidentiality), and (iii) provide the other parties with the opportunity to participate in any meetings or substantive telephone conversations that the receiving party or its Representatives may have from time to time with any Governmental Authority with respect to the transactions contemplated by this Agreement. Notwithstanding anything to the contrary in this Agreement, nothing contained in this Agreement shall require Purchaser, Seller, the Bank or any of their respective Affiliates to take, or agree to take, any actions that Purchaser determines in good faith would be expected to, individually or in the aggregate (A) have a Material Adverse Effect on Purchaser or the Bank following Closing, (B) require the ownership, capitalization, governance or operations of the Bank following Closing to deviate in any material respect from the ownership, capitalization, governance or operations contemplated by this Agreement, or (C) result in materially burdensome regulatory conditions being imposed on the Bank or Purchaser or their respective Affiliates that could materially reduce the benefits of the transactions contemplated by this Agreement to such a degree that Purchaser would not have entered into this Agreement had such conditions, restrictions or requirements been known or enacted as of the date hereof (each of clauses (A), (B) and (C) being a “Materially Burdensome Regulatory Condition”) and, for the avoidance of doubt, any requirements to disclose any competitively sensitive business, or other proprietary information, or publicly disclose sensitive personal financial or biographical information of Purchaser or its Affiliates shall be deemed a “Materially Burdensome Regulatory Condition” unless otherwise determined by Purchaser in its sole discretion.

Section 5.5 Third Party Consents.

(a) Purchaser, Seller and the Bank shall each use commercially reasonable efforts to obtain, prior to the Closing Date, all Consents of counterparties to the Contracts of the Bank required pursuant to the terms of such Contracts in connection with this Agreement or the transactions contemplated hereby.

(b) Seller and the Bank shall, at Seller’s sole expense, and in consultation with Purchaser, obtain all such Consents and licenses from any Person necessary or advisable to effectively transfer and convey the Shares at the Closing and make any payments or offer or grant any accommodation (financial or otherwise), whether or not expressly provided for in any Contract as a condition to the procurement of any such Consent.

Section 5.6 Affiliate and Intercompany Obligations.  Seller and the Bank shall take such action and make, or cause to be made, such payments as may be necessary so that, as of the Closing, there shall be no agreements, arrangements, understandings or obligations between (a) the Bank, on the one hand, and Seller, any Affiliate thereof or any shareholder, officer, member, general partner, or director of Seller or any Affiliate thereof, on the other hand, or (b) the Bank, on the one hand, and any Affiliate, shareholder, officer, member, general partner or director of the Bank, on the other hand, except in the case of (b), for employment relationships, deposit and other banking relationships and the payment of compensation and benefits, in each case in the Ordinary Course.

Section 5.7 Notifications.  Seller and the Bank, as applicable, shall promptly (and in any event within two days after becoming aware of such an event, fact or condition) notify Purchaser in writing if, at any time prior to the Closing Date, Seller or the Bank becomes aware of:

(a) any event, fact or condition that (i) has resulted in or could reasonably be expected to result in the representations and warranties of Seller or the Bank in this Agreement to be untrue or incomplete, (ii) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Bank, or (iii) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.1 or Section 7.3 to be satisfied; or

(b) any Proceeding commenced or, to the Knowledge of Seller, threatened against, relating to or involving or otherwise affecting Seller or the Bank that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.21 or that relates to the consummation of the transactions contemplated by this Agreement;

provided, that no disclosure by Seller pursuant to this Section 5.7 shall be deemed to amend or supplement any representation or warranty or any Section of Seller Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty or breach of covenant or other breach of this Agreement.

ARTICLE VI
ADDITIONAL AGREEMENTS

Section 6.1 Registration Statement; Proxy Statement; Shareholder Approval.

(a) Purchaser and Seller shall promptly prepare, a proxy statement in definitive form (including any amendments thereto, the “Proxy Statement”) and Purchaser shall prepare and file with the SEC the Registration Statement (including the prospectus of Purchaser and Proxy Statement constituting a part thereof and all related documents) as promptly as reasonably practicable after the date of this Agreement, subject to full cooperation of both parties and their respective advisors and accountants. Purchaser and Seller agree to cooperate, and to cause their respective Subsidiaries to cooperate, with the other and its counsel and its accountants in the preparation of the Registration Statement and the Proxy Statement. Each of Purchaser and Seller agrees to use all commercially reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof, and Seller shall thereafter mail or deliver the Proxy Statement to its shareholders promptly following the date of effectiveness of the Registration Statement. Purchaser also agrees to use its commercially reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Seller shall furnish all information concerning Seller and the holders of Seller Common Stock as may be reasonably requested in connection with any such action. Each of Purchaser, the Bank and Seller agrees to furnish to the other party all information concerning itself, its Subsidiaries, officers, directors and shareholders and such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Registration Statement, Proxy Statement or any other statement, filing, notice or application made by or on behalf of Purchaser, Seller or their respective Subsidiaries to any Governmental Authority in connection with the Sale and the other transactions contemplated by this Agreement. Seller shall have the right to review and consult with Purchaser with respect to any information included in, the Registration Statement prior to its being filed with the SEC. Purchaser will advise Seller, promptly after Purchaser receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Purchaser Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

(b) Seller shall duly call, give notice of, establish a record date for, convene and hold a shareholders’ meeting (the “Shareholders’ Meeting”), to be held as promptly as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of obtaining the Seller Shareholder Approval and such other related matters as it deems appropriate. Seller agrees that its obligations pursuant to this Section 6.1(b) shall not be affected by the commencement, proposal, disclosure or communication to Seller of any Acquisition Proposal. Seller shall (i) through its board of directors (which shall unanimously recommend and determine advisable the Sale and this Agreement), recommend to its shareholders the approval of this Agreement (the “Seller Recommendation”), (ii) include such Seller Recommendation in the Proxy Statement, and (iii) use its reasonable best efforts to obtain the Seller Shareholder Approval. Neither the board of directors of Seller nor any committee thereof shall withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Purchaser, the Seller Recommendation or take any action, or make any public statement, filing or release inconsistent with the Seller Recommendation (any of the foregoing being a “Change in the Seller Recommendation”). If requested by Purchaser, Seller shall retain a proxy solicitor reasonably acceptable to, and on terms reasonably acceptable to, Purchaser in connection with obtaining the Seller Shareholder Approval.

(c) Seller shall adjourn or postpone the Shareholders’ Meeting, if, as of the time for which such meeting is originally scheduled there are insufficient shares of Seller Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of the Shareholders’ Meeting, Seller has not recorded proxies representing a sufficient number of shares necessary to obtain the Seller Shareholder Approval; provided, that notwithstanding anything to the contrary herein, the Shareholders’ Meeting shall be convened and this Agreement shall be submitted to the shareholders of Seller at the Shareholders’ Meeting, for the purpose of voting on the approval of this Agreement and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve Seller of such obligation. Seller shall only be required to adjourn or postpone the Shareholders’ Meeting three times pursuant to the first sentence of this Section 6.1(c).

Section 6.2 Exchange Listing.  Purchaser shall use its reasonable best efforts to list, prior to the Closing Date, on NASDAQ the shares of Purchaser Common Stock to be issued to Seller pursuant to the Sale, and Purchaser shall give all notices and make all filings with NASDAQ required in connection with the transactions contemplated herein.

Section 6.3 Access.  From the date hereof until the Closing, Seller and the Bank shall, and shall cause each of their respective Representatives to, afford Purchaser, and its Affiliates and Representatives reasonable access at reasonable times to the Seller’s and the Bank’s directors, officers, employees, Representatives, agents, properties, offices and other facilities and to all information systems, contracts, books and records (including Tax Returns, audit work papers and insurance policies), and shall furnish Purchaser with all financial, business, operating and other data and information (including, but not limited to, the Bank’s Assets, business and operations) that Purchaser through its Representatives, may reasonably request; provided, that nothing in this Agreement shall require the furnishing of any information prior to Closing which by applicable Law may not be made available to Purchaser, or any information which would place at risk the ability of Seller, the Bank or its attorneys to claim attorney-client privilege or work product privilege with respect to any Third Parties; provided, further that the parties shall make reasonable substitute disclosure arrangements in the circumstances in which the foregoing restrictions apply. Seller and the Bank further agree to disclose and to make available to Purchaser all books, papers and records (in any medium) relating to the Assets, operations, obligations and Liabilities of Bank, as Purchaser may reasonably request including, but not limited to, copies of all leases and abstracts thereof, budgets, financial statements, delinquency reports, CAM and real estate tax billings, surveys, environmental reports, title policies, environmental inspections, tenant sales reports, guarantor tax returns and personal financial statements, development plans and entitlements and building plans. Upon reasonable notice, Seller and the Bank shall make the information described above in this Section 6.3 available to Purchaser both during and after regular business hours.

Section 6.4 Confidentiality.  Each party shall, and shall cause its Representatives to, maintain the confidentiality of all confidential information furnished to it by the other parties concerning its and its Subsidiaries’ businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Closing Date, each party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other parties. From and after the Closing, Seller shall, and shall cause its Affiliates to, hold, and each shall use its reasonable best efforts to cause its respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Bank or the transactions contemplated by this Agreement, except to the extent that Seller can show that such information (a) is generally available to and known by the public through no fault of Seller, any of its Affiliates or their respective Representatives, or (b) is lawfully acquired by Seller, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Seller or any of its Affiliates or its Representatives are compelled to disclose any such information by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Purchaser and the Bank in writing and shall disclose only that portion of such information which Seller is advised by its counsel in writing is legally required to be disclosed; provided, that Seller shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 6.5 Public Communications.  Purchaser and Seller agree that no press release or other public disclosure or communication (including communications to employees, agents and contractors of Seller or the Bank) related to this Agreement or the transactions contemplated hereby shall be issued by either party or their Affiliates without the prior written consent of the other parties (which consent shall not be unreasonably withheld, delayed or conditioned); provided, that nothing in this Section 6.5 shall be deemed to prohibit any party from making any press release or other public disclosure required by Law or the rules or regulations of NASDAQ, any United States or non-United States securities exchange, in which case the party required to make the release or disclosure shall use its reasonable best efforts to allow the other parties reasonable time to comment on such release or disclosure in advance of the issuance thereof. The parties have agreed upon the form of a joint press release announcing the execution of this Agreement.

Section 6.6 Employee Benefit Matters.

(a) Following the Closing, except as contemplated by this Agreement, Purchaser shall provide generally to officers and employees (as a group) who are actively employed by the Bank on the Closing Date (“Covered Employees”) while employed by Purchaser or the Bank following the Closing Date employee benefits under Employee Benefit Plans, on terms and conditions which when taken as a whole are comparable to those currently provided by Purchaser Entities to their similarly situated officers and employees, including severance benefits in accordance with the applicable severance policy of Purchaser (other than to any Covered Employee who is party to individual agreements or letters that entitle such person to different severance or termination benefits); provided, that in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of any Purchaser Entity. Until such time as Purchaser shall cause the Covered Employees to participate in the applicable Purchaser Employee Benefit Plans, the continued participation of the Covered Employees in the Bank Benefit Plans shall be deemed to satisfy the foregoing provisions of this clause (it being understood that participation in Purchaser’s Employee Benefit Plans may commence at different times with respect to each of Purchaser’s Employee Benefit Plans). For purposes of participation, vesting and benefit accrual under Purchaser’s Employee Benefit Plans, the service of the Covered Employees prior to the Closing shall be treated as service with a Purchaser Entity participating in such employee benefit plans, to the same extent that such service was recognized by the Bank for purposes of a similar benefit plan; provided, that such recognition of service shall not (i) operate to duplicate any benefits of a Covered Employee with respect to the same period of service or (ii) apply for purposes of any plan, program or arrangement (A) under which similarly-situated employees of Purchaser Entities do not receive credit for prior service, (B) that is grandfathered or frozen, either with respect to level of benefits or participation, or (C) for purposes of retiree medical benefits or level of benefits under a defined benefit pension plan.

(b) If requested by Purchaser in a writing delivered to Seller following the date hereof and prior to the Closing Date, Seller or the Bank shall each take all necessary action (including without limitation the adoption of resolutions and plan amendments and the delivery of any required notices) to terminate, effective as of no later than the day before the Closing Date, any Bank Benefit Plan that is intended to constitute a tax-qualified defined contribution plan under Section 401(k) (a “401(k) Plan”). Seller shall provide Purchaser with a copy of the resolutions, plan amendments, notices and other documents prepared to effectuate the termination of the 401(k) Plans in advance and give Purchaser a reasonable opportunity to comment on such documents (which comments shall be considered in good faith), and prior to the Closing Date, Seller shall provide Purchaser with the final documentation evidencing that the 401(k) Plans have been terminated.

(c) Seller and the Bank shall each take all necessary action (including without limitation the adoption of resolutions and plan amendments, the delivery of any required notices and the preparation and filing of any required submissions to a Governmental Authority) to freeze, effective as of no later than immediately prior to the Closing Date, for all purposes (other than for vesting), any Bank Benefit Plan that provides for pension or other similar retirement benefits (other than a 401(k) Plan), whether qualified or non-qualified or provided pursuant to a plan or an individual agreement and related agreements (each such plan, a “Seller Pension Plan”). In addition to and not in contravention of the foregoing, if requested by Purchaser in writing after the date hereof and prior to the Closing Date, Seller and the Bank shall each take all necessary action (including without limitation the adoption of resolutions and plan amendments, the delivery of any required notices and the preparation and filing of any required submissions to a Governmental Authority) to terminate, effective as of immediately prior to the Closing Date, any Seller Pension Plan elected by Purchaser. Seller shall provide Purchaser with a copy of the resolutions, plan amendments, notices and other documents prepared to effectuate the actions contemplated by this Section 6.6(c), as applicable, and give Seller a reasonable opportunity to comment on such documents (which comments shall be considered in good faith), and prior to the Closing Date

Seller shall provide Purchaser with the final documentation evidencing that the Seller Pension Plans have been frozen or terminated, as applicable.

(d) Upon request by Purchaser in writing prior to the Closing Date, Seller and the Bank shall each cooperate in good faith with Purchaser prior to the Closing Date to amend, freeze, terminate or modify any other Bank Benefit Plan to the extent and in the manner determined by Purchaser effective upon the Closing Date (or at such different time mutually agreed to by the parties) and consistent with applicable Law. Seller shall provide Purchaser with a copy of the resolutions, plan amendments, notices and other documents prepared to effectuate the actions contemplated by this Section 6.6(d), as applicable, and give Seller a reasonable opportunity to comment on such documents (which comments shall be considered in good faith), and prior to the Closing Date, Seller shall provide Purchaser with the final documentation evidencing that the actions contemplated herein have been effectuated.

(e) Without limiting the generality of Section 9.2, the provisions of this Section 6.6 are solely for the benefit of the parties to this Agreement, and no Covered Employee, current or former employee or any other individual associated therewith shall be regarded for any purpose as a third party beneficiary of this Agreement. In no event shall the terms of this Agreement: (i) establish, amend, or modify any Bank Benefit Plan or any “employee benefit plan” as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by Purchaser, Seller or any of their respective Affiliates; (ii) alter or limit the ability of Purchaser or any Purchaser Subsidiaries (including, after the Closing Date, the Bank) to amend, modify or terminate any Bank Benefit Plan, employment agreement or any other benefit or employment plan, program, agreement or arrangement after the Closing Date; or (iii) confer upon any current or former employee, officer, director or consultant, any right to employment or continued employment or continued service with Purchaser or any Purchaser Subsidiaries (including, following the Closing Date, the Bank), or constitute or create an employment agreement with any employee, or interfere with or restrict in any way the rights of the Seller, the Bank, Purchaser or any Subsidiary or Affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of Seller or any of its Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause.

Section 6.7 D&O Indemnification; Exculpation.

(a) For a period of six years after the Closing Date, Purchaser shall indemnify, defend and hold harmless the present and former directors or officers of the Bank (each, an “Indemnified Party”) against all Liabilities arising out of actions or omissions arising out of the Indemnified Party’s service or services as directors or officers of the Bank or, at the Bank’s request, of another corporation, partnership, joint venture, trust or other enterprise occurring at or prior to the Closing Date (including the transactions contemplated by this Agreement) to the fullest extent permitted under state Law and by the Bank’s Governing Documents as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any Proceeding and whether or not any Purchaser Entity is insured against any such matter. Without limiting the foregoing, in any case in which approval by Purchaser is required to effectuate any indemnification, Purchaser shall direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between Purchaser and the Indemnified Party.

(b) Purchaser shall use its reasonable best efforts (and Seller and the Bank shall cooperate prior to the Closing Date in these efforts) to maintain in effect for a period of six years after the Closing Date the Bank’s existing directors’ and officers’ liability insurance policy (provided that Purchaser may substitute therefor (i) policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous or (ii) with the consent of the Bank given prior to the Closing Date, any other policy) with respect to claims arising from facts or events which occurred prior to the Closing Date and covering persons who are currently covered by such insurance; provided, that Purchaser shall not be obligated to make aggregate premium payments for such six-year period in respect of such policy (or coverage replacing such policy) which exceed, for the portion related to the Bank’s directors and officers, the amount set forth in Section 6.7(b) in the Purchaser Disclosure Schedule (the “Maximum Amount”). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Purchaser shall use its reasonable best efforts to maintain the most advantageous policies of directors’ and officers’ liability insurance obtainable for a premium equal to the Maximum Amount. In lieu of the foregoing, Purchaser, or the Bank in consultation with Purchaser, may obtain on or prior to the Closing Date, a six-year “tail” prepaid policy providing equivalent coverage to that described in this Section 6.7(b), in which case, Purchaser will have no further obligations under this Section 6.7(b) other than to maintain such “tail” prepaid policy.

(c) Any Indemnified Party wishing to claim indemnification under Section 6.7(c), upon learning of any such Liability or Proceeding, shall promptly notify Purchaser thereof. In the event of any such Proceeding (whether arising before or after the Closing Date): (i) Purchaser shall have the right to assume the defense thereof and Purchaser shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Purchaser elects not to assume such defense or independent legal counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between Purchaser and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Purchaser shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, that Purchaser shall be obligated pursuant to this Section 6.7(c) to pay for only one firm of counsel for all Indemnified Parties; (ii) the Indemnified Parties will cooperate in the defense of any such Proceeding; and (iii) Purchaser shall not be liable for any settlement effected without its prior written consent; and provided, further, that Purchaser shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

(d) If Purchaser or any successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or if Purchaser (or any successors or assigns) shall transfer all or substantially all of its Assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of Purchaser shall assume the obligations set forth in this Section 6.7.

(e) The provisions of this Section 6.7 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party and their respective heirs and Representatives.

Section 6.8 Further Assurances.  Subject to the terms and conditions of this Agreement, each of the Bank, Seller and Purchaser agree to cooperate fully with each other and to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, at the time and in the manner contemplated by this Agreement, the Sale and the other transactions contemplated hereby. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party and their respective Affiliates shall, at Purchaser’s sole expense, take all such necessary action as may be reasonably requested by Purchaser.

Section 6.9 Tax Matters.

(a) Each of Purchaser and Seller shall cooperate in preparing and timely filing all Tax Returns related to Transfer Taxes. Purchaser shall pay all Transfer Taxes.

(b) Purchaser shall cause the Bank to retain all records relating to Taxes of Bank for all Pre-Closing Tax Periods until 30 days following the expiration of the applicable statute of limitation (including any extensions thereof) for the taxable period or periods to which such records relate. Each of Purchaser and Seller agree to use (and shall cause its respective affiliates to use) its commercially reasonable efforts to provide each other and its respective authorized representatives with such information, assistance and copies of documents as is reasonably necessary, including access to records and personnel, for the preparation of any Tax Return or for the defense of any Tax claim.

(c) Seller shall include the income of the Bank (including any deferred item included in income under Treasury Regulations Section 1.1502-13 and any excess loss account included in income under

Treasury Regulations Section 1.1502-19) on Seller’s consolidated federal income tax returns for all Pre-Closing Tax Periods in a manner consistent with past practice and pay any federal income tax attributable to such income. If it is necessary to prevent reduction in any Tax attributes of the Bank, including the Tax basis of the Bank’s assets, under Treasury Regulation §1.1502-36(d), Seller and its Affiliates shall make an election under Treasury Regulation §1.1502-36(d)(6)(i)(A) to reduce Seller’s tax basis in the Shares to the extent necessary to prevent such reduction. If this election is made, Seller and its Affiliates shall timely provide Purchaser with a copy of the “Section 1.1502-36 Statement” filed with the applicable Tax Return in connection with the election.

(d) Without the prior written consent of Seller (which consent shall not be unreasonably withheld), Purchaser shall not, or cause or permit the Bank to (i) amend any Tax Return filed with respect to any Pre-Closing Tax Period or (ii) make any Tax election that would have retroactive effect to any Pre-Closing Tax Period.

(e) Seller shall be entitled to any refund of federal income taxes of the Bank received for any Pre-Closing Tax Period except to the extent such refund results from the carryback of an item from a Post-Closing Tax Period to a Pre-Closing Tax Period. Any other refund of Taxes relating to the Bank shall be for the account of Purchaser.

(f) As of the Closing Date, any tax sharing or allocation agreement or arrangement, whether or not written, that may have been entered into between Seller and Bank shall be terminated, and no payments which are owed by or to the Bank pursuant thereto shall be made.

Section 6.10 Financial Statements.  In addition to any other information requested in accordance with Section 6.3, Seller and the Bank shall furnish to Purchaser as soon as reasonably practicable after they become available, and in no event later than one Business Day after their delivery to the board of directors or chief executive officer of Seller or the Bank, (a) the Monthly Financial Statements, (b) the interim financial statements and (c) copies of any internal management reports prepared by Seller or the Bank relating to the foregoing or its Business.

Section 6.11 Takeover Laws.  Purchaser, Seller, and the Bank shall not take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Law. If any Takeover Law may become, or may purport to be, applicable to the transactions contemplated hereby and thereby, each of the parties and the members of Seller’s board of directors shall grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Law on any of the transactions contemplated by this Agreement.

Section 6.12 Special Dividend.  Each of Purchaser, Seller and the Bank shall use all commercially reasonable efforts to obtain any Consents that are required by applicable Law for payment of a special dividend from the Bank to Seller in an amount of at least $3,000,000 and not to exceed an aggregate amount mutually agreed to in writing by Seller and Purchaser, payable in cash to Seller immediately prior to Closing (the “Special Dividend”). Subject to the receipt of all Consents required by applicable Law, Seller shall cause payment of a dividend in cash from the Bank to Seller in an aggregate amount mutually agreed to in writing by Seller and Purchaser (the amount of such dividend being paid to Seller in excess of $3,000,000 being the “Special Dividend Amount”).

Section 6.13 Purchase Price Allocation.  Purchaser and Seller agree to treat the acquisition of Shares as the acquisition of all of the assets of the Bank for federal and applicable state and local income Tax purposes. As soon as practicable after the Closing, Purchaser shall deliver to Seller a statement (the “Purchase Price Allocation”), allocating the Purchase Price (plus the assumed Liabilities, to the extent properly taken into account under Section 1060 of the Code) among the assets of the Bank in accordance with Section 1060 of the Code. If within 10 days after the delivery of the Purchase Price Allocation, Seller notifies Purchaser in writing that Seller objects to the allocation set forth in the Purchase Price Allocation, Purchaser and Seller shall use commercially reasonable efforts to resolve such dispute. Upon any resolution of any disputed items, the allocation reflected on the Purchase Price Allocation shall be adjusted to reflect such resolution. If the parties are unable to agree upon the Purchase Price Allocation within 30 days after the commencement of such good faith negotiations (or such longer period as Purchaser and Seller shall mutually agree in writing), the disputed portion(s) of the Purchase Price Allocation shall be arbitrated by a nationally recognized independent accounting firm mutually acceptable to Purchaser and Seller (the “Accounting Firm”). Only items specified in the written objection shall be subject to adjustment by the Accounting Firm. The fees and expenses of the Accounting Firm shall be borne one-half each by Purchaser and Seller. Purchaser and Seller shall each file all Tax Returns for their respective taxable years in which the Closing occurs to reflect the allocations set forth in the Purchase Price Allocation. Purchaser and Seller shall each not, before any Governmental Authority, take any position in a Tax Return or otherwise inconsistent with the Purchase Price Allocation.

ARTICLE VII
CONDITIONS TO CLOSING

Section 7.1 Conditions to the Obligations of Each Party.  The respective obligations of each party to effect the Sale and the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver on or prior to the Closing Date of each of the following conditions:

(a) Shareholder Approval.  The shareholders of Seller shall have approved this Agreement and the consummation of the transactions contemplated hereby, including the Sale, as and to the extent required by Law and by the provisions of any Governing Documents.

(b) Requisite Regulatory Approval.  (i) All required regulatory approvals from the Federal Reserve, the FDIC, and the OCC and (ii) any other regulatory approvals or consents contemplated by Section 3.5 and Section 4.9, the failure of which to obtain would reasonably be expected to have a Material Adverse Effect on Purchaser and the Bank (considered as a consolidated entity), in each case required to consummate the transactions contemplated by this Agreement, including the Sale, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to as the “Requisite Regulatory Approvals”); provided, that no such Requisite Regulatory Approval shall impose a Materially Burdensome Regulatory Condition.

(c) Legal Proceedings.  No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Sale or the transactions contemplated by this Agreement or restrains, enjoins or otherwise prohibits Purchaser from owning or voting (to the extent applicable) the Shares.

(d) Registration Statement.  The Registration Statement shall be effective under the Securities Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing.

(e) Exchange Listing.  The shares of Purchaser Common Stock issuable pursuant to Section 2.3(a)(ii) shall have been approved for listing on NASDAQ.

(f) Other Documents.  Each party shall have executed and delivered to the other parties such other documents, instruments, understandings or agreements in connection with the transactions contemplated by this Agreement reasonably requested by such other parties.

Section 7.2 Conditions to the Obligations of Seller.  The obligations of Seller to effect the Sale and the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver by Seller on or prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties.  For purposes of this Section 7.2(a), the accuracy of the representations and warranties of Purchaser set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Closing Date with the same effect as though all such representations and warranties had been made on and as of the Closing Date (provided that representations and warranties which are confined to a specified date shall speak only as of such date). Subject to the standard set forth in Section 4.1, the representations and warranties set forth in Article IV shall be true and correct in all respects.

(b) Performance.  Purchaser shall have performed and complied in all material respects with the obligations, covenants and agreements contained in this Agreement that are required to be performed or complied with by Purchaser at or before the Closing.

(c) Certificates.  Purchaser shall have delivered to Seller (i) a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer or its chief financial officer, to the effect that the conditions set forth in Section 7.1, as such conditions relate to Purchaser, and in Section 7.2(a) and Section 7.2(b) have been satisfied and (ii) certified copies of resolutions duly adopted by Purchaser’s board of directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Seller and its counsel shall request.

Section 7.3 Conditions to the Obligation of Purchaser.  The obligation of Purchaser to effect the Sale and the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver by Purchaser on or prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties.  For purposes of this Section 7.3(a), the accuracy of the representations and warranties of Seller and the Bank set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Closing Date with the same effect as though all such representations and warranties had been made on and as of the Closing Date (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties set forth in Section 3.4, Section 3.13(i), and Section 3.42 shall be true and correct in all respects (except for inaccuracies in Section 3.4 which are de minimis in amount). The representations and warranties set forth in Section 3.1, Section 3.2, Section 3.3, Section 3.6, Section 3.7, Section 3.10, Section 3.27, Section 3.28(g) and Section 3.41 shall be true and correct in all material respects. The representations and warranties set forth in each other section in Article III shall, in the aggregate, be true and correct in all respects except where the failure of such representations and warranties to be true and correct, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on Seller and the Bank; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” or to the “Knowledge” of any Person shall be deemed not to include such qualifications.

(b) Performance.  Seller and the Bank shall have performed and complied in all material respects with all covenants and agreements contained in this Agreement that are required to be performed or complied with by it at or before the Closing.

(c) Certificates.  Seller shall have delivered to Purchaser (i) a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer or its chief financial officer, to the effect that the conditions set forth in Section 7.1, as such conditions relate to Seller, and in Section 7.3(a) and Section 7.3(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by Seller’s board of directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Purchaser and its counsel shall request.

(d) Closing Financial Statements.  Seller shall have delivered to Purchaser the Closing Financial Statements and the accompanying certificate of Seller’s chief financial officer in accordance with Section 2.6.

(e) Asset Quality.  As of the last business day of the month reflected in the Closing Financial Statements, the calculation of (i) Non-Performing Loans (excluding OREO) to Total Loans shall not be in excess of 2.54%, and (ii) Non-Performing Assets (including OREO) to Total Assets shall not be in excess of 1.75%, each as set forth in the Closing Financial Statements.

(f) Dissenting Shares.  Holders of not more than five percent of the outstanding shares of Seller Common Stock shall have demanded, properly and in writing, appraisal for such shares of Seller Common Stock held by each such holder under the TBCA.

ARTICLE VIII
TERMINATION

Section 8.1 Termination.  This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Purchaser and Seller;

(b) by Purchaser or Seller by giving written notice of such termination to the other parties, if the Closing shall not have occurred on or prior to November 15, 2016 (the “End Date”); provided, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been the cause of or resulted in the failure of the Closing to occur on or before the End Date and such action or failure to act constitutes a material breach of this Agreement;

(c) by Purchaser or Seller, by written notice to the other parties hereto, if (i) any Governmental Authority has denied a Requisite Regulatory Approval and such denial has become final and nonappealable, provided that the party seeking to terminate this Agreement pursuant to this Section 8.1(c)(i) shall have used its reasonable best efforts to contest, appeal and change such denial, (ii) any Law or Order permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement shall have become final and nonappealable, provided that the party seeking to terminate this Agreement pursuant to this Section 8.1(c)(ii) shall have used its reasonable best efforts to contest, appeal and remove such Law or Order, or (iii) the shareholders of Seller fail to vote their approval of the matters relating to this Agreement and the transactions contemplated hereby, including the Sale, at the Shareholders’ Meeting where such matters were presented to such shareholders for approval and voted upon;

(d) By Purchaser by written notice to the other parties hereto, if (i) the board of directors of Seller has (i) failed to recommend the Sale and the approval of this Agreement by the shareholders of Seller or otherwise effected a Change in the Seller Recommendation, (ii) the Bank or Seller shall have breached its obligations under Section 5.2 in any manner adverse to Purchaser, or (iii) Seller breached its obligations under Section 6.1 by failing to call, give notice of, convene and/or hold the Shareholders’ Meeting in accordance with Section 6.1;

(e) by Seller by written notice to Purchaser, if Purchaser shall have materially breached any representation or warranty or shall have failed to comply with any covenant or agreement applicable to Purchaser that, individually or together with all such other uncured breaches by Purchaser, would cause any of the conditions set forth in Section 7.1 or Section 7.2 not to be satisfied, and such breach is not cured within 15 Business Days after written notice thereof to Purchaser; provided, that such termination by Seller shall not be permitted if the Bank or Seller is then in material breach of this Agreement; or

(f) by Purchaser by written notice to Seller and the Bank, if the Bank or Seller shall have breached any representation or warranty or failed to comply with any covenant or agreement applicable to the Bank or Seller that, individually or together with all such other uncured breaches by the Bank and Seller, would cause any of the conditions set forth in Section 7.1 or Section 7.3 not to be satisfied, and such breach is not cured within 15 Business Days after written notice thereof to Seller and the Bank; provided, that such termination by Purchaser shall not be permitted if Purchaser is then in material breach of this Agreement.

Section 8.2 Certain Effects of Termination.  If this Agreement is terminated pursuant to Section 8.1, this Agreement shall terminate and there shall be no Liability on the part of any party to this Agreement (or any shareholder, member, partner, director, manager, officer, employee, agent, consultant or representative of such party) to the other parties to this Agreement, except that (a) Section 6.4, Section 6.5, this Article VIII and Article IX shall survive such termination and remain in full force and effect, (b) if this Agreement is terminated by a party because of the material breach of this Agreement by the other party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s material breach of its obligations under this Agreement, the terminating party’s right to pursue all legal remedies shall survive such termination and (c) no such termination shall relieve any party to this Agreement of any Liability or damages resulting from any fraud, bad faith or any intentional breach of this Agreement.

Section 8.3 Termination Fee.  In the event that this Agreement is terminated (a) by either Purchaser, on the one hand, or Seller, on the other hand pursuant to Section 8.1(b), (b) by Purchaser pursuant to Section 8.1(c)(ii) or Section 8.1(c)(iii), (c) by Purchaser pursuant to Section 8.1(d), or (d) by Purchaser pursuant to Section 8.1(f), and, in each case, prior to the date that is 12 months after the date of such termination, Seller, the Bank, or any of their respective Affiliates enters into a definitive agreement (whether or not such transaction is consummated) or consummates a transaction with respect to an Acquisition Proposal, then Seller or the Bank shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay to Purchaser, by wire transfer of immediately available funds, an amount in cash equal to $3,000,000 (the “Termination Fee”). The payment of the Termination Fee by Seller or the Bank pursuant to this Section 8.3 constitutes liquidated damages and not a penalty, and shall be the sole monetary remedy of Purchaser in the event of termination of this Agreement pursuant to Section 8.1(b), Section 8.1(c), Section 8.1(d), or Section 8.1(f). The parties acknowledge that the agreements contained in this this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, they would not enter into this Agreement; accordingly, if Seller or the Bank fails to pay any fee payable by it pursuant to this Section 8.3 when due, then Seller shall pay to Purchaser its costs and expenses (including attorneys’ fees) in connection with collecting such fee, together with interest on the amount of the fee at the prime rate of Citibank, N.A. from the date such payment was due under this Agreement until the date of payment

ARTICLE IX
MISCELLANEOUS

Section 9.1 Notices.  All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the fifth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses:

If to the Bank:

Citizens National Bank
c/o Simmons First National Corporation
501 Main Street
Pine Bluff, Arkansas 71601
Facsimile Number: (870) 850-2605
Attention: George A. Makris, Jr., Chairman & CEO

with a copy to:

Simmons First National Corporation
425 W. Capitol Avenue, Suite 1400
Little Rock, Arkansas 72201
Facsimile Number: (501) 558-3145
Attention: Patrick A. Burrow, EVP & General Counsel

and

Covington & Burling LLP
One CityCenter
850 Tenth Street, NW
Washington, DC 20001
Facsimile Number: (202) 778-5988
Attention: Frank M. Conner III
Email: rconner@cov.com;
      Michael P. Reed
Email: mreed@cov.com

If to Seller:

Citizens National Bancorp, Inc.
Two Park Street
Athens TN 3730
Attention: Paul G. Willson, Chairman
Fax: (423) 507-8818
Email: pwillson@citnatbank.com

with a copy to:

Baker, Donelson, Bearman, Caldwell & Berkowitz, PC
Baker Donelson Center, Suite 800
211 Commerce Street
Nashville, TN 37201
Fax: (615) 744-5718
E-Mail: sjeisen@bakerdonelson.com and mlmiller@bakerdonelson.com
Attention: Steven J. Eisen, Shareholder

If to Purchaser:

Simmons First National Corporation
501 Main Street
Pine Bluff, Arkansas 71601
Facsimile Number: (870) 850-2605
Attention: George A. Makris, Jr., Chairman & CEO

with a copy to:

Simmons First National Corporation
425 W. Capitol Avenue, Suite 1400
Little Rock, Arkansas 72201
Facsimile Number: (501) 558-3145
Attention: Patrick A. Burrow, EVP & General Counsel

and

Covington & Burling LLP
One CityCenter
850 Tenth Street, NW
Washington, DC 20001
Facsimile Number: (202) 778-5988
Attention: Frank M. Conner III
Email: rconner@cov.com;
      Michael P. Reed
Email: mreed@cov.com

and/or to such other respective addresses and/or addressees as may be designated by notice given in accordance with the provisions of this Section 9.1.

Section 9.2 Specific Performance.  The parties hereto recognize and agree that, if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or damage may be caused for which money damages would not be an adequate remedy. Accordingly, each party hereto agrees that, in addition to any other available remedies, each other party shall be entitled to seek to enforce specifically the terms and provisions of this Agreement or an injunction restraining any breach or violation or threatened breach or violation of the provisions of this Agreement without the necessity of posting a bond or other form of security. In the event that any Proceeding should be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereto hereby waives the defense, that there is an adequate remedy at law.

Section 9.3 Expenses.  Except as otherwise provided in this Agreement, all costs and expenses (including all fees and disbursements of counsel, financial advisors and accountants) incurred in connection with the negotiation and preparation of this Agreement, the performance of the terms of this Agreement and the consummation of the transactions contemplated by this Agreement, shall be paid by the respective party incurring such costs and expenses, whether or not the Closing shall have occurred, except that the Bank shall pay all such costs and expenses of Seller, including all legal, accounting, fairness opinion and advisory fees to Mercer Capital, investment banking fees to SunTrust Robinson Humphrey, and any payments and employer payroll taxes in accordance with the terms and conditions of those certain change in control bonus agreements by and among Seller, the Bank and certain individuals.

Section 9.4 Entire Agreement.  This Agreement, the Disclosure Schedules, the Nondisclosure Agreement between the parties, executed July 23, 2015, the exhibits, the schedules and the other documents referred to herein constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement, the Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the exhibits, the schedules and the other documents referred to herein the statements in the body of this Agreement will control.

Section 9.5 Disclosures.  Any disclosure made in any document delivered pursuant to this Agreement or referred to or described in writing in any Section of this Agreement or any schedule attached hereto shall apply only to the indicated Section of this Agreement, except to the extent that the relevance of such item to another Section of this Agreement is reasonably apparent on the face of such disclosure. The Purchaser Disclosure Schedule and the Seller Disclosure Schedule each sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article III and Article IV or to one or more of its covenants contained in this Agreement; provided, that (a) no such item is required to be set forth in a Disclosure Schedule as an exception to a representation or warranty if its absence would not be reasonably likely to result in the related representation or warranty being deemed untrue or incorrect and (b) the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on the party making the representation or warranty. The representations and warranties in this Agreement are the product of negotiations among the parties and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the Knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.6 Waiver.  Prior to or at the Closing Date, Purchaser, acting through an authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Seller or the Bank, to waive or extend the time for the compliance or fulfillment by Seller or the Bank of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Purchaser under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Purchaser. Prior to or at the Closing Date, Seller and the Bank, acting through their respective boards of directors, chief executive officers or other authorized officers, shall have the right to waive any Default in the performance of any term of this Agreement by Purchaser, to waive or extend the time for the compliance or fulfillment by Purchaser of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Seller or the Bank under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Seller and the Bank. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

Section 9.7 Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment or waiver hereto or any agreement or instrument entered into in connection with this Agreement or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

Section 9.8 Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement are not affected in any manner adverse to any party. Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the fullest extent possible.

Section 9.9 Applicable Law.  This Agreement shall be governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the internal laws of the State of Arkansas applicable to contracts made in that state, without giving effect to any Law that would cause the application of the laws of any jurisdiction other than the State of Arkansas.

Section 9.10 Binding Effect; Benefit.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and permitted assigns. Except as set forth in Section 6.7, nothing in this Agreement, express or implied, shall confer on any Person other than the parties hereto, and their respective successors and permitted assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, including Third Party beneficiary rights. Notwithstanding any other provision hereof to the contrary, no consent, approval or agreement of any Third Party beneficiary will be required to amend, modify or waive any provision of this Agreement.

Section 9.11 Assignability.  This Agreement shall not be assignable by Seller, the Bank or by Purchaser without the prior written consent of the other parties; provided, that Purchaser may assign its rights, interests and obligations hereunder to any Affiliate of Purchaser. Any purported assignment in violation of this Section 9.11 shall be void.

Section 9.12 WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.12.

Section 9.13 Consent to Jurisdiction and Service of Process.  Each party to this Agreement agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court of competent jurisdiction located in the State of Arkansas (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.13.

Section 9.14 Amendments.  This Agreement shall not be modified or amended except pursuant to an instrument in writing executed and delivered by the Bank, Seller, on the one hand, and Purchaser, on the other hand.

Section 9.15 Headings.  The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

Section 9.16 Interpretations.  Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. The parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all parties and their attorneys and, unless otherwise defined herein, the words used shall be construed and interpreted according to their ordinary meaning so as fairly to accomplish the purposes and intentions of all parties hereto.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Stock Purchase Agreement as of the date first above written.

CITIZENS NATIONAL BANK

By:	/s/ Paul G. Willson Name: Paul G. Willson Title: Chairman

CITIZENS NATIONAL BANCORP, INC.

By:	/s/ Paul G. Willson Name: Paul G. Willson Title: Chairman

[Signature Page to Stock Purchase Agreement]

SIMMONS FIRST NATIONAL CORPORATION

By:	/s/ George A. Makris, Jr. Name: George A. Makris, Jr. Title: Chairman and CEO

[Signature Page to Stock Purchase Agreement]

ANNEX B

PLAN OF DISSOLUTION

PLAN OF DISSOLUTION
OF
CITIZENS NATIONAL BANCORP, INC.

This Plan of Dissolution (this “Plan”), dated as of            , 2016, of Citizens National Bancorp, Inc., a Tennessee corporation (the “Corporation”) has been adopted by the shareholders (the “Shareholders”) of the Corporation in accordance with and pursuant to the provisions of the Tennessee Business Corporation Act (the “Act”), including, without limitation, §48-24-102.

1. Effective Date.  The effective date of this Plan is            , 2016 (the “Effective Date”). A fully executed copy of this Plan shall be filed with the Tennessee Secretary of State as of the Effective Date.

2. Dissolution and Winding Up.  Upon the Effective Date, the Corporation’s corporate existence will continue but it may not carry on any business activities except those appropriate to wind up and liquidate the business and its affairs

3. Provisions for Liabilities.  The Corporation shall determine as nearly as possible the amounts of, and shall pay or discharge or otherwise provide for the payment or discharge of, all claims against the Corporation as of the Effective Date, including but not limited to costs incurred carrying out of this Plan.

4. Taxes.  The Corporation, in conjunction with the accountants for the Corporation shall prepare and file final federal and state income returns; provided, however, that such returns may be prepared and filed following the Effective Date.

5. Distribution of Assets.  After making provision for liabilities against the Corporation, the Corporation’s remaining assets shall be distributed to the Shareholders. The distributions may be in cash or in kind, in the discretion of the officers of the Corporation.

6. Cancellation of Shares in the Corporation.  Liquidating distributions to the Shareholders pursuant to Paragraph 5 shall be made in complete redemption and cancellation of the Shareholders’ shares in the Corporation. However, nothing contained herein shall be construed as a personal assumption by the Shareholders of any liabilities or obligations of the Corporation.

7. Reports and Filings.  In connection with the dissolution and winding up of the Corporation, the officers of the Corporation, following the Effective Date, shall file all returns, reports, documents, certificates, and other information required under the laws of applicable jurisdictions, including without limitation the Articles of Termination of the Corporation with the Tennessee Secretary of State.

8. General Authorization.  In addition to the specific transactions and instruments referred to herein, the officers of the Corporation are authorized to make, execute, and deliver such other agreements, conveyances, assignments, transfers, certificates, deeds, and other documents and take such other action as such Board and officers deem necessary or desirable in order to carry out the provisions of this Plan and effect the complete liquidation and dissolution of the Corporation and the termination of its corporate existence.

9. Publication of Notice of Dissolution.  If they deem it necessary or appropriate, the officers of the Corporation are authorized to publish a notice of the Corporation’s dissolution in accordance with the provisions of §48-24-107 of the Act.

IN WITNESS WHEREOF, the undersigned has executed this Plan as of the date first above written.

CITIZENS NATIONAL BANCORP, INC.

By:	Title: President

B-1

ANNEX C

OPINION OF MERCER CAPITAL MANAGEMENT, INC. TO CNBI BOARD OF DIRECTORS

[See attached.]

ANNEX C

May 16, 2016

The Board of Directors
Citizens National Bancorp, Inc.
1612 South Congress Parkway
Athens, Tennessee 37303

Dear Directors:

You have retained Mercer Capital Management, Inc. (“Mercer Capital”) as your independent financial advisor to provide its opinion as to the fairness of the proposed transaction (“Transaction”) described below from a financial point of view to the shareholders of Citizens National Bancorp, Inc. (“Company”).

Mercer Capital, as part of its financial advisory and general valuation business, is engaged to assist financial institutions and businesses in merging with and acquiring other entities and to analyze businesses and their securities in connection with mergers and acquisitions, private placements, corporate reorganizations, employee stock ownership plans, income and estate tax matters, and other corporate financial planning and advisory activities.

Within the prior three years, Mercer Capital has provided valuation services to the Trustee of the Company’s Employee Stock Ownership Profit Sharing Plan (“Plan”) for purposes of establishing the value of the Plan’s Company shares on a minority interest basis. Mercer Capital also has been engaged by Simmons First National Corporation (“Simmons”) once within the past three years related to the valuation of certain intangible assets obtained in connection with its acquisition of Ozark Trust and Investment Corporation.

OVERVIEW OF THE TRANSACTION

It is our understanding that the Company and its wholly-owned subsidiary, Citizens National Bank (“Bank”), plan to enter into a Stock Purchase Agreement (“Agreement”) with Simmons on or about May 16, 2016. The Agreement provides for the purchase of all the Bank’s 148,415 issued and outstanding shares of common stock by Simmons for $40.3 million cash and 835,471 shares Simmons common stock. In addition, the Bank will pay a Special Dividend of at least $3.0 million to the Company immediately prior to the Closing Date as defined in the Agreement. If the Special Dividend exceeds $3.0 million, the $40.3 million cash consideration will be reduced by a commensurate amount.

Prior to the Closing Date, option holders will exercise options for 12,000 Company common shares with a strike price of $200 per share and give the Company a note (“Note”) for $2.4 million. At the Closing Date or immediately thereafter the Company will make a liquidating distribution to shareholders consisting of approximately $43.4 million cash and 835,741 shares of Simmons common stock. The Note will be satisfied by reducing the cash proceeds to the option holders or through payment with personal funds.

Board of Directors of Citizens National Bancorp, Inc.
May 16, 2016

MATERIALS EXAMINED & DUE DILIGENCE PERFORMED

As part of our analysis, Mercer Capital visited with Company management to gain insight into the Company’s historical financial performance, prospective performance and other factors that led to the Board’s decision to enter into the Agreement. In addition, Mercer Capital visited with Simmons management to gain insight into Simmons’ historical financial performance and prospective performance. A summary of our analysis is contained in our Fairness Analysis, which was presented to the Board of Directors on May 16, 2016.

Documents reviewed include:

1.	Stock Purchase Agreement by and among Citizens National Bank, Citizens National Bancorp, Inc. and Simmons First National Corporation dated May 16, 2016;
2.	Audited financial statements for the Company for fiscal years 2011, 2012, 2013, 2014 and 2015;
3.	Regulatory Call Reports for the Bank for fiscal years ended December 31, 2011, 2012, 2013, 2014 and 2015 and the three month period ended March 31, 2016;
4.	Company parent-only financial statements for the fiscal years ended December 31, 2011, 2012, 2013, 2014 and 2015 filed on form FR Y-9SP in addition to internal parent-only financial statements as of March 31, 2016;
5.	The 2016 budget for the Bank;
6.	Multi-year projections for the Bank as prepared by management in the Capital Plan;
7.	Board Package for the Bank for a period proximate to December 31, 2015;
8.	Certain public filings for Simmons including Form 10-K for fiscal years 2013, 2014 and 2015, Form 10-Q for the quarter ending March 31, 2016, and Form 8-K dated April 21, 2016;
9.	The 2016 budget for Simmons;
10.	Analyst earnings per share consensus estimates as compiled by SNL Financial for fiscal years 2016 and 2017;
11.	Non-performing loan and other real estate owned schedules for the Bank and Simmons as of a period proximate to December 31, 2015;
12.	Financial data and public market and bank acquisition pricing information supplied by SNL Financial, LC; and,
13.	Certain other materials provided by management or otherwise obtained by Mercer Capital deemed relevant to prepare this opinion.

In all cases, we relied upon the referenced information without independent verification. This opinion is, therefore, dependent upon the information provided. A material change in critical information relied upon in this opinion and the underlying analysis performed would necessitate a reassessment to determine the effect, if any, upon our opinion. We have not examined the loan portfolio or the adequacy of the loan loss reserve of the Bank or Simmons. Direct examination is beyond the scope of this engagement.

We have furthermore assumed that financial projections provided to us reflect a reasonable assessment of the Company’s future operating and financial performance. Mercer Capital does not express any opinion as to the assumptions underlying such forecasts, nor do we represent or warrant that the projections will be achieved.

Board of Directors of Citizens National Bancorp, Inc.
May 16, 2016

OPINION OF FAIRNESS

Consistent with Mercer Capital’s engagement letter with you, Mercer Capital is providing this fairness opinion in connection with the Transaction and will receive a fee for such services, which is not contingent upon the conclusion of our analysis.

Based upon and subject to the foregoing, as outlined in the foregoing paragraphs and based upon such matters as we considered relevant, it is our opinion as of the date hereof that the consideration to be paid to the Company and the subsequent liquidating distribution to be paid to Company shareholders is fair, from a financial point of view, to the Company’s shareholders. Mercer Capital has not expressed an opinion as to the price at which any security of the Company may trade in the future. The opinion is necessarily based upon economic, market, financial, and other conditions as they exist, and the information made available to us, as of the date of this letter.

Sincerely,

MERCER CAPITAL

Jeff K. Davis, CFA
Managing Director

ANNEX D

CHAPTER 23 OF THE TENNESSEE CODE ANNOTATED —
DISSENTERS’ RIGHTS FOR SALE

48-23-101. CHAPTER DEFINITIONS.

As used in this chapter, unless the context otherwise requires:

(1) “Beneficial shareholder” means the person who is a beneficial owner of shares held by a nominee as the record shareholder;

(2) “Corporation” means the issuer of the shares held by a dissenter before the corporate action, and, for purposes of §§48-23-203 — 48-23-302, includes the survivor of a merger or conversion or the acquiring entity in a merger of that issuer;

(3) “Dissenter” means a shareholder who is entitled to dissent from corporate action under §48-23-102 and who exercises that right when and in the manner required by part 2 of this chapter;

(4) “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action;

(5) “Interest” means interest from the effective date of the corporate action that gave rise to the shareholder’s right to dissent until the date of payment, at the average auction rate paid on United States treasury bills with a maturity of six (6) months (or the closest maturity thereto) as of the auction date for such treasury bills closest to such effective date;

(6) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation; and

(7) “Shareholder” means the record shareholder or the beneficial shareholder.

48-23-102. RIGHT TO DISSENT.

(a) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder’s shares in the event of, any of the following corporate actions:

(1) Consummation of a plan of merger to which the corporation is a party:

(A) If shareholder approval is required for the merger by §48-21-104 or the charter and the shareholder is entitled to vote on the merger if the merger is submitted to a vote at a shareholders’ meeting or the shareholder is a nonconsenting shareholder under §48-17-104(b) who would have been entitled to vote on the merger if the merger had been submitted to a vote at a shareholders’ meeting; or

(B) If the corporation is a subsidiary that is merged with its parent under §48-21-105;

(2) Consummation of a plan of merger to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan if the plan is submitted to a vote at a shareholders’ meeting or the shareholder is a nonconsenting shareholder under §48-17-104(b) who would have been entitled to vote on the plan if the plan had been submitted to a vote at a shareholders’ meeting;

(3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange if the sale or exchange is submitted to a vote at a shareholders’ meeting or the shareholder is a nonconsenting shareholder under §48-17-104(b) who would have been entitled to vote on the sale or exchange if the sale or exchange had been submitted to a vote at a shareholders’ meeting, including a sale of all, or substantially all, of the property of the corporation in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale;

(4) An amendment of the charter that materially and adversely affects rights in respect of a dissenter’s shares because it:

(A) Alters or abolishes a preferential right of the shares;

(B) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

(C) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

(D) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

(E) Reduces the number of shares owned by the shareholder to a fraction of a share, if the fractional share is to be acquired for cash under §48-16-104;

(5) Any corporate action taken pursuant to a shareholder vote to the extent the charter, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares; or

(6) Consummation of a conversion of the corporation to another entity pursuant to chapter 21 of this title.

(b) A shareholder entitled to dissent and obtain payment for the shareholder’s shares under this chapter may not challenge the corporate action creating the shareholder’s entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

(c) Notwithstanding subsection (a), no shareholder may dissent as to any shares of a security which, as of the date of the effectuation of the transaction which would otherwise give rise to dissenters’ rights, is listed on an exchange registered under §6 of the Securities Exchange Act of 1934, compiled in 15 U.S.C. §78f, as amended, or is a “national market system security,” as defined in rules promulgated pursuant to the Securities Exchange Act of 1934, compiled in 15 U.S.C. §78a, as amended.

48-23-103. DISSENT BY NOMINEES AND BENEFICIAL OWNERS.

(a) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in the record shareholder’s name only if the record shareholder dissents with respect to all shares beneficially owned by any one (1) person and notifies the corporation in writing of the name and address of each person on whose behalf the record shareholder asserts dissenters’ rights. The rights of a partial dissenter under this subsection (a) are determined as if the shares as to which the partial dissenter dissents and the partial dissenter’s other shares were registered in the names of different shareholders.

(b) A beneficial shareholder may assert dissenters’ rights as to shares of any one (1) or more classes held on the beneficial shareholder’s behalf only if the beneficial shareholder:

(1) Submits to the corporation the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and

(2) Does so with respect to all shares of the same class of which the person is the beneficial shareholder or over which the person has power to direct the vote.

48-23-201. NOTICE OF DISSENTERS’ RIGHTS.

(a) Where any corporate action specified in §48-23-102(a) is to be submitted to a vote at a shareholders’ meeting, the meeting notice (including any meeting notice required under chapters 11 – 27 to be provided to nonvoting shareholders) must state that the corporation has concluded that the shareholders are, are not, or may be entitled to assert dissenters’ rights under this chapter. If the corporation concludes that dissenters’ rights are or may be available, a copy of this chapter must accompany the meeting notice sent to those record shareholders entitled to exercise dissenters’ rights.

(b) In a merger pursuant to §48-21-105, the parent corporation must notify in writing all record shareholders of the subsidiary who are entitled to assert dissenters rights that the corporate action became effective. Such notice must be sent within ten (10) days after the corporate action became effective and include the materials described in §48-23-203.

(c) Where any corporate action specified in §48-23-102(a) is to be approved by written consent of the shareholders pursuant to §48-17-104(a) or §48-17-104(b):

(1) Written notice that dissenters’ rights are, are not, or may be available must be sent to each record shareholder from whom a consent is solicited at the time consent of such shareholder is first solicited and, if the corporation has concluded that dissenters’ rights are or may be available, must be accompanied by a copy of this chapter; and

(2) Written notice that dissenters’ rights are, are not, or may be available must be delivered together with the notice to nonconsenting and nonvoting shareholders required by §48-17-104(e) and (f), may include the materials described in §48-23-203 and, if the corporation has concluded that dissenters’ rights are or may be available, must be accompanied by a copy of this chapter.

(d) A corporation’s failure to give notice pursuant to this section will not invalidate the corporate action.

48-23-202. NOTICE OF INTENT TO DEMAND PAYMENT.

(a) If a corporate action specified in §48-23-102(a) is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights with respect to shares for which dissenters’ rights may be asserted under this chapter:

(1) Must deliver to the corporation, before the vote is taken, written notice of the shareholder’s intent to demand payment if the proposed action is effectuated; and

(2) Must not vote, or cause or permit to be voted, any such shares in favor of the proposed action.

(b) If a corporate action specified in §48-23-102(a) is to be approved by less than unanimous written consent, a shareholder who wishes to assert dissenters’ rights with respect to shares for which dissenters’ rights may be asserted under this chapter must not sign a consent in favor of the proposed action with respect to such shares.

(c) A shareholder who fails to satisfy the requirements of subsection (a) or subsection (b) is not entitled to payment under this chapter.

48-23-203. DISSENTERS’ NOTICE.

(a) If a corporate action requiring dissenters’ rights under §48-23-102(a) becomes effective, the corporation must send a written dissenters’ notice and form required by subdivision (b)(1) to all shareholders who satisfy the requirements of §48-23-202(a) or §48-23-202(b). In the case of a merger under §48-21-105, the parent must deliver a dissenters’ notice and form to all record shareholders who may be entitled to assert dissenters’ rights.

(b) The dissenters’ notice must be delivered no earlier than the date the corporate action specified in §48-23-102(a) became effective, and no later than (10) days after such date, and must:

(1) Supply a form that:

(A) Specifies the first date of any announcement to shareholders made prior to the date the corporate action became effective of the principal terms of the proposed corporate action;

(B) If such announcement was made, requires the shareholder asserting dissenters’ rights to certify whether beneficial ownership of those shares for which dissenters’ rights are asserted was acquired before that date; and

(C) Requires the shareholder asserting dissenters’ rights to certify that such shareholder did not vote for or consent to the transaction;

(2) State:

(A) Where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date for receiving the required form under subdivision (b)(2)(B);

(B) A date by which the corporation must receive the form, which date may not be fewer than forty (40) nor more than sixty (60) days after the date the subsection (a) dissenters’ notice is sent, and state that the shareholder shall have waived the right to demand payment with respect to the shares unless the form is received by the corporation by such specified date;

(C) The corporation’s estimate of the fair value of shares;

(D) That, if requested in writing, the corporation will provide, to the shareholder so requesting, within ten (10) days after the date specified in subdivision (b)(2)(B) the number of shareholders who return the forms by the specified date and the total number of shares owned by them; and

(E) The date by which the notice to withdraw under §48-23-204 must be received, which date must be within twenty (20) days after the date specified in subdivision (b)(2)(B); and

(3) Be accompanied by a copy of this chapter if the corporation has not previously sent a copy of this chapter to the shareholder pursuant to §48-23-201.

48-23-204. DUTY TO DEMAND PAYMENT.

(a) A shareholder sent a dissenters’ notice described in §48-23-203 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters’ notice pursuant to §48-23-203(b)(2), and deposit the shareholder’s certificates in accordance with the terms of the notice.

(b) The shareholder who demands payment and deposits the shareholder’s share certificates under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the effectuation of the proposed corporate action.

(c) A shareholder who does not demand payment or deposit the shareholder’s share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for the shareholder’s shares under this chapter.

(d) A demand for payment filed by a shareholder may not be withdrawn unless the corporation with which it was filed, or the surviving corporation, consents thereto.

48-23-205. SHARE RESTRICTIONS.

(a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effectuated or the restrictions released under §48-23-207.

(b) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the effectuation of the proposed corporate action.

48-23-206. PAYMENT.

(a) Except as provided in §48-23-208, as soon as the proposed corporate action is effectuated, or upon receipt of a payment demand, whichever is later, the corporation shall pay each dissenter who complied with §48-23-204 the amount the corporation estimates to be the fair value of each dissenter’s shares, plus accrued interest.

(b) The payment must be accompanied by:

(1) The corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2) A statement of the corporation’s estimate of the fair value of the shares;

(3) An explanation of how the interest was calculated;

(4) A statement of the dissenter’s right to demand payment under §48-23-209; and

(5) A copy of this chapter if the corporation has not previously sent a copy of this chapter to the shareholder pursuant to §48-23-201 or §48-23-203.

48-23-207. FAILURE TO TAKE ACTION.

(a) If the corporation does not effectuate the proposed action that gave rise to the dissenters’ rights within two (2) months after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b) If, after returning deposited certificates and releasing transfer restrictions, the corporation effectuates the proposed action, it must send a new dissenters’ notice under §48-23-203 and repeat the payment demand procedure.

48-23-208. AFTER-ACQUIRED SHARES.

(a) A corporation may elect to withhold payment required by §48-23-206 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the principal terms of the proposed corporate action.

(b) To the extent the corporation elects to withhold payment under subsection (a), after effectuating the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter’s demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand payment under §48-23-209.

48-23-209. PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.

(a) A dissenter may notify the corporation in writing of the dissenter’s own estimate of the fair value of the dissenter’s shares and amount of interest due, and demand payment of the dissenter’s estimate (less any payment under §48-23-206), or reject the corporation’s offer under §48-23-208 and demand payment of the fair value of the dissenter’s shares and interest due, if:

(1) The dissenter believes that the amount paid under §48-23-206 or offered under §48-23-208 is less than the fair value of the dissenter’s shares or that the interest due is incorrectly calculated;

(2) The corporation fails to make payment under §48-23-206 within two (2) months after the date set for demanding payment; or

(3) The corporation, having failed to effectuate the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within two (2) months after the date set for demanding payment.

(b) A dissenter waives the dissenter’s right to demand payment under this section unless the dissenter notifies the corporation of the dissenter’s demand in writing under subsection (a) within one (1) month after the corporation made or offered payment for the dissenter’s shares.

48-23-301. COURT ACTION.

(a) If a demand for payment under §48-23-209 remains unsettled, the corporation shall commence a proceeding within two (2) months after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the two-month period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(b) The corporation shall commence the proceeding in a court of record having equity jurisdiction in the county where the corporation’s principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(c) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(e) Each dissenter made a party to the proceeding is entitled to judgment:

(1) For the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus accrued interest, exceeds the amount paid by the corporation; or

(2) For the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the corporation elected to withhold payment under §48-23-208.

48-23-302. COURT COSTS AND COUNSEL FEES.

(a) The court in an appraisal proceeding commenced under §48-23-301 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under §48-23-209.

(b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable against:

(1) The corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of part 2 of this chapter; or

(2) Either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Article Sixteenth of Simmons’ Amended and Restated Articles of Incorporation provides that Simmons’ directors will not be personally liable to Simmons or any of its shareholders for monetary damages resulting from breaches of their fiduciary duty as directors to the fullest extent permitted by the Arkansas Business Corporation Act of 1987, as amended or the 1987 Act. The 1987 Act permits the limitation of liability for monetary damages of directors for breaches of fiduciary duty, except (a) for any breach of the director’s duty of loyalty to Simmons or its shareholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Arkansas Code Annotated, or the ACA Section 4-27-833, as the same exists or hereafter may be amended, (d) for any transaction from which the director derived an improper personal benefit, or (e) for any action, omission, transaction, or breach of a director’s duty creating any third party liability to any person or entity other than Simmons or shareholder.

ACA Section 4-27-850 permits a corporation, under specified circumstances, to indemnify its current and former directors, officers, employees or agents against expenses (including attorney’s fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that the directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Article Twelfth of Simmons’ Amended and Restated Articles of Incorporation provides that Simmons shall, to the full extent permitted by the 1987 Act, indemnify all persons whom it may indemnify pursuant thereto.

The effect of the indemnification provisions contained in Simmons’ Amended and Restated Articles of Incorporation is to require Simmons to indemnify its directors and officers under circumstances where such indemnification would otherwise be discretionary. Simmons’ Amended and Restated Articles of Incorporation specify that the indemnification rights granted thereunder are enforceable contract rights which are not exclusive of any other indemnification rights that the director or officer may have under any by-law, vote of shareholders or disinterested directors or otherwise. As permitted under the 1987 Act, Simmons’ Amended and Restated Articles of Incorporation also authorize the purchase of directors’ and officers’ insurance for the benefit of its past and present directors and officers, irrespective of whether Simmons has the power to indemnify such persons under Arkansas law. Simmons currently maintains insurance as authorized by these provisions.

Simmons’ Amended and Restated Articles of Incorporation also provide that expenses incurred by a director or officer in defending a civil or criminal lawsuit or proceeding arising out of actions taken in his official capacity, or in certain other capacities, will be paid by Simmons in advance of the final disposition of the matter upon the approval of the Simmons board of directors or the shareholders and upon receipt of an undertaking from the director or officer to repay the sum advanced if it is ultimately determined that he is not entitled to be indemnified by Simmons pursuant to applicable provisions of Arkansas law.

The indemnification provisions are not intended to deny or otherwise limit third party or derivative suits against Simmons or its directors or officers. However, to the extent a director or officer were entitled to indemnification, the financial burden of a third party suit would be borne by Simmons, and Simmons would not benefit from derivative recoveries since the amount of such recoveries would be repaid to the director or officer pursuant to the agreements.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or personas controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 21. Exhibits and Financial Statement Schedules

Exhibit No.	Description
2.1	Stock Purchase Agreement, dated as of May 18, 2016, by and between Simmons First National Corporation, Citizens National Bancorp, Inc. and Citizens Bank (attached as Annex A to the proxy statement/prospectus contained in this Registration Statement)
3.1	Restated Articles of Incorporation of Simmons First National Corporation (incorporated by reference to Exhibit 3.1 to Simmons First National Corporation’s Registration Statement on Form S-4 dated as of August 20, 2015 (File No. 333-206485))*
3.2	Amended By-Laws of Simmons First National Corporation (incorporated by reference to Exhibit 3.2 to Simmons First National Corporation’s Quarterly Report on Form 10-Q for the Quarter ended September 30, 2013 (File No. 000-06253))*
4.1	Specimen Common Stock Certificate of Simmons First National Corporation (incorporated by reference to Exhibit 4.1 to Amendment No. 1 to Simmons First National Corporation’s Registration Statement on Form S-3 filed on June 18, 2014 (File No. 333-194309))*
5.1	Opinion of Patrick A. Burrow, Executive Vice President, General Counsel and Secretary of Simmons First National Corporation, regarding the validity of the securities to be issued
8.1	Opinion of Covington & Burling LLP regarding certain tax matters.
15.1	Awareness Letter of BKD, LLP
23.1	Consent of Patrick A. Burrow, Executive Vice President, General Counsel and Secretary of Simmons First National Corporation (included in Exhibit 5.1)
23.2	Consent of Covington & Burling LLP (included in Exhibit 8.1)
23.3	Consent of BKD, LLP with respect to the audited financial statements of Simmons First National Corporation
24.1	Power of Attorney (included on signature page)
99.1	Consent of Mercer Capital Management, Inc.
99.2	Form of proxy of Citizens National Bancorp, Inc.

*	Previously filed

Item 22. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(6) That every prospectus (i) that is filed pursuant to paragraph (5) above, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment has become effective, and that for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(8) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

(9) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pine Bluff, State of Arkansas, on July 8, 2016.

SIMMONS FIRST NATIONAL CORPORATION

By:	/s/ George A. Makris, Jr. George A. Makris, Jr. Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the persons whose signature appears below appoints and constitutes Robert A. Fehlman and Marty D. Casteel, and each of them, his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to execute any and all amendments (including post-effective amendments) to the within registration statement (as well as any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, together with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission and such other agencies, offices and persons as may be required by applicable law, granting unto each said attorney-in-fact and agent, each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, each acting alone may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on July 8, 2016.

Signature	Title
/s/ George A. Makris, Jr. George A. Makris, Jr. (Principal Executive Officer)	Chief Executive Officer and Chairman of the Board of Directors
/s/ Robert A. Fehlman Robert A. Fehlman (Principal Financial Officer)	Senior Executive Vice President, Chief Financial Officer and Treasurer
/s/ David W. Garner David W. Garner (Principal Accounting Officer)	Executive Vice President, Controller and Chief Accounting Officer
/s/ Jay D. Burchfield Jay D. Burchfield	Director
/s/ William E. Clark, II William E. Clark, II	Director
/s/ Steve A. Cossé Steven A. Cossé	Director
/s/ Mark C. Doramus Mark C. Doramus	Director
/s/ Edward Drilling Edward Drilling	Director

Signature	Title
/s/ Eugene Hunt Eugene Hunt	Director
/s/ Christopher R. Kirkland Christopher R. Kirkland	Director
/s/ W. Scott McGeorge W. Scott McGeorge	Director
/s/ Joseph D. Porter Joseph D. Porter	Director
/s/ Robert L. Shoptaw Robert L. Shoptaw	Director

EXHIBIT INDEX

Exhibit No.	Description
2.1	Stock Purchase Agreement, dated as of May 18, 2016, by and between Simmons First National Corporation, Citizens National Bancorp, Inc. and Citizens Bank (attached as Annex A to the proxy statement/prospectus contained in this Registration Statement)
3.1	Restated Articles of Incorporation of Simmons First National Corporation (incorporated by reference to Exhibit 3.1 to Simmons First National Corporation’s Registration Statement on Form S-4 dated as of August 20, 2015 (File No. 333-206485))*
3.2	Amended By-Laws of Simmons First National Corporation (incorporated by reference to Exhibit 3.2 to Simmons First National Corporation’s Quarterly Report on Form 10-Q for the Quarter ended September 30, 2013 (File No. 000-06253))*
4.1	Specimen Common Stock Certificate of Simmons First National Corporation (incorporated by reference to Exhibit 4.1 to Amendment No. 1 to Simmons First National Corporation’s Registration Statement on Form S-3 filed on June 18, 2014 (File No. 333-194309))*
5.1	Opinion of Patrick A. Burrow, Executive Vice President, General Counsel and Secretary of Simmons First National Corporation, regarding the validity of the securities to be issued
8.1	Opinion of Covington & Burling LLP regarding certain tax matters.
15.1	Awareness Letter of BKD, LLP
23.1	Consent of Patrick A. Burrow, Executive Vice President, General Counsel and Secretary of Simmons First National Corporation (included in Exhibit 5.1)
23.2	Consent of Covington & Burling LLP (included in Exhibit 8.1)
23.3	Consent of BKD, LLP with respect to the audited financial statements of Simmons First National Corporation
24.1	Power of Attorney (included on signature page)
99.1	Consent of Mercer Capital Management, Inc.
99.2	Form of proxy of Citizens National Bancorp, Inc.

*	Previously filed